SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

GREENSKY, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

MERGERS PROPOSED — YOUR VOTE IS VERY IMPORTANT

Dear Stockholders of GreenSky, Inc.:

As previously announced, on September 14, 2021, GreenSky, Inc., a Delaware corporation (“GreenSky”), entered into an Agreement and Plan of Merger (the “merger agreement”), with The Goldman Sachs Group, Inc., a Delaware corporation (“GS Group”), Goldman Sachs Bank USA, a bank organized under the laws of the State of New York (“GS Bank”), and GreenSky Holdings, LLC, a Georgia limited liability company and subsidiary of GreenSky (“GreenSky Holdings”). On November 5, 2021, Glacier Merger Sub 1, LLC, a Delaware limited liability company and wholly owned subsidiary of GS Bank (“Merger Sub 1”), and Glacier Merger Sub 2, LLC, a Georgia limited liability company and wholly owned subsidiary of GS Bank (“Merger Sub 2”), became party to the merger agreement through the execution of a joinder agreement to the merger agreement. Upon the terms and subject to the conditions set forth in the merger agreement, (i) GreenSky will be merged with and into Merger Sub 1 (the “company merger”), with Merger Sub 1 surviving the company merger as a wholly owned subsidiary of GS Bank, and (ii) Merger Sub 2 will be merged with and into GreenSky Holdings (the “Holdings merger” and, together with the company merger, the “mergers”), with GreenSky Holdings surviving the Holdings merger as a subsidiary of GS Bank and Merger Sub 1 (“Surviving LLC 2”).

On the terms and subject to the conditions set forth in the merger agreement, at the effective time of the company merger (the “company merger effective time”), each share of Class A common stock, par value $0.01 per share, of GreenSky (“GreenSky Class A common stock”) issued and outstanding immediately prior to the company merger effective time, other than shares of GreenSky Class A common stock owned by GreenSky as treasury stock or owned by GS Group, GS Bank, Merger Sub 1 or Merger Sub 2, in each case, not on behalf of third parties (including in a fiduciary, custodial, nominee or similar capacity), will be converted into the right to receive 0.03 shares (the “exchange ratio”) of common stock, par value $0.01 per share, of GS Group (“GS Group common stock” and, such stock consideration, the “merger consideration”). As of the effective time of the Holdings merger (the “Holdings merger effective time” and together with the company merger effective time, the “effective time”), each share of Class B common stock, par value $0.001 per share, of GreenSky (“GreenSky Class B common stock” and, together with the GreenSky Class A common stock, the “GreenSky common stock”) shall be automatically deemed transferred to GreenSky, canceled and cease to exist for no consideration. As of the Holdings merger effective time, each common unit of GreenSky Holdings (“Common Units”) will be converted into the right to receive the merger consideration, other than Common Units that are owned by GreenSky, which shall be converted into an equal number of limited liability company interests in Surviving LLC 2.

GreenSky common stock is traded on the NASDAQ Global Select Market (“NASDAQ”) under the ticker symbol “GSKY” and GS Group common stock is traded on the New York Stock Exchange (“NYSE”) under the ticker symbol “GS.” Based on the closing price of GS Group common stock on the NYSE of $403.69 on September 14, 2021, the last full trading day before the date of the public announcement of the mergers, the exchange ratio represented approximately $12.11 in implied value for each share of GreenSky Class A common stock and each Common Unit. Based on the closing price of GS Group common stock on the NYSE of $423.85 on November 2, 2021, the last practicable date before the date of the accompanying proxy statement/prospectus, the exchange ratio represented approximately $12.72 in implied value for each share of GreenSky Class A common stock and each Common Unit. Although the number of shares of GS Group common stock that you will receive in connection with the mergers is fixed, the market value of the merger consideration will fluctuate with changes in the market price of GS Group common stock and may be more or less than, or the same as, the merger consideration on the date of the accompanying proxy statement/prospectus or at the time that you vote. We urge you to obtain current market quotations for shares of GS Group common stock and GreenSky Class A common stock.

Based upon the number of outstanding shares of GreenSky Class A common stock, the number of outstanding Common Units and the number of outstanding GreenSky equity awards, other than options, in each case, as of November 2, 2021, if the mergers are completed, we anticipate that GS Group will issue approximately 5,899,940 shares of GS Group common stock in connection with the mergers. Based upon the number of shares of GreenSky Class A common stock, the number of Common Units (other than Common Units that are owned by GreenSky), the number of GreenSky equity awards, other than options, and the number of shares of GS Group common stock, in each case, outstanding on November 2, 2021, we expect that, immediately after the consummation of the mergers, the former holders of GreenSky Class A common stock, Common Units and GreenSky equity awards immediately prior to the consummation of the mergers (ignoring any shares of GS Group common stock they may already own) would own approximately 1.7%, and the holders of GS Group common stock immediately prior to the consummation of the mergers would own approximately 98.3%, of the outstanding GS Group common stock. The number of shares of GS Group common stock that will be issued in the mergers will depend on, among other factors, the number of shares of GreenSky Class A common stock, Common Units and GreenSky equity awards outstanding immediately prior to the effective time.

GreenSky will hold a special meeting of its stockholders online via live webcast on December 10, 2021, beginning at 10:00 a.m., Eastern Time (including any adjournment or postponement thereof, the “special meeting”), in connection with the mergers and the other transactions contemplated by the merger agreement (collectively, the “transaction”). The special meeting can be accessed by visiting www.virtualshareholdermeeting.com/GSKY2021SM, where you will be able to participate in the meeting live and vote online. We encourage you to allow ample time for online check-in, which will open at 9:45 a.m., Eastern Time. Please note that because there will not be a physical meeting location, you will not be able to attend the special meeting in person.

At the special meeting, GreenSky stockholders will be asked to consider and vote on (i) a proposal to adopt the merger agreement and the transaction (the “GreenSky merger proposal”), (ii) a proposal to approve, by advisory (non-binding) vote, the compensation that may be paid or become payable to the named executive officers of GreenSky in connection with the consummation of the mergers (the “non-binding compensation proposal”) and (iii) a proposal to approve the adjournment of the special meeting from time to time, if necessary or appropriate, to solicit additional proxies in favor of the GreenSky merger proposal if there are insufficient votes at the time of such adjournment to approve the GreenSky merger proposal (the “adjournment proposal”).

Your vote is very important, regardless of the number of shares you own. The record date for determining the GreenSky stockholders entitled to receive notice of, and to vote at, the special meeting is the close of business on November 2, 2021. The transaction cannot be completed unless the holders of a majority of the voting power of the shares of GreenSky common stock outstanding as of the close of business on November 2, 2021, vote in favor of the GreenSky merger proposal at the special meeting. The obligations of GreenSky and GS Group to complete the transaction are subject to the satisfaction or waiver (if permissible under applicable law) of certain conditions set forth in the merger agreement. More information about GreenSky, GS Group, GS Bank, Merger Sub 1, Merger Sub 2, the special meeting, the merger agreement and the transaction, including the mergers, is included in the accompanying proxy statement/prospectus.

IT IS IMPORTANT THAT YOU VOTE YOUR SHARES OF GREENSKY COMMON STOCK PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE FOLLOW THE INSTRUCTIONS ON THE PROXY CARD TO VOTE BY TELEPHONE OR INTERNET AS PROMPTLY AS POSSIBLE, OR PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD APPLICABLE TO THE CLASS OF SHARES YOU HOLD IN THE PRE-ADDRESSED POSTAGE-PAID ENVELOPE. IF YOU HOLD SHARES OF GREENSKY CLASS A COMMON STOCK AND SHARES OF GREENSKY CLASS B COMMON STOCK, PLEASE RETURN BOTH OF THE ENCLOSED PROXY CARDS. IF YOUR SHARES ARE HELD IN THE NAME OF A BANK, BROKER OR OTHER NOMINEE, PLEASE FOLLOW THE VOTING INSTRUCTIONS PROVIDED BY SUCH BANK, BROKER OR OTHER NOMINEE.

Your proxy is being solicited by the board of directors of GreenSky (the “GreenSky board”). After careful consideration, the GreenSky board, acting upon the unanimous recommendation of a special committee composed of independent directors of the GreenSky board (the “GreenSky special committee”), (i) determined that it was in the best interests of GreenSky and its stockholders and declared it advisable that GreenSky enter into the merger agreement and other related agreements and consummate the transactions contemplated thereby, (ii) approved and adopted the merger agreement and other related agreements, (iii) resolved to recommend that GreenSky stockholders vote for the adoption of the merger agreement and (iv) directed that the merger agreement and the transactions contemplated thereby be submitted to GreenSky stockholders for adoption. The GreenSky board recommends that you vote “FOR” the GreenSky merger proposal, which approval is necessary to complete the transaction, “FOR” the non-binding compensation proposal, and “FOR” the adjournment proposal. The GreenSky board and the GreenSky special committee made their respective determinations after evaluating the transaction in consultation with GreenSky’s senior management and their respective legal and financial advisors and considering a number of factors. See the section entitled “GreenSky’s Reasons for the Mergers; Recommendation of the GreenSky Board of Directors” beginning on page 67 of the accompanying proxy statement/prospectus for a more detailed description of the factors considered by the GreenSky board and the GreenSky special committee.

We urge you to read carefully the risks that are described in the “Risk Factors” section, beginning on page 30 of the accompanying proxy statement/prospectus. In addition, in considering the recommendation of the GreenSky board, you should be aware that the directors and executive officers of GreenSky have certain interests in the transaction that may be different from, or in addition to, the interests of GreenSky stockholders generally. See the section entitled “GreenSky Stockholder Proposals—Proposal 2: Non-Binding (Advisory) Compensation Proposal” beginning on page 138 of the accompanying proxy statement/prospectus and “The Mergers—Interests of GreenSky’s Directors and Executive Officers in the Mergers” beginning on page 94 of the accompanying proxy statement/prospectus for a more detailed description of these interests.

The accompanying proxy statement/prospectus provides you with detailed information about the transaction, and we urge you to read carefully in its entirety the accompanying proxy statement/prospectus, including the Annexes and documents incorporated by reference.

On behalf of the GreenSky board, thank you for your consideration and continued support. We look forward to the successful consummation of the transaction.

Sincerely,

David Zalik

Chairman and Chief Executive Officer

GreenSky, Inc.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED UNDER THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS OR DETERMINED THAT THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated November 9, 2021, and is first being mailed to GreenSky stockholders on or about November 9, 2021.

GreenSky, Inc.

5565 Glrenridge Connector, Suite 700

Atlanta, Georgia 30342

(678) 264-6105

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On December 10, 2021

Dear Stockholders of GreenSky, Inc.:

We are pleased to invite you to attend a special meeting of stockholders of GreenSky, Inc., a Delaware corporation (“GreenSky”). The meeting will be held in a virtual meeting format only, online via live webcast on December 10, 2021 beginning at 10:00 a.m., Eastern Time (including any adjournment or postponement thereof, the “special meeting”), to consider and vote upon the matters listed below. The special meeting can be accessed by visiting www.virtualshareholdermeeting.com/GSKY2021SM, where you will be able to participate in the meeting live and vote online. We encourage you to allow ample time for online check-in, which will open at 9:45 a.m., Eastern Time. Please note that because there will not be a physical meeting location, you will not be able to attend the special meeting in person.

As previously announced, on September 14, 2021, GreenSky entered into an Agreement and Plan of Merger (the “merger agreement”), with The Goldman Sachs Group, Inc., a Delaware corporation (“GS Group”), Goldman Sachs Bank USA, a bank organized under the laws of the State of New York (“GS Bank”) and GreenSky Holdings, LLC, a Georgia limited liability company and subsidiary of GreenSky (“GreenSky Holdings”). On November 5, 2021, Glacier Merger Sub 1, LLC, a Delaware limited liability company and wholly owned subsidiary of GS Bank (“Merger Sub 1”), and Glacier Merger Sub 2, LLC, a Georgia limited liability company and wholly owned subsidiary of GS Bank (“Merger Sub 2”), became party to the merger agreement through the execution of a joinder agreement to the merger agreement. Upon the terms and subject to the conditions of the merger agreement, (i) GreenSky will be merged with and into Merger Sub 1 (the “company merger”), with Merger Sub 1 surviving the company merger as a wholly owned subsidiary of GS Bank, and (ii) Merger Sub 2 will be merged with and into GreenSky Holdings (the “Holdings merger” and, together with the company merger, the “mergers”), with GreenSky Holdings surviving the Holdings merger as a subsidiary of GS Bank and Merger Sub 1.

The special meeting will be held for the following purposes:

•	to consider and vote on a proposal to adopt the merger agreement and the transactions contemplated thereby (the “GreenSky merger proposal”);

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to consider and vote on a proposal to approve, by advisory (non-binding) vote, the compensation that may be paid or become payable to the named executive officers of GreenSky in connection with the consummation of the mergers (the “non-binding compensation proposal”); and

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to consider and vote on a proposal to approve the adjournment of the special meeting from time to time, if necessary or appropriate, to solicit additional proxies in favor of the GreenSky merger proposal if there are insufficient votes at the time of such adjournment to approve such proposal (the “adjournment proposal”).

The approval by holders of GreenSky’s Class A common stock, par value $0.01 per share (“GreenSky Class A common stock”), and Class B common stock, par value $0.001 per share (“GreenSky Class B common stock” and, together with GreenSky Class A common stock, “GreenSky common stock”) of the GreenSky merger proposal is a condition to closing under the merger agreement, as such GreenSky stockholders must adopt the merger agreement and the transactions contemplated thereby (collectively, the “transaction”) in order for the transaction to occur.

Because the vote on the non-binding compensation proposal is only advisory in nature, it will not be binding on GreenSky or the board of directors of GreenSky (the “GreenSky board”). Accordingly, because GreenSky is contractually obligated to pay the compensation, such compensation will be paid or become payable, subject only to the conditions applicable thereto, if the transaction is consummated and regardless of the outcome of the non-binding compensation proposal.

Please refer to the accompanying proxy statement/prospectus for further information with respect to the business to be transacted at the special meeting.

Holders of record of GreenSky common stock at the close of business on November 2, 2021 are entitled to notice of, and to vote on, all proposals at the special meeting and any adjournments or postponements of the special meeting.

To be approved, the GreenSky merger proposal requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of GreenSky common stock entitled to vote thereon. To be approved, the non-binding compensation proposal requires the affirmative vote of the holders of a majority of the votes cast by the GreenSky stockholders entitled to vote on the proposal who are present in person (including virtually) or represented by proxy at the special meeting. To be approved, the adjournment proposal requires the affirmative vote of the holders of a majority of the votes entitled to be cast by the GreenSky stockholders who are present in person (including virtually) or by proxy at the special meeting, whether or not a quorum is present. If a quorum is not present, the chairman of the special meeting or a majority of the votes entitled to be cast by GreenSky stockholders present in person or by proxy at the special meeting may adjourn the meeting.

David Zalik, Chairman and Chief Executive Officer of GreenSky, and certain of his affiliates (the “subject stockholders”) own GreenSky common stock having the right to vote, as of November 2, 2021, approximately 57% of the total voting power of the shares of GreenSky common stock issued and outstanding as of the close of business on November 2, 2021. Concurrently with the execution of the merger agreement, the subject stockholders entered into a voting agreement with GS Group and GS Bank, pursuant to which, among other things, the subject stockholders agreed to vote all of their shares in favor of the GreenSky merger proposal or, if the GreenSky board effects an adverse change in recommendation in accordance with the merger agreement, a portion of their shares of GreenSky common stock in favor of the GreenSky merger proposal. Unless the GreenSky board effects an adverse change in recommendation in accordance with the merger agreement, the aggregate votes committed to by the subject stockholders in favor of the GreenSky merger proposal will constitute the approval of the GreenSky merger proposal by the requisite majority of the voting power of the shares of GreenSky common stock outstanding as of the close of business on November 2, 2021.

Your proxy is being solicited by the GreenSky board. After careful consideration, the GreenSky board, acting upon the unanimous recommendation of a special committee composed of independent directors of the GreenSky board (the “GreenSky special committee”), (i) determined that it was in the best interests of GreenSky and its stockholders and declared it advisable that GreenSky enter into the merger agreement and other related agreements and consummate the transactions contemplated thereby, (ii) approved and adopted the merger agreement and other related agreements, (iii) resolved to recommend that GreenSky stockholders vote for the adoption of the merger agreement and (iv) directed that the merger agreement and the transactions contemplated thereby be submitted to GreenSky stockholders for adoption. The GreenSky board recommends that you vote “FOR” the GreenSky merger proposal, which approval is necessary to complete the transaction, “FOR” the non-binding compensation proposal, and “FOR” the adjournment proposal. The GreenSky board and the GreenSky special committee made their respective determinations after evaluating the transaction in consultation with GreenSky’s senior management and their respective legal and financial advisors and considering a number of factors. See the section entitled “GreenSky’s Reasons for the Mergers; Recommendation of the GreenSky Board of Directors” beginning on page 67 of the accompanying proxy statement/prospectus for a more detailed description of the factors considered by the GreenSky board and the GreenSky special committee.

We urge you to read carefully the risks that are described in the “Risk Factors” section, beginning on page 30 of the accompanying proxy statement/prospectus. In considering the recommendation of the GreenSky board, you should be aware that the directors and executive officers of GreenSky have certain interests in the transaction that may be different from, or in addition to, the interests of GreenSky stockholders generally. See the sections entitled “GreenSky Stockholder Proposals—Proposal 2: Non-Binding (Advisory) Compensation Proposal” beginning on page 138 of the accompanying proxy statement/prospectus and “The Mergers—Interests of GreenSky’s Directors and Executive Officers in the Mergers” beginning on page 94 of the accompanying proxy statement/prospectus for a more detailed description of these interests.

IT IS IMPORTANT THAT YOU VOTE YOUR SHARES OF GREENSKY COMMON STOCK PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE FOLLOW THE INSTRUCTIONS ON THE PROXY CARD TO VOTE BY TELEPHONE OR INTERNET AS PROMPTLY AS POSSIBLE, OR PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD APPLICABLE TO THE CLASS OF SHARES YOU HOLD IN THE PRE-ADDRESSED POSTAGE-PAID ENVELOPE. IF YOU HOLD SHARES OF GREENSKY CLASS A COMMON STOCK AND SHARES OF GREENSKY CLASS B COMMON STOCK, PLEASE RETURN BOTH OF THE ENCLOSED PROXY CARDS. IF YOUR SHARES ARE HELD IN THE NAME OF A BANK, BROKER, TRUSTEE OR OTHER NOMINEE, PLEASE FOLLOW THE VOTING INSTRUCTIONS PROVIDED BY SUCH BANK, BROKER OR OTHER NOMINEE.

By Order of the Board of Directors,

Steven E. Fox

Executive Vice President,

Chief Legal Officer and Corporate Secretary

GreenSky, Inc.

November 9, 2021

Atlanta, Georgia

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about The Goldman Sachs Group, Inc. (“GS Group”) and GreenSky, Inc. (“GreenSky”) from other documents that GS Group and GreenSky have filed with the U.S. Securities and Exchange Commission, which we refer to as the “SEC,” and that are contained in or incorporated by reference into this proxy statement/prospectus. For a listing of documents incorporated by reference into this proxy statement/prospectus, please see the section entitled “Where You Can Find More Information” beginning on page 164 of this proxy statement/prospectus. This information is available for you to review through the SEC’s website at www.sec.gov.

You may request copies of this proxy statement/prospectus and any of the documents incorporated by reference into this proxy statement/prospectus or other information concerning GS Group, without charge, by telephone or written request directed to:

Attention: Investor Relations

The Goldman Sachs Group, Inc.

200 West Street

New York, New York 10282

(212) 902-1000

gs-investor-relations@gs.com

You may also request a copy of this proxy statement/prospectus and any of the documents incorporated by reference into this proxy statement/prospectus or other information concerning GreenSky, without charge, by telephone or written request directed to:

Attention: Investor Relations

GreenSky, Inc.

5565 Glenridge Connector, Suite 700

Atlanta, Georgia 30342

(470) 284-7017

investors@greensky.com

In order for you to receive timely delivery of the documents in advance of the special meeting of GreenSky stockholders to be held on December 10, 2021, your request for such information must be received no later than November 25, 2021.

You may obtain copies of documents filed by GS Group with the SEC free of charge on GS Group’s investor relations website at goldmansachs.com/investor-relations/. You may also obtain copies of documents filed by GreenSky free of charge on GreenSky’s investor relations website at investors.greensky.com.

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ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the SEC by GS Group (File No. 333-260413), constitutes a prospectus of GS Group under Section 5 of the Securities Act of 1933, as amended, which we refer to as the “Securities Act,” with respect to the shares of common stock, par value $0.01 per share, of GS Group, which we refer to as “GS Group common stock,” to be issued to GreenSky stockholders and holders of Common Units pursuant to the merger agreement. This document also constitutes a proxy statement of GreenSky under Section 14(a) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act.” It also constitutes a notice of meeting with respect to the special meeting, at which GreenSky stockholders will be asked to consider and vote upon the approval and adoption of the merger agreement.

GS Group has supplied all information contained or incorporated by reference into this proxy statement/prospectus relating to GS Group, and GreenSky has supplied all information contained or incorporated by reference into this proxy statement/prospectus relating to GreenSky.

You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. GS Group and GreenSky have not authorized anyone to provide you with information that is different from or in addition to that contained in or incorporated by reference into this proxy statement/prospectus. This proxy statement/prospectus is dated November 9, 2021, and you should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date. Further, you should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither the mailing of this proxy statement/prospectus to GreenSky stockholders nor the issuance by GS Group of shares of GS Group common stock pursuant to the merger agreement will create any implication to the contrary.

Unless otherwise indicated or as the context otherwise requires, all references in this proxy statement/prospectus to:

•	“bank partners” refers to the financial institutions that participate in the GreenSky program in order to originate consumer loans for customers of merchants

•	“closing date” refers to the date of the closing of the transactions contemplated by the merger agreement

•	“Code” refers to the Internal Revenue Code of 1986, as amended

•	“Common Unit” refers to a common unit of GreenSky Holdings

•	“company merger effective time” means the effective time of the company merger

•	“DGCL” refers to the General Corporation Law of the State of Delaware

•	“effective time” refers to the effective time of the mergers

•	“Exchange Act” refers to the Securities Exchange Act of 1934, as amended

•	“exchange ratio” refers to 0.03 shares of GS Group common stock per share of GreenSky Class A common stock or Common Unit, as applicable

•	“GAAP” refers to accounting principles generally accepted in the United States

•	“GLLCA” refers to the Georgia Limited Liability Company Act

•	“GreenSky” refers to GreenSky, Inc.

•	“GreenSky board” refers to the Board of Directors of GreenSky

•	“GreenSky bylaws” refers to the Amended and Restated Bylaws of GreenSky, dated January 31, 2019

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•	“GreenSky charter” refers to the Amended and Restated Certificate of Incorporation of GreenSky, dated May 22, 2018

•	“GreenSky Class A common stock” refers to the Class A common stock, par value $0.01 per share, of GreenSky

•	“GreenSky Class B common stock” refers to the Class B common stock, par value $0.001 per share, of GreenSky

•	“GreenSky Holdings” refers to GreenSky Holdings, LLC

•	“GreenSky Holdings operating agreement” refers to the Second Amended and Restated Operating Agreement of GreenSky Holdings, dated May 23, 2018, as amended

•

“GreenSky program” refers to the consumer lending program administered by GreenSky and its subsidiaries, on behalf of and at the direction, and under the control, of bank partners, pursuant to which such bank partners make consumer loans to customers of merchants to finance their purchases of goods or services from such merchants

•	“GreenSky special committee” refers to the special committee composed of independent directors of the GreenSky board

•	“GreenSky stockholder” or “GreenSky stockholders” refers to one or more holders of GreenSky Class A common stock or GreenSky Class B common stock, as applicable

•	“GS Bank” refers to Goldman Sachs Bank USA

•	“GS Group” refers to The Goldman Sachs Group, Inc.

•	“GS Group board” refers to the Board of Directors of GS Group

•	“GS Group by-laws” refers to the Amended and Restated By-Laws of GS Group, dated October 28, 2021

•	“GS Group charter” refers to the Restated Certificate of Incorporation of GS Group, dated July 30, 2021

•	“Holdings merger effective time” means the effective time of the Holdings merger

•	“HSR Act” refers to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended

•	“IRS” refers to the Internal Revenue Service

•	“J.P. Morgan” refers to J.P. Morgan Securities LLC

•	“merchants” refers to the manufacturers, dealers, merchants, providers, distributors, retailers, contractors or installers of goods or services that participate in the GreenSky program

•

“merger agreement” refers to the Agreement and Plan of Merger, dated as of September 14, 2021, by and among, GS Group, GS Bank, GreenSky and GreenSky Holdings (as amended or otherwise modified from time to time, including by the joinder agreement, dated as of November 5, 2021, by and among Merger Sub 1, Merger Sub 2, and the parties to the merger agreement)

•	“Merger Sub 1” refers to Glacier Merger Sub 1, LLC, a Delaware limited liability company and a wholly owned subsidiary of GS Bank

•	“Merger Sub 2” refers to Glacier Merger Sub 2, LLC, a Georgia limited liability company and a wholly owned subsidiary of GS Bank

•

“mergers” refers to, collectively, the merger of GreenSky with and into Merger Sub 1, with Merger Sub 1 being the surviving entity (which transaction is referred to as the “company merger”), and the merger of Merger Sub 2 with and into GreenSky Holdings, with GreenSky Holdings being the surviving entity (which transaction is referred to as the “Holdings merger”)

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•

“merger consideration value” refers to the product of the exchange ratio and the closing price on the NYSE for a share of GS Group common stock on the last trading day immediately preceding the closing date of the mergers

•	“NASDAQ” refers to the NASDAQ Global Select Market

•	“NYSE” refers to the New York Stock Exchange

•	“Piper Sandler” refers to Piper Sandler & Co.

•	“record date” refers to the close of business on November 2, 2021

•	“SEC” refers to the Securities and Exchange Commission

•	“Securities Act” refers to the Securities Act of 1933, as amended

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QUESTIONS AND ANSWERS ABOUT THE MERGERS AND THE SPECIAL MEETING

The following questions and answers are intended to briefly address some commonly asked questions regarding the mergers, the merger agreement and the GreenSky special meeting. We urge you to read carefully the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the annexes to, and the documents incorporated by reference in, this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 164 of this proxy statement/prospectus.

Q:	Why am I receiving this proxy statement/prospectus and proxy card?

A:

GreenSky has agreed to be acquired by GS Group pursuant to the terms and subject to the conditions of the merger agreement that is described in this proxy statement/prospectus. In connection with the mergers, GreenSky will merge with and into Merger Sub 1, a new wholly owned subsidiary of GS Bank, with Merger Sub 1 being the surviving entity and Merger Sub 2, a new wholly owned subsidiary of GS Bank, will merge with and into GreenSky Holdings, with GreenSky Holdings being the surviving entity. In order for the mergers and the other transactions contemplated by the merger agreement to be completed, among other things, GreenSky stockholders need to vote to adopt the merger agreement. GreenSky is holding the special meeting to ask its stockholders to consider and vote upon, among other things, a proposal to adopt the merger agreement (which we refer to as the “GreenSky merger proposal”).

This proxy statement/prospectus includes important information about the mergers, the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus, and the special meeting. GreenSky stockholders should read this information carefully and in its entirety. The enclosed voting materials allow GreenSky stockholders to vote their shares without attending the special meeting. GreenSky stockholders who hold their shares through a bank, broker or other nominee in “street name” must follow the voting instructions provided by their bank, broker or other nominee in order to vote their shares.

The vote of each GreenSky stockholder is important. GreenSky encourages each GreenSky stockholder to vote as soon as possible.

Q:	Why is GreenSky proposing the mergers?

A:

The GreenSky board carefully reviewed and considered the terms and conditions of the merger agreement, including the mergers and the other transactions contemplated thereby. The GreenSky board, acting on the unanimous recommendation of the GreenSky special committee, (i) determined that it was in the best interests of GreenSky and its stockholders and declared it advisable that GreenSky enter into the merger agreement and other related agreements and consummate the transactions contemplated thereby, (ii) approved and adopted the merger agreement and other related agreements, (iii) resolved to recommend that GreenSky stockholders vote for the adoption of the merger agreement and (iv) directed that the merger agreement and the transactions contemplated thereby be submitted to GreenSky stockholders for adoption. For more information regarding key factors the GreenSky board considered in determining to recommend the adoption of the merger agreement by GreenSky stockholders, see the section entitled “The Mergers—GreenSky’s Reasons for the Mergers; Recommendation of the GreenSky Board of Directors” beginning on page 67 of this proxy statement/prospectus.

Q:	What am I being asked to vote on at the special meeting?

A:	At the special meeting, GreenSky stockholders will be asked to consider and vote on the following proposals:

1. Proposal 1. The GreenSky merger proposal, pursuant to which GreenSky stockholders are being asked to adopt the merger agreement;

2. Proposal 2. The non-binding compensation proposal, pursuant to which GreenSky stockholders are being asked to approve, by advisory (nonbinding) vote (which we refer to as the “non-binding compensation proposal”), the compensation that may be paid or become payable to the named executive officers of GreenSky in connection with the consummation of the mergers (which we refer to as the “transaction-related compensation”); and

3. Proposal 3. The adjournment proposal, pursuant to which GreenSky stockholders are being asked to approve the adjournment of the special meeting from time to time, if necessary or appropriate, to solicit additional proxies in favor of the GreenSky merger proposal if there are insufficient votes at the time of such adjournment to approve such proposal (which we refer to as the “adjournment proposal”).

The approval of the GreenSky merger proposal is a condition to closing under the merger agreement, as GreenSky stockholders must adopt the merger agreement in order for the mergers to occur. If GreenSky stockholders fail to approve the GreenSky merger proposal, the mergers will not occur. The approval of the non-binding compensation proposal and the adjournment proposal are not conditions to the completion of the mergers.

Q:	What is the vote required to approve each proposal at the special meeting?

A:

Proposal 1: GreenSky Merger Proposal. The GreenSky merger proposal requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of GreenSky common stock entitled to vote thereon.

Proposal 2: Non-Binding Compensation Proposal. The non-binding compensation proposal requires the affirmative vote of the holders of a majority of the votes cast by the GreenSky stockholders entitled to vote on the proposal who are present in person or represented by proxy.

Proposal 3: Adjournment Proposal. The adjournment proposal requires the affirmative vote of the holders of a majority of the votes entitled to be cast by the GreenSky stockholders who are present in person or by proxy, whether or not a quorum is present.

The approval of the GreenSky merger proposal is a condition to closing under the merger agreement, as GreenSky stockholders must adopt the merger agreement in order for the mergers to occur. If GreenSky stockholders fail to approve the GreenSky merger proposal, the mergers will not occur.

On September 14, 2021, concurrently with the execution of the merger agreement and as a condition to GS Group’s and GS Bank’s entry into the merger agreement, David Zalik, chairman of the GreenSky board and GreenSky’s Chief Executive Officer, and certain of his affiliates, who, as of November 2, 2021, collectively and in the aggregate held voting power over approximately 57% of the outstanding GreenSky common stock, entered into a voting agreement with GS Group and GS Bank, pursuant to which they have agreed, among other things, to vote their shares of GreenSky common stock in favor of the approval of the merger agreement and the transaction contemplated thereby at the special meeting, with certain exceptions (as further described in the section entitled “The Mergers—Voting Agreement” beginning on page 99 of this proxy statement/prospectus). As a result, and subject to the terms of the voting agreement and certain exceptions therein, the approval of the GreenSky merger proposal is effectively assured. Furthermore, at the close of business on the record date, approximately 5.5% of the issued and outstanding shares of GreenSky Class A common stock and 2.7% of the issued and outstanding shares of GreenSky Class B common stock, collectively accounting for approximately 3.0% of the total voting power of GreenSky common stock, was directly held by GreenSky’s directors and executive officers, in each case, other than Mr. Zalik. GreenSky currently expects that all of such directors and executive officers will vote their shares in favor of the GreenSky merger proposal, although none of GreenSky’s directors or executive officers other than Mr. Zalik have entered into any agreements obligating them to do so. For additional information regarding the ownership of GreenSky common stock by GreenSky’s directors, executive officers and certain stockholders, see the section entitled “Certain Beneficial Owners of GreenSky Common Stock,” beginning on page 156 of this proxy statement/prospectus.

The approval of the non-binding compensation proposal and the adjournment proposal are not conditions to the completion of the mergers. The vote on each proposal is a vote separate and apart from the other proposals. Accordingly, GreenSky stockholders may vote in favor of one or more of the proposals and vote not to approve the other proposal(s).

Q:	Who will count the votes?

A:	The votes at the special meeting will be counted by an inspector of elections appointed by the chairman of the meeting.

Q:	How does the GreenSky board recommend that I vote at the special meeting?

A:

The GreenSky board, acting on the unanimous recommendation of the GreenSky special committee, recommends that holders of GreenSky common stock vote (i) “FOR” the GreenSky merger proposal, (ii) “FOR” the non-binding compensation proposal and (iii) “FOR” the adjournment proposal.

For a discussion of the factors that the GreenSky board considered in determining to recommend the adoption of the merger agreement, please see the section entitled “The Mergers—GreenSky’s Reasons for the Mergers; Recommendation of the GreenSky Board of Directors” beginning on page 67 of this proxy statement/prospectus. In addition, in considering the recommendation of the GreenSky board with respect to the merger agreement, you should be aware that some of GreenSky’s directors and executive officers have interests that may be different from, or in addition to, the interests of the GreenSky stockholders generally. Please see the section of this proxy statement/prospectus entitled “The Mergers—Interests of GreenSky’s Directors and Executive Officers in the Mergers” beginning on page 94 of this proxy statement/prospectus.

Q:	What will I receive if the mergers are completed?

A:

If the mergers are completed, each (i) share of GreenSky Class A common stock issued and outstanding immediately prior to the company merger, except for shares of GreenSky Class A common stock owned by GreenSky as treasury shares or held by GS Group, GS Bank, Merger Sub 1 or Merger Sub 2 (in each case, not held on behalf of third parties, including in a fiduciary, custodial, nominee or similar capacity) and (ii) Common Unit issued and outstanding immediately prior to the Holdings merger, except for Common Units owned by GreenSky, will, in each case, automatically be canceled and cease to exist and each holder shall cease to have any rights with respect thereto, except for the right to receive 0.03 shares of GS Group common stock, which we refer to as the “merger consideration,” cash in lieu of fractional shares of GS Group common stock, if any, and any unpaid dividends or other distributions. See “What happens if I am eligible to receive a fraction of a share of GS Group common stock as part of the merger consideration?” below and the sections entitled “The Mergers—Merger Consideration” and “The Merger Agreement—Effect of the Mergers on Equity Interests—Fractional Shares” beginning on pages 93 and 104, respectively, of this proxy statement/prospectus for further details.

Pursuant to the GreenSky charter, each share of GreenSky Class B common stock will be automatically deemed transferred to GreenSky at such time that GreenSky Class B common stock ceases to be held by a holder of a corresponding number of Common Units. Since, at the effective time of the Holdings merger, all Common Units will be canceled and no share of GreenSky Class B common stock will be held by holders of Common Units, all GreenSky Class B common stock will be automatically deemed transferred to GreenSky, canceled and cease to exist at the Holdings merger effective time. Accordingly, no consideration will be payable in respect of any share of GreenSky Class B common stock.

If, after the date of the merger agreement and prior to the effective time, the outstanding shares of GreenSky Class A common stock or Common Units are changed into a different number of shares, units or a different class or there is a change in the number of issued and outstanding shares of GS Group common stock, in each case, by reason of the occurrence or record date of any stock or unit split, reverse share or unit split, dividend or distribution (including any dividend or other distribution of securities convertible into shares of GreenSky Class A common stock, Common Units or GS Group common stock), reorganization, recapitalization, reclassification, combination, exchange of shares or units or other like change, the merger consideration will be appropriately adjusted to reflect such change.

Q:	What is the exchange ratio?

A:

The exchange ratio is used to determine the number of shares of GS Group common stock that holders of GreenSky Class A common stock and Common Units, as applicable, will be entitled to receive for each share of GreenSky Class A common stock or Common Unit, respectively, they hold. The exchange ratio is 0.03, as set forth in the merger agreement.

Q:	What is the value of the merger consideration?

A:

Although the number of shares of GS Group common stock that GreenSky stockholders will receive in the mergers is fixed, the market value of the merger consideration will fluctuate with changes in the market price of GS Group common stock and may be more or less than, or the same as, the implied value of the merger consideration on the date of this proxy statement/prospectus or the price of GS Group common stock at the time of the special meeting. Based on the closing stock price of GS Group common stock on the NYSE on September 14, 2021, the last full trading day before the date of the public announcement of the mergers, of $403.69, and the exchange ratio of 0.03, the merger consideration value would be $12.11 for each share of GreenSky Class A common stock and each Common Unit, as of September 14, 2021. Based on the closing stock price of GS Group common stock on the NYSE on November 2, 2021, the latest practicable date before the date of this proxy statement/prospectus, of $423.85, and the exchange ratio of 0.03, the merger consideration value would be $12.72 for each share of GreenSky Class A common stock and each Common Unit, as of such date. We urge you to obtain current market quotations for shares of GS Group common stock and GreenSky Class A common stock.

Q:	What happens if the market price of shares of GS Group common stock or GreenSky Class A common stock changes before the closing of the mergers?

A:

No change will be made to the exchange ratio of 0.03 if the market price of shares of GS Group common stock or GreenSky Class A common stock changes before the effective time. Because the exchange ratio is fixed (other than in specified circumstances described below), the value of the merger consideration to be received by GreenSky stockholders and holders of Common Units in the mergers based on the market price of shares of GS Group common stock will depend on such market price at the effective time. If the price of GS Group common stock declines between the date the merger agreement was signed and the date of the special meeting and the consummation of the mergers, holders of GreenSky Class A common stock and holders of Common Units will receive shares of GS Group common stock that have a market value upon the consummation of the mergers that is less than the market value of such shares calculated pursuant to the exchange ratio on the date the merger agreement was signed or on the date of the special meeting, respectively.

For more information, see the section entitled “Risk Factors—Risks Relating to the Mergers—Because the exchange ratio is fixed and the market price of GS Group common stock has fluctuated and will continue to fluctuate, holders of GreenSky Class A common stock and holders of Common Units cannot be certain, at the time they vote to approve the mergers, of the market value of the merger consideration they will receive in the mergers” beginning on page 30 of this proxy statement/prospectus.

Q:	What respective equity stakes will current GreenSky and GS Group stockholders hold in GS Group immediately following the mergers?

A:

Based on the number of shares of GreenSky Class A common stock and GS Group common stock outstanding on November 2, 2021, the record date, upon consummation of the mergers, former holders of GreenSky equity are expected to own approximately 1.7% of the outstanding shares of GS Group common stock and GS Group stockholders immediately prior to consummation of the mergers are expected to own approximately 98.3% of the outstanding shares of GS Group common stock. The relative ownership interests of current GS Group stockholders and former GreenSky stockholders in GS Group immediately following the consummation of the mergers will depend on the number of shares of GS Group common stock and GreenSky common stock issued and outstanding immediately prior to the consummation of the mergers.

Q:	What happens if I am eligible to receive a fraction of a share of GS Group common stock as part of the merger consideration?

A:

If the aggregate number of shares of GS Group common stock that you are entitled to receive as part of the merger consideration includes a fraction of a share of GS Group common stock, you will receive a cash payment, without interest, in lieu of that fractional share, with the value based on the volume weighted average price per share of GS Group common stock on the NYSE on the trading day immediately preceding the closing date for five trading days ending on the first business day immediately prior to the closing date. No holder of record of GreenSky Class A common stock or Common Units receiving a cash payment in lieu of fractional shares of GS Group common stock will be entitled to any dividends, voting rights or other rights in respect of any fractional share of GS Group common stock. See the section entitled “The Merger Agreement—Effect of the Mergers on Equity Interests—Fractional Shares” beginning on page 104 of this proxy statement/prospectus for further details.

Q:	What will holders of GreenSky equity awards receive in the mergers?

A:

Stock Options. At the effective time, subject to the terms and conditions of the merger agreement, each option to purchase shares of GreenSky common stock (each, a “GreenSky stock option”) that is outstanding as of immediately prior to the effective time, whether vested or unvested, will be canceled and the holder thereof shall become entitled to receive a lump-sum cash payment, without interest, equal to the product of (i) the number of shares of GreenSky common stock subject to such GreenSky stock option immediately prior to the effective time and (ii) the excess, if any, of (x) the merger consideration value (or, if such GreenSky stock option is subject to a cap on the value received upon exercise of such option, the amount of such cap, if less than the merger consideration value) over (y) the per share exercise price of such GreenSky stock option, net of any withholding taxes. Any GreenSky stock option with a per share exercise price that is equal to or greater than the merger consideration value will be canceled for no consideration.

Restricted Shares Granted Prior to September 14, 2021. At the effective time, subject to the terms and conditions of the merger agreement, each share of GreenSky common stock subject to forfeiture conditions (each, a “GreenSky restricted share”) granted prior to September 14, 2021 (other than those covered by an agreement between GS Group and the applicable holder pursuant to which the holder has agreed to different treatment) that is outstanding immediately prior to the effective time will vest in full as of immediately prior to the effective time and will be treated the same as other shares of GreenSky common stock.

Restricted Shares Granted On or Subsequent to September 14, 2021. At the effective time, subject to the terms and conditions of the merger agreement, each GreenSky restricted share granted on or following September 14, 2021 that is outstanding as of immediately prior to the effective time will be canceled and substituted with shares of GS Group common stock subject to forfeiture conditions (each, a “GS Group restricted share”) (rounded up to the nearest whole share), generally on the same vesting terms as the canceled GreenSky restricted share, with the number of shares equal to the product of (i) the number of shares of GreenSky common stock covered by such GreenSky restricted share as of immediately prior to the effective time and (ii) the exchange ratio.

Restricted Units. At the effective time, subject to the terms and conditions of the merger agreement, each Common Unit subject to forfeiture conditions (each, a “GreenSky restricted unit”) that is outstanding immediately prior to the effective time will vest in full as of immediately prior to the effective time and will be treated the same as other Common Units.

The GreenSky stock options, GreenSky restricted shares and GreenSky restricted units are collectively referred to as the “GreenSky equity awards.”

See “The Mergers—Treatment of GreenSky Equity Awards” beginning on page 93 of this proxy statement/prospectus for further details.

Q:	What will happen to GreenSky as a result of the company merger?

A:

If the mergers are consummated, GreenSky will be merged with and into Merger Sub 1, with Merger Sub 1 surviving the company merger. Following the effective time, the surviving company will be a wholly owned subsidiary of GS Bank and an indirect subsidiary of GS Group. As a result of the company merger, GreenSky will no longer be a publicly held company and its separate corporate existence will cease. Following the company merger, GreenSky Class A common stock will be delisted from the NASDAQ and deregistered under the Exchange Act.

Q:	When do you expect the mergers to be consummated?

A:

Subject to the satisfaction or waiver of the closing conditions described under the section entitled, “The Merger Agreement—Conditions to the Mergers” beginning on page 121 of this proxy statement/prospectus, including the adoption of the merger agreement by GreenSky stockholders at the special meeting, GS Group and GreenSky expect that the mergers will be consummated in the fourth quarter of 2021 or the first quarter of 2022. However, it is possible that factors outside the control of both companies, including whether or when the required regulatory approvals for the transactions will be received, could result in the mergers being consummated at a different time or not at all.

Q:	What are the material United States federal income tax consequences of the mergers to holders of GreenSky Class A common stock and holders of Common Units?

A:

As further described below in the section entitled “Material United States Federal Income Tax Consequences,” it is the opinion of Cravath, Swaine & Moore LLP and Sullivan & Cromwell LLP that the company merger should qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code. Accordingly, the exchange of GreenSky Class A common stock for shares of GS Group common stock should be tax-free to U.S. holders (as defined below under the section entitled “Material United States Federal Income Tax Consequences”), except with respect to any cash received in lieu of fractional shares of GS Group common stock.

The exchange of Common Units for shares of GS Group common stock (and cash in lieu of fractional shares of GS Group common stock, if any) in the Holdings merger will be a taxable sale of a U.S. holder’s Common Units in exchange for shares of GS Group common stock (and any cash received in lieu of fractional shares of GS Group common stock). A U.S. holder of Common Units who receives GS Group common stock (and cash in lieu of fractional shares of GS Group common stock, if any) in exchange for Common Units pursuant to the Holdings merger will recognize gain or loss in an amount equal to the difference between (a) the sum of (X) the fair market value of the GS Group common stock received, (Y) any cash received (including any cash in lieu of fractional shares of GS Group common stock) and (Z) such U.S. holder’s share of Holdings’ liabilities immediately prior to the Holdings merger and (b) such U.S. holder’s adjusted tax basis in the Common Units exchanged therefor (which will include such U.S. holder’s share of Holdings’ liabilities immediately prior to the Holdings merger).

You should read the section entitled “Material United States Federal Income Tax Consequences” beginning on page 125 of this proxy statement/prospectus for a more complete discussion of the material United States federal income tax consequences of the mergers.

The United States federal income tax consequences described above may not apply to all holders of GreenSky Class A common stock or holders of Common Units. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the mergers to you.

Q:	Who can vote at the special meeting?

A:	All holders of record of GreenSky common stock as of the close of business on November 2, 2021, the record date, are entitled to vote at the special meeting.

Q:	When and where is the special meeting?

A:

The special meeting will be held on December 10, 2021, at 10:00 a.m., Eastern Time, and will be conducted completely online via the internet. GreenSky stockholders may attend and participate in the special meeting by visiting www.virtualshareholdermeeting.com/GSKY2021SM, which we refer to as the “special meeting website.” There will be no physical location for the special meeting. To access the special meeting, you will need the 16-digit control number included on your proxy card or voting instruction form.

We encourage you to access the special meeting before the start time of 10:00 a.m., Eastern Time. Please allow ample time for online check-in, which will begin at 9:45 a.m., Eastern Time.

GreenSky stockholders who participate in the special meeting by way of the special meeting website will be considered to have attended the special meeting “in person,” as such term is used in this proxy statement/prospectus, including for purposes of determining a quorum and counting votes.

By conducting the special meeting completely online via the internet, GreenSky is eliminating many of the costs associated with a physical meeting. In addition, GreenSky believes that a virtual meeting will provide greater access to those GreenSky stockholders who want to attend, will improve our ability to communicate more effectively with GreenSky’s stockholders during the special meeting, and will eliminate the health risks associated with an in-person meeting in light of the ongoing COVID-19 pandemic.

Q:	How may I access the special meeting website?

A:

The special meeting can be accessed by visiting www.virtualshareholdermeeting.com/GSKY2021SM. We encourage you to allow ample time for online check-in, which will open at 9:45 a.m., Eastern Time. GreenSky stockholders of record as of the record date will need the 16-digit control number found on their proxy card in order to access the special meeting website. GreenSky stockholders who hold their shares through a bank, broker, trustee or other nominee in “street name” will need the 16-digit control number found on the voting instruction form provided by their bank, broker, trustee or other nominee in order to attend and vote at the special meeting via the special meeting website.

Q:	If I am a holder of shares of GreenSky Class A common stock or Common Units, how will I receive the merger consideration to which I am entitled?

A:

Holders of book-entry shares of GreenSky Class A common stock and holders of Common Units, in each case, as of the effective time, will not be required to take any action to receive the merger consideration. Holders of book-entry shares and Common Units not held through the Depository Trust Company, which we refer to as “DTC,” will receive from the exchange agent, which will be a bank or trust company designated by GS Group and reasonably acceptable to GreenSky and which we refer to as the “exchange agent,” a statement reflecting the number of whole shares of GS Group common stock issued to such holder and a check in the amount of any cash in lieu of fractional shares and any unpaid dividends such holder is entitled to, as well as appropriate materials advising the holder of completion of the mergers, as promptly as reasonably practicable after the effective time. With respect to book-entry shares of GreenSky Class A common stock or Common Units held through DTC, GS Group, GreenSky and GreenSky Holdings will cooperate to establish procedures with the exchange agent and DTC to ensure that the exchange agent will transmit to DTC or its nominees as soon as reasonably practicable after the effective time, upon surrender of such book-entry shares or Common Units held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the merger consideration, any cash in lieu of fractional shares and any unpaid non-stock dividends and any other dividends or other distributions, in each case, to be issued or paid pursuant to the merger agreement.

As promptly as practicable after the effective time, the exchange agent will mail to each holder of a certificate which immediately prior to the effective time represented a share of GreenSky Class A common stock, a letter of transmittal and instructions relating to the surrender of such holder’s certificate(s) and receipt of the merger consideration. After receiving the proper documentation from the holder of a certificate, the exchange agent will forward to such holder or such holder’s bank, brokerage firm, trustee or other nominee the GS Group common stock and cash to which such holder is entitled. More information on the exchange procedures may be found under the caption “The Merger Agreement—Exchange Matters” beginning on page 104 of this proxy statement/prospectus.

Q:	Will my shares of GS Group common stock received in connection with the mergers be entitled to receive a dividend?

A:

After the effective time, as a holder of GS Group common stock, you will receive the same dividends on shares of GS Group common stock that all other holders of shares of GS Group common stock will receive with any dividend record date that occurs after the effective time.

Q:

Why am I being asked to consider and vote on a proposal to approve, on an advisory (non-binding) basis, certain compensation arrangements for GreenSky’s named executive officers in connection with the mergers?

A:	Under SEC rules, GreenSky is required to seek an advisory (non-binding) vote with respect to the transaction-related compensation.

Q:	What will happen if GreenSky stockholders do not approve the transaction-related compensation of GreenSky’s named executive officers?

A:

Approval of the transaction-related compensation is not a condition to the consummation of the mergers. The vote is an advisory vote and, as such, the results will not be binding on GreenSky or the GreenSky board. Such compensation will be paid or become payable if the mergers are consummated, subject only to the conditions applicable thereto.

Q:	Do any of GreenSky’s directors or executive officers have interests in the mergers that may differ from those of GreenSky stockholders?

A:

GreenSky directors and executive officers may have interests in the mergers that may be different from, or in addition to, those of GreenSky stockholders generally. The members of the GreenSky board and the members of the GreenSky special committee were aware of and considered these interests in reaching the determination, in the case of the GreenSky special committee, to recommend the mergers to the GreenSky board and, in the case of the GreenSky board, to approve and adopt the merger agreement and other related agreements and recommend to the GreenSky stockholders that they vote in favor of the GreenSky merger proposal. For additional information, see, “The Mergers—Interests of GreenSky’s Directors and Executive Officers in the Mergers” beginning on page 94 of this proxy statement/prospectus.

Q:	What is the difference between holding shares as a GreenSky stockholder of record and as a beneficial owner?

A:

Some GreenSky stockholders hold their shares through a bank, broker, trustee or other nominee rather than directly in their own name. As summarized below, there are certain distinctions between shares held of record and those shares owned beneficially.

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, then you are considered, with respect to those shares, the “stockholder of record.” As the stockholder of record, you have the right to grant your voting proxy directly to us or to a third party or to vote virtually via the special meeting website at the special meeting.

Beneficial Owner. If your shares are held in a bank or brokerage account, by a trustee or by another nominee, then you are considered the “beneficial owner” of those shares. As the beneficial owner of those shares, you have the right to direct your bank, broker, trustee or nominee how to vote, and you also are invited to attend the special meeting. However, because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the special meeting unless you obtain a “legal proxy” from the bank, broker, trustee or nominee that holds your shares, giving you the right to vote virtually via the special meeting website at the special meeting.

If you are not a stockholder of record, please understand that GreenSky does not know that you are a GreenSky stockholder or how many shares you own.

Q:

If my shares of GreenSky common stock are held in “street name” by my bank, brokerage firm, trustee or other nominee, will my bank, brokerage firm, trustee or other nominee automatically vote those shares for me?

A:

If your GreenSky common stock is held in “street name” in a stock brokerage account or by a bank, broker, trustee or other nominee, you must provide the record holder of your GreenSky common stock with instructions on how to vote your shares. Please follow the voting instructions provided by your bank, broker, trustee or other nominee. Please note that you may not vote GreenSky common stock held in street name by returning a proxy card directly to GreenSky or by voting in person at the special meeting unless you provide a “legal proxy,” which you must obtain from your bank, broker, trustee or other nominee. Your bank, broker, trustee or other nominee is obligated to provide you with a voting instruction form for you to use.

Brokers who hold shares in street name for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that are “non-routine” without specific instructions from the beneficial owner. “Broker non-votes” occur when shares held in street name are present at the special meeting but the broker or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power. Under applicable rules, each of the proposals to be voted on at the special meeting will be “non-routine” and therefore, it is expected that there will be no broker non-votes at the special meeting.

If you are a GreenSky stockholder and you do not instruct your bank, broker, trustee or other nominee on how to vote your shares:

•	your bank, broker, trustee or other nominee may not vote your shares on the GreenSky merger proposal, which will have the same effect as a vote “AGAINST” this proposal;

•

your bank, broker, trustee or other nominee may not vote your shares on the non-binding compensation proposal or the adjournment proposal, which will have no effect on the vote count of either of these proposals; and

•	your shares will not be counted towards determining whether a quorum is present.

Q:	How many votes do I have?

A:

On each matter properly brought before the special meeting, each holder of GreenSky Class A common stock is entitled to one vote per share of GreenSky Class A common stock and each holder of GreenSky Class B common stock is entitled to ten votes per share of GreenSky Class B common stock, in each case, held of record as of the record date. As of close of business on the record date, there were 184,233,171 shares of GreenSky common stock outstanding, consisting of 92,135,984 shares of GreenSky Class A common stock and 92,097,187 shares of GreenSky Class B common stock.

Q:	What constitutes a quorum for the special meeting?

A:

The presence, in person or represented by proxy, of the holders of a majority of the votes entitled to be cast by the GreenSky stockholders entitled to vote at the special meeting, constitutes a quorum for the purposes of the special meeting. Shares of GreenSky common stock represented at the special meeting by attendance via the special meeting website that are entitled to vote at the special meeting, have not previously voted and are not voted at the special meeting (which we refer to as “attending non-votes”) or shares for which a GreenSky stockholder directs an “abstention” from voting, will each be counted for purposes of determining a quorum. A broker non-vote will not be counted towards determining whether a quorum is present. GreenSky does not expect there to be any broker non-votes at the special meeting.

Q:	What do I need to do now?

A:	Carefully read and consider the information contained in and incorporated by reference into this proxy statement/prospectus, including its annexes.

IT IS IMPORTANT THAT YOU VOTE YOUR SHARES OF GREENSKY COMMON STOCK PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE FOLLOW THE INSTRUCTIONS ON THE PROXY CARD TO VOTE BY TELEPHONE OR INTERNET AS PROMPTLY AS POSSIBLE, OR PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD APPLICABLE TO THE CLASS OF SHARES YOU HOLD IN THE PRE-ADDRESSED POSTAGE-PAID ENVELOPE. IF YOU HOLD SHARES OF GREENSKY CLASS A COMMON STOCK AND SHARES OF GREENSKY CLASS B COMMON STOCK, PLEASE RETURN BOTH OF THE ENCLOSED PROXY CARDS. IF YOUR SHARES ARE HELD IN THE NAME OF A BANK, BROKER, TRUSTEE OR OTHER NOMINEE, PLEASE FOLLOW THE VOTING INSTRUCTIONS PROVIDED BY SUCH BANK, BROKER, TRUSTEE OR OTHER NOMINEE.

Q:	How do I vote?

A:

Stockholder of Record. A stockholder of record may vote (i) live online at the special meeting via the special meeting website, (ii) by proxy using a proxy card, (iii) by proxy over the telephone or (iv) by proxy via the internet.

Whether or not you plan to attend the special meeting via the special meeting website, we urge you to vote by proxy to ensure your vote is counted. You may still attend the special meeting and vote at the special meeting via the special meeting website, even if you have already voted by proxy. The vote you cast at the special meeting via the special meeting website will supersede any previous votes that you may have submitted.

•

By Mail: To vote using the proxy card, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the special meeting, we will vote your shares as you direct.

•

Via the Internet: To vote via the internet, go to www.proxyvote.com and follow the on-screen instructions. To be counted, your internet vote must be received by 11:59 p.m., Eastern Time, on December 9, 2021 (for shares of GreenSky Class A common stock in the GreenSky 2018 Omnibus Incentive Compensation Plan, the voting deadline is 11:59 p.m., Eastern Time, on December 9, 2021).

•

By Telephone: To vote by telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. To be counted, your telephone vote must be received by 11:59 p.m., Eastern Time, on December 9, 2021 (for shares of GreenSky Class A common stock in the GreenSky 2018 Omnibus Incentive Compensation Plan, the voting deadline is 11:59 p.m., Eastern Time, on December 9, 2021).

•	Virtually at the Special Meeting: To vote virtually during the special meeting, attend and vote via the special meeting website.

Beneficial Owner. If you are a beneficial owner of shares registered in the name of your bank, broker, trustee or other nominee, then you should have received a notice containing voting instructions from that organization rather than from GreenSky. Simply follow the voting instructions in that notice to ensure that your vote is counted. To vote virtually during the special meeting via the special meeting website, you must obtain a valid proxy from your bank, broker, trustee or other nominee. Follow the instructions included with these proxy materials or contact your bank, broker, trustee or other nominee to request a proxy form.

Q:	How can I change or revoke my vote?

A:

Any GreenSky stockholder of record who has given a proxy may revoke it at any time prior to its exercise at the special meeting by (i) giving written notice of revocation to GreenSky’s Corporate Secretary, (ii) properly submitting a later proxy via the internet or by telephone, (iii) properly submitting a duly executed proxy bearing a later date or (iv) voting his or her shares at the special meeting via the special meeting website.

If you are the beneficial owner of shares held through a bank, broker, trustee or other nominee, then you must follow the specific instructions provided to you by your bank, broker, trustee or other nominee to change or revoke any instructions you have already given to your bank, broker, trustee or other nominee.

Attendance at the special meeting, in and of itself, will not constitute a revocation of a proxy.

Q:	If a GreenSky stockholder gives a proxy, how are the shares of GreenSky common stock voted?

A:	If you provide specific voting instructions, then your shares will be voted as instructed.

If you hold shares as the stockholder of record and properly submit a proxy without giving specific voting instructions, then your shares will be voted in accordance with the recommendations of the GreenSky board. The GreenSky board, acting on the unanimous recommendation of the GreenSky special committee, recommends that holders of GreenSky common stock vote (i) “FOR” the GreenSky merger proposal, (ii) “FOR” the non-binding compensation proposal and (iii) “FOR” the adjournment proposal.

You may have granted to your bank, broker, trustee or other nominee discretionary voting authority over your account. Your bank, broker, trustee or other nominee may be able to vote your shares depending on the terms of the agreement you have with your bank, broker, trustee or other nominee.

The persons identified on the proxy card attached to this proxy statement/prospectus as having the authority to vote the proxies also will have discretionary authority to vote, to the extent permitted by applicable law, on such other business as may properly come before the special meeting and any postponement or adjournment thereof. The GreenSky board is not aware of any other matters that are likely to be brought before the special meeting. If any other matter is properly presented for action at the special meeting, the persons identified on the proxy card attached to this proxy statement/prospectus as having the authority to vote the proxies will vote on such matter in their own discretion

Q:	What will happen if a GreenSky stockholder does not vote on the GreenSky merger proposal, non-binding compensation proposal or the adjournment proposal?

A:	The outcome depends on how the GreenSky common stock is held and whether any vote is cast or not:

Stockholders of Record.

•	If a GreenSky stockholder submits a proxy to GreenSky but the proxy does not indicate how it should be voted on the proposals, the proxy will be counted as a vote “FOR” each of the proposals.

•

If a GreenSky stockholder submits a proxy to GreenSky and the proxy indicates that the GreenSky stockholder abstains from voting as to the non-binding compensation proposal, it will count towards the required quorum but will have no effect on the vote count of the proposal.

•

If a GreenSky stockholder submits a proxy to GreenSky and the proxy indicates that the GreenSky stockholder abstains from voting as to the GreenSky merger proposal or the adjournment proposal, it will have the same effect as a vote “AGAINST” the proposals.

•

If a GreenSky stockholder fails to submit a proxy to GreenSky and does not attend the special meeting (a “complete failure to vote”), that GreenSky stockholder’s shares will not count towards the required quorum of a majority of the votes entitled to be cast on the proposals. Such a complete failure to vote will have the same effect as a vote “AGAINST” the GreenSky merger proposal, but will have no effect on the non-binding compensation proposal or the adjournment proposal.

•

An attending non-vote will have the same effect as a vote “AGAINST” the GreenSky merger proposal and the adjournment proposal, but will have no effect on the non-binding compensation proposal, assuming a quorum is present.

Beneficial Owner.

•

If a GreenSky stockholder holds shares of GreenSky common stock in “street name,” the shares will not be represented and will not be voted on any matter unless the GreenSky stockholder affirmatively instructs the bank, broker, trustee or other nominee how to vote the shares in accordance with the voting instructions provided by the bank, broker or other nominee. Banks, brokers, trustees or other nominees will not be able to vote on any of the proposals at the special meeting unless they have received voting instructions from the beneficial owners. A broker non-vote will not be counted towards determining whether a quorum is present. Broker non-votes will have the same effect as a vote “AGAINST” the GreenSky merger proposal. Broker non-votes will have no effect on the vote count of the non-binding compensation proposal, assuming a quorum is present. Broker non-votes will have no effect on the vote count of the adjournment proposal, whether or not a quorum is present. GreenSky does not expect there to be any broker non-votes at the special meeting.

Q:	What should I do if I receive more than one set of voting materials?

A:

If you hold shares of GreenSky common stock in “street name” and also directly in your name as a stockholder of record or otherwise, or if you hold shares of GreenSky common stock in more than one brokerage account, you may receive more than one set of voting materials relating to the special meeting.

Stockholders of Record. For shares held directly, please complete, sign, date and return each proxy card (or cast your vote by telephone or via the internet as provided on each proxy card) or otherwise follow the voting instructions provided in this proxy statement/prospectus in order to ensure that all of your shares of GreenSky common stock held directly by you are voted.

Beneficial Owner. For shares held in “street name” through a bank, broker, trustee or other nominee, you should follow the procedures provided by your bank, broker, trustee or other nominee to make sure that you vote all of your shares held in “street name.”

Q:	What happens if I sell my shares of GreenSky common stock or exchange my Common Units before the special meeting?

A:

If you are a holder of shares of GreenSky Class A common stock or Common Units, in order to receive the merger consideration, you must hold your shares of GreenSky Class A common stock or Common Units immediately prior to the effective time. Consequently, if you sell your shares of GreenSky Class A common stock or Common Units before the effective time, you will have transferred your right to receive the merger consideration if the mergers are completed.

The record date, which determines the GreenSky stockholders entitled to vote at the special meeting, is earlier than the effective time. If you are a holder of shares of GreenSky common stock and you transfer your shares of GreenSky common stock after the record date but prior to the effective time, you will retain any rights you hold to vote at the special meeting but will not have the right to receive the merger consideration.

Q:	Who will solicit and pay the costs of soliciting proxies?

A:

GreenSky will bear the expense of preparing, printing and mailing this proxy statement/prospectus and soliciting the proxies it is seeking. In addition to the use of mail, proxies may be solicited by officers, directors and employees of GreenSky, in person or by telephone, e-mail or facsimile transmission. GreenSky’s officers, directors and employees will receive no additional compensation for any such solicitations. GreenSky also will request banks, brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of the underlying shares as of the record date and will reimburse the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly voting by proxy will help to avoid additional expenses.

Q:	Should I send in my stock certificates now?

A:

No, please do NOT return your stock certificate(s) with your proxy. If the merger agreement is approved and adopted by GreenSky stockholders and the mergers are consummated, and you hold physical stock certificates, you will be sent a letter of transmittal and accompanying instructions as promptly as reasonably practicable after the completion of the mergers describing how you may exchange your shares of GreenSky Class A common stock for the merger consideration. If your shares of GreenSky Class A common stock are held in “street name” through a bank, brokerage firm, trustee or other nominee, you will receive instructions from your bank, brokerage firm, trustee or other nominee as to how to effect the surrender of your “street name” shares of GreenSky Class A common stock in exchange for the merger consideration.

Q:	Are there any voting agreements in place with GreenSky stockholders?

A:

Yes. On September 14, 2021, concurrently with the execution of the merger agreement and as a condition to GS Group’s and GS Bank’s entry into the merger agreement, GS Group and GS Bank entered into a voting agreement with David Zalik, chairman of the GreenSky board and GreenSky’s Chief Executive Officer, and certain of his affiliates, who as of November 2, 2021, collectively and in the aggregate, held voting power over approximately 57% of the outstanding GreenSky common stock, which shares held by Mr. Zalik and certain of his affiliates we refer to as the “subject shares.” Pursuant to the voting agreement, among other things, each such stockholder agreed to vote all of his or its subject shares in favor of the approval of the merger agreement and the transactions contemplated thereby. However, in the event of an “adverse recommendation change” (as defined in the section entitled “The Merger Agreement—Solicitation; Change in Recommendation,” beginning on page 113 of this proxy statement/prospectus), by the GreenSky board, the aggregate number of shares of GreenSky common stock required to be voted in favor of the approval of the merger agreement and the transactions contemplated thereby will be reduced to the aggregate number of shares representing 35% of the total voting power of GreenSky common stock, and each such stockholder’s obligation to vote its subject shares in favor of the approval of the merger agreement and the transactions contemplated thereby will be reduced by its pro rata portion of the excess subject shares.

Q:	Where can I find the voting results of the special meeting?

A:

The preliminary voting results will be announced at the special meeting. In addition, within four business days following certification of the final voting results, GreenSky will file the final voting results with the SEC on a Current Report on Form 8-K.

Q:	Are there any risks that I should consider in deciding whether to vote for the approval and adoption of the merger agreement?

A:

Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 30 of this proxy statement/prospectus. You also should read and carefully consider the risk factors of GS Group and GreenSky contained in the documents that are incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 164 of this proxy statement/prospectus.

Q:	What are the conditions to consummation of the mergers?

A:

In addition to the approval of the GreenSky merger proposal by GreenSky stockholders as described above, consummation of the mergers is subject to the satisfaction of a number of other conditions, including the receipt of required regulatory approvals (as described in the section entitled “The Mergers—Regulatory Approvals” beginning on page 100 of this proxy statement/prospectus) and the expiration or termination of the statutory waiting period with respect to the HSR Act, in each case without the imposition of any materially burdensome regulatory condition, the accuracy of representations and warranties under the merger agreement (subject to the materiality standards set forth in the merger agreement), and GS Group’s and GreenSky’s performance of their respective obligations under the merger agreement in all material respects. For a more complete summary of the conditions that must be satisfied or waived prior to consummation of the mergers, see the section entitled “The Merger Agreement—Conditions to the Mergers” beginning on page 121 of this proxy statement/prospectus.

Q:	What happens if the mergers are not consummated?

A:

If the mergers are not consummated, holders of GreenSky Class A common stock and Common Units will not receive any merger consideration in connection with the mergers, as applicable. Instead, GreenSky will remain an independent public company and its Class A common stock will continue to be listed and traded on the NASDAQ. Under circumstances specified in the merger agreement, GreenSky may be required to pay GS Group a fee of $75 million with respect to the termination of the merger agreement as described under the section entitled “The Merger Agreement—Termination Fee” beginning on page 123 of this proxy statement/prospectus.

Q:	If I am a GreenSky stockholder and I oppose the GreenSky merger proposal, but such proposal is approved, am I entitled to appraisal or dissenters’ rights in connection with the company merger?

A:

No. GreenSky stockholders are not entitled to appraisal rights under the DGCL. For more information, see the section entitled “The Mergers—No Appraisal or Dissenters’ Rights” beginning on page 101 of this proxy statement/prospectus.

Q:	How can I find more information about GS Group or GreenSky?

A:

You can find more information about GS Group or GreenSky from various sources described in the section entitled “Where You Can Find More Information” beginning on page 164 of this proxy statement/prospectus.

Q:	Who can help answer any other questions I have?

A:

The information provided above in the question-and-answer format is for your convenience only and is merely a summary of some of the information in this proxy statement/prospectus. You should carefully read the entire proxy statement/prospectus, including its annexes and information incorporated by reference. You may also wish to consult your legal, tax and/or financial advisors with respect to any aspect of the transactions, the merger agreement or other matters discussed in this proxy statement/prospectus.

If you have questions about the mergers or other matters to be voted on at the special meeting or desire additional copies of this proxy statement/prospectus or additional proxy or voting instructions, please contact:

GreenSky, Inc.

Attention: Investor Relations

5565 Glenridge Connector, Suite 700

Atlanta, Georgia 30342

(470) 284-7017

investors@greensky.com

SUMMARY

The following summary highlights selected information in this proxy statement/prospectus and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement/prospectus, its annexes and the documents referred to in this proxy statement/prospectus. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions under the section entitled “Where You Can Find More Information” beginning on page 164 of this proxy statement/prospectus.

The Parties to the Mergers (Page 39)

The Goldman Sachs Group, Inc.

200 West Street

New York, New York 10282

(212) 902-1000

The Goldman Sachs Group, Inc. is a leading global financial institution that delivers a broad range of financial services across investment banking, securities, investment management and consumer banking to a large and diversified client base that includes corporations, financial institutions, governments and individuals. GS Group’s purpose is to advance sustainable economic growth and financial opportunity. GS Group’s goal, reflected in its One Goldman Sachs initiative, is to deliver the full range of its services and expertise to support its clients in a more accessible, comprehensive and efficient manner, across businesses and product areas. GS Group’s principal executive offices are located at 200 West Street, New York, New York 10282, telephone (212) 902-1000. GS Group is a bank holding company and a financial holding company regulated by the Board of Governors of the Federal Reserve System.

GS Group common stock is currently listed on the NYSE under the symbol “GS.”

Goldman Sachs Bank USA

200 West Street

New York, New York 10282

(212) 902-1000

Goldman Sachs Bank USA is a New York State-chartered bank and the U.S. depository institution subsidiary of GS Group.

Merger Sub 1

Glacier Merger Sub 1, LLC, a wholly owned subsidiary of GS Bank, is a Delaware limited liability company formed on November 1, 2021, for the purpose of effecting the company merger. Merger Sub 1 has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement. The principal executive offices of Merger Sub 1 are located at 200 West Street, New York, New York 10282, telephone (212) 902-1000.

Merger Sub 2

Glacier Merger Sub 2, LLC, a wholly owned subsidiary of GS Bank, is a Georgia limited liability company formed on November 1, 2021, for the purpose of effecting the Holdings merger. Merger Sub 2 has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement. The principal executive offices of Merger Sub 2 are located at 200 West Street, New York, New York 10282, telephone (212) 902-1000.

GreenSky, Inc.

5565 Glenridge Connector, Suite 700

Atlanta, Georgia 30342

(678) 264-6105

GreenSky, Inc., headquartered in Atlanta, is a leading technology company Powering Commerce at the Point of Sale® for a growing ecosystem of merchants, consumers and banks. GreenSky’s highly scalable, proprietary and patented technology platform enables merchants to offer frictionless promotional payment options to consumers, driving increased sales volume and accelerated cash flow. Banks leverage GreenSky’s technology to provide loans to super-prime and prime consumers nationwide. GreenSky currently services a $9 billion loan portfolio, and since GreenSky’s inception, approximately 4 million consumers have financed more than $30 billion of commerce using GreenSky’s paperless, real-time “apply and buy” technology.

GreenSky Class A common stock is currently listed on NASDAQ under the symbol “GSKY.”

GreenSky is a holding company that, together with GreenSky Holdings, owns GreenSky, LLC and its subsidiaries, which are operating companies that conduct the business of GreenSky. GreenSky was formed on July 12, 2017 for the purpose of completing an initial public offering of its Class A common stock. GreenSky’s principal executive offices are located at 5565 Glenridge Connector, Suite 700, Atlanta, Georgia 30342, telephone (678) 264-6105.

GreenSky Holdings, LLC

5565 Glenridge Connector, Suite 700

Atlanta, Georgia 30342

(678) 264-6105

GreenSky Holdings, LLC is a holding company that, together with GreenSky, owns GreenSky, LLC and its subsidiaries, which are operating companies that conduct the business of GreenSky. GreenSky Holdings was formed in August 2017 to serve as a holding company for GreenSky, LLC. GreenSky Holdings’ principal executive offices are located at 5565 Glenridge Connector, Suite 700, Atlanta, Georgia 30342, telephone (678) 264-6105.

The Mergers (Page 41)

Upon the terms and subject to the conditions set forth in the merger agreement, (a) GreenSky will be merged with and into Merger Sub 1, with Merger Sub 1 surviving the company merger as a wholly owned subsidiary of GS Bank (“Surviving LLC 1”), and (b) Merger Sub 2 will be merged with and into GreenSky Holdings, with GreenSky Holdings surviving the Holdings merger as a subsidiary of GS Bank and Merger Sub 1 (“Surviving LLC 2”), with the Holdings merger occurring immediately prior to the company merger. At the company merger effective time, each share of GreenSky Class A common stock issued and outstanding immediately prior to the company merger effective time, other than shares of GreenSky Class A common stock owned by the GreenSky as treasury stock or owned by GS Group, GS Bank, Merger Sub 1 or Merger Sub 2, in each case, not on behalf of third parties (including in a fiduciary, custodial, nominee or similar capacity), will be converted into the right to the merger consideration. As of the Holdings merger effective time, each share of GreenSky Class B common stock shall be automatically deemed transferred to GreenSky and canceled and cease to exist for no consideration. As of the Holdings merger effective time, each Common Unit will be converted into the right to receive the merger consideration, other than Common Units that are owned by GreenSky, which shall be converted into an equal number of limited liability company interests in Surviving LLC 2.

Treatment of GreenSky Equity Awards (Page 93)

Stock Options. At the effective time, subject to the terms and conditions of the merger agreement, each GreenSky stock option that is outstanding as of immediately prior to the effective time, whether vested or unvested, will be canceled and the holder thereof shall become entitled to receive a lump-sum cash payment, without interest, equal to the product of (a) the number of shares of GreenSky common stock subject to such GreenSky stock option immediately prior to the effective time and (b) the excess, if any, of (i) the merger consideration value (or, if such GreenSky stock option is subject to a cap on the value received upon exercise of such option, the amount of such cap, if less than the merger consideration value) over (ii) the per share exercise price of such GreenSky stock option. Any such GreenSky stock option with a per share exercise price that is equal to or greater than the merger consideration value will be canceled for no consideration.

Restricted Shares Granted Prior to September 14, 2021. At the effective time, subject to the terms and conditions of the merger agreement, each GreenSky restricted share, granted prior to September 14, 2021 (other than those covered by an agreement between GS Group and the applicable holder pursuant to which the holder has agreed to different treatment), that is outstanding immediately prior to the effective time will vest in full as of immediately prior to the effective time and will be treated the same as other shares of GreenSky common stock.

Prior to the closing, GS Group may enter into agreements with certain holders of GreenSky restricted shares granted prior to September 14, 2021 in which such holders will agree, for such additional consideration as may be applicable, to the cancellation and substitution of their GreenSky restricted shares with an equivalent award of GS Group restricted shares generally on the same vesting terms as the underlying GreenSky restricted share award. As of the date hereof, GS Group has not entered into any such agreements.

Restricted Shares Granted on or Subsequent to September 14, 2021. At the effective time, subject to the terms and conditions of the merger agreement, each GreenSky restricted share granted on or following September 14, 2021 that is outstanding as of immediately prior to the effective time will be canceled and substituted with a GS Group restricted share generally on the same vesting terms as the underlying GreenSky restricted share, with the number of shares equal to the product of (a) the number of shares of GreenSky common stock covered by such GreenSky restricted share as of immediately prior to the effective time and (b) the exchange ratio.

Restricted Units. At the effective time, subject to the terms and conditions of the merger agreement, each GreenSky restricted unit that is outstanding immediately prior to the effective time will vest in full as of immediately prior to the effective time and will be treated the same as other Common Units.

GreenSky’s Reasons for the Mergers; Recommendation of the GreenSky Board of Directors (Page 67)

At a meeting held on September 14, 2021, the GreenSky board, acting upon the unanimous recommendation of the GreenSky special committee, (a) determined that it was in the best interests of GreenSky and its stockholders and declared it advisable that GreenSky enter into the merger agreement and other related agreements and consummate the transactions contemplated thereby, (b) approved and adopted the merger agreement and other related agreements, (c) resolved to recommend that GreenSky stockholders vote for the adoption of the merger agreement and (d) directed that the merger agreement and the transactions contemplated thereby be submitted to GreenSky stockholders for adoption.

The GreenSky board, acting upon the unanimous recommendation of the GreenSky special committee recommends that holders of GreenSky common stock vote “FOR” the GreenSky merger proposal, “FOR” the non-binding compensation proposal and “FOR” the adjournment proposal.

For the factors considered by the GreenSky board and the GreenSky special committee in making their respective determinations, see the section entitled “The Mergers—GreenSky’s Reasons for the Mergers; Recommendation of the GreenSky Board of Directors” beginning on page 67 of this proxy statement/prospectus.

Opinion of J.P. Morgan, GreenSky’s Financial Advisor (Page 76)

Pursuant to an engagement letter, GreenSky retained J.P. Morgan as its financial advisor in connection with the proposed transactions.

At the meeting of the GreenSky board on September 14, 2021, J.P. Morgan rendered its oral opinion, which was subsequently confirmed in writing by J.P. Morgan’s written opinion dated as of September 14, 2021, to the GreenSky board that, as of such date and based upon and subject to the factors and various assumptions made, procedures followed, matters considered, and limitations and qualifications set forth in its written opinion, the exchange ratio in the proposed company merger was fair, from a financial point of view, to the holders of GreenSky Class A common stock.

The full text of the written opinion of J.P. Morgan, dated as of September 14, 2021, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken, is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Holders of GreenSky Class A common stock are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the GreenSky board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed mergers, was directed only to the fairness of the exchange ratio in the company merger to the holders of GreenSky Class A common stock and did not address any other aspect of the proposed transactions, and J.P. Morgan expressed no opinion as to the fairness of any consideration to be paid in connection with the mergers or the other transactions contemplated by the merger agreement to the holders of any other class of securities, creditors or other constituencies of GreenSky or GreenSky Holdings (including the holders of Common Units) or as to the underlying decision by GreenSky to engage in the mergers. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any GreenSky stockholder as to how such GreenSky stockholder should vote with respect to the mergers or any other matter.

Opinion of Piper Sandler, GreenSky Special Committee’s Financial Advisor (Page 82)

The GreenSky special committee retained Piper Sandler to act as its financial advisor in connection with the mergers. At the September 14, 2021 meeting at which the GreenSky special committee considered the mergers and the merger agreement, Piper Sandler delivered to the GreenSky special committee its oral opinion, which was subsequently confirmed in writing on September 14, 2021, to the effect that, as of such date, the merger consideration was fair to the holders of GreenSky Class A common stock from a financial point of view. The full text of Piper Sandler’s opinion is attached as Annex C to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in rendering its opinion. The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion. GreenSky stockholders are urged to read the entire opinion carefully in connection with their consideration of the proposed mergers.

Piper Sandler’s opinion was directed to the GreenSky special committee in connection with its consideration of the mergers and the merger agreement and does not constitute a recommendation to any GreenSky stockholder as to how any such GreenSky stockholder should vote at the special meeting. Piper Sandler’s opinion was directed only to the fairness, from a financial point of view, of the merger consideration to the holders of GreenSky Class A common stock and did not address the underlying business decision of GreenSky to engage in the mergers, the form or structure of the mergers or any other transactions contemplated by the merger agreement, the relative merits of the mergers as compared to any other alternative transactions or business strategies that might exist for GreenSky or the effect of any other transaction in which GreenSky might engage.

Interests of GreenSky’s Directors and Executive Officers in the Mergers (Page 94)

GreenSky directors and executive officers may have interests in the mergers that may be different from, or in addition to, those of GreenSky stockholders generally. The members of the GreenSky board and the members of the GreenSky special committee were aware of and considered these interests in reaching the determination, in the case of the GreenSky special committee, to recommend the mergers to the GreenSky board and, in the case of the GreenSky board, to approve and adopt the merger agreement and other related agreements and recommend to GreenSky stockholders that they vote in favor of the GreenSky merger proposal. For additional information, see the section entitled “The Mergers—Interests of GreenSky’s Directors and Executive Officers in the Mergers” beginning on page 94 of this proxy statement/prospectus.

Holdback Agreement (Page 99)

Concurrently with the execution of the merger agreement and as a condition to GS Group’s and GS Bank’s entry into the merger agreement, GreenSky’s chief executive officer, Mr. David Zalik, entered into a holdback agreement with GS Group (the “holdback agreement”), pursuant to which he agreed that 326,984 shares of the common stock of GS Group that he otherwise would have been entitled to receive as merger consideration in respect of Common Units held by him and his affiliates shall instead be paid in the form of shares of GS Group restricted stock (the “holdback shares”). Among other things, the holdback shares will, subject to certain exceptions, be subject to transfer restrictions until the second anniversary of the closing date and will be forfeited if Mr. Zalik is not actively employed by GS Group or its affiliates on such anniversary.

Voting Agreement (Page 99)

Concurrently with the execution of the merger agreement and as a condition to GS Group’s and GS Bank’s entry into the merger agreement, GS Group and GS Bank entered into a voting agreement with Mr. Zalik and certain of his affiliates, who, collectively and in the aggregate, as of November 2, 2021, hold voting power over approximately 57% of the outstanding GreenSky common stock, pursuant to which, among other things, each such stockholder agreed to vote all of his or its subject shares in favor of the approval of the merger agreement and the transactions contemplated thereby; provided that in the event of an adverse recommendation change, the aggregate number of shares of GreenSky common stock required to be voted in favor of the approval of the merger agreement and the transactions contemplated thereby will be reduced to the aggregate number of shares holding voting power with respect to 35% of the outstanding GreenSky common stock, and each such GreenSky stockholder’s obligation to vote his or its subject shares in favor of approval of the merger agreement and the transactions contemplated thereby will be reduced by its pro rata portion of the excess subject shares.

The voting agreement will terminate automatically as of the earliest of (a) the effective time, (b) the termination of the merger agreement in accordance with its terms, (c) the mutual agreement of the parties thereto and (d) with respect to any GreenSky stockholder subject to the voting agreement, such time as any modification or amendment to the merger agreement or the holdback agreement is effected without such GreenSky stockholder’s consent that reduces the merger consideration, changes the form of the merger consideration or otherwise adversely affects such GreenSky stockholder in any material respect.

Backstop Loan Participation Purchase Facility Commitment Letter (Page 100)

Concurrently with the execution of the merger agreement and as a condition to GreenSky’s entry into the merger agreement, certain of GreenSky’s subsidiaries entered into a commitment letter for a backstop loan participation purchase facility (the “commitment letter”) with GS Bank. Pursuant to the commitment letter, GS Bank has committed to provide such subsidiaries with (i) a commitment of up to $0.8 billion to purchase economic participations in loans originated by GreenSky’s bank partners under the GreenSky program during the period from the execution of definitive agreements for such purchase facility through the earlier of the consummation of the mergers and the termination of the merger agreement in accordance with its terms, and (ii) in the event that the merger agreement is terminated in accordance with its terms prior to the consummation of the mergers, a commitment of up to $1.0 billion to purchase economic participations in loans originated by GreenSky’s bank partners under the GreenSky program during the period from the merger agreement termination date through the last day of the ninth full calendar month following such termination date. The commitment letter provides that the definitive agreements for the purchase facility will contain customary representations, warranties, covenants, indemnification and termination provisions.

Tax Receivable Agreement Amendment (Page 100)

As a condition to GS Group’s and GS Bank’s entry into the merger agreement, GreenSky and certain beneficiaries party to the Tax Receivable Agreement, dated as of May 23, 2018 (the “tax receivable agreement”), by and among GreenSky, GreenSky Holdings, GreenSky, LLC and the blocker corporations and beneficiaries party thereto, were required to enter into an amendment to the Tax Receivable Agreement (the “tax receivable agreement amendment”), which amendment provided that no payments under the tax receivable agreement will be made following or as a result of the consummation of the mergers.

Regulatory Approvals (Page 100)

The consummation of the mergers is subject to antitrust review in the United States. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules promulgated thereunder, the mergers cannot be completed until the parties to the merger agreement have given notification and furnished information to the Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”), and until the applicable waiting period has expired or has been terminated. At any time before or after consummation of the mergers, notwithstanding the termination of the applicable waiting period under the HSR Act, the FTC, the DOJ or any state could take such action under antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the mergers or seeking the divestiture of substantial assets of GreenSky, GS Group or their respective subsidiaries. Private parties may also seek to take legal action under antitrust laws under certain circumstances. GS Group and GreenSky filed their required HSR Act filings on September 24, 2021. The applicable waiting period expired on October 25, 2021.

The consummation of the mergers is also subject to certain other certain regulatory authorizations, consents, orders, non-objections and approvals with governmental authorities, including approval of the New York State Department of Financial Services (the “DFS”) and certain state licensing approvals.

In connection with the mergers, GS Group has filed a registration statement on Form S-4 with the SEC under the Securities Act, of which this proxy statement/prospectus forms a part, that must be declared effective by the SEC and pursuant to which the issuance of shares of GS Group common stock issuable upon the effective time will be registered with the SEC.

In addition, the consummation of the mergers is subject to approval for listing of the shares of GS Group common stock to be issued in connection with the mergers and reserved for issuance in connection with the mergers on the NYSE, subject to official notice of issuance.

Accounting Treatment (Page 100)

GS Group prepares its financial statements in accordance with GAAP. The mergers will be accounted for using the acquisition method of accounting. GS Group will be treated as the acquirer for accounting purposes.

No Appraisal or Dissenters’ Rights (Page 101)

In accordance with the DGCL, which governs the company merger, no appraisal rights are available to the GreenSky stockholders in connection with the company merger.

In addition, since the Holdings merger will occur immediately prior to the company merger, all shares of GreenSky Class B common stock will be automatically deemed transferred to GreenSky and canceled and cease to exist at the Holdings merger effective time, which is prior to the company merger effective time. Accordingly, no shares of GreenSky Class B common stock will be outstanding at the company merger effective time and the holders of GreenSky Class B common stock as of immediately prior to the Holdings merger effective time will not be entitled to any appraisal rights in connection with the company merger.

Solicitation; Change in Recommendation (Page 113)

As more fully described in this proxy statement/prospectus and in the merger agreement, and subject to the exceptions summarized below, GreenSky has agreed to, and to cause each of its subsidiaries to, and to instruct and use commercially reasonable efforts to cause its representatives to, immediately following the execution of the merger agreement, cease any solicitation, discussions or negotiations with any person that may have been ongoing with respect to a “takeover proposal” (as described in the section entitled “The Merger Agreement—Solicitation; Change in Recommendation” beginning on page 113 of this proxy statement/prospectus) and not:

•

initiate, solicit or knowingly encourage (including by way of furnishing non-public information) the submission of any inquiries regarding, or the making of any proposal or offer that constitutes or would reasonably be expected to lead to, a takeover proposal;

•

engage in, continue or otherwise participate in any discussions or negotiations regarding to any takeover proposal, or furnish to any other person non-public information in connection with, or for the purpose of, encouraging a takeover proposal; or

•	enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement providing for a takeover proposal.

However, until GreenSky stockholder approval of the GreenSky merger proposal is obtained, if GreenSky or any of its representatives receives a takeover proposal made after the date of the merger agreement that does not result from a material breach of the obligations under the merger agreement, and the GreenSky board or any authorized committee thereof determines in good faith (after consultation with financial advisors and outside legal counsel) that such takeover proposal is, or could reasonably be expected to lead to, a “superior proposal” (as described in the section entitled “The Merger Agreement—Solicitation; Change in Recommendation” beginning on page 113 of this proxy statement/prospectus):

•

GreenSky may enter into an “acceptable confidentiality agreement” (as described in the section entitled “The Merger Agreement—Solicitation; Change in Recommendation” beginning on page 113 of this proxy statement/prospectus) with the person or persons making such takeover proposal, GreenSky and its representatives may provide information (including non-public information) subject to such executed acceptable confidentiality agreement to the person or group of persons that has made such a takeover proposal or its and their representatives and financial sources; provided that GreenSky will promptly provide to GS Group and GS Bank any material non-public information concerning GreenSky or any of its subsidiaries that is provided to any such person or persons which was not previously provided to GS Group and GS Bank or their representatives; and

•	GreenSky may engage in or otherwise participate in discussions or negotiations with the person or persons making such takeover proposal and their representatives and financing sources.

Except as set forth in the merger agreement and as described further in the section entitled “The Merger Agreement—Solicitation; Change in Recommendation,” the GreenSky board may not make an adverse recommendation change to its recommendation that GreenSky stockholders vote “FOR” the GreenSky merger proposal. Under the merger agreement, an “adverse recommendation change” will occur if the GreenSky board, or any duly authorized committee thereof (a) withdraws (or modifies in a manner adverse to GS Group and GS

Bank) or publicly proposes to withdraw (or modify in a manner adverse to GS Group and GS Bank), its recommendation, or (b) recommends the approval or adoption of, or approves or adopts, or publicly proposes to recommend, approve or adopt, any takeover proposal.

Neither the GreenSky board nor any duly authorized committee thereof may execute or enter into (or cause or permit GreenSky, or any of its subsidiaries to execute or enter into) any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, or other similar agreement providing for a takeover proposal, other than any acceptable confidentiality agreement.

For a more complete description of the limitations on the solicitation of transaction proposals from third parties and the ability of the GreenSky board to change its recommendation with respect to the mergers, see the section entitled “The Merger Agreement—Solicitation; Change in Recommendation” beginning on page 113 of this proxy statement/prospectus.

Conditions to the Mergers (Page 121)

GreenSky’s and GS Group’s obligations to effect the mergers are subject to the satisfaction (or waiver, if permissible under applicable law) on or prior to the closing date of certain conditions, including:

•	no order, judgment, injunction, ruling, writ or decree of any governmental authority or any applicable law will be in effect enjoining or otherwise prohibiting consummation of the mergers;

•

certain regulatory approvals having been obtained and the waiting period (and any extension thereof) applicable to the consummation of the mergers under the HSR Act will have expired or early termination thereof will have been granted, provided that, in each case, no materially burdensome regulatory conditions will have been imposed in connection with any of the foregoing approvals or consents and not withdrawn;

•

adoption of the merger agreement by the affirmative vote of at least a majority of the voting power of outstanding shares of GreenSky common stock entitled to vote thereon, and by the affirmative vote of the unitholders holding a majority of the outstanding Common Units (the latter of which was obtained immediately following the execution and delivery of the merger agreement);

•

the registration statement of which this proxy statement/prospectus forms a part having been declared effective by the SEC and not the subject of any stop order or any pending or threatened in writing proceedings seeking a stop order;

•	the shares of GS Group common stock to be issued in the mergers having been authorized for listing on the NYSE, upon official notice of issuance;

•	the accuracy of the representations and warranties of the other party contained in the merger agreement; and

•

the performance by the other party in all material respects of the obligations, covenants and agreements required to be performed by it under the merger agreement at or prior to the closing date (and the receipt by each party of a certificate signed on behalf of the other party by an executive officer to such effect).

In addition, the obligations of GS Group, GS Bank, Merger Sub 1 and Merger Sub 2 to effect the mergers are subject to the tax receivable agreement, as amended by the tax receivable agreement amendment, having not have been further amended or otherwise modified and being in full force and effect and binding on each party thereto as of the closing.

For a more complete description of the conditions to the mergers, see the section entitled “The Merger Agreement—Conditions to the Mergers” beginning on page 121 of this proxy statement/prospectus.

Termination of the Merger Agreement (Page 122)

The merger agreement can be terminated at any time prior to consummation of the mergers in the following circumstances:

•	by mutual written consent of GreenSky and GS Group;

•

by GreenSky or GS Group if the mergers have not been consummated on or before the outside date (as described in the section entitled “The Merger Agreement—Termination of the Merger Agreement”) provided that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained in the merger agreement;

•

by GreenSky or GS Group if there is an order, judgment, injunction, ruling, writ or decree of any governmental authority or any applicable law will be in effect enjoining or otherwise prohibiting consummation of the mergers in effect that has become final and nonappealable (provided that the terminating party has used the required efforts to prevent the entry of and to remove such order, judgment, injunction, ruling, writ or decree in accordance with its obligations under the merger agreement);

•

by GreenSky or GS Group if approval of the GreenSky merger proposal by the GreenSky stockholders is not obtained at the special meeting or any adjournment or postponement thereof, in each case, at which a vote on the GreenSky merger proposal was taken;

•

by GreenSky or GS Group if (a) GS Group, GS Bank, Merger Sub 1 or Merger Sub 2, for termination by GreenSky, or (b) GreenSky or GreenSky Holdings, for termination by GS Group, has breached its representations or warranties or failed to perform any of its covenants or agreements in the merger agreement, which breach or failure to perform would give rise to the failure of a condition to consummation of the merger of the terminating party and which is not cured within the earlier of the outside date or 60 days following written notice to the party committing such breach, or by its nature or timing cannot be cured during such period; or

•	by GS Group if the GreenSky board or any duly authorized committee thereof has made an adverse recommendation change.

Termination Fee (Page 123)

GreenSky will be required to pay GS Group a termination fee of $75 million if the merger agreement is terminated in either of the following circumstances, provided that none of GS Group, GS Bank, Merger Sub 1 or Merger Sub 2 is then in material breach of its representations, warranties, covenants or agreements under the merger agreement such that the closing conditions applicable to such parties would not be satisfied as of the date of termination:

•

in the event that, after the date of the merger agreement a bona fide takeover proposal has been publicly made, proposed or communicated (and not withdrawn) and thereafter (a) the merger agreement is terminated by either GreenSky or GS Group because either (i) the mergers have not been consummated prior to the outside date or (ii) GreenSky has failed to obtain the approval of the GreenSky merger proposal by GreenSky stockholders at the special meeting or any adjournment or postponement thereof, in each case, at which a vote on the GreenSky merger proposal was taken, and (b) within 12 months after the date of such termination, GreenSky enters into a definitive agreement (other than an acceptable confidentiality agreement) in respect of a takeover proposal that is subsequently consummated or consummates a takeover proposal (provided, that for purposes of the foregoing, all references in the definition of takeover proposal to “25%” will instead refer to “50%”); or

•

in the event that the merger agreement is terminated (a) by GS Group following an adverse recommendation change by the GreenSky board or any committee thereof or (b) by either GreenSky or GS Group if (i) GreenSky has failed to obtain the approval of the GreenSky merger proposal by GreenSky stockholders at the special meeting or any adjournment or postponement thereof, in each

GS Group if (i) GreenSky has failed to obtain the approval of the GreenSky merger proposal by GreenSky stockholders at the special meeting or any adjournment or postponement thereof, in each case, at which a vote on the GreenSky merger proposal was taken and (ii) the GreenSky board or any duly authorized committee thereof has made an adverse recommendation change.

For additional information, see the sections entitled “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Termination Fee” beginning on pages 122 and 123, respectively.

Delisting and Deregistration of GreenSky Class A Common Stock (Page 101)

Prior to the consummation of the mergers, GreenSky has agreed to cooperate with GS Group and shall use its reasonable best efforts to cause the shares of GreenSky Class A common stock to be de-listed from NASDAQ and deregistered under the Exchange Act as soon as reasonably practicable following the effective time. If the mergers are completed, GreenSky Class A common stock will be delisted from the NASDAQ and deregistered under the Exchange Act, and GreenSky will no longer be required to file periodic reports with the SEC with respect to GreenSky Class A common stock.

NYSE Market Listing (Page 101)

The shares of GS Group common stock to be issued in connection with the mergers will be listed for trading on the NYSE. Following the consummation of the mergers, shares of GS Group common stock will continue to be listed on the NYSE. Prior to the consummation of the mergers, GS Group has agreed to use its best efforts to cause the shares of GS Group common stock to be issued in connection with the mergers to be approved for listing on the NYSE, subject to official notice of issuance.

Closing and Effective Time of the Mergers (Page 93)

Subject to the satisfaction or waiver of the closing conditions described under the section entitled, “The Merger Agreement—Conditions to the Mergers” beginning on page 121 of this proxy statement/prospectus, including the approval and adoption of the merger agreement by GreenSky stockholders at the special meeting, GS Group and GreenSky expect that the mergers will be consummated in the fourth quarter of 2021 or the first quarter of 2022. However, it is possible that factors outside the control of both companies could result in the transaction being completed at a different time or not at all.

Material United States Federal Income Tax Consequences (Page 125)

As further described below in the section entitled “Material United States Federal Income Tax Consequences,” it is the opinion of Cravath, Swaine & Moore LLP and Sullivan & Cromwell LLP that the company merger should qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code (a “Reorganization”). Accordingly, the exchange of GreenSky Class A common stock for shares of GS Group common stock should be tax-free to U.S. holders (as defined below under the section entitled “Material United States Federal Income Tax Consequences”), except with respect to any cash received in lieu of fractional shares of GS Group common stock.

The exchange of Common Units for shares of GS Group common stock (and cash in lieu of fractional shares of GS Group common stock, if any) in the Holdings merger will be a taxable sale of a U.S. holder’s Common Units in exchange for shares of GS Group common stock (and any cash received in lieu of fractional shares of GS Group common stock). A U.S. holder of Common Units who receives GS Group common stock (and cash in lieu of fractional shares of GS Group common stock, if any) in exchange for Common Units pursuant to the Holdings merger will recognize gain or loss in an amount equal to the difference between (a) the sum of (x) the fair market value of the GS Group common stock received, (y) any cash received (including any cash in lieu of fractional shares of GS Group common stock) and (z) such U.S. holder’s share of Holdings’ liabilities immediately prior to the Holdings merger and (b) such U.S. holder’s adjusted tax basis in the Common Units exchanged therefor (which will include such U.S. holder’s share of Holdings’ liabilities immediately prior to the Holdings merger).

You should read the section entitled “Material United States Federal Income Tax Consequences” beginning on page 125 of this proxy statement/prospectus for a more complete discussion of the material United States federal income tax consequences of the mergers.

Information About the GreenSky Special Meeting (Page 130)

The special meeting will be held on December 10, 2021, at 10:00 a.m., Eastern Time, and will be conducted completely online via the internet. GreenSky stockholders may attend and participate in the special meeting by visiting the special meeting website at www.virtualshareholdermeeting.com/GSKY2021SM. There will be no physical location for the special meeting. To access the special meeting, you will need the 16-digit control number included on your proxy card or voting instruction form.

We encourage you to access the special meeting before the start time of 10:00 a.m., Eastern Time. Please allow ample time for online check-in, which will begin at 9:45 a.m., Eastern Time.

GreenSky has set the close of business on November 2, 2021 as the record date for the special meeting, and only holders of record of GreenSky Class A common stock and GreenSky Class B common stock on the record date are entitled to vote at the special meeting. As of the close of business on the record date, there were 184,233,171 shares of GreenSky common stock outstanding, consisting of 92,135,984 shares of GreenSky Class A common stock and 92,097,187 shares of GreenSky Class B common stock. GreenSky Class A common stock and GreenSky Class B common stock will vote together as a single class on all matters described in this proxy statement/prospectus for which your vote is being solicited. On each matter properly brought before the special meeting, each holder of GreenSky common stock is entitled to one vote per share of GreenSky Class A common stock and ten votes per share of GreenSky Class B common stock held of record as of the record date. GreenSky common stock is the only security the holders of which are entitled to notice of, and to vote at, the special meeting.

At the special meeting, GreenSky stockholders will be asked to consider and vote on (i) the GreenSky merger proposal, (ii) the non-binding compensation proposal and (iii) the adjournment proposal.

The approval of the GreenSky merger proposal is a condition to closing under the merger agreement, as GreenSky stockholders must adopt the merger agreement in order for the mergers to occur. If GreenSky stockholders fail to adopt the merger agreement, the mergers will not occur.

Because the vote on the non-binding compensation proposal is only advisory in nature, it will not be binding on GreenSky or GreenSky board. Accordingly, because GreenSky is contractually obligated to pay the compensation, such compensation will be paid or become payable, subject only to the conditions applicable thereto, if the transaction is consummated and regardless of the outcome of the non-binding compensation proposal.

To be approved, the GreenSky merger proposal requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of GreenSky common stock entitled to vote thereon. To be approved, the non-binding compensation proposal requires the affirmative vote of the holders of a majority of the votes cast by the GreenSky stockholders entitled to vote on the proposal who are present in person (including virtually) or represented by proxy at the special meeting. To be approved, the adjournment proposal requires the affirmative vote of the holders of a majority of the votes entitled to be cast by the GreenSky stockholders who are present in person (including virtually) or by proxy at the special meeting, whether or not a quorum is present. If a quorum is not present, the chairman of the special meeting or a majority of the votes entitled to be cast by GreenSky stockholders present in person or by proxy at the special meeting may adjourn the meeting.

Mr. Zalik and certain of his affiliates own GreenSky common stock having the right to vote, as of November 2, 2021, approximately 57% of the voting power of the shares of GreenSky common stock issued and outstanding as of the close of business on November 2, 2021. Concurrently with the execution of the merger agreement, Mr. Zalik and such affiliates entered into the voting agreement with GS Group and GS Bank described above, pursuant to which, among other things, Mr. Zalik and such affiliates have agreed to vote all of their shares of GreenSky common stock in favor of the GreenSky merger proposal or, if the GreenSky board effects an adverse recommendation change, a portion of their respective shares of GreenSky common stock in favor of the GreenSky merger proposal. Unless the GreenSky board effects an adverse recommendation change, the aggregate votes by Mr. Zalik and such affiliates in favor of the GreenSky merger proposal will constitute the approval of the GreenSky merger proposal by the requisite majority of the voting power of the shares of GreenSky common stock outstanding as of the close of business on November 2, 2021.

The GreenSky board, acting upon the unanimous recommendation of the GreenSky special committee recommends that holders of GreenSky common stock vote “FOR” the GreenSky merger proposal, “FOR” the non-binding compensation proposal and “FOR” the adjournment proposal.

Comparison of Equityholder Rights (Page 141)

GreenSky stockholders and holders of Common Units will have different rights once they become GS Group stockholders due to differences between the organizational documents of GS Group, GreenSky and GreenSky Holdings. These differences are described in more detail under the section entitled “Comparison of Equityholder Rights” beginning on page 141 of this proxy statement/prospectus.

Risk Factors (Page 30)

You should consider all the information contained in or incorporated by reference into this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. In particular, you should consider the factors described under “Risk Factors.”

COMPARATIVE MARKET PRICE DATA

Shares of GS Group common stock are listed on the NYSE under the trading symbol “GS.” Shares of GreenSky Class A common stock are listed on the NASDAQ under the trading symbol “GSKY.”

The following table presents the closing prices of GreenSky Class A common stock and GS Group common stock on September 14, 2021, the last full trading day before the date of the public announcement of the merger agreement, and November 2, 2021, the last practicable date prior to the date of this proxy statement/prospectus. The table also shows the estimated implied value of the merger consideration for each share of GreenSky Class A common stock on the relevant date.

Date	GreenSky Class A Common Stock Closing Price	GS Group Common Stock Closing Price	Exchange Ratio	Implied Per Share Value of Merger Consideration
September 14, 2021	$7.77	$403.69	0.03	$12.11
November 2, 2021	$12.54	$423.85	0.03	$12.72

The above table shows only historical comparisons. These comparisons may not provide meaningful information to GreenSky stockholders in determining whether to approve the merger agreement. GreenSky stockholders are urged to obtain current market quotations for shares of GS Group common stock and GreenSky Class A common stock and to review carefully the other information contained in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus in considering whether to approve the merger agreement.

Implied per share value of merger consideration is calculated by multiplying the per share price of each share of GS Group common stock by the exchange ratio and rounding up or down to the nearest cent. The market prices of GS Group common stock and GreenSky Class A common stock have fluctuated since the execution of the merger agreement and will continue to fluctuate between the date of this proxy statement/prospectus and the date of consummation of the mergers. Because the exchange ratio is fixed and the market price of GS Group common stock has fluctuated and will continue to fluctuate, holders of GreenSky Class A common stock and holders of Common Units cannot be certain, at the time they vote to approve the mergers, of the market value of the merger consideration they will receive in the mergers. Accordingly, GreenSky Class A stockholders and holders of Common Units are advised to obtain current market quotations for shares of GS Group common stock and shares of GreenSky Class A common stock in deciding whether to vote for approval and adoption of the merger agreement. No assurance is given concerning the market prices of GreenSky Class A common stock or GS Group common stock before or after the effective date. Please see “Risk Factors—Risks Relating to the Mergers.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus, including information included or incorporated by reference into this proxy statement/prospectus, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not limited, to statements related to the proposed acquisition of GreenSky and the anticipated timing, results and benefits thereof, statements regarding the expectations and beliefs of the GreenSky board, GreenSky management, the board of directors of GS Group or GS Group management, and other statements that are not historical facts. Readers can generally identify forward-looking statements by the use of forward-looking terminology such as “outlook,” “potential,” “continue,” “may,” “seek,” “approximately,” “predict,” “believe,” “expect,” “plan,” “intend,” “poised,” “estimate” or “anticipate” and similar expressions or the negative versions of these words or comparable words, as well as future or conditional verbs such as “will,” “should,” “would,” “likely” and “could.” These forward-looking statements are based on GreenSky’s and GS Group’s current plans, objectives, estimates, expectations and intentions and inherently involve significant risks and uncertainties, many of which are beyond GreenSky’s or GS Group’s control. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks and uncertainties associated with GreenSky’s or GS Group’s ability to consummate the proposed mergers on the proposed terms or on the anticipated timeline, or at all, including:

•	risks and uncertainties related to securing the necessary regulatory and stockholder approvals and satisfaction of other closing conditions to consummate the proposed mergers;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	risks related to diverting the attention of GreenSky and/or GS Group management from ongoing business operations;

•	failure to realize the expected benefits of the proposed mergers;

•	significant transaction costs and/or unknown or inestimable liabilities;

•	the risk of litigation in connection with the proposed mergers, including resulting expense or delay;

•	the risk that GreenSky’s business will not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected;

•

risks related to future opportunities and plans for GreenSky’s business, including the adaptability of GreenSky’s platform to additional industry verticals and origination channels and the uncertainty of financial performance and results of GS Group following consummation of the proposed mergers;

•

disruption from the proposed mergers, including the proposed mergers making it more difficult to conduct business as usual or for GreenSky to maintain relationships with bank partners, other funding sources or purchasers of receivables related to, or economic participations in, loans originated by GreenSky’s bank partners, merchants, sponsors of merchants, consumers, suppliers, distributors, partners, employees, regulators or other third parties;

•

effects relating to the announcement of the proposed mergers or any further announcements or the consummation of the proposed mergers on the market price of GreenSky common stock or GS Group common stock;

•

the possibility that, if GS Group does not achieve the perceived benefits of the proposed mergers as rapidly or to the extent anticipated by financial analysts or investors or at all, the market price of GS Group common stock could decline;

•	regulatory initiatives and changes in tax laws; and

•	market volatility and changes in economic conditions.

In addition, the trajectory and future impact of the COVID-19 pandemic remains highly uncertain and can change rapidly, and the extent of the pandemic’s continuing and ultimate impact on GS Group, GS Bank, GreenSky, GreenSky’s bank partners and merchants, borrowers under the GreenSky program, loan demand (in particular, for elective healthcare procedures), legal and regulatory matters, consumers’ ability or willingness to pay, information security and consumer privacy, the capital markets, the economy in general and changes in the U.S. economy that could materially impact consumer spending behavior, unemployment and demand for products of GS Group and GreenSky are highly uncertain and cannot be predicted with confidence at this time. Moreover, other risks and uncertainties of which GreenSky or GS Group are not currently aware may also affect each company’s forward-looking statements and may cause actual results and the timing of events to differ materially from those anticipated.

Consequently, all of the forward-looking statements made by GS Group or GreenSky contained or incorporated by reference in this proxy statement/prospectus are qualified by factors, risks and uncertainties, including, but not limited to, those set forth under the headings titled “Risk Factors” beginning on page 30 of this proxy statement/prospectus and those set forth under the headings “Forward-Looking Statements” and “Risk Factors” in GS Group’s and GreenSky’s annual and quarterly reports and other filings with the SEC that are incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 164 of this proxy statement/prospectus.

Readers of this proxy statement/prospectus are cautioned that forward-looking statements are not guarantees of future performance. The forward-looking statements made in this proxy statement/prospectus are made only as of the date hereof or as of the dates indicated in the forward-looking statements and reflect the views stated therein with respect to future events as at such dates, even if they are subsequently made available by GreenSky or GS Group on their respective websites or otherwise. Except as otherwise required by law, neither GreenSky nor GS Group undertakes any obligation, and each expressly disclaims any obligation, to update or supplement any forward-looking statements to reflect actual results, new information, future events, changes in its expectations or other circumstances that exist after the date as of which the forward-looking statements were made.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the caption “Cautionary Statement Regarding Forward-Looking Statements” on page 28, you should consider the following risk factors carefully in deciding whether to vote to approve the merger agreement. Additional risks and uncertainties, if they materialize, not presently known to GS Group or GreenSky or that are not currently believed to be important to you, also may adversely affect the mergers.

In addition, the businesses of GS Group, GreenSky and their respective subsidiaries are subject to numerous risks and uncertainties, including the risks and uncertainties described in GS Group’s and GreenSky’s respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2020. The Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that have been filed by GS Group and GreenSky with the SEC since GS Group’s and GreenSky’s respective Annual Reports were filed, or that may be filed with the SEC after the date of this proxy statement/prospectus, may also include descriptions of additional risks and uncertainties. Each such report is or will be incorporated by reference in this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 164 of this proxy statement/prospectus.

Risks Relating to the Mergers

Because the exchange ratio is fixed and the market price of GS Group common stock has fluctuated and will continue to fluctuate, holders of GreenSky Class A common stock and holders of Common Units cannot be certain, at the time they vote to approve the mergers, of the market value of the merger consideration they will receive in the mergers.

Upon the consummation of the mergers, each (i) share of GreenSky Class A common stock issued and outstanding immediately prior to the company merger, except for shares of GreenSky Class A common stock owned by GreenSky as treasury shares or held by GS Group, GS Bank, Merger Sub 1 or Merger Sub 2 (in each case, not held on behalf of third parties, including in a fiduciary, custodial, nominee or similar capacity) and (ii) Common Unit issued and outstanding immediately prior to the Holdings merger, except for Common Units owned by GreenSky, will, in each case, be canceled and converted into the right to receive 0.03 shares of GS Group common stock.

There will be a time lapse between each of the date of this proxy statement/prospectus, the date on which GreenSky stockholders vote to adopt the merger agreement and thereby approve the mergers at the GreenSky special meeting and the date on which the holders of GreenSky Class A common stock and holders of Common Units entitled to receive shares of GS Group common stock actually receive such shares. Changes in prices of GS Group common stock prior to the consummation of the mergers will affect the merger consideration that holders of GreenSky Class A common stock and holders of Common Units will receive upon the consummation of the mergers. Stock price changes may result from a variety of factors, including general market and economic conditions, impacts and disruptions resulting from the COVID-19 pandemic, changes in GS Group’s businesses, operations and prospects and regulatory considerations, and other factors beyond the control of GS Group, including those described under this “Risk Factors” heading. Many of these factors are outside of the control of GS Group and GreenSky. Consequently, at the time GreenSky stockholders must decide whether to adopt the merger agreement, they will not know or be able to determine the actual market value of the shares of GS Group common stock they will receive when the mergers are consummated, which will depend on the market value of shares of GS Group common stock on that date.

The market value of GS Group common stock has fluctuated and will continue to fluctuate during these periods. For example, based on the range of closing prices of GS Group common stock during the period from September 14, 2021, the last full day of trading day before the date of the public announcement of the merger agreement, through November 2, 2021, the last practicable date before the date of this proxy statement/prospectus, the exchange ratio of 0.03 represented a market value per share of GreenSky Class A common stock ranging from a low of $11.22 to a high of $12.72. If the price of GS Group common stock declines between the date the merger agreement was signed and the date of the special meeting and the consummation of the mergers, including for any of the reasons described above, holders of GreenSky Class A common stock and holders of Common Units will receive shares of GS Group common stock that have a market value upon the consummation of the mergers that is less than the market value of such shares calculated pursuant to the exchange ratio on the date the merger agreement was signed or on the date of the special meeting, respectively.

Therefore, since the number of shares of GS Group common stock to be issued per share of GreenSky Class A common stock and per Common Unit is fixed, holders of GreenSky Class A common stock and holders of Common Units cannot be sure of the market value of the merger consideration they will receive upon the consummation of the mergers. You should obtain current market quotations for shares of GS Group common stock (traded on the NYSE under the trading symbol “GS”) and for shares of GreenSky Class A common stock (traded on NASDAQ under the trading symbol “GSKY”).

The market price for GS Group common stock may be affected by factors different from those that historically have affected GreenSky.

Upon the consummation of the mergers, holders of shares of GreenSky Class A common stock and holders of Common Units will receive as the merger consideration shares of GS Group common stock. GS Group’s businesses differ from that of GreenSky. GS Group is a global financial institution with greater than $1 trillion in assets that delivers a broad range of financial services across investment banking, securities, investment management and consumer banking to a large and diversified client base, while GreenSky is a technology company that provides point of sale financing solutions for a much narrower customer base in a more limited geographical area than the customer base and geographic area served by GS Group. Accordingly, the results of operations of GS Group will be affected by some factors that are different from those currently affecting the results of operations of GreenSky. Further, as a bank holding company and a financial holding company, GS Group is subject to different and, in many cases, more onerous regulations than GreenSky. For a discussion of the businesses of GS Group and GreenSky and of some important factors to consider in connection with those businesses, see the section entitled “The Parties to the Mergers” beginning on page 39 of this proxy statement/prospectus and the documents incorporated by reference referred to under the section entitled “Where You Can Find More Information” beginning on page 164 of this proxy statement/prospectus, including, in particular, in the section entitled “Risk Factors” in GS Group’s Annual Report on Form 10-K for the year ended December 31, 2020.

GreenSky stockholders will have a reduced ownership and voting interest in GS Group after the consummation of the mergers and will exercise less influence over management.

The mergers will result in GreenSky stockholders having an ownership stake in GS Group that is significantly smaller than their current ownership stake in GreenSky. Currently, GreenSky’s stockholders have the right to vote in the election of the board of directors of GreenSky and the power to approve or reject any matters requiring stockholder approval under Delaware law, the GreenSky charter and/or the GreenSky bylaws. Upon the consummation of the mergers, each GreenSky Class A stockholder and holder of Common Units who receives shares of GS Group common stock will become a stockholder of GS Group with a percentage ownership of GS Group attributable to the former ownership of GreenSky common stock or Common Units that is significantly smaller than their current percentage ownership of GreenSky or GreenSky Holdings, respectively. Following the consummation of the company merger, based on the number of shares of GS Group common stock outstanding as of November 2, 2021, the record date, former GreenSky equityholders will own approximately 1.7% of the outstanding shares of GS Group common stock, without giving effect to any shares of GS Group common stock held by GreenSky stockholders prior to the mergers. Because of this, GreenSky stockholders would exercise significantly less influence over GS Group after the mergers relative to their influence over GreenSky prior to the mergers, and thus would have a less significant impact on the approval or rejection of future GS Group proposals submitted to a stockholder vote.

GS Group may be unable to successfully integrate GreenSky’s operations and may not realize the anticipated benefits of acquiring GreenSky.

GS Group and GreenSky have operated and, until the consummation of the mergers, will continue to operate, independently. The success of the mergers, including anticipated benefits and cost savings, will depend, in part, on GS Group’s ability to successfully integrate GreenSky’s operations in a manner that results in various benefits, including, among other things, expanded offerings in the consumer banking space, an improved technology platform and digital product suite and broader operating efficiencies that will strengthen GS Group’s ability to meet the financial needs of new clients, customers, business partners and consumers without materially disrupting existing client relationships or resulting in decreased revenues due to loss of clients. The process of integrating operations could result in a loss of key personnel or cause an interruption of, or loss of momentum in, the activities of one or more of GS Group’s businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the ability of GS Group to maintain relationships with clients and employees. The diversion of management’s attention and any delays or difficulties encountered in connection with the mergers and the integration of GreenSky’s operations could have an adverse effect on the business, financial condition, operating results and prospects of GS Group after the mergers.

If GS Group experiences difficulties in the integration process, including those listed above, GS Group may fail to realize the anticipated benefits of the mergers in a timely manner, or at all. Failure to achieve these anticipated benefits could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy and could have an adverse effect on GS Group’s business, financial condition, operating results and prospects. In particular, the impacts of the COVID-19 pandemic may make it more costly or more difficult for GS Group to effect the integration of GreenSky into its current operations, which, in turn, may make it more difficult for GS Group to realize anticipated benefits or cost savings in the amounts estimated or in the time frame contemplated or at all.

Among the factors considered by the boards of directors of GS Group and GreenSky in connection with their respective approvals of the merger agreement were the benefits that could result from the mergers. We cannot give any assurance that these benefits will be realized within a timely manner, or at all.

The merger agreement limits GreenSky’s ability to pursue alternatives to the mergers and includes provisions that could discourage a potential competing acquirer of GreenSky or could result in any competing proposal being at a lower price than it might otherwise be.

The merger agreement contains “no shop” covenants that prohibit GreenSky from soliciting or, subject to certain exceptions relating to the exercise of fiduciary duties by the GreenSky board, entering into discussions with any third party regarding, any acquisition proposal or offers for competing transactions. GreenSky may also be required to pay GS Group a termination fee of $75 million in certain circumstances involving a termination of the merger agreement and acquisition proposals for competing transactions. GreenSky does not have the right to terminate the merger agreement to accept an alternative acquisition proposal. Accordingly, notwithstanding a change in recommendation by the GreenSky board, unless GS Group terminates the merger agreement following such change in recommendation or the merger agreement is otherwise validly terminated, GreenSky will still be required to convene the special meeting and submit the GreenSky merger proposal to the GreenSky stockholders for approval. See the sections entitled “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Termination Fee” beginning on pages 122 and 123, respectively.

Additionally, on September 14, 2021, concurrently with the execution of the merger agreement and as a condition to GS Group’s and GS Bank’s entry into the merger agreement, GS Group and GS Bank entered into a voting agreement with David Zalik, Chairman of the GreenSky board and GreenSky’s Chief Executive Officer, and certain of his affiliates, who as of November 2, 2021, collectively and in the aggregate, held voting power over approximately 57% of the outstanding GreenSky common stock, which shares held by Mr. Zalik and certain of his affiliates we refer to as the “subject shares.” Pursuant to the voting agreement, among other things, each such stockholder agreed to vote all of his or its subject shares in favor of the approval of the merger agreement and the transactions contemplated thereby. However, in the event of an “adverse recommendation change” (as defined in the section entitled “The Merger Agreement—Solicitation; Change in Recommendation,” beginning on page 113 of this proxy statement/prospectus) by the GreenSky board, the aggregate number of shares of GreenSky common stock required to be voted in favor of the approval of the merger agreement and the transactions contemplated thereby will be reduced to the aggregate number of shares representing 35% of the total voting power of GreenSky common stock, and each such stockholder’s obligation to vote its subject shares in favor of the approval of the merger agreement and the transactions contemplated thereby will be reduced by its pro rata portion of the excess subject shares. These provisions could discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of GreenSky from considering or proposing such an acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than that market value proposed to be received in the mergers, or might result in a potential competing acquirer proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in specified circumstances under the merger agreement.

The merger agreement may be terminated in accordance with its terms and the mergers may not be completed.

The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the mergers, including, among others: the approval of the GreenSky merger proposal, the receipt of required regulatory approvals and expiration or termination of all statutory waiting periods in respect thereof (as further described in the section entitled “The Mergers—Regulatory Approvals” beginning on page 100 of this proxy statement/prospectus); the accuracy of representations and warranties under the merger agreement (subject to the materiality standards set forth in the merger agreement); GS Group’s and GreenSky’s performance of their respective obligations under the merger agreement in all material respects; the effectiveness of this registration statement; and the tax receivable agreement, as amended by the tax receivable agreement amendment, not having been further amended and being in full force and effect.

Neither GS Group nor GreenSky can provide assurance that the conditions to the closing of the mergers will be satisfied or waived, and accordingly, that the mergers will be completed on the terms or timeline that the parties anticipate, or at all. If any condition to the mergers is not satisfied, it could delay or prevent the mergers from occurring, which could negatively impact the price of GreenSky common stock or GS Group common stock and the parties’ business, financial condition, results of operations and growth prospects. In addition, if the mergers are not completed by April 15, 2022 (which we refer to as the “outside date”), either GS Group or GreenSky may choose not to proceed with the mergers, and the parties can mutually decide to terminate the merger agreement at any time, before or after GreenSky stockholder approval of the GreenSky merger proposal.

In addition to the above risks, GS Group and GreenSky may elect to terminate the merger agreement in certain other limited circumstances. See the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 122 of this proxy statement/prospectus for a description of these circumstances. If the merger agreement is terminated under certain circumstances, GreenSky may be required to pay a termination fee of $75 million to GS Group. See the section entitled “The Merger Agreement—Termination Fee” beginning on page 123 of this proxy statement/prospectus for a fuller description of these circumstances.

Failure to complete the mergers could negatively impact the stock price and the future business and financial results of GreenSky.

If the mergers are not completed for any reason, including as a result of GreenSky stockholders declining to adopt the merger agreement, the ongoing business of GreenSky may be adversely affected and, without realizing any of the benefits of having completed the mergers, GreenSky would be subject to a number of risks, including the following:

•	GreenSky may experience negative reactions from the financial markets, including negative impacts on its stock price;

•

GreenSky may experience negative reactions from its regulators, merchant partners, sponsors of merchants, bank partners, other funding sources or purchasers of receivables related to, or economic participations in, loans originated by bank partners, customers, vendors, and employees;

•

the merger agreement imposes certain restrictions on the conduct of GreenSky’s business prior to completion of the mergers, which restrictions may prevent GreenSky from taking certain actions or otherwise pursuing business opportunities during the pendency of the mergers that GreenSky would have taken or pursued had these restrictions not been in effect;

•

GreenSky will have incurred substantial expenses and will be required to pay these expenses and other costs it will have incurred relating to the mergers, whether or not the mergers are consummated; and

•

matters relating to the mergers (including integration planning) will require substantial commitments of time and resources by GreenSky management, which would otherwise have been devoted to day-to-day operations and other opportunities that may have been beneficial to GreenSky as an independent company.

In addition to the above risks, if the merger agreement is terminated and the GreenSky board seeks another merger or business combination, GreenSky stockholders cannot be certain that GreenSky will be able to find a party willing to offer equivalent or more attractive consideration than the consideration GS Group has agreed to provide in the mergers. If the merger agreement is terminated under certain circumstances, GreenSky may be required to pay a termination fee of $75 million to GS Group. See the section entitled “The Merger Agreement—Termination Fee” beginning on page 123 of this proxy statement/prospectus.

The COVID-19 pandemic and events related to it may delay or adversely affect the completion of the mergers.

The COVID-19 pandemic and events related to it may adversely affect the business, financial condition and results of operations of GS Group and GreenSky. If the businesses or operations of GS Group or GreenSky are disrupted as a result of the COVID-19 pandemic and events related to it, efforts to complete the mergers and integrate the businesses of GS Group and GreenSky may be delayed and adversely affected. Additional time may be required to obtain the requisite regulatory approvals, and the bank regulatory and other governmental authorities may impose additional requirements on GS Group and GreenSky that must be satisfied prior to completion of the mergers, which could delay or adversely affect the completion of the mergers.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.

Before the transactions contemplated by the merger agreement, including the mergers, may be completed, various approvals must be obtained from bank regulators and other governmental authorities as described in the section entitled “The Merger—Regulatory Approvals” beginning on page 100 of this proxy statement/prospectus. In determining whether to grant these approvals, such regulators will consider a variety of factors, including the regulatory standing of each party. These approvals could be delayed or not obtained at all, including due to: an adverse development in either party’s regulatory standing, or any other factors considered by regulators in granting such approvals; governmental, political or community group inquiries, investigations or opposition; changes in legislation or the political environment generally; or impacts and disruptions resulting from the COVID-19 pandemic. These governmental entities may impose conditions, limitations or costs or place restrictions on the conduct of GS Group after the closing as a condition to the granting of such approvals or require changes to the terms of the company merger or the Holdings merger. Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying completion of the mergers or of imposing additional costs or limitations on GS Group following the mergers, any of which might have an adverse effect on GS Group following the mergers.

GreenSky will be subject to business uncertainties and contractual restrictions while the mergers are pending, which could adversely affect its business.

Uncertainty about the effect of the mergers on employees and customers may have an adverse effect on GreenSky and, consequently, GS Group following the consummation of the mergers. These uncertainties may impair GreenSky’s ability to attract, retain and motivate key personnel until the mergers are consummated and for a period of time thereafter, and could cause customers and others that deal with GreenSky to seek to change their existing business relationships with GreenSky. Employee retention at GreenSky may be particularly challenging during the pendency of the mergers, as employees may experience uncertainty about their roles with GS Group and its affiliates following the mergers. In addition, the merger agreement restricts GreenSky from making certain acquisitions and taking other specified actions without the consent of GS Group, and generally requires GreenSky to continue its operations in the ordinary course, until the mergers close. These restrictions may prevent GreenSky from pursuing attractive business opportunities that may arise prior to the completion of the mergers. Please see the section entitled “The Merger Agreement—Conduct of Businesses” beginning on page 110 of this proxy statement/prospectus for a description of the restrictive covenants to which GreenSky is subject.

Directors and executive officers of GreenSky may have interests in the mergers that are different from, or in addition to, the interests of GreenSky stockholders.

GreenSky stockholders should be aware that some of GreenSky’s directors and executive officers may have interests in the mergers and have arrangements that are different from, or in addition to, those of GreenSky stockholders generally. The members of the GreenSky board and the members of the GreenSky special committee were aware of and considered these interests in reaching the determination, in the case of the GreenSky special committee, to recommend the mergers to the GreenSky board and, in the case of the GreenSky board, to approve and adopt the merger agreement and other related agreements and recommend to GreenSky stockholders that they vote in favor of the GreenSky merger proposal. For additional information, see “The Mergers—Interests of GreenSky’s Directors and Executive Officers in the Mergers” beginning on page 94 of this proxy statement/prospectus.

Shares of GS Group common stock to be received by holders of GreenSky Class A common stock and holders of Common Units as a result of the mergers will have rights different from the shares of GreenSky Class A common stock and Common Units, respectively.

Upon the consummation of the mergers, the rights of former GreenSky stockholders and former holders of Common Units will be governed by the GS Group charter and the GS Group by-laws. Even though both GS Group and GreenSky are incorporated under the laws of the State of Delaware, the rights afforded to GS Group stockholders differ from the rights afforded to GreenSky stockholders and may be less favorable than their current rights as GreenSky stockholders. Further, the rights associated with GS Group common stock are different from the rights associated with the Common Units and the terms of Georgia law applicable to limited liability companies, which currently governs the rights of holders of Common Units and may be less favorable than their current rights as holders of Common Units. Please see the section entitled “Comparison of Equityholder Rights” beginning on page 141 of this proxy statement/prospectus for a discussion of the different rights associated with GS Group common stock.

GS Group will incur certain transaction and merger-related costs in connection with the mergers.

Each of GS Group and GreenSky has incurred and will incur certain expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of filing, printing and mailing this proxy statement/prospectus and other fees paid to the SEC in connection with the mergers.

GS Group expects to continue to incur a number of non-recurring costs associated with completing the mergers, combining the operations of the two companies and achieving desired synergies. The substantial majority of non-recurring expenses will be comprised of transaction costs related to the mergers and include, but are not limited to, fees paid to legal, financial and accounting advisors, severance and benefit, technology integration costs and filing fees.

GS Group also will incur transaction fees and costs related to formulating and implementing integration plans, including facilities and systems consolidation costs and employment-related costs. GS Group continues to assess the magnitude of these costs, and additional unanticipated costs may be incurred in the mergers and the integration of the two companies’ businesses. Although GS Group expects that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow GS Group to offset integration-related costs over time, this net benefit may not be achieved in the near term, or at all. The aggregate amount and timing of such charges are uncertain at present. See the risk factor entitled “GS Group may be unable to successfully integrate GreenSky’s operations and may not realize the anticipated benefits of acquiring GreenSky” above.

If it is determined the company merger does not qualify as a tax-free “reorganization” for U.S. federal income tax purposes, U.S. holders of GreenSky Class A common stock will generally recognize capital gain or loss as a result of the company merger.

As further described below in “Material United States Federal Income Tax Consequences” beginning on page 125 of this proxy statement/prospectus, it is the opinion of Cravath, Swaine & Moore LLP and Sullivan & Cromwell LLP that the company merger should qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code. However, such opinions are not binding on the IRS or any court, nor is the receipt of further opinions a condition to the closing of the mergers. If it is determined the company merger does not qualify as a tax-free “reorganization,” the company merger would be a taxable transaction to GreenSky stockholders for U.S. federal income tax purposes. In that case, a U.S. holder (as defined below in the section entitled “Material United States Federal Income Tax Consequences”) would generally recognize capital gain or loss measured by reference to the fair market value of GS Group common stock received in exchange for such U.S. holder’s GreenSky Class A common stock. For more information about the tax consequences related to the company merger, see the section entitled “Material United States Federal Income Tax Consequences—Tax Consequences of the Company Merger” beginning on page 126 of this proxy statement/prospectus.

Completion of the mergers may trigger change in control or other provisions in certain agreements to which GreenSky or one of its subsidiaries is a party.

The completion of the mergers may trigger “change in control” and other provisions in certain agreements to which GreenSky or one of its subsidiaries is a party. If GS Group and GreenSky are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages or equitable remedies. Even if GS Group and GreenSky are able to negotiate consents or waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to GreenSky. There is no assurance that such counterparties will not exercise their rights under the agreements, including termination rights where available, that the exercise of any such rights will not result in a material adverse effect or that any modifications of such agreements will not result in a material adverse effect.

GS Group or GreenSky may waive one or more of the closing conditions without GreenSky re-soliciting GreenSky stockholder approval.

Certain conditions to GS Group’s and GreenSky’s obligations, respectively, to complete the mergers may be waived, in whole or in part, to the extent legally permissible, either unilaterally by such party or by agreement of GS Group and GreenSky. In the event of any such waiver, the parties will have the discretion to complete the mergers without seeking further approval of GreenSky stockholders.

The opinions delivered by J.P. Morgan to the GreenSky board and Piper Sandler to the GreenSky special committee have not been, and are not expected to be, updated to reflect any changes in circumstances that may have occurred since the date of the opinions.

The opinion rendered by J.P. Morgan, financial advisor to GreenSky, to the GreenSky board on September 14, 2021, and the opinion rendered by Piper Sandler, financial advisor to the GreenSky special committee, to the GreenSky special committee on September 14, 2021, were each based upon such information available to J.P. Morgan or Piper Sandler, as the case may be, as of the date of each such opinion. The opinions do not reflect any events or changes that may have occurred or that otherwise have come to such financial advisors after the date on which such opinions were delivered, including changes to the business, financial condition, results of operations and prospects of GS Group or GreenSky, changes in business, financial, economic, market and other conditions, or other events or changes which may be beyond the control of GS Group and GreenSky, including the impact of the COVID-19 pandemic after September 14, 2021 and other risks and uncertainties. Any such changes may alter the relative value of GS Group or GreenSky or the prices at which shares of GS Group common stock or GreenSky Class A common stock may trade prior to the time the mergers are completed. The opinions do not speak as of the date the mergers will be completed or as of any date other than the date of such opinions, and the financial advisors did not assume any obligation to update their respective opinion. For more information about the respective opinions delivered by J.P. Morgan and Piper Sandler, see “The Merger—Opinion of J.P. Morgan, GreenSky’s Financial Advisor” beginning on page 76, “The Merger—Opinion of Piper Sandler, GreenSky Special Committee’s Financial Advisor” beginning on page 82, Annex B and Annex C to this proxy statement/prospectus.

Issuance of shares of GS Group common stock in connection with the mergers may adversely affect the market price of GS Group common stock.

In connection with the payment of the merger consideration, GS Group expects to issue approximately 5,899,940 shares of GS Group common stock to the holders of GreenSky Class A common stock and holders of Common Units. The issuance of these new shares of GS Group common stock may result in fluctuations in the market price of GS Group common stock, including a stock price decrease.

Neither GreenSky stockholders nor holders of Common Units will have dissenters’ rights or appraisal rights in the mergers.

Appraisal rights (also known as dissenters’ rights) are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction.

Under Section 262 of the DGCL, holders of GreenSky Class A common stock will not be entitled to appraisal rights in connection with the company merger if, on the record date of the GreenSky special meeting, shares of GreenSky Class A common stock are listed on a national securities exchange or held of record by more than two thousand (2,000) stockholders, and holders of GreenSky Class A common stock are not required to accept as consideration for their shares anything other than the shares of GS Group listed on a national securities exchange or held of record by more than two thousand (2,000) stockholders, cash paid in lieu of fractional shares or any combination of the foregoing. Holders of GreenSky Class A common stock will receive shares of GS Group common stock as consideration in the merger, which shares are currently listed on NYSE, and are expected to continue to be so listed at the effective time. Accordingly, the holders of GreenSky Class A common stock are not entitled to any appraisal rights in connection with the company merger.

In addition, since the Holdings merger will occur immediately prior to the company merger, all shares of GreenSky Class B common stock will be automatically deemed transferred to GreenSky and canceled and cease to exist at the effective time of the Holdings merger, which is prior to the effective time of the company merger. Accordingly, no shares of GreenSky Class B common stock will be outstanding at the effective time of the company merger and the holders of GreenSky Class B common stock as of immediately prior to the Holdings merger effective time will not be entitled to any appraisal rights in connection with the company merger.

Under Section 14-11-1002 of the GLLCA, a record member of a limited liability company is entitled, in certain circumstances, to dissent from, and obtain payment of the fair value of his or her membership interest in the event of consummation of a plan of merger, unless otherwise provided by the company’s articles of organization or written operating agreement. Since the GreenSky Holdings operating agreement provides that holders of Common Units are not entitled to dissenters’ or appraisal rights, holders of Common Units are not entitled to any appraisal rights in connection with the Holdings merger.

See “The Merger—No Appraisal or Dissenters’ Rights” on page 101 of this proxy statement/prospectus.

Stockholder litigation could prevent or delay the completion of the mergers or otherwise negatively impact the business and operations of GS Group and GreenSky.

Transactions like the mergers are frequently the subject of litigation or other legal proceedings, including actions alleging that either parties’ board of directors breached their respective duties to their stockholders by entering into a merger agreement, by failing to obtain a greater value in a transaction for their stockholders or any other claims (contractual or otherwise) arising out of a merger or the transactions related thereto. Stockholders of GS Group and/or GreenSky may file lawsuits against GreenSky, GS Group and/or the directors and officers of either company in connection with the mergers. One of the conditions to the closing is that no order, injunction or decree issued by any court or governmental entity of competent jurisdiction or other legal restraint preventing the consummation of the mergers or any of the other transactions contemplated by the merger agreement be in effect. If any plaintiff were successful in obtaining an injunction prohibiting GS Group or GreenSky from consummating the mergers or any of the other transactions contemplated by the merger agreement, then such injunction may delay or prevent the effectiveness of the mergers and could result in significant costs to GS Group and/or GreenSky, including any cost associated with the indemnification of directors and officers of each company. GS Group and GreenSky may incur costs in connection with the defense or settlement of any stockholder lawsuits filed in connection with the mergers. Such litigation could have an adverse effect on GS Group’s or GreenSky’s ability to consummate the mergers or on their respective financial condition, results of operations and growth prospects, including through the possible diversion of either company’s resources or distraction of key personnel.

Risks Relating to GS Group’s Business

You should read and consider risk factors specific to GS Group’s business. These risks are described in the sections entitled “Risk Factors” in GS Group’s Annual Report on Form 10-K for the year ended December 31, 2020 and in other documents incorporated by reference into this proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 164 of this proxy statement/prospectus for the location of information incorporated by reference into this proxy statement/prospectus.

Risks Relating to GreenSky’s Business

You should read and consider risk factors specific to GreenSky’s business. These risks are described in the sections entitled “Risk Factors” in GreenSky’s Annual Report on Form 10-K for the year ended December 31, 2020 and in other documents incorporated by reference into this proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 164 of this proxy statement/prospectus for the location of information incorporated by reference into this proxy statement/prospectus.

THE PARTIES TO THE MERGERS

The Goldman Sachs Group, Inc.

200 West Street

New York, New York 10282

(212) 902-1000

The Goldman Sachs Group, Inc. is a leading global financial institution that delivers a broad range of financial services across investment banking, securities, investment management and consumer banking to a large and diversified client base that includes corporations, financial institutions, governments and individuals. GS Group’s purpose is to advance sustainable economic growth and financial opportunity. GS Group’s goal, reflected in its One Goldman Sachs initiative, is to deliver the full range of its services and expertise to support its clients in a more accessible, comprehensive and efficient manner, across businesses and product areas. GS Group’s principal executive offices are located at 200 West Street, New York, New York 10282, telephone (212) 902-1000. GS Group is a bank holding company and a financial holding company regulated by the Board of Governors of the Federal Reserve System.

GS Group common stock is currently listed on the NYSE under the symbol “GS.”

Goldman Sachs Bank USA

200 West Street

New York, New York 10282

(212) 902-1000

Goldman Sachs Bank USA is a New York State-chartered bank and the U.S. depository institution subsidiary of GS Group.

Merger Sub 1

Glacier Merger Sub 1, LLC, a wholly owned subsidiary of GS Bank, is a Delaware limited liability company formed on November 1, 2021, for the purpose of effecting the company merger. Merger Sub 1 has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement. The principal executive offices of Merger Sub 1 are located at 200 West Street, New York, New York 10282, telephone (212) 902-1000.

Merger Sub 2

Glacier Merger Sub 2, LLC, a wholly owned subsidiary of GS Bank, is a Georgia limited liability company formed on November 1, 2021, for the purpose of effecting the Holdings merger. Merger Sub 2 has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement. The principal executive offices of Merger Sub 2 are located at 200 West Street, New York, New York 10282, telephone (212) 902-1000.

GreenSky, Inc.

5565 Glenridge Connector, Suite 700

Atlanta, Georgia 30342

(678) 264-6105

GreenSky, Inc., headquartered in Atlanta, is a leading technology company Powering Commerce at the Point of Sale® for a growing ecosystem of merchants, consumers and banks. GreenSky’s highly scalable, proprietary and patented technology platform enables merchants to offer frictionless promotional payment options to consumers, driving increased sales volume and accelerated cash flow. Banks leverage GreenSky’s technology to provide loans to super-prime and prime consumers nationwide. GreenSky currently services a $9 billion loan portfolio, and since GreenSky’s inception, approximately 4 million consumers have financed more than $30 billion of commerce using GreenSky’s paperless, real-time “apply and buy” technology.

GreenSky is a holding company that, together with GreenSky Holdings, owns GreenSky, LLC and its subsidiaries, which are operating companies that conduct the business of GreenSky. GreenSky was formed on July 12, 2017 for the purpose of completing an initial public offering of its Class A common stock. GreenSky’s principal executive offices are located at 5565 Glenridge Connector, Suite 700 Atlanta, Georgia 30342, telephone (678) 264-6105.

GreenSky Class A common stock is currently listed on NASDAQ under the symbol “GSKY.”

GreenSky Holdings, LLC

5565 Glenridge Connector, Suite 700

Atlanta, Georgia 30342

(678) 264-6105

GreenSky Holdings, LLC is a holding company that, together with GreenSky, owns GreenSky, LLC and its subsidiaries, which are operating companies that conduct the business of GreenSky. GreenSky Holdings, LLC was formed in August 2017 to serve as a holding company for GreenSky, LLC. GreenSky Holdings’ principal executive offices are located at 5565 Glenridge Connector, Suite 700 Atlanta, Georgia 30342, telephone (678) 264-6105.

THE MERGERS

This section describes the mergers. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the mergers that is important to you. You are encouraged to read the merger agreement carefully and in its entirety. This section is not intended to provide you with any factual information about GreenSky or GS Group. Such information can be found elsewhere in this proxy statement/prospectus and in the public filings GreenSky and GS Group make with the SEC that are incorporated by reference into this document, as described in the section entitled “Where You Can Find More Information” beginning on page 164 of this proxy statement/prospectus.

Background of the Transactions

As part of their ongoing review of GreenSky’s business, the GreenSky board and senior management team periodically review and evaluate GreenSky’s business and long-term strategy, competitive position, prospects and opportunities to increase stockholder value. These reviews have included considering the continued execution of GreenSky’s strategy as a stand-alone company, changes to GreenSky’s funding model and relationships with its bank funding partners and the possible sale of GreenSky to a third party.

The GS Group board, together with GS Group management, regularly considers and evaluates potential strategic opportunities, as well as developments in GS Group’s businesses, the financial markets, the financial services industry, economic conditions and the regulatory environment, with the goal of enhancing value for GS Group’s stockholders.

On July 29, 2019, the GreenSky board held an in-person meeting, together with members of senior management and representatives of J.P. Morgan and Financial Technology Partners LP (which we refer to as “FT Partners”), financial advisors to GreenSky, and representatives of Cravath, Swaine & Moore LLP and Troutman Sanders Pepper Hamilton LLP (which we refer to as “Cravath” and “Troutman Pepper” respectively), outside counsel to GreenSky, to discuss whether it might make sense for the GreenSky board to consider possible strategic alternatives that may be available to GreenSky, including possible transactions involving a sale, merger, investment or other similar transaction. GreenSky and the GreenSky board had selected J.P. Morgan and FT Partners as financial advisors given their familiarity with GreenSky, their expertise and contacts in the financial technology and financial services industries and their expertise with respect to advising companies in these types of strategic alternative reviews and in connection with mergers and acquisitions transactions. In particular, J.P. Morgan and FT Partners had acted as a joint bookrunner and a financial advisor, respectively, in connection with GreenSky’s initial public offering.

At the meeting, the representatives of Cravath reviewed with the GreenSky board their fiduciary duties under Delaware law, both generally and in the context of conducting a review of strategic alternatives and any potential transaction. In this discussion, the representatives of Cravath reviewed with the GreenSky board considerations specific to companies with a controlling stockholder, as Mr. David Zalik, the founder and Chief Executive Officer of GreenSky, held and continues to hold a controlling voting interest in GreenSky. In particular, the representatives of Cravath reviewed whether and when it might be advisable for the GreenSky board to form a special committee of directors and subject a transaction to a “majority of the minority” stockholder vote in different transaction scenarios. The GreenSky board noted these considerations and determined that it would revisit these considerations as the process evolved and at the appropriate time.

At the meeting, the representatives of J.P. Morgan and FT Partners also provided an overview of the then-current market and economic backdrop, as well as certain financial information regarding GreenSky’s performance and outlook relative to its industry peers. The representatives of J.P. Morgan and FT Partners discussed the potential merits of GreenSky seeking stable bank partner funding and that volatility in GreenSky’s stock price likely did not engender market confidence conducive to maintaining stable funding. The representatives of J.P. Morgan and FT Partners reviewed potential strategic alternatives, including remaining independent, fundamentally changing GreenSky’s business model to diversify its funding and a potential sale to a strategic or financial buyer, as well as potential partners for a sale transaction.

During the meeting, the GreenSky board and senior management discussed the relative benefits of different alternatives and concluded that, due to the volatility of GreenSky’s stock price, the ongoing concern among investors regarding GreenSky’s bank funding model and the complexity of GreenSky’s operating model, it would be in the best interests of GreenSky stockholders to consider and evaluate strategic alternatives focused on maximizing stockholder value. The GreenSky board authorized senior management, with the assistance of its financial and legal advisors, to commence a process to consider and evaluate all strategic alternatives that might be available to GreenSky, and to potentially solicit interest from third parties regarding a sale transaction. The GreenSky board also concluded that it would be optimal to publicly disclose this decision so as to permit GreenSky to conduct a full survey of the market.

On August 5, 2019, the GreenSky board executed a unanimous written consent authorizing the engagement of J.P. Morgan as financial advisor to GreenSky and the GreenSky board in connection with its evaluation of strategic alternatives. The GreenSky board did not need to authorize the engagement of FT Partners in this regard, as FT Partners already had an existing engagement letter with GreenSky that was applicable to the strategic alternatives review.

On August 6, 2019, GreenSky publicly announced that it was evaluating strategic alternatives. Thereafter, at the direction of the GreenSky board, representatives of J.P. Morgan and FT Partners had preliminary discussions with potential acquirors of GreenSky, including GS Group.

On September 4, 2019, the GreenSky board held an in-person meeting to discuss the GreenSky strategic alternatives review, including whether to launch a formal sale process for a potential acquisition of GreenSky. Members of GreenSky senior management and representatives of J.P. Morgan, FT Partners, Cravath and Troutman Pepper were in attendance. The representatives of J.P. Morgan and FT Partners reviewed different strategic alternatives potentially available to GreenSky, including a potential sale transaction, and initial feedback from the preliminary discussions with potential acquirors, including the identities of such potential acquirors, that had occurred following the public announcement of the strategic alternatives review. The representatives of J.P. Morgan and FT Partners then presented their respective preliminary valuation analyses with respect to GreenSky on a stand-alone basis. After discussing the various strategic alternatives potentially available to GreenSky, including a potential sale transaction, and the potential acquirors, the GreenSky board authorized J.P. Morgan and FT Partners to launch a formal sale process for a potential acquisition of GreenSky and to continue soliciting interest from the potential acquirors that had engaged in preliminary discussions with J.P. Morgan and FT Partners.

Among other things discussed at the meeting, the GreenSky board discussed that it was possible that certain potential acquirors might request that Mr. Zalik (and potentially Mr. Robert Sheft, a director of GreenSky who, through a related entity, then held approximately 12% of the outstanding equity of GreenSky) roll over a portion of their equity interests in a transaction. In this discussion, Mr. Zalik said that he would be open to doing so if it would be helpful to facilitate a transaction, but that he would take direction from the GreenSky board on whether, how and when to engage in any such discussions with potential acquirors. Also during this discussion, the representatives of Cravath and Troutman Pepper advised the GreenSky board that neither Mr. Zalik nor any member of GreenSky management should engage in any discussion regarding a rollover or post-transaction employment with any potential acquirors until authorized by the GreenSky board, other than Mr. Zalik confirming that he would be open to such discussions at the appropriate time and when authorized by the GreenSky board. The GreenSky board expressed its view that this instruction was important because it wanted to ensure that Mr. Zalik’s interests were aligned with all GreenSky stockholders in obtaining the best value for the equity of GreenSky were a sale of GreenSky to occur. The GreenSky board also discussed that Mr. Zalik indicating that he would be open to a rollover would be helpful to the process because certain buyers might not be willing to make a proposal without knowing that a rollover was possible. Mr. Zalik stated that his goal was value maximization for all GreenSky stockholders and that he understood the instructions from the GreenSky board and would abide by them.

In August and September of 2019, GreenSky and its financial advisors solicited interest from potential acquirors for a sale of GreenSky. During the course of the process, 83 potential buyers were contacted and 34 parties (including an affiliate of GS Group) executed non-disclosure agreements and participated in the sales process that was being undertaken. Among the executed non-disclosure agreements, all contained standstill agreements, 32 of which had time periods that expired some time in 2020 and the remaining two of which expired upon GreenSky’s entry into a definitive merger agreement.

On September 24, 2019, the GreenSky board held an in-person meeting, with representatives of J.P. Morgan, FT Partners, Cravath and Troutman Pepper also in attendance. During the meeting, the GreenSky board discussed the status of the 2019 sale process and provided direction to senior management and to the financial and legal advisors with respect to that process, including the establishment of an initial bid deadline at the end of October 2019. Also during the meeting, the representatives of Cravath and Troutman Pepper again discussed with the GreenSky board legal considerations regarding the sale process, including matters related to a potential rollover if there were bids received that contemplated a rollover by Mr. Zalik (and potentially Mr. Sheft). The representatives of Cravath and Troutman Pepper reviewed the step of creating an independent special committee of properly empowered and properly advised independent directors to address any conflicts of interest that may be posed by such a rollover request, and also noted that any such special committee would need to be in place before GreenSky engaged in any substantive negotiations with any bidders contemplating a rollover. The GreenSky board noted the possibility that one or more bids may include a rollover request and that it would need to form a special committee in such circumstance. At the meeting, Mr. Zalik stated that he was abiding by the prior instructions from the GreenSky board not to engage in any discussions regarding rollover or similar arrangements with any participants in the process other than to indicate an openness to doing so.

On October 18, 2019, the GreenSky board met telephonically, together with members of senior management and representatives of J.P. Morgan, FT Partners, Cravath and Troutman Pepper to receive an update on the sale process to date. At this meeting, the GreenSky board discussed the tax receivable agreement and its potential financial impact on any potential acquisition transaction. The GreenSky board discussed that it would be important to understand what assumptions potential bidders would be making with respect to the tax receivable agreement, including providing bidders with information on the financial impact of the tax receivable agreement so that bidders could make fully informed bids, and so that the GreenSky board could evaluate bids comparably. In this discussion, the representatives of Cravath reviewed that tax receivable agreements had been treated in different ways in precedent transactions, and that the GreenSky board may be evaluating bids that proposed treating the tax receivable agreement differently. The financial and legal advisors reviewed with the GreenSky board that in situations where less than the full amount of the tax receivable agreement was paid out in a potential transaction more consideration would be potentially available to be paid to GreenSky’s public stockholders. In light of the fact that all members of the GreenSky board other than Mr. Arthur Bacci had direct or indirect financial interests in the tax receivable agreement, the GreenSky board discussed that it would be necessary that only Mr. Bacci have authority to make decisions, on behalf of the GreenSky board, regarding the tax receivable agreement going forward, including seeking consent from the tax receivable agreement beneficiaries to effect any reduction of consideration payable to the tax receivable agreement beneficiaries, with the goal of seeking to increase the consideration that would potentially be paid to GreenSky’s public stockholders.

On October 31, 2019, GreenSky received four written non-binding proposals to acquire GreenSky, three from financial sponsors (which we refer to as “Financial Sponsor A” “Financial Sponsor B” and “Financial Sponsor C,” as applicable) and one from GS Group. Also on that date, GreenSky received one proposal from a financial sponsor to provide financing for a potential acquisition should another party be interested in acquiring GreenSky, as well as a verbal proposal from a strategic acquiror.

On November 6, 2019, the GreenSky board met telephonically, together with members of senior management and representatives of J.P. Morgan, FT Partners, Cravath and Troutman Pepper, to review the proposals that had been received. The proposal from GS Group provided for an all-cash acquisition of GreenSky at a range of $9.00 to $10.00 per share of GreenSky Class A common stock. The proposal from GS Group did not include any assumptions regarding the treatment of the tax receivable agreement. However, the representatives of J.P. Morgan stated that representatives of GS Group verbally had indicated that GS Group was assuming that the tax receivable agreement would be accelerated and paid out in a transaction, but that GS Group had not provided any information as to whether it had ascribed or assumed any specific value with respect to such acceleration payment. The written proposals from the three financial sponsors were as follows: a proposal from Financial Sponsor A of $10.00 in cash per share of GreenSky Class A common stock, assuming a full payment of the tax receivable agreement in connection with a transaction; a proposal from Financial Sponsor B of $8.25 in cash per share of GreenSky Class A common stock, without specifying any assumptions regarding the tax receivable agreement; and a proposal from Financial Sponsor C of $8.00 in cash per share of GreenSky Class A common stock, assuming a partial payment of the tax receivable agreement to some tax receivable agreement beneficiaries and a forfeiture of the tax receivable agreement payments by those tax receivable agreement beneficiaries that participated in a rollover in the transaction. The representatives of J.P. Morgan also reviewed that the verbal indication from the strategic party that had not provided a written proposal was at a range of $5.60 to $6.70 in cash per share of GreenSky Class A common stock, assuming that the tax receivable agreement was paid out in full in connection with a transaction. The representatives of J.P. Morgan also reported that Financial Sponsor B had stated that it could not execute on a transaction by itself and would need to identify one or more partners to be able to do so.

The GreenSky board discussed the proposals and decided to advance GS Group, Financial Sponsor A and Financial Sponsor C to the next round of the process. The GreenSky board determined not to continue discussions with (i) Financial Sponsor B, taking note of its inability to execute on a transaction by itself, (ii) the financial sponsor that had proposed acting as a financing source or (iii) the strategic party that had provided the verbal indication at $5.60 to $6.70 per share of GreenSky Class A common stock, in order to focus on the three bidders that had put forth the most firm proposals.

Mr. Zalik then proposed that the GreenSky board consider, in light of its prior discussions, whether to formally establish a special committee of independent directors. The representatives of Cravath reviewed with the GreenSky board that the purpose of the special committee would be to protect the interests of GreenSky’s unaffiliated stockholders against any potential conflicts of interest that could arise with respect to the controlling stockholder of GreenSky and any other members of the GreenSky board regarding equity rollover in a potential transaction. The representatives of Cravath also stated that the special committee should delegate authority to a sub-committee comprised solely of Mr. Bacci to consider, evaluate and recommend a course of action to the GreenSky board with respect to the treatment of the tax receivable agreement in any potential acquisition of GreenSky. The GreenSky board then authorized and created a special committee (which we refer to as the “GreenSky 2019 special committee”) consisting of four directors of the GreenSky board who would not participate in any rollover in connection with a transaction and were not otherwise members of management (thereby excluding Mr. Zalik, Mr. Sheft and Mr. Gerry Benjamin, who served as the Vice Chairman of the GreenSky board and the Chief Administrative Officer of GreenSky) with full authority to review, consider, evaluate, negotiate, accept, reject and recommend any potential transaction in which one or more officers, directors or other affiliates of GreenSky, including Mr. Zalik, may have an interest that would be additional to and/or different from the interests of GreenSky’s unaffiliated stockholders. The GreenSky board also authorized the GreenSky 2019 special committee to create a sub-committee comprised solely of Mr. Bacci to address matters related to the tax receivable agreement.

On November 25, 2019, the GreenSky board held a telephonic meeting, with members of senior management and representatives of J.P. Morgan, FT Partners, Cravath and Troutman Pepper also in attendance. During the meeting, representatives of Cravath reviewed the terms of a draft merger agreement that would be provided to the bidders in the next round of the sale process. The representatives of Cravath reviewed that the draft merger agreement, consistent with the GreenSky charter and the direction of the GreenSky board and Mr. Zalik, provided for equal treatment of the shares of GreenSky Class A common stock and the Common Units of GreenSky Holdings (each of which Common Units was represented by a share of GreenSky Class B common stock). The representatives of Cravath also reviewed that the draft merger agreement contained a “majority of the minority” closing condition, but did so in a way that reflected that such a condition may be appropriate only for some bidders (e.g., the bidders that required a rollover of all or a portion of Mr. Zalik’s equity). During the discussion, the GreenSky board agreed that the “majority of minority” vote condition should be included in the draft merger agreement so that it could be implemented if necessary. Mr. Zalik expressed his view that he also was agreeing to this condition in his capacity as the controlling stockholder of GreenSky, noting that he wanted this condition to be in place before any negotiations with financial sponsor bidders took place with respect to price or rollover terms. The representatives of Cravath also discussed that such a condition might also be warranted depending upon how the tax receivable agreement was treated in a particular transaction, noting again that all members of the GreenSky board other than Mr. Bacci had economic interests in the tax receivable agreement.

The GreenSky board discussed the treatment of the tax receivable agreement in the draft merger agreement, including a discussion with the financial and legal advisors that different bidders may approach the tax receivable agreement differently. The representatives of Cravath again reviewed how tax receivable agreements had been treated in different ways in different precedent transactions, noting that mathematically any reduction in the value of tax receivable agreement payments made under a tax receivable agreement in a sale transaction should inure to the benefit of the relevant company’s public stockholders. The representatives of Cravath discussed that the draft merger agreement was silent as to the treatment of the tax receivable agreement, thereby allowing bidders to make a proposal on how to treat the tax receivable agreement. The representatives of Cravath noted that the GreenSky 2019 special committee had created a sub-committee consisting solely of Mr. Bacci and that the sub-committee had been delegated full authority of the GreenSky board to consider, evaluate and recommend a course of action to the GreenSky board with respect to any proposed treatment (or recommended change in any proposed treatment) of the tax receivable agreement in a potential transaction. The representatives of Cravath discussed the benefits of having both the sub-committee of Mr. Bacci and the “majority of the minority” closing condition in the draft merger agreement to address different scenarios that might play out with respect to the tax receivable agreement based upon the bidder proposals.

The representatives of Cravath also noted that the draft merger agreement contemplated that Mr. Zalik would deliver a voting agreement in support of the transaction, noting that buyers would expect such a commitment. Mr. Zalik stated to the GreenSky board that if the GreenSky board and the GreenSky 2019 special committee agreed to proceed with a transaction and the transaction was otherwise satisfactory to him, he would be willing to enter into a voting agreement.

The representatives of Cravath reviewed the other key terms and conditions of the draft merger agreement and received feedback with respect thereto. Following the meeting, the representatives of Cravath worked with the members of the Compensation Committee of the GreenSky board to reflect the Compensation Committee’s views on various compensation and benefits terms addressed in the draft merger agreement relating to the treatment of GreenSky’s employees.

The representatives of J.P. Morgan and FT Partners reported that GS Group, Financial Sponsor A and Financial Sponsor C had each provided feedback that they were not likely to complete their due diligence in advance of the bid deadline of December 9, 2019, that GS Group seemed to be working the hardest towards getting to a transaction, and that the activity level of each of Financial Sponsor A and Financial Sponsor C was not the same as that of GS Group. In subsequent communications in late November 2019, the GreenSky board determined, following consultation with its financial and legal advisors, that the bid deadline should be extended to December 16, 2019 to provide all three parties with additional time.

On November 27, 2019, representatives of J.P. Morgan communicated to GS Group, Financial Sponsor A and Financial Sponsor C that the bid deadline was being extended to December 16, 2019. Additionally, a draft merger agreement was provided to each of GS Group, Financial Sponsor A and Financial Sponsor C. At this time, Financial Sponsor C declined to proceed further in the sale process.

On December 6, 2019, representatives of GS Group contacted representatives of J.P. Morgan to request a meeting with Mr. Zalik to discuss potential post-closing employment of Mr. Zalik by GS Group. During the conversation, the representatives of GS Group stated that GS Group would insist that Mr. Zalik continue to run GreenSky as part of GS Group for approximately two years post-closing and that the purpose of the meeting would be to understand whether Mr. Zalik would be willing to consider such employment as a condition of the overall transaction. In response, the representatives of J.P. Morgan communicated this request to the GreenSky board, stating that such a meeting, if authorized by the GreenSky board, could potentially occur on December 12, 2019. Following discussion, the GreenSky board authorized Mr. Zalik to meet with representatives of GS Group, subject to the same parameters as previously approved by the GreenSky board with respect to any financial sponsor inquiries as to Mr. Zalik’s willingness to engage in a rollover and, in particular that Mr. Zalik was not to discuss any specific economic or compensation terms with GS Group unless and until authorized to do so by the GreenSky board.

On December 7, 2019, a representative of Financial Sponsor A contacted a representative of J.P. Morgan and stated that it would not be submitting a written proposal, explaining that its view of fundamental value was lower than the closing price of $6.97 per share of GreenSky Class A common stock on December 6, 2019. The representative of Financial Sponsor A expressed an interest in a minority equity or preferred stock investment in GreenSky, should GreenSky ultimately choose to remain a public company and have a need for primary capital.

On December 9, 2019, representatives of GS Group sent to representatives of J.P. Morgan a revised draft of the merger agreement (which is referred to in this section of the proxy statement/prospectus entitled “—Background of the Transactions” as the “GS Group merger agreement”), which was prepared by Sullivan & Cromwell LLP (which we refer to as “S&C”), outside counsel to GS Group. Revised drafts were exchanged between Cravath and S&C during December 2019.

During the course of December 2019, members of GreenSky management discussed that it would be important that GS Group, were it to enter into an agreement to acquire GreenSky, also provide a backstop loan participation purchase facility (which we refer to as the “backstop funding facility”) in the event that post-signing one or more of GreenSky’s bank partners were to cease providing funding for loans originated through the GreenSky program in light of GreenSky ultimately becoming a part of GS Group, and GS Group potentially utilizing its own balance sheet (and not the bank partners) for funding loans originated through the GreenSky program on a post-acquisition basis. GreenSky communicated to GS Group that the purpose of the backstop funding facility would be to provide additional funding for loans originated through the GreenSky program during the period between signing a merger agreement and closing the transaction and, in the event that the transaction did not close, for a period of time after the merger agreement was terminated.

On December 12, 2019, Mr. Zalik and a representative of J.P. Morgan met with representatives of GS Group for the purpose previously discussed with the GreenSky board.

During mid to late December, representatives of Cravath and S&C discussed key items in revised drafts of the GS Group merger agreement. In that discussion, the representatives of S&C inquired as to the inclusion in the draft GS Group merger agreement of a “majority of the minority” closing condition. The representatives of Cravath explained that both the GreenSky board and Mr. Zalik were of the view that if any bidder in the process proposed any differential treatment with respect to Mr. Zalik such that he would be construed as receiving beneficial differential consideration, the transaction must be conditioned upon a non-waivable “majority of the minority” closing condition. The representatives of Cravath also stated that, in addition, the treatment of the tax receivable agreement might also justify the same closing condition, of which condition both the GreenSky board and Mr. Zalik were also supportive.

The revised draft GS Group merger agreement included a requirement introduced by GS Group whereby Mr. Zalik and other pre-IPO investors would be required to subject an agreed-upon portion of their transaction proceeds to an escrow to indemnify GS Group against a number of diligence items, as well as a requirement for Mr. Zalik to subject an additional portion of his transaction proceeds to a retention holdback such that Mr. Zalik would only be entitled to those proceeds if he stayed employed by GS Group for a to-be-agreed-upon period of service.

On December 14, 2019, representatives of GS Group contacted a representative of J.P. Morgan and stated that GS Group would not be submitting a written proposal on the bid deadline of December 16, 2019, and instead stated that despite its initial indication of interest of $9.00 to $10.00 per share of GreenSky Class A common stock, GS Group was not prepared to submit a final written offer at a price higher than $7.00 per share of GreenSky Class A common stock, which price assumed the tax receivable agreement would be paid out in full in connection with a transaction. The representatives of GS Group indicated a continued interest in an acquisition of GreenSky and desire to continue due diligence. The representative of J.P. Morgan responded that GreenSky would likely expect GS Group to improve upon that price.

On December 19, 2019, GreenSky issued a press release related to its ongoing efforts to strengthen and diversify its funding commitments. GreenSky’s common stock closed at $8.57 per share that day.

On December 20, 2019, representatives of GS Group contacted representatives of J.P. Morgan and stated that it would be standing down from a potential transaction on account of the difference between the trading price of GreenSky Class A common stock and their fundamental view of value. J.P. Morgan informed GreenSky of GS Group’s message.

On December 23, 2019, at the direction of GreenSky senior management, a representative of J.P. Morgan contacted representatives of GS Group to confirm that they would be interested in continuing to pursue a potential transaction. The representative of J.P. Morgan communicated that Mr. Zalik had indicated that he, in his personal capacity as a tax receivable agreement beneficiary, would potentially be willing to support amending the tax receivable agreement to extinguish any payments due upon a change of control transaction with GS Group in order to obtain the best price for GreenSky’s public stockholders, even if it meant doing so would significantly reduce the proceeds Mr. Zalik otherwise would have received in a transaction. These payments, which would become contractually due to the tax receivable agreement beneficiaries, totaled approximately $330 million at GS Group’s offer price of $7.00 per share of GreenSky Class A common stock. The representative of J.P. Morgan further observed that extinguishing these payments should enable GS Group to increase the total consideration offered to GreenSky’s public stockholders by at least the same approximately $330 million amount, which was equivalent to approximately $1.80 on a per-share basis.

On December 27, 2019, representatives of GS Group contacted a representative of J.P. Morgan to note that while amending the tax receivable agreement would inure to the benefit of GreenSky’s public stockholders, GS Group was not prepared to increase the total consideration to be paid in a potential transaction. J.P. Morgan informed GreenSky of GS Group’s message.

On December 30, 2019, Mr. Zalik spoke with Mr. David Solomon, Chairman and Chief Executive Officer of GS Group. Mr. Zalik reiterated the strategic and financial benefits of the potential transaction to both firms, but he stated that GS Group needed to deliver more value.

On January 15, 2020, representatives of GS Group contacted representatives of J.P. Morgan and stated that GS Group was still having difficulty raising its bid, but they wanted to meet in person to discuss further.

On January 17, 2020, the GreenSky board held a telephonic meeting, with members of senior management and representatives of J.P. Morgan, FT Partners, Cravath and Troutman Pepper also in attendance. Mr. Zalik updated the GreenSky board on the recent discussions with GS Group, including the request for an in-person meeting to discuss further. Mr. Zalik stated that he believed such a meeting could be beneficial, and would allow GreenSky management to discuss with GS Group various initiatives that might allow GS Group to find more value and increase its proposed purchase price. The GreenSky board endorsed holding the meeting.

During the meeting, the representatives of Cravath reviewed with the GreenSky board their discussions with representatives of S&C regarding the GS Group merger agreement, noting that there were still a large number of material open issues in the GS Group merger agreement. Members of GreenSky senior management also discussed the need for GS Group to provide a backstop funding facility, which had been communicated to GS Group. Following discussion, the GreenSky board authorized J.P. Morgan to inform GS Group that the GreenSky board was supportive of having an in-person meeting to continue to discuss a transaction, but was not supportive of a transaction at GS Group’s then-current bid, to communicate GreenSky’s positions on various issues arising from the GS merger agreement and to request that GS Group provide an update on any remaining diligence items, an understanding of GS Group’s view on providing a backstop funding facility, an understanding of GS Group’s potential timeline to signing a transaction and additional information on the proposed terms of a retention holdback for Mr. Zalik.

Later that day, at the direction of the GreenSky board, representatives of J.P. Morgan contacted representatives of GS Group and discussed the topics that the GreenSky board had previously authorized J.P. Morgan to communicate to GS Group.

Over the next several days, representatives of J.P. Morgan and GS Group continued to discuss these items and scheduled an in-person meeting in Atlanta for January 30, 2020.

On January 30, 2020, representatives of GS Group met with representatives of GreenSky, including Mr. Zalik, at J.P. Morgan’s Atlanta offices, with a representative of J.P. Morgan also in attendance. At the meeting, the parties discussed GreenSky’s business and various initiatives that GreenSky was undertaking and how those initiatives might positively impact GreenSky’s outlook. Representatives of GS Group also reviewed proposed terms of a backstop funding facility, its outstanding due diligence items and the proposed terms of the retention holdback for Mr. Zalik, which contemplated that Mr. Zalik agree that GS Group withhold $200 million of his transaction proceeds for a two-year period, with all amounts paid to Mr. Zalik only if he remained employed at GS Group for the entire three-year period. The terms also proposed a $100 million incentive payment to Mr. Zalik based upon criteria such as merchant retention, originations and growth. Mr. Zalik rejected the $100 million incentive payment at the meeting, stating that he was not willing to accept any additional or differential consideration from that of GreenSky’s public stockholders, and that while subjecting $200 million of his proceeds to a retention holdback would put him at a significant economic disadvantage to GreenSky’s public stockholders, he might be willing to do so in order to facilitate a beneficial transaction for GreenSky’s public stockholders. However, Mr. Zalik emphasized that he was not going to accept any differential treatment that benefited or advantaged him relative to GreenSky’s public stockholders. At the meeting, the representatives of GS Group continued to insist upon a $100 million indemnity escrow to be funded with transaction proceeds of Mr. Zalik and the other pre-IPO investors for various diligence items. The representatives of GS Group stated that GS Group was prepared to work toward completion of its due diligence and announcement of a transaction in February 2020.

On January 31, 2020, the GreenSky board met telephonically, with members of senior management and representatives of J.P. Morgan, FT Partners, Cravath and Troutman Pepper also in attendance. Mr. Zalik provided a recap of the meeting that had occurred the prior day, including his rejection of the $100 million incentive payment that was offered to him by GS Group as part of his retention holdback. The GreenSky board discussed with senior management the possibility of GS Group increasing its price, and the work that would need to be done to be able to finalize transaction documentation, including the backstop funding facility. The GreenSky board concluded that it would be most productive to advance due diligence and transaction documentation with GS Group and then push GS Group on valuation when a transaction was more achievable in the near term.

The GreenSky board also discussed whether or not to re-engage with any of the other parties that had signed non-disclosure agreements in 2019, and Mr. Zalik expressed his view that GreenSky should focus on strategic acquirors with captive funding sources in light of GreenSky’s funding needs. Representatives of J.P. Morgan noted that J.P. Morgan had contacted nearly two dozen banks as part of the 2019 process and that only four signed non-disclosure agreements other than GS Group. The GreenSky board reviewed those four parties and the feedback that they had given during the process and concluded that it was not likely that any of those four would be interested in pursuing a transaction at a price higher than that being contemplated by GS Group or at all. The GreenSky board also discussed possibly contacting Financial Sponsor A and Financial Sponsor C, but noted that each of those parties had withdrawn from the process in December 2019 without completing substantial due diligence despite being moved forward in the process. After discussion, the GreenSky board concluded that GreenSky should continue to work with GS Group given its continued interest in a potential transaction and the feedback that had been received by other parties in 2019 in the sale process.

On February 4, 2020, a representative of GS Group contacted a representative of J.P. Morgan to update J.P. Morgan on the work GS Group was undertaking internally to provide a revised proposal.

On February 5, 2020, Cravath sent to S&C a revised draft of the GS Group merger agreement, which rejected the concept of an indemnity escrow and otherwise reflected feedback from prior discussions with the GreenSky board and senior management.

On February 6, 2020, the GreenSky board held a regularly scheduled in person meeting. During the meeting, Mr. Zalik provided an update to the GreenSky board regarding the ongoing discussions with GS Group.

Over the next week, GreenSky and GS Group and their respective advisors engaged in discussions regarding due diligence items and transaction documentation, including various initiatives that GreenSky was undertaking and how those initiatives might positively impact GreenSky’s outlook.

On February 10, 2020, representatives of GS Group contacted representatives of J.P. Morgan to indicate that, despite their renewed due diligence efforts, GS Group was not prepared to raise its bid, and was unwilling to withdraw its request for a $100 million indemnity escrow from Mr. Zalik and other pre-IPO investors.

On February 12, 2020, a representative of GreenSky, a representative of GS Group and a representative of J.P. Morgan met in GS Group’s offices in New York to continue discussing the benefits of the potential transaction and potential paths to resolving the open transaction structure and diligence items. Subsequently, on February 20, 2020, a representative of GS Group contacted a representative of J.P. Morgan to indicate GS Group’s desire to continue discussions regarding a potential transaction following GreenSky’s release of its 2019 financial results, scheduled for March 2, 2020.

In early March, following GreenSky’s release of its 2019 financial results, representatives of GS Group contacted representatives of J.P. Morgan to discuss open due diligence requests and next steps in a potential transaction. However, as the COVID-19 pandemic progressed, representatives of GS Group advised Mr. Zalik, Mr. Benjamin and representatives of J.P. Morgan that GS Group wanted to cease merger discussions.

On May 1, 2020, the GreenSky board held a regularly scheduled telephonic meeting. During the meeting, Mr. Benjamin provided an update to the GreenSky board with respect to GreenSky’s strategic alternatives review process, noting that GreenSky’s Q1 earnings release would disclose that GreenSky expects to make an announcement regarding the outcome of the process no later than when GreenSky reports its Q2 financial results.

On July 20, 2020, the GreenSky board held a regularly scheduled telephonic meeting. During the meeting, Mr. Benjamin provided an update to the GreenSky board with respect to GreenSky’s strategic alternatives review process, confirming with the GreenSky board that GreenSky would announce the conclusion of the process in its Q2 earnings release unless a viable bidder emerged prior to the issuance of the release on August 10, 2020.

On August 10, 2020, GreenSky publicly announced that it had brought to a close its strategic alternatives review process.

After discussions regarding a potential transaction ceased, representatives of GreenSky and GS Group remained in periodic contact with respect to commercial matters unrelated to a potential acquisition of GreenSky. In particular, in September 2020, an affiliate of GS Group provided financing for a third party’s acquisition of participations in consumer finance loans originated through the GreenSky program, and in October 2020 and May 2021, an affiliate of GS Group acquired participations in consumer finance loans originated through the GreenSky program (with the GS Group affiliate securitizing the participations that it acquired in August 2021). Each of these transactions occurred in the ordinary course of business and unrelated to a potential acquisition transaction. During the course of these periodic contacts, including periodic outreach by Mr. Solomon to Mr. Zalik, representatives of GS Group expressed their view that an acquisition of GreenSky was still of interest to GS Group at the appropriate time.

On May 29, 2021, at the request of GS Group, Mr. Solomon and Mr. Zalik met to discuss the market landscape, GS Group and GreenSky. During this discussion, Mr. Solomon expressed GS Group’s interest in restarting discussions regarding a potential acquisition of GreenSky. During the meeting, and in a subsequent discussion with Ms. Stephanie Cohen, Global Co-Head of Consumer and Wealth Management of GS Group, Mr. Zalik indicated that he continued to believe GreenSky and GS Group’s consumer businesses were good partners for each other and that the GreenSky board would be interested in additional opportunities to create stockholder value. Mr. Zalik further noted that GreenSky was demonstrating solid financial performance and expected to raise its outlook for fiscal year 2021 profitability when it next reported earnings. Mr. Zalik suggested that GS Group work with representatives of J.P. Morgan to obtain updated due diligence information so that GS Group could make an informed acquisition proposal to the GreenSky board. Subsequently, Mr. Zalik informed the GreenSky board of GS Group’s renewed interested in a potential acquisition of GreenSky.

On June 16, 2021, representatives of Cravath and S&C negotiated an extension of the non-disclosure agreement that GreenSky and GS Group previously had entered into in connection with their prior discussions. Thereafter, representatives of GreenSky provided representatives of GS Group with certain updated due diligence information, including GreenSky’s perspective on demand for home improvement products and services and related financing, the ongoing positive impact of GreenSky’s investments in its consumer credit and merchant risk underwriting capabilities, and GreenSky’s then-current expectations for 2021, so that GS Group could evaluate whether to make a new proposal for an acquisition of GreenSky.

On July 2, 2021, GS Group delivered a written proposal to acquire GreenSky through an all-stock transaction at an exchange ratio of 0.02 GS Group shares for each share of GreenSky Class A common stock, which represented a price of approximately $7.50 per share of GreenSky Class A common stock based upon the closing trading price per share of GS Group common stock on July 1, 2021. GS Group’s proposal required that no payments be made under the tax receivable agreement in connection with the transaction, that $50 million worth of the merger consideration payable to the pre-IPO holders be held in escrow for three years to satisfy potential indemnity claims against contingent liabilities, and that $200 million of Mr. Zalik’s proceeds from the transaction be held back and released upon completion of two years of service at GS Group. The proposal was further contingent upon satisfactory resolution of a previously disclosed investigation of GreenSky by the Consumer Financial Protection Bureau (which we refer to as the “CFPB”). The proposal did not reference whether GS Group was still willing to provide a backstop funding facility. Mr. Zalik circulated the proposal to the members of the GreenSky board following receipt.

Following receipt of the proposal, and following discussions and a consensus among GreenSky board members, at the direction of the GreenSky board, representatives of GreenSky and J.P. Morgan informed representatives of GS Group, including Mr. Zalik to Mr. Solomon, that GS Group’s proposal was not sufficient for GreenSky to engage in further discussions. Subsequently, on July 9, 2021, Mr. Solomon informed Mr. Zalik that GS Group was working on a revised proposal at a higher per-share value.

On July 12, 2021, GreenSky entered into a consent order with the CFPB.

On July 14, 2021, representatives of Cravath and S&C had a telephone conversation regarding the July 2, 2021 written proposal submitted by GS Group. During that conversation, the representatives of S&C stated that they were working on a revised draft of the GS Group merger agreement in the event GS Group and GreenSky proceeded towards signing a definitive agreement. In that connection, the representatives of S&C inquired about the “majority of the minority” closing condition previously included in the draft GS Group merger agreement, to which the representative of Cravath reiterated that such condition was included at the direction of the GreenSky board, with the concurrence of Mr. Zalik, in the event that a buyer proposed a transaction that provided for beneficial differential consideration for Mr. Zalik. The representatives of S&C and Cravath discussed that the terms of the GS Group proposal were, in fact, detrimental to Mr. Zalik relative to the public stockholders of GreenSky because the GS Group proposal (i) required Mr. Zalik to subject $200 million in proceeds to a retention holdback arrangement and (ii) required that no payments be made under the tax receivable agreement, which would result in Mr. Zalik ultimately forfeiting significant value that he would otherwise be entitled to under the tax receivable agreement based on the proposed purchase price. The representatives of S&C inquired as to whether Mr. Zalik was also refusing to accept any additional incentive or other compensation in exchange for the $200 million retention holdback (such as the $100 million incentive that GS Group previously had proposed). The representative of Cravath stated that Mr. Zalik would not accept any such beneficial treatment, and instead would only require employment terms and conditions of a similarly situated GS Group employee, which the representative of Cravath stated put Mr. Zalik in a worse position relative to GreenSky’s public stockholders taking into account the other terms being imposed upon him. Following that discussion, the representatives of S&C stated that they did not intend to include the “majority of the minority” voting condition in the revised draft merger agreement.

On July 15, 2021, GS Group delivered a revised written proposal pursuant to which it increased the proposed exchange ratio to 0.024 shares of GS Group common stock for each share of GreenSky Class A common stock, which represented a price of $9.00 per share of GreenSky Class A common stock based upon the trading closing price per share of GS Group common stock on July 14, 2021. The proposal still required that no payments be made under the tax receivable agreement and otherwise contained terms consistent with what was reflected in the July 2, 2021 proposal, except that GS Group stated that it would be willing to implement a backstop funding facility to purchase eligible consumer loans originated as part of the GreenSky program.

On July 18, 2021, the GreenSky board met telephonically, with members of senior management and representatives of J.P. Morgan, Cravath and Troutman Pepper also in attendance, to discuss the latest developments in the discussions with GS Group, including its July 15, 2021 proposal. The representatives of Cravath again reviewed with the GreenSky board their fiduciary duties under Delaware law generally, as well as in the context of considering a potential sale of GreenSky. The representatives of J.P. Morgan reviewed the 2019-2020 process relating to a potential sale of GreenSky, including the discussions with GS Group at that time, and GS Group’s renewed interest in acquiring GreenSky subsequent to those discussions. The financial and legal advisors reviewed the key terms of GS Group’s July 15, 2021 proposal. Mr. Zalik reiterated that he would be willing to agree to the retention holdback requested by GS Group if that would facilitate a transaction with GS Group, even though it would disadvantage him relative to GreenSky’s public stockholders, and that he would not seek any special compensation from GS Group for agreeing to do so. The financial and legal advisors also reviewed with the GreenSky board considerations relating to GS Group offering an all-stock transaction. The representatives of Cravath and J.P. Morgan then discussed with the GreenSky board GS Group’s request for an indemnity escrow, the terms of the tax receivable agreement and GS Group’s request that the tax receivable agreement be amended to relinquish all payments. Following this discussion, Mr. Zalik stated that he would support amending the tax receivable agreement to extinguish any payments due upon a change of control transaction with GS Group in order to obtain the best price for GreenSky stockholders, even if it meant he would be surrendering material consideration to which he would otherwise be entitled.

Thereafter, the GreenSky board discussed whether J.P. Morgan should contact other potentially interested parties were the GreenSky board to continue discussions with GS Group. J.P. Morgan reviewed the various counterparties that could potentially be interested in engaging in discussions, but noted that most had been contacted during the 2019-2020 process and had not contacted GreenSky since then despite GreenSky having publicly pursued a sales process at that time. The GreenSky board then discussed the list of potential counterparties, and Mr. Sheft suggested that a financial sponsor (which we refer to as “Financial Sponsor D”) should be contacted were GreenSky to continue discussions with GS Group in light of that financial sponsor’s prior investments in the financial institutions space. The GreenSky board decided to adjourn the meeting and reconsider the situation further at a subsequent meeting.

Following the meeting, Mr. Sheft reached out to a representative of Financial Sponsor D with whom he had a pre-existing relationship and told the representative that if Financial Sponsor D were interested in potentially pursuing a transaction, that now might be the right time to do so. Mr. Sheft stated that if Financial Sponsor D were interested, Mr. Sheft would have the relevant representative of J.P. Morgan contact the appropriate representatives of Financial Sponsor D. The representative of Financial Sponsor D stated that he believed Financial Sponsor D would be interested, and asked Mr. Sheft to have J.P. Morgan make contact.

On July 19, 2021, the GreenSky board met telephonically, with a member of senior management and a representative of J.P. Morgan also in attendance. After discussing GS Group’s July 15, 2021 proposal, the members of the GreenSky board who were present at the meeting authorized GreenSky’s management and advisors to continue discussions with GS Group and agreed to confirm with members of the GreenSky board not in attendance that they were supportive of such endorsement, which was done following the meeting. Mr. Sheft reported to the GreenSky board his contact with the representative of Financial Sponsor D, and the GreenSky board instructed the representative of J.P. Morgan to contact Financial Sponsor D to arrange for the execution of a customary non-disclosure agreement and the provision of preliminary information regarding GreenSky. In particular, the GreenSky board noted that introducing competition would be beneficial to the process. Mr. Zalik stated that, consistent with the GreenSky board’s guidance, he would contact Mr. Solomon and tell him that $9.00 per share was insufficient.

Later on July 19, 2021, Mr. Zalik contacted Mr. Solomon and delivered the GreenSky board’s guidance. On July 19, 2021, representatives of J.P. Morgan also contacted representatives of Financial Sponsor D to inquire whether Financial Sponsor D would be interested in submitting a bid to acquire GreenSky and the representatives of Financial Sponsor D indicated that Financial Sponsor D would be interested in doing so.

Also on July 19, 2021, at the direction of the GreenSky board, representatives of J.P. Morgan contacted representatives of GS Group to indicate, among other things, that a price per share significantly above $9.00 per share of GreenSky Class A common stock would be required if the condition that no payments be made under the tax receivable agreement in connection with the transaction were to be included and also that GreenSky was not willing to accept an indemnity escrow as a condition.

On July 20, 2021, GreenSky and Financial Sponsor D executed a non-disclosure agreement, which contained a customary “standstill” provision that would expire were GreenSky to enter into a transaction to sell itself to a third party. Financial Sponsor D subsequently began its due diligence review of GreenSky and its business.

On July 21, 2021, representatives of Financial Sponsor D had a videoconference meeting with Mr. Zalik and Mr. Sheft, with a representative from J.P. Morgan also in attendance, to discuss GreenSky’s business.

On July 22, 2021, Financial Sponsor D delivered a written proposal to acquire GreenSky in an all-cash transaction at a valuation of $9.50 per share of GreenSky Class A common stock. The proposal assumed that any payments due under the tax receivable agreement in connection with the transaction would be extinguished in respect of a change of control acquisition of GreenSky. The proposal also indicated that it would not be dependent on third-party financing and it included a request for exclusivity. Mr. Zalik circulated the proposal to the members of the GreenSky board following receipt.

On July 23, 2021, the GreenSky board met telephonically, with members of senior management and representatives of J.P. Morgan, Cravath and Troutman Pepper also in attendance, to discuss the latest developments in GreenSky’s discussions with GS Group and Financial Sponsor D. Prior to the representatives of J.P. Morgan joining the meeting, the representatives of Cravath reviewed with the GreenSky board a letter disclosing J.P. Morgan’s relationships with GreenSky, GS Group and Financial Sponsor D, and the GreenSky board concluded that in light of J.P. Morgan’s several year history in working with GreenSky, it did not believe that any of these relationships would impair J.P. Morgan acting as GreenSky’s financial advisor in connection with the discussions with GS Group and Financial Sponsor D. The representatives of J.P. Morgan then joined the meeting. Mr. Andrew Kang, Executive Vice President and Chief Financial Officer of GreenSky, reviewed forecasts for GreenSky, as well as the assumptions underlying those forecasts. Those forecasts are described more fully under the section entitled “The Mergers—Certain Unaudited Financial Information” beginning on page 73 of this proxy statement/prospectus. The representatives of J.P. Morgan then reviewed their preliminary valuation analysis of GreenSky based on the forecasts and reviewed their recent discussions with representatives of GS Group and Financial Sponsor D.

Thereafter, the GreenSky board discussed Financial Sponsor D’s July 22, 2021 proposal and how it compared to GS Group’s July 15, 2021 proposal. The GreenSky board then discussed with its financial and legal advisors the potential timetables for GS Group and Financial Sponsor D to conduct their due diligence and reach an agreement on transaction terms. The representatives of J.P. Morgan noted that the representatives of Financial Sponsor D had indicated that Mr. Zalik’s continued involvement in GreenSky in some fashion following an acquisition was important.

The representatives of J.P. Morgan reviewed with the GreenSky board a list of potential additional parties that could be approached as potential acquirors of GreenSky and, given the number of potential counterparties that had already been contacted regarding a potential sale of GreenSky in 2019 and had not pursued a transaction with GreenSky, noted the potential benefit of limiting the number of potential counterparties to be contacted at this stage to those most likely to be interested in a transaction, including, among other reasons, to reduce the risk of information leaks, manage the limited bandwidth of GreenSky management to engage with multiple bidders and reduce the risk of losing either GS Group or Financial Sponsor D if a number of additional parties were introduced into the process. Following discussion, the GreenSky board determined it would be beneficial to contact a limited number of additional parties to solicit interest in engaging in discussions regarding a transaction, and to move forward in discussion with each of GS Group and Financial Sponsor D.

Mr. Zalik then noted that both GS Group and Financial Sponsor D had provided offers that were conditioned on the beneficiaries under the tax receivable agreement receiving no payments upon consummation of or following a transaction. Mr. Zalik stated that he had asked legal counsel to prepare an amendment to the tax receivable agreement to provide for that treatment, contingent upon a transaction being executed at a price equal to or greater than $9.00 per share of GreenSky Class A common stock. Mr. Zalik reiterated to the GreenSky board that he would be supportive of an amendment to the tax receivable agreement if that was the path to obtain the highest price for GreenSky stockholders, even if that was detrimental to him economically. The GreenSky board discussed the requisite tax receivable agreement beneficiary vote necessary to implement an amendment. Mr. Zalik and Mr. Sheft, the second largest beneficiary under the tax receivable agreement, agreed to discuss the tax receivable agreement amendment further in the coming days.

On July 26, 2021, at the direction of the GreenSky board, representatives of J.P. Morgan contacted representatives of Financial Sponsor D and informed them that GreenSky was interested in continuing discussions and providing access to due diligence information, but that a valuation of $9.50 per share of GreenSky Class A common stock was insufficient.

On July 27, 2021, holders of the requisite percentage of tax receivable agreement beneficiaries executed signature pages to the amendment to the tax receivable agreement, but several asked that their signatures not be added to the amendment unless and until a transaction was imminent. The amendment provided that if GreenSky consummated a sale transaction at a price equal to or greater than $9.00 per share of GreenSky Class A common stock pursuant to a definitive agreement entered into by October 21, 2021, then there would be no payments in respect of the tax receivable agreement upon consummation of or following such a transaction.

On August 4, 2021, Mr. Solomon contacted Mr. Zalik to discuss the current state of GS Group’s interest in a potential acquisition of GreenSky and the timetable for reaching agreement on transaction terms. Mr. Solomon said that GS Group would not be in position to engage for several weeks given other matters occupying GS Group’s attention at that time. Mr. Zalik told Mr. Solomon that GS Group may have to re-engage on a more accelerated basis because there was another party interested in acquiring GreenSky.

On August 5, 2021, at the direction of the GreenSky board, representatives of J.P. Morgan contacted two other parties to solicit potential interest in a strategic transaction with GreenSky. One of such parties (which we refer to as “Strategic Party E”) had not been contacted during the 2019-2020 process and the other of such parties (which we refer to as “Strategic Party F”) had been contacted, but had not engaged in any meaningful discussion. Both parties indicated they might be interested in a potential transaction with GreenSky. Strategic Party E stated that it would only be able to pursue an all-stock transaction. Strategic Party F stated that it might be interested in pursuing a transaction and requested that a non-disclosure agreement be sent for its consideration.

On August 8, 2021, representatives of Financial Sponsor D contacted representatives of J.P. Morgan, stating that Financial Sponsor D wanted to preempt any process GreenSky might be running for a sale of the company. Representatives of J.P. Morgan informed Financial Sponsor D that they could not respond to that request, but that they believed GreenSky would be seeking an appropriate premium in a sale transaction and encouraged Financial Sponsor D to make the most compelling proposal that it could.

On August 10, 2021, representatives of Financial Sponsor D contacted representatives of J.P. Morgan and stated that Financial Sponsor D was prepared to increase the valuation of their proposal to acquire GreenSky to $10.50 per share of GreenSky Class A common stock in an all-cash transaction, assuming that any payments due under the tax receivable agreement in connection with the transaction would be extinguished in respect of a change of control acquisition of GreenSky.

On August 11, 2021, a representative of Cravath and Mr. Sheft discussed the nature of Mr. Sheft’s relationship with Financial Sponsor D. Based on those discussions, Mr. Sheft agreed to recuse himself from all GreenSky board and committee discussions going forward so long as Financial Sponsor D remained a potentially interested acquiror. Mr. Sheft also agreed that he would not engage in any further discussions with representatives of Financial Sponsor D regarding a potential transaction or engage with Financial Sponsor D regarding any rollover terms (were those to be proposed) unless and until authorized to do so by the GreenSky board.

On August 11, 2021, the GreenSky board (except for Mr. Sheft, who had recused himself) met by videoconference, with members of senior management and representatives of J.P. Morgan, Cravath and Troutman Pepper also in attendance. A representative of Cravath reviewed with the GreenSky board his discussions with Mr. Sheft regarding Mr. Sheft’s recusal. The representatives of J.P. Morgan reviewed with the GreenSky board the latest developments in their discussions with Financial Sponsor D, Mr. Zalik’s discussions with Mr. Solomon, the responses from Strategic Party E and Strategic Party F and other recent sale transactions that had been announced in the consumer finance sector. The representatives of J.P. Morgan reported that Strategic Party E had stated that it could complete a transaction only if most or all of the consideration would be in the form of stock, which would result in GreenSky stockholders holding a material stake in the combined company. The GreenSky board discussed Strategic Party E and its business, noting that they did not believe there was sufficient strategic merit or fit in a combination of the two companies that would cause the GreenSky board to recommend such a transaction to the GreenSky stockholders. Mr. Zalik confirmed that this was his view, that he did not see sufficient strategic merit in a combination and that he would not want to exchange his stock in GreenSky for stock in Strategic Party E. The GreenSky board then instructed J.P. Morgan to contact Strategic Party E and inform it that the GreenSky board was not supportive of an all-stock transaction with it and to inquire whether Strategic Party E would nonetheless be interested in continuing to explore a transaction. The GreenSky board also discussed Strategic Party F, and the GreenSky board authorized J.P. Morgan to send it a non-disclosure agreement.

The GreenSky board then discussed the other potentially interested parties that had been discussed at prior meetings of the GreenSky board, and the representatives of J.P. Morgan expressed their view, which was shared by the GreenSky board, that they did not believe that any of those parties would likely be interested in pursuing a transaction with GreenSky on a reasonable timeline or at all. The GreenSky board discussed that GS Group and Financial Sponsor D were likely to be the parties that were the most interested in pursuing a transaction, and that it did not make sense to reach out to more parties. The GreenSky board noted that it had engaged in a public sale process in 2019-2020 and that only GS Group had submitted a proposal that was actionable at the time. The GreenSky board also noted that any other parties added to the process would need significant time to conduct due diligence, and that allowing them to do so would stress the bandwidth of management who had spent significant time already with GS Group and Financial Sponsor D and would have to continue doing so going forward. The GreenSky board also discussed the importance of not losing either the GS Group or the Financial Sponsor D proposals, and that expanding the process could risk doing so. The GreenSky board also discussed with representatives of Cravath the terms of the merger agreement that would allow the GreenSky board to respond to unsolicited proposals that surfaced after a merger agreement was signed. After considering all of these factors, the GreenSky board concluded that GreenSky should focus on GS Group and Financial Sponsor D, and Strategic Party F were it to engage, and try to reach a definitive agreement at the highest value without delay.

A representative of Cravath then reviewed with the GreenSky board what steps could be taken in the event Financial Sponsor D offered or required a rollover by Mr. Zalik (and potentially Mr. Sheft) and the legal principles that would be implicated. Based on these discussions, the GreenSky board concluded that the special committee should be reinstated on the same basis as it had been in 2019 (except there was no need for the tax receivable agreement sub-committee in light of the requirements from each of the active bidders that there be no tax receivable agreement payments). The representative of Cravath also reviewed the “majority of the minority” closing condition, and the GreenSky board, with Mr. Zalik concurring, determined that any transaction with Financial Sponsor D that included a rollover should be subject to both the special committee and “majority of the minority” procedural safeguards.

The GreenSky board then authorized the reconstitution of the special committee initially comprised of Mr. Babbit, Mr. Bacci and Mr. Freishtat, which committee we refer to as the “GreenSky special committee.” The GreenSky board authorized the GreenSky special committee to, among other things, review, consider, evaluate, negotiate, explore and, as appropriate, recommend to the GreenSky board for approval any possible strategic transaction outside the ordinary course of business in which one or more officers, directors or other affiliates of GreenSky may have an interest that is additional to and/or different from the interests of GreenSky’s unaffiliated stockholders, and resolved that the GreenSky board would not approve or recommend any such transaction for approval by GreenSky stockholders without a prior favorable recommendation by the GreenSky special committee. The GreenSky board also authorized the GreenSky special committee to retain, at GreenSky’s expense, its own legal, financial and other advisors.

On August 12, 2021, Mr. Zalik contacted Mr. Solomon to let him know that another party was advancing its interest in acquiring GreenSky, and that GS Group would need to reengage quickly if it was interested in pursuing an acquisition. Subsequently, on August 15, 2021, Mr. Solomon contacted Mr. Zalik and informed him that GS Group would restart its due diligence effort.

On August 16, 2021, representatives of Cravath provided a draft merger agreement (which is referred to in this section of the proxy statement/prospectus entitled “—Background of the Transactions” as the “Financial Sponsor D merger agreement”) to Financial Sponsor D, which draft merger agreement contained a “majority of the minority” vote condition.

On August 18, 2021, representatives of Financial Sponsor D met telephonically with representatives of J.P. Morgan to provide a verbal proposal to acquire GreenSky at a valuation of $10.75 per share of GreenSky Class A common stock.

Also on August 18, 2021, representatives of GS Group held a series of due diligence meetings with representatives of GreenSky in Atlanta, including a dinner meeting with senior executives of both firms.

On August 21, 2021, representatives of Financial Sponsor D sent to representatives of Cravath and J.P. Morgan a revised draft of the Financial Sponsor D merger agreement, which was prepared by Financial Sponsor D’s outside counsel.

On August 23, 2021, at the direction of GreenSky’s senior management, representatives of J.P. Morgan contacted representatives of GS Group and Financial Sponsor D to request that each of GS Group and Financial Sponsor D provide updated written proposals to acquire GreenSky on September 3, 2021.

On August 23, 2021, Mr. Zalik and representatives of J.P. Morgan also had a telephonic meeting with representatives of Financial Sponsor D to discuss the financing plans associated with Financial Sponsor D’s potential acquisition of GreenSky and other matters. During that meeting, Financial Sponsor D stated that, as part of its financing plan, it would want both Messrs. Zalik and Sheft to roll over approximately $500 million (approximately $250 million each) of proceeds into the post-closing company. Mr. Zalik stated that he would not engage in a discussion on the rollover other than to note the request.

On August 23, 2021, the GreenSky special committee also met by videoconference, with representatives of Wilson Sonsini Goodrich & Rosati P.C. (which we refer to as “Wilson Sonsini”) also in attendance. The members of the GreenSky special committee conducted an interview of Wilson Sonsini to serve as independent legal advisor to the GreenSky special committee, and in response to questions from the GreenSky special committee, the representatives of Wilson Sonsini confirmed that Wilson Sonsini had no actual or potential conflicts of interest with respect to a proposed engagement. The representatives of Wilson Sonsini reviewed with the GreenSky special committee the members’ fiduciary duties, the role and mandate of the GreenSky special committee, standards of review that can apply to directors’ decisions under Delaware law and various process considerations. The members of the GreenSky special committee also discussed whether any of the members of the GreenSky special committee had any actual or potential conflicts of interest with respect to a potential acquisition of GreenSky, and all three members of the GreenSky special committee confirmed that they did not believe that any of their respective relationships would affect their judgment in connection with the GreenSky special committee’s process. However, Mr. Freishtat indicated that, pending further discussion with the special committee members and Wilson Sonsini, he would resign from the GreenSky special committee and advise the GreenSky board accordingly given his personal relationship with Mr. Zalik. The GreenSky special committee also discussed its potential engagement of a financial advisor and the importance of engaging a financial advisor that was appropriately qualified and free of conflicts of interest. After discussing the possibility of hiring other financial advisors, the GreenSky special committee noted its potential interest in engaging Piper Sandler given Piper Sandler’s familiarity with GreenSky and its industry, its ability to get up to speed quickly as a result and certain favorable experiences that certain members of the GreenSky special committee had had with the proposed Piper Sandler team on matters unrelated to GreenSky.

Following the meeting, the GreenSky special committee determined to engage Wilson Sonsini as its independent legal advisor, and Mr. Freishtat resigned from the GreenSky special committee on August 24, 2021.

On August 25, 2021, representatives of S&C sent to representatives of Cravath a revised draft of the GS Group merger agreement. Between August 25, 2021 and September 14, 2021, representatives of Cravath and representatives of S&C engaged in negotiations of the terms of the GS Group merger agreement. During this time and leading up to the signing of the GS Group merger agreement, representatives of Wilson Sonsini, acting at the direction of the GreenSky special committee, provided feedback on the GS Group merger agreement to representatives of Cravath but did not directly participate in negotiations with S&C given that the GS Group proposal did not involve a conflict of interest and on the basis that it could be detrimental to negotiations with GS Group if GS Group or its advisors learned of the existence of the GreenSky special committee or its advisors, from which it could potentially infer the nature of a competing proposal.

On August 25, 2021, representatives of Financial Sponsor D also provided to representatives of J.P. Morgan a proposed term sheet for a stockholders agreement related to Mr. Zalik’s and Mr. Sheft’s proposed rollover equity investment in the post-closing company. This term sheet was shared with the GreenSky board and the GreenSky special committee.

On August 26, 2021, each of Mr. Zalik and Mr. Sheft delivered a letter to the GreenSky special committee confirming, consistent with their prior statements to the GreenSky board, that Mr. Zalik and Mr. Sheft, respectively, would not proceed with any transaction with Financial Sponsor D in which he might have an interest that is additional to and/or different from the interests of GreenSky’s unaffiliated stockholders unless (i) such transaction is recommended by the GreenSky special committee and (ii) such transaction will be subject to a non-waivable condition requiring the approval of GreenSky’s disinterested stockholders in accordance with the framework established under Kahn v. M & F Worldwide Corporation and its progeny, along with any other stockholder approvals required by applicable law and GreenSky’s governing documents.

On August 26, 2021, the GreenSky special committee also met by video conference with representatives of Wilson Sonsini in attendance. The members of the GreenSky special committee discussed with Wilson Sonsini the process for the selection of an independent financial advisor and the possibility of engaging Piper Sandler as its independent financial advisor. The representatives of Wilson Sonsini noted that they had spoken with representatives from Piper Sandler to explore whether Piper Sandler had any actual or potential conflicts of interest with respect to a proposed engagement. The GreenSky special committee discussed, among other things, Piper Sandler’s prior work for GreenSky and the fact that Piper Sandler had not had any engagements with GreenSky in several years. Following discussion, the GreenSky special committee determined to engage Piper Sandler as its independent financial advisor after considering, among other things, Piper Sandler’s qualifications, its past advisory services to GreenSky and Piper Sandler’s familiarity with GreenSky’s business. The members of the GreenSky special committee also discussed with the representatives of Wilson Sonsini the procedures that the GreenSky special committee would adopt to govern the process in connection with a potential acquisition of GreenSky.

On August 27, 2021, representatives of Cravath sent to representatives of Financial Sponsor D’s outside counsel a revised draft of the Financial Sponsor D merger agreement. Between August 27, 2021 and September 8, 2021, representatives of Cravath (with input from representatives of Wilson Sonsini) and representatives of Financial Sponsor D’s outside counsel engaged in negotiations of the terms of the Financial Sponsor D merger agreement.

On August 27, 2021, at the direction of GreenSky senior management, representatives of J.P. Morgan sent to representatives of GS Group and representatives of Financial Sponsor D a draft term sheet for the backstop funding facility. Between August 27, 2021 and September 14, 2021, representatives of GreenSky and representatives of GS Group engaged in negotiations of the terms of the backstop funding facility term sheet. Between August 27, 2021 and September 8, 2021, representatives of GreenSky and representatives of Financial Sponsor D and its counsel engaged in negotiations of the terms of the backstop funding facility term sheet.

On August 29, 2021, the GreenSky special committee met by video conference, with representatives of Wilson Sonsini and Piper Sandler also in attendance. The representatives of Piper Sandler reviewed with the GreenSky special committee their initial impressions of GreenSky’s sale process to date and discussed the financial projections that had been prepared by members of GreenSky’s management and provided to Piper Sandler. The GreenSky special committee also discussed with its financial and legal advisors the procedures that the GreenSky special committee would adopt to govern the process in connection with a potential acquisition of GreenSky, in order to maximize value for GreenSky’s unaffiliated stockholders. As part of that discussion, the GreenSky special committee considered a request by Mr. Zalik that Mr. Zalik be permitted to meet with representatives of Financial Sponsor D. The GreenSky special committee noted its potential willingness to permit such meeting on the basis that, if the meeting were appropriately conducted, it could help encourage Financial Sponsor D to submit the best bid possible for the unaffiliated stockholders.

On August 29, 2021, the GreenSky board (except for Mr. Sheft, who had recused himself) also met by videoconference, with members of senior management and representatives of J.P. Morgan, Cravath, Troutman Pepper and Wilson Sonsini also in attendance. Mr. Bacci, chair of the GreenSky special committee, and representatives of Wilson Sonsini reviewed with the GreenSky board the work done by the GreenSky special committee since it had been reconstituted, including reporting its engagement of Piper Sandler and that Mr. Freishtat had resigned from the GreenSky special committee. The representatives of J.P. Morgan reviewed with the GreenSky board the latest developments in GreenSky’s discussions with GS Group and Financial Sponsor D, including Financial Sponsor D’s financing plan. The representatives of J.P. Morgan then discussed the possibility of arranging meetings between Mr. Zalik and Ms. Cohen and between Mr. Zalik and a senior representative of Financial Sponsor D, in each case to discuss GS Group’s and Financial Sponsor D’s respective views with respect to the strategic future of GreenSky following its potential acquisition by GS Group or Financial Sponsor D, as applicable. The GreenSky board noted that these meetings could serve the positive purpose, in furtherance of achieving the best value available for stockholders, of having each of GS Group and Financial Sponsor D be more enthusiastic about a potential transaction. The representatives of Cravath and J.P. Morgan then reviewed with the GreenSky board the proposals from GS Group and Financial Sponsor D to acquire GreenSky, including open items therein, the form of consideration offered by the proposals and whether to seek a “collar” from GS Group (with the GreenSky board determining such strategy would not be advisable).

On August 30, 2021, a representative of Cravath distributed to members of the GreenSky board and management, as well as representatives of J.P. Morgan, certain procedures adopted by the GreenSky special committee governing GreenSky’s strategic review process and, specifically, with respect to discussions with GS Group and Financial Sponsor D. Among other things, the process guidelines provided that the GreenSky special committee would direct the sale process with Financial Sponsor D and be kept informed as to all economic or other substantive discussions or other developments relating to any other potential transaction, including the one with GS Group, and that the committee would further participate in setting the strategy concerning GS Group. The process guidelines further directed, consistent with the GreenSky board process to date, that management retention, management compensation and the terms of any rollover of GreenSky equity or related matters with respect to any transaction not be negotiated or discussed unless authorized by the GreenSky special committee.

On August 30, 2021, Mr. Bacci, in his capacity as chair of the GreenSky special committee, also spoke with Mr. Zalik regarding the proposed potential meeting between Mr. Zalik and representatives of Financial Sponsor D, particularly relating to the purpose and appropriate conduct of any such meeting.

On August 31, 2021, following further discussion between Mr. Bacci and Mr. Babbit, the GreenSky special committee agreed that Mr. Zalik could participate in such a meeting and communicated that decision to Mr. Zalik, with the instruction that Mr. Zalik was not permitted to discuss at such meeting (i) the possibility of a rollover or reinvestment of proceeds by Mr. Zalik or any other member of management or the GreenSky board, (ii) Mr. Zalik’s post-acquisition compensation or personal arrangements, or the compensation or personal arrangements of any other member of GreenSky’s management or the GreenSky board or (iii) any post-acquisition arrangements relating to the governance of the GreenSky business or the rights of investors in the business. Mr. Zalik agreed to abide by such instruction.

On August 31, 2021, representatives of S&C sent to representatives of Cravath an initial draft of the voting agreement to be entered into by Mr. Zalik and GS Group (which we refer to as the “GS Group voting agreement”), pursuant to which, among other things, Mr. Zalik and certain of his affiliates would agree to vote all of their shares of GreenSky common stock in favor of the GS Group merger agreement and the transactions contemplated thereby; provided that in the event of a change in recommendation by the GreenSky board, the GS Group voting agreement would be reduced to 35% of the total voting power of GreenSky stockholders. Between August 31, 2021 and September 14, 2021, representatives of Cravath (with input from Wilson Sonsini), Troutman Pepper and S&C engaged in negotiations of the terms of the GS Group voting agreement, the GS Group merger agreement and all other related documentation.

On August 31, 2021, representatives of GS Group also held a series of due diligence meetings with representatives of GreenSky in Atlanta, including a dinner meeting between Mr. Zalik and Ms. Cohen.

On September 1, 2021, as had been authorized by the GreenSky special committee, Mr. Zalik and a representative of J.P. Morgan met with representatives of Financial Sponsor D in Nantucket, MA, so that Mr. Zalik and the representatives of Financial Sponsor D could become better acquainted with one another and to discuss their visions for the GreenSky business.

On September 1, 2021, the GreenSky special committee also met by video conference, with representatives of Wilson Sonsini and Piper Sandler also in attendance. The GreenSky special committee discussed with its financial and legal advisors the meeting between Mr. Zalik and the representatives of Financial Sponsor D, which had concluded earlier in the day. The representatives of Piper Sandler reviewed with the GreenSky special committee a sensitivity analysis of certain line items from GreenSky’s 2021 to 2023 outlook for fiscal year 2021 based on actual results through August 2021, which analysis had been prepared by GreenSky senior management, noting that such sensitivity analysis did not alter the overall financial expectations for GreenSky. The sensitivity analysis is described more fully under the section entitled “The Mergers—Certain Unaudited Financial Information” beginning on page 73 of this proxy statement/prospectus. At the request of the committee members, the representatives of Piper Sandler also discussed their views of GreenSky’s strategic review process, noting that given GreenSky’s extensive outreach to possible counterparties, the current approach to the process was logical and strong and that the GS Group and Financial Sponsor D were both in a position to submit strong bids for GreenSky.

On September 2, 2021, representatives of Cravath sent to representatives of Financial Sponsor D’s outside counsel an initial draft of the form of Financial Sponsor D voting agreement to be entered into by Mr. Zalik, Mr. Sheft and related entities, pursuant to which, among other things, Mr. Zalik, Mr. Sheft and certain of their respective affiliates would agree to vote all of their respective shares of GreenSky common stock in favor of the Financial Sponsor D merger agreement and the transactions contemplated thereby; provided that in the event of a change in recommendation by the GreenSky board, Mr. Zalik’s voting agreement would be reduced to 35% of the total voting power of GreenSky stockholders and Mr. Sheft’s voting agreement would be terminated. Between September 2, 2021 and September 8, 2021, representatives of Cravath (with input from representatives of Wilson Sonsini) and outside counsel to Financial Sponsor D engaged in negotiations of the terms of the Financial Sponsor D voting agreement, the Financial Sponsor D merger agreement and all other related documentation.

On September 3, 2021, representatives of Financial Sponsor D’s outside counsel sent representatives of Cravath initial drafts of the equity and debt commitment letters for Financial Sponsor D’s financing. Between September 3, 2021 and September 8, 2021, representatives of Cravath and Financial Sponsor D’s outside counsel engaged in negotiations of the terms of the equity commitment and debt commitment letters.

Later on September 3, 2021, GS Group delivered a revised written proposal to acquire GreenSky in an all-stock transaction at an exchange ratio of 0.0277 of a share of GS Group common stock for each share of GreenSky Class A common stock, which represented a price of approximately $11.50 per share of GreenSky Class A common stock based upon the closing trading price per share of GS Group common stock on September 2, 2021. The proposal required that no payments be made under the tax receivable agreement in connection with the transaction, and that $200 million of Mr. Zalik’s proceeds from the transaction be held back and released upon completion of two years of service at GS Group (subsequently, the holdback amount was reduced to $132 million to reflect the adverse tax consequence to Mr. Zalik in the event of a forfeiture of the holdback). It was further contingent on GS Group resolving a certain due diligence item prior to signing. GS Group also sent to GreenSky revised drafts of the GS Group merger agreement and all other related documentation.

On September 3, 2021, Financial Sponsor D also delivered a revised written proposal to acquire GreenSky in an all-cash transaction for $11.75 per share of GreenSky Class A common stock. The proposal required that no payments be made under the tax receivable agreement in connection with the transaction, and that Mr. Zalik and Mr. Sheft each roll over $280 million individually ($560 million in the aggregate) of proceeds, with the remainder of the financing to come in the form of equity and debt commitments from an affiliate of Financial Sponsor D. The proposal did not include a financing condition. Financial Sponsor D also sent to GreenSky revised drafts of the Financial Sponsor D merger agreement and all other related documentation, including revised drafts of the equity and debt commitment letters for Financial Sponsor D’s financing.

On September 4, 2021, the GreenSky special committee met by video conference with representatives of Wilson Sonsini and Piper Sandler also in attendance. The GreenSky special committee discussed with its financial and legal advisors the written proposals that GreenSky received from GS Group and Financial Sponsor D to acquire GreenSky. The financial and legal advisors reviewed the key terms of each of the proposals, and Piper Sandler shared a preliminary analysis with respect to valuation. The GreenSky special committee discussed with its financial and legal advisors potential next steps in GreenSky’s sale process, including strategies and timing for soliciting even more competitive bids from the counterparties. The GreenSky special committee additionally discussed the appropriate timing for permitting further discussions relating to a potential rollover between Financial Sponsor D and the relevant stockholders, and the committee members also determined that it would be appropriate to permit Mr. Sheft, who remained recused in all respects from GreenSky’s process, to receive the details relating to Financial Sponsor D’s bid, while noting that he would not receive any details relating to the bid from the GS Group.

On September 5, 2021, the GreenSky board (except for Mr. Sheft who had recused himself) met telephonically, with members of senior management and representatives of J.P. Morgan, Cravath, Troutman Pepper, Wilson Sonsini and Piper Sandler also in attendance, to discuss the September 3, 2021 proposals received from each of GS Group and Financial Sponsor D. The representatives of J.P. Morgan reviewed the key terms of both proposals, as well as the public process GreenSky undertook in 2019-2020 and the then-current process in 2021 to sell GreenSky. The representatives of Cravath reviewed the key differences in legal terms proposed by GS Group and Financial Sponsor D in the draft documentation they had submitted with their proposals (including as to any potential voting agreement). Mr. Benjamin reviewed with the GreenSky board the terms of the backstop funding facility term sheets that had been negotiated to date. The representatives of J.P. Morgan then reviewed certain preliminary financial information and analyses with respect to GreenSky and each of the proposals from GS Group and Financial Sponsor D and a sensitivity analysis of certain line items from GreenSky’s 2021 to 2023 outlook for fiscal year 2021 based on actual results through August 2021, which analysis had been prepared by GreenSky senior management. The sensitivity analysis is described more fully under the section entitled “The Mergers—Certain Unaudited Financial Information” beginning on page 73 of this proxy statement/prospectus.

Thereafter, the GreenSky board and representatives of the financial and legal advisors discussed the two proposals and next steps, noting, among other things, the viability of both proposals and comparing the all-stock versus all-cash nature of the bids. The GreenSky board again noted the lack of a “collar” in the GS Group proposal, but determined that the currency offered by the proposal was strong and that, strategically, it was preferable to focus on improving the highest exchange ratio available rather than price protection. The GreenSky board, following discussion with representatives of the financial and legal advisors, determined that, given how close the two proposals were on value, GreenSky solicit “best and final” bids due on the evening of September 8, 2021.

The representatives of J.P. Morgan also noted that agreement on rollover terms was a requirement to Financial Sponsor D’s bid and that such negotiations had not yet commenced as Mr. Zalik and Mr. Sheft were awaiting authorization from the GreenSky special committee before engaging in those discussions. The representatives of J.P. Morgan also noted that the GS Group proposal still contemplated that Mr. Zalik would subject $200 million of his proceeds to a holdback arrangement and employment agreement, which was also awaiting discussion and negotiation. Mr. Zalik indicated that although he and the GreenSky board were focused on obtaining the best value achievable for the public stockholders, both bidders were asking for concessions from him and, unless he knew what the terms of those arrangements would be, he would not be able to confirm to the GreenSky board on September 8, 2021 if he would be able to support either winning bidder. Noting that it would not be practical or beneficial to continue to defer these discussions until after a winning bidder was selected, the GreenSky board expressed its view, subject to further discussion by and approval of the GreenSky special committee, that Mr. Zalik be authorized to engage in discussions with GS Group regarding the terms of the holdback agreement and his future role with GS Group and with Financial Sponsor D regarding the terms of his rollover equity investment and future role in GreenSky following its potential acquisition by Financial Sponsor D, but not, in either case, to discuss any of the proposed transaction terms of either party’s proposals, such as price per share. Mr. Zalik agreed to these parameters. Pending the decision of the GreenSky special committee, the GreenSky board also expressed its view that Mr. Sheft should be permitted to engage in those same discussions with only Financial Sponsor D, and to discuss rollover terms with Mr. Zalik. However, the GreenSky board noted that Mr. Sheft should not be told any information regarding GS Group’s proposal.

On September 5, 2021, the GreenSky special committee also met by video conference, with representatives of Wilson Sonsini and Piper Sandler also in attendance. The GreenSky special committee discussed with its financial and legal advisors the acquisition proposals received from GS Group and Financial Sponsor D, the key differences between the proposals and potential next steps and strategy for GreenSky’s sale process. The GreenSky special committee received from and discussed with Piper Sandler additional financial analysis with respect to the proposals. The GreenSky special committee also discussed certain requests made by Mr. Zalik and Mr. Sheft to engage in discussions with Financial Sponsor D regarding the terms of their respective rollover equity investments and future roles in GreenSky following its potential acquisition by Financial Sponsor D. Following discussion, and after considering, among other things, GreenSky’s competitive sale process, the proposed timeline for the potential transaction and the value of each of the GS Group and Financial Sponsor D offers, the GreenSky special committee determined that it would be in the best interest of GreenSky’s unaffiliated stockholders to authorize Mr. Zalik and Mr. Sheft to engage in those discussions with Financial Sponsor D. The GreenSky special committee also discussed and expressed its ongoing agreement with the strategy that was developed at the GreenSky board meeting held earlier in the day.

Also on September 5, 2021, at a special meeting of the board of directors of GS Bank (which we refer to as the “GS Bank board”), held via videoconference, members of GS Group and GS Bank management and other senior leaders discussed with the GS Bank board, and answered its questions regarding, various matters relating to the proposed mergers and other transactions contemplated by the merger agreement, including the strategic rationale therefor, the negotiations that had taken place, the merger consideration to be paid by GS Group and other key terms of the merger agreement and related agreements. After discussion, the GS Bank board unanimously determined that it was advisable and in the best interests of GS Bank to: (i) approve and authorize the proposed mergers and other transactions contemplated by the merger agreement, including entry by GS Bank into the merger agreement and other transaction documents, and any and all related actions contemplated thereby, subject to approval of the proposed mergers and other transactions contemplated by the merger agreement by the GS Group board; and (ii) delegate to the chair of GS Bank’s board and GS Bank’s chief executive officer joint authority to take any and all actions in connection with the proposed mergers and other transactions contemplated by the merger agreement that the GS Bank board could take, including without limitation to approve material changes to the terms of the transaction documents presented to the GS Bank board at the meeting, and to approve the final merger consideration up to a certain amount.

Also on September 5, 2021, at a special meeting of the GS Group board, held via videoconference, members of GS Group management and other senior leaders discussed with the GS Group board, and answered its questions regarding, various matters relating to the proposed mergers and other transactions contemplated by the merger agreement, including the strategic rationale therefor, the negotiations that had taken place, the merger consideration to be paid by GS Group and other key terms of the merger agreement and related agreements. After discussion and taking into account the factors described below under “—GS Group’s Reasons for the Mergers,” the GS Group board unanimously determined that it was advisable and in the best interests of GS Group and its stockholders to: (i) approve and authorize the proposed mergers and other transactions contemplated by the merger agreement, including entry by GS Group into the merger agreement and other transaction documents, and any and all related actions contemplated thereby, subject to approval by the GS Group special transaction committee (as defined below) of the final merger consideration and material changes to the proposed mergers and other transactions contemplated by the merger agreement, if any; (ii) approve and authorize the issuance of GS Group common stock as merger consideration, including the taking of any and all actions related thereto; and (iii) establish a special committee of the GS Group board (which we refer to as the “GS Group special transaction committee”) with the authority to take any and all actions in connection with the proposed mergers and other transactions contemplated by the merger agreement that the GS Group board could take, including without limitation to approve material changes or amendments to the terms and conditions of the transaction documents presented to the GS Group board and to approve the final merger consideration up to a certain amount.

Later on September 5, 2021, at the direction of the GreenSky board, representatives of J.P. Morgan contacted representatives of GS Group and Financial Sponsor D to request that each of GS Group and Financial Sponsor D provide updated “best and final” written proposals to acquire GreenSky no later than September 8, 2021.

On September 8, 2021, the GreenSky special committee met by video conference, with representatives of Wilson Sonsini and Piper Sandler also in attendance. The GreenSky special committee discussed with its financial and legal advisors the upcoming deadline for “best and final” acquisition proposals from Financial Sponsor D and GS Group and the GreenSky special committee’s strategy for addressing various potential outcomes that could arise following the submission of those proposals.

Subsequently, on September 8, 2021, the chair of the GS Bank board and GS Bank’s chief executive officer approved material changes to the merger agreement, which changes aligned with the final terms of the mergers and other transactions contemplated by the merger agreement, including the increase in the merger consideration, in each case ultimately approved by the GS Group special transaction committee as described below.

Later on September 8, 2021, GS Group delivered a revised written proposal to acquire GreenSky in an all-stock transaction at an exchange ratio of 0.03 shares of GS Group common stock for each share of GreenSky Class A common stock, which represented a price of approximately $12.15 per share based upon the closing trading price per share of GS Group common stock on September 8, 2021, and prices of $12.35 and $12.40 per share of GreenSky Class A common stock, respectively, based on the five- and 10-day volume-weighted average price of GS Group common stock measured from September 8, 2021. The proposal remained contingent on GS Group resolving a certain due diligence item prior to signing. GS Group also sent to GreenSky revised drafts of the GS Group merger agreement and all other related documentation.

On September 8, 2021, Financial Sponsor D also delivered a revised written proposal to acquire GreenSky in an all-cash transaction for $12.00 per share of GreenSky Class A common stock. Financial Sponsor D also sent revised drafts of the Financial Sponsor D merger agreement and all other related documentation.

On September 9, 2021, the GreenSky board (except for Mr. Sheft, who had recused himself) met telephonically, with members of senior management and representatives of J.P. Morgan, Cravath, Troutman Pepper, Wilson Sonsini and Piper Sandler also in attendance, to discuss the revised written proposals received from each of GS Group and Financial Sponsor D. The representatives of J.P. Morgan and Cravath reviewed with the GreenSky board the differences in the key financial and legal terms, respectively, of the proposals. The GreenSky board then discussed with the financial and legal advisors the proposals, including the pros and cons of an all-stock transaction compared to an all-cash transaction, the possibility of securing a “collar” (with the GreenSky board continuing to conclude that it was preferable to focus on achieving the best exchange ratio possible) and the diligence item that remained a condition to signing for GS Group. Mr. Zalik reiterated that he was willing to accept either GS Group’s proposed retention holdback or Financial Sponsor D’s proposed rollover to facilitate a transaction with either party, even though he believed the terms of the retention holdback or rollover put him at a disadvantage relative to GreenSky’s public stockholders. Following the discussion, the

GreenSky board concluded that if GS Group were willing to remove as a pre-signing condition the resolution of a certain due diligence item by the end of that day, then GreenSky should move forward with GS Group to finalize documentation in the coming days. Pending resolution of this diligence matter, the GreenSky board authorized management to agree to exclusivity with GS Group for a period sufficient to allow the parties to enter into definitive documentation, which was expected to occur within several days.

The GreenSky board then discussed whether it made sense to keep the GreenSky special committee in place given that the GreenSky board intended to proceed with a transaction with GS Group, which did not involve differential beneficial consideration or other issues that motivated the formation of the GreenSky special committee in connection with the Financial Sponsor D proposal. After discussion among the GreenSky board and the financial and legal advisors, the GreenSky board concluded that the GreenSky special committee should continue to meet and make a recommendation to the GreenSky board prior to final approval of any transaction.

On September 9, 2021, the GreenSky special committee also met by video conference, with representatives of Wilson Sonsini, Piper Sandler, Cravath and J.P. Morgan also in attendance. The GreenSky special committee discussed with the financial and legal advisors present the revised proposals received from each of GS Group and Financial Sponsor D, the key features of each proposal and the diligence item that remained a condition to signing for GS Group. The GreenSky special committee reviewed with the financial and legal advisors present GreenSky’s strategy for addressing each of the proposals, and following discussion, the GreenSky special committee concurred with the strategy described at the meeting of the GreenSky board, which was held immediately prior to the meeting.

Following the GreenSky special committee meeting on September 9, 2021, at the direction of the GreenSky board, representatives of J.P. Morgan informed representatives of GS Group that GreenSky was prepared to move forward with them contingent upon GS Group agreeing to remove as a pre-signing condition the resolution of a certain due diligence item by the end of the day. During the course of that day, GS Group determined that such a pre-signing condition would not be needed and agreed to do so. Thereafter, representatives of Cravath sent to representatives of S&C an initial draft of an exclusivity agreement. Between September 9, 2021 and September 10, 2021, representatives of Cravath and S&C negotiated the terms of the exclusivity agreement, which was entered into by GS Group and GreenSky on September 10, 2021, and provided for an exclusivity period through September 14, 2021.

On September 10, 2021, the GreenSky board (except for Mr. Sheft, who had recused himself) met telephonically, with members of senior management and representatives of J.P. Morgan, Cravath, Troutman Pepper, Wilson Sonsini and Piper Sandler also in attendance, to discuss the timetable for entering into definitive documentation with GS Group. The GreenSky board determined to target signing at the end of the day on September 14, 2021 after market close and to announce a transaction on the morning of September 15 before the market opened.

On September 10, 2021, the GreenSky special committee also met by video conference, with representatives of Wilson Sonsini, Piper Sandler, Cravath and J.P. Morgan also in attendance. The GreenSky special committee continued the discussion from the meeting of the GreenSky board that occurred immediately prior to the meeting and solicited views from the financial and legal advisors present regarding the timetable for entering into definitive documentation with GS Group. The GreenSky special committee and the advisors present discussed the proposed communication strategy concerning Financial Sponsor D.

Between September 10, 2021 and September 14, 2021, representatives of GreenSky and GS Group and their respective legal advisors prepared agreed forms of the transaction documentation for the requisite review by the applicable governing bodies of GreenSky and GS Group.

On September 11, 2021, a representative of Cravath, acting at the direction of the GreenSky board, had a telephone conversation with Mr. Sheft during which Mr. Sheft was provided an update on the process to date, including that the GreenSky board had selected GS Group as the winning bidder and was targeting a signing of a definitive agreement with GS Group on September 14, 2021. In that discussion, Mr. Sheft stated that since he had been recused from the process for the past several weeks, he thought it prudent to continue to recuse himself for the remainder of the GreenSky board’s deliberative process, including any GreenSky board committee meetings with respect thereto.

On September 14, 2021, representatives of J.P. Morgan hosted a telephonic meeting with representatives of GS Group in order for GreenSky and representatives of its financial and legal advisors to perform reverse due diligence on GS Group.

On September 14, 2021, the GreenSky special committee also met by video conference, with representatives of Wilson Sonsini, Piper Sandler and Cravath also in attendance. The representatives of Wilson Sonsini reviewed with the GreenSky special committee their fiduciary duties and standards of judicial review that can apply to directors’ decisions under Delaware law. The representatives of Wilson Sonsini described the purpose of the GreenSky special committee and its role in connection with GreenSky’s evaluation of the proposal put forth by GS Group to acquire GreenSky. It was noted that although the GS Group proposal did not involve the type of different or additional interest that gave rise to the establishment of the GreenSky special committee, given the GreenSky special committee’s intensive involvement on behalf of GreenSky’s unaffiliated stockholders, and the GreenSky special committee’s work in comparing the GS Group proposal with the proposal by Financial Sponsor D to acquire GreenSky, it was proposed, as had been discussed with the GreenSky special committee members leading up to the meeting, that the GreenSky special committee formally determine whether to recommend the GS Group proposal to the GreenSky board.

The representatives from Piper Sandler reviewed their valuation analysis with the GreenSky special committee. The representatives of Piper Sandler described, among other things, the structure and key features of the proposed acquisition of GreenSky by GS Group, Piper Sandler’s valuation analysis of GreenSky and GS Group, the historic stock performance of GreenSky and GS Group and how GreenSky’s tax receivable agreement had been taken into account in Piper Sandler’s valuation of GreenSky and the proposed transaction. The representatives of Piper Sandler noted their conclusion that the merger consideration to be paid to the holders of GreenSky’s Class A common stock in connection with the proposed acquisition of GreenSky by GS Group was fair, from a financial point of view, to such holders. The representatives of Piper Sandler further noted that they would deliver a written opinion to the GreenSky special committee reflecting that conclusion.

The members of the GreenSky special committee engaged in a discussion regarding whether the GreenSky special committee was supportive of the proposed acquisition of GreenSky by GS Group and whether the GreenSky special committee was prepared to recommend such transaction to the GreenSky board. Following discussion, the GreenSky special committee unanimously resolved that the proposed acquisition of GreenSky by GS Group was in the best interests of GreenSky and GreenSky stockholders, including its unaffiliated stockholders, and to recommend that the GreenSky board approve the transaction.

Later on September 14, 2021, the GreenSky board (except for Mr. Sheft, who had recused himself) met telephonically, with members of senior management and representatives of J.P. Morgan, Cravath, Troutman Pepper, Wilson Sonsini and Piper Sandler also in attendance, to review and potentially approve the execution of the GS Group merger agreement and the other transactions contemplated thereby. The representatives of Cravath reviewed with the GreenSky board an updated letter provided by J.P. Morgan disclosing its prior relationships with GreenSky and GS Group. Thereafter, the representatives of Cravath reviewed with the GreenSky board their fiduciary duties in the context of the transaction with GS Group and the legal terms of the GS Group merger agreement and related agreements, noting the terms were substantially the same as those previously reviewed with the GreenSky board and reporting that all such documents were in agreed form. The representatives of J.P. Morgan then reviewed J.P. Morgan’s financial analyses of the exchange ratio and, following discussion, rendered to the GreenSky board J.P. Morgan’s oral opinion, which was subsequently confirmed in writing, to the effect that, as of September 14, 2021 and based upon and subject to the factors and various assumptions made, procedures followed, matters considered, and limitations and qualifications on the review undertaken as described in the opinion, the exchange ratio in the proposed company merger was fair, from a financial point of view, to the holders of the GreenSky Class A common stock. For more information, see the section entitled “The Mergers—Opinion of J.P. Morgan, GreenSky’s Financial Advisor” beginning on page 76 of this proxy statement/prospectus and Annex B to this proxy statement/prospectus.

The GreenSky board engaged in a discussion regarding the transaction with GS Group and the benefits it afforded to GreenSky and its stockholders. Mr. Bacci, in his capacity as Chair of the GreenSky special committee, delivered the GreenSky special committee’s recommendation that the GreenSky board should approve the transaction with GS Group. The GreenSky board then recessed and the members of the Compensation Committee convened and unanimously approved the treatment of GreenSky equity awards as provided for in the GS Group merger agreement and recommended that the GreenSky board submit to the stockholders of GreenSky a non-binding, advisory proposal to approve the compensation that may be paid or become payable to GreenSky’s named executive officers in connection with the mergers and recommend to such stockholders the approval of such proposal. Thereafter, the GreenSky board reconvened and (i) determined that it was in the best interests of GreenSky and its stockholders, and declared it advisable, that GreenSky enter into the GS Group merger agreement and related agreements and consummate the transactions contemplated thereby, (ii) approved and adopted the GS Group merger agreement and the other transaction documents (including the GS Group voting agreement), (iii) adopted resolutions recommending that GreenSky stockholders vote for the approval of the GS Group merger agreement and (iv) directed that the GS Group merger agreement and the transactions contemplated thereby be submitted to GreenSky stockholders for adoption.

Also on September 14, 2021, the GS Group special transaction committee met in person to review the final terms of the mergers and other transactions contemplated by the merger agreement, including the increase in the merger consideration. After discussion, the GS Group special transaction committee determined that it was advisable and in the best interests of GS Group and its stockholders to: (i) approve the final terms and conditions of the mergers and other transactions contemplated by the merger agreement, including the final merger consideration; and (ii) authorize GS Group to proceed with the mergers and other transactions contemplated by the merger agreement as had been approved by the GS Group board at its September 5, 2021 meeting.

Following the conclusion of the GreenSky board meeting and the GS Group special transaction committee meeting, the parties executed and delivered the GS Group merger agreement and related agreements after market close on September 14, 2021.

On September 15, prior to the opening of trading on NASDAQ and NYSE, the parties issued a joint press release announcing the transaction.

GS Group’s Reasons for the Mergers

In reaching its decision to approve the merger agreement, the mergers and the other transactions contemplated by the merger agreement, the GS Group board consulted with GS Group management, who were advised by GS Group’s financial advisor, Goldman Sachs & Co. LLC, and outside legal counsel, and considered a number of factors. GS Group’s reasons for the mergers include the following:

•	its knowledge of GreenSky’s business, operations, financial condition, asset quality, earnings and prospects, taking into account the results of GS Group’s due diligence review of GreenSky;

•	its assessment that GS Group’s management team would be able to successfully integrate and operate the GreenSky business after the mergers;

•

its view that the terms and conditions of the merger agreement and the transactions contemplated thereby, including the representations, warranties, covenants, closing conditions and termination provisions, are comprehensive and favorable to completing the mergers;

•

the fact that the merger agreement places limitations on GreenSky’s ability to seek a competing proposal and requires GreenSky to pay GS Group a termination fee of $75 million if the merger agreement is terminated under certain circumstances;

•	the amount and form of consideration to be paid in the mergers, including the fact that the exchange ratio is fixed;

•	current financial market conditions and trading information with respect to, shares of GS Group common stock and GreenSky Class A common stock;

•

the entry into the voting agreement by Mr. Zalik and certain of his affiliates, pursuant to which each such stockholder agreed to vote all of their subject shares in favor of the GreenSky merger proposal (subject to limited exceptions if the GreenSky board no longer recommends that holders of GreenSky Class A common stock vote in favor of the GreenSky merger proposal) as further described in the section entitled “—Voting Agreement” beginning on page 99 of this proxy statement/prospectus;

•

the entry into the holdback agreement by Mr. Zalik, pursuant to which Mr. Zalik agreed that a portion of the shares of the GS Group common stock that he otherwise would have been entitled to receive as merger consideration will instead be paid in the form of shares of GS Group restricted stock, subject to the transfer restrictions and other conditions as further described in the section entitled “—Holdback Agreement” beginning on page 99 of this proxy statement/prospectus;

•	the regulatory and other approvals required in connection with the mergers;

•

the potential to engage in a strategically compelling transaction that will help scale GS Group’s digital consumer banking business, through GreenSky’s differentiated lending capabilities and growing merchant and consumer ecosystem;

•	the opportunity to acquire a merchant network with over 10,000 active merchants and a customer base that is attractive from a credit risk perspective;

•

the experienced management team and employee base that comes with an acquisition of GreenSky, which team brings with them a depth of industry experience and relationships, including relationships cultivated with GreenSky’s merchant network, and which employee base can help support broader business initiatives;

•

the enhancement of GS Group’s digital consumer banking platform through the integration of GreenSky’s advanced technology, consistent with GS Group’s goal to provide an integrated and customer-centric digital offering; and

•

the opportunity to access the attractive home improvement market and engage in a financially attractive transaction that will diversify revenues and over time is expected to produce a return above GS Group’s targeted hurdle rate.

The GS Group board also considered a number of negative factors, risks and uncertainties in evaluating the potential acquisition of GreenSky and in reaching its decision to approve the merger agreement, the mergers and the other transactions contemplated thereby. Negative factors, risks and uncertainties considered by GS Group include the following:

•	the diversion of management attention and resources needed to complete the mergers and integrate GreenSky into GS Group following the closing of the mergers;

•	the challenges and difficulties relating to integrating the operations of GreenSky with GS Group’s operations;

•	the risk that the potential benefits of the acquisition may not be fully or even partially achieved, or may not be achieved within the expected time frame;

•	costs associated with the mergers;

•	the risk that the mergers may not be consummated despite the parties’ efforts;

•

the possibility that events may occur that materially and adversely affect the operations or financial condition of GreenSky and its subsidiaries, but which may not entitle GS Group to terminate the merger agreement;

•	the possibility of litigation challenging the mergers, and the further possibility that any such litigation could impede or delay the closing of the mergers; and

•	other risks related to the mergers and the businesses of GS Group and GreenSky, which are described under the section entitled “Risk Factors” beginning on page 30 of this proxy statement/prospectus.

The GS Group board approved the merger agreement after GS Group’s senior management discussed with the GS Group board a number of factors, including certain of those described above and the business, assets, liabilities, results of operations, financial performance, strategic direction and prospects of GreenSky. The GS Group board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The GS Group board viewed its position as being based on all the information and the factors presented to and considered by it. In addition, individual directors may have given different weights to different information and factors.

In addition, as described in the section entitled “—Background of the Transactions,” the GS Bank board separately evaluated the mergers, held a number of meetings and consulted with members of GS Group and GS Bank management and other senior leaders in reaching its decision to approve the merger agreement, the mergers and the other transactions contemplated by the merger agreement.

It should be noted that this explanation of GS Group’s reasoning and all other information presented in this section is forward-looking in nature, and therefore should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 28.

GreenSky’s Reasons for the Mergers; Recommendation of the GreenSky Board of Directors

At a meeting held on September 14, 2021, the GreenSky board, acting upon the unanimous recommendation of the GreenSky special committee, (i) determined that it was in the best interests of GreenSky and its stockholders and declared it advisable that GreenSky enter into the merger agreement and other related agreements and consummate the transactions contemplated thereby, (ii) approved and adopted the merger agreement and other related agreements, (iii) resolved to recommend that GreenSky stockholders vote for the adoption of the merger agreement and (iv) directed that the merger agreement and the transactions contemplated thereby be submitted to GreenSky stockholders for adoption.

As described in the section entitled “The Mergers—Background of the Transactions” beginning on page 41 of this proxy statement/prospectus, in evaluating the mergers, the GreenSky board held a number of meetings, consulted with and received the advice of representatives of GreenSky’s outside legal counsel and financial advisors, held discussions with GreenSky’s senior management and considered the business, assets and liabilities, results of operations, financial performance, strategic direction and prospects of GreenSky and GS Group. In addition, the GreenSky special committee separately evaluated the mergers, held a number of meetings and consulted with and received the advice of representatives of the GreenSky special committee’s outside legal counsel and financial advisor. In making its determination, the GreenSky board considered a number of factors that it believed supported its decision to enter into the merger agreement and to recommend its adoption by GreenSky stockholders. In making its determination, the GreenSky special committee considered a number of factors that it believed supported its conclusion that the mergers were in the best interests of GreenSky and GreenSky’s stockholders, including its unaffiliated stockholders, and its decision to recommend that the GreenSky board approve the merger agreement and the related transactions. These factors included, but were not limited to, the following (not necessarily in order of relative importance):

•	the recent and historical market prices for GreenSky Class A common stock, including the fact that the merger consideration had an implied value of:

•

$12.28 per share of GreenSky Class A common stock based on the $409.26 closing trading price per share of GS Group common stock on September 13, 2021, the last full trading day prior to the execution of the merger agreement, which represented a premium of approximately 39% to the $8.85 closing trading price per share of GreenSky Class A common stock on September 13, 2021;

•

$12.31 per share of GreenSky Class A common stock based on the $410.39 volume weighted average price per share of GS Group common stock for the 10-trading-day period ended September 13, 2021, which represented a premium of approximately 48% to the $8.34 volume weighted average price per share of GreenSky Class A common stock for the 10-trading-day period ended September 13, 2021; and

•

$12.13 per share of GreenSky Class A common stock based on the $404.28 volume weighted average price per share of GS Group common stock for the 30-trading day period ended September 13, 2021, which represented a premium of approximately 52% to the $8.00 volume weighted average price per share of GreenSky Class A common stock for the 30-trading-day period ended September 13, 2021;

•	the GreenSky board’s understanding of GreenSky’s business, operations, financial condition, earnings, prospects, competitive position and the nature of the industry in which GreenSky competes;

•

the GreenSky board’s understanding of the risks, uncertainties and challenges facing GreenSky and the industry in which GreenSky competes, including the risks that GreenSky would face if it continued as a stand-alone company;

•

the GreenSky board’s belief that volatility in the price of GreenSky Class A common stock does not engender market confidence conducive to GreenSky maintaining stable bank partner funding on a stand-alone basis;

•

the commitment by GS Group to provide a backstop loan participation purchase facility for additional funding for loans originated through the GreenSky program during the period between the signing of the merger agreement and consummation of the mergers and, in the event the mergers are not consummated, from the merger agreement termination date through the last day of the ninth full calendar month following such termination date. See the section entitled “The Mergers—Backstop Loan Participation Purchase Facility Commitment Letter” beginning on page 100 of this proxy statement/prospectus;

•

the GreenSky board’s belief that the other alternatives to a sale of the entire company, including remaining independent or fundamentally changing GreenSky’s business model to further diversify its funding, which alternatives the GreenSky board evaluated with the assistance of GreenSky’s financial advisors and outside legal counsel, did not represent a more attractive alternative to a sale in light of, among other factors, the potential risks, rewards and uncertainties associated with those alternatives;

•

the GreenSky board’s process for soliciting offers from third parties that were believed to be the most able and willing to pay the highest price for GreenSky, which included providing such parties with an opportunity to conduct due diligence and meetings with members of GreenSky’s senior management, as described above in the section entitled “—Background of the Transactions”;

•

the course and history of competitive negotiations with GS Group which, among other things, resulted in an increase in the price GS Group was willing to offer to acquire GreenSky from an implied value of $7.50 per share of GreenSky common stock (based on the closing trading prices of GreenSky Class A common stock and GS Group common stock on July 1, 2021) in GS Group’s non-binding proposal delivered to GreenSky on July 2, 2021 to the implied value of $12.28 per share of GreenSky Class A common stock (based on the closing trading prices of GreenSky Class A common stock and GS Group common stock on September 13, 2021), as described above in the section entitled “—Background of the Transactions”;

•

the GreenSky board’s belief that, based on discussions with GS Group and other potential counterparties, the merger consideration represented GS Group’s best and final offer and the highest implied value per share of GreenSky Class A common stock that GS Group or other potential counterparties would be willing to pay, and any request for a higher value or solicitation of additional bids from other third parties would have created a meaningful risk that GS Group might determine not to enter into the merger agreement and to terminate negotiations, in which event GreenSky stockholders would lose the opportunity to obtain the implied value of the merger consideration being offered;

•

the fact that GreenSky engaged in, or attempted to initiate, discussions regarding a potential sale transaction with numerous third parties in a public process in 2019-2020 and that only GS Group had put forth a proposal that was actionable at the time, as described above in the section entitled “—Background of the Transactions”;

•

the possibility that the trading price of GreenSky Class A common stock, absent the mergers, would not reach and sustain at least the level implied by the merger consideration in the near term, or at all;

•

the GreenSky board’s belief that the receipt of GS Group common stock as merger consideration provides GreenSky stockholders with the opportunity to have ownership in a company that has a significantly more risk-diversified business than GreenSky’s stand-alone business, to benefit from the complementary strengths of GreenSky and GS Group and to share in any future price appreciation of, and dividends declared on, GS Group common stock;

•

the relatively small percentage of the outstanding public float of the GS Group common stock represented by the GS Group common stock that will be issued to holders of GreenSky Class A common stock and Common Units in the mergers, as applicable, which would accordingly account for a relatively small percentage of the average trading volume of GS Group common stock following consummation of the mergers, and the GreenSky board’s resulting expectation that former holders of GreenSky Class A common stock and Common Units would be able to sell the GS Group common stock in the market after the closing of the mergers, should they choose to, without significantly impacting the trading price of GS Group common stock;

•

the fact that the exchange ratio is fixed and will not fluctuate as a result of changes in the market price of GreenSky Class A common stock or GS Group common stock, which allows such holders of GreenSky Class A common stock and Common Units to receive the benefit of any share price appreciation prior to closing of the mergers;

•

the result of GreenSky’s due diligence investigation of GS Group, conducted with the assistance of GreenSky’s financial and legal advisors, and the experience and extensive track record of GS Group and its management, including with respect to successfully acquiring other companies and integrating past acquisitions;

•	the expectation that, for holders of GreenSky Class A common stock that are U.S. holders, the mergers will generally qualify as a tax-free transaction for United States federal income tax purposes;

•

the oral opinion rendered by J.P. Morgan, financial advisor to GreenSky, to the GreenSky board, which was subsequently confirmed in writing, to the effect that, as of September 14, 2021 and based upon and subject to the factors and various assumptions made, procedures followed, matters considered, and limitations and qualifications on the review undertaken as described in the opinion, the exchange ratio in the proposed company merger was fair, from a financial point of view, to the holders of GreenSky Class A common stock. See the section entitled “The Mergers—Opinion of J.P. Morgan, GreenSky’s Financial Advisor” beginning on page 76 of this proxy statement/prospectus and Annex B to this proxy statement/prospectus;

•

the oral opinion rendered by Piper Sandler, financial advisor to the GreenSky special committee, to the GreenSky special committee on September 14, 2021, subsequently confirmed by delivery of a written opinion, dated as of September 14, 2021, that as of such date and based upon and subject to the factors and assumptions set forth in its written opinion, the merger consideration was fair to holders of GreenSky

Class A common stock from a financial point of view. See the section entitled “The Mergers—Opinion of Piper Sandler, GreenSky Special Committee’s Financial Advisor” beginning on page 82 of this proxy statement/prospectus and Annex C to this proxy statement/prospectus;

•	the likelihood that the mergers would be consummated and the anticipated timing of closing based on, among other things:

•	the limited scope of the conditions to closing and that a vote of the GS Group stockholders is not required to consummate the mergers;

•

the level of GS Group’s commitment to satisfy the conditions to closing, and the assessment of the GreenSky board, after considering the advice of its legal advisors, regarding the likelihood of such closing conditions being satisfied;

•	the scope of what can constitute a material adverse effect under the merger agreement and the exceptions therefrom that were negotiated by GreenSky; and

•	that GreenSky is entitled to specific enforcement of GS Group’s obligations under the merger agreement;

•	other terms of the merger agreement, including, among other things:

•

GreenSky’s ability, under certain circumstances and prior to receipt of the requisite approval of GreenSky stockholders, to consider and respond to an unsolicited alternative acquisition proposal, to furnish information to the person making such a proposal and to engage in discussions or negotiations with the person making such a proposal;

•

the GreenSky board’s ability, under certain circumstances and prior to receipt of the requisite approval of GreenSky stockholders, to effect an adverse recommendation change, including to withdraw, qualify or modify the GreenSky board’s recommendation in favor of the GreenSky merger proposal or to approve or recommend an alternative acquisition proposal; and

•

the GreenSky board’s assessment, after considering the advice of its financial and legal advisors, that the termination fee of $75 million would not present a meaningful deterrent to a third party from making or consummating an alternative acquisition proposal for GreenSky even in light of the fact that GreenSky will not have the right to terminate the merger agreement to accept a superior proposal, including after the GreenSky board makes an adverse recommendation change;

•

the voting agreement, which provides that if the GreenSky board makes an adverse recommendation change, the obligations of Mr. Zalik and his affiliates party thereto to vote all of their shares of GreenSky common stock in favor of the approval of the GreenSky merger proposal shall be reduced to the aggregate number of shares representing voting power with respect to 35% of the total voting power of the outstanding shares of GreenSky common stock. See the section entitled “The Mergers—Voting Agreement” beginning on page 99 of this proxy statement/prospectus; and

•

for the GreenSky board, the separate review by the GreenSky special committee, with their financial and legal advisors, of the merger agreement and other transaction documents, and the recommendation delivered by the GreenSky special committee to the GreenSky board that the GreenSky board should approve and adopt the merger agreement and related agreements, as described above in the section entitled “—Background of the Transactions.”

In the course of their respective deliberations, the GreenSky board and the GreenSky special committee also considered a variety of risks, uncertainties and other countervailing factors related to the mergers, including, but not limited to (not necessarily in order of relative importance):

•

that, following the completion of the mergers, GreenSky would no longer exist as an independent public company and GreenSky stockholders would no longer be able to directly participate in any future earnings growth GreenSky might have achieved solely through GreenSky’s stand-alone strategic plan, and will only be able to indirectly participate in any future earnings growth of the GreenSky business through their ownership of GS Group common stock;

•

that, because the merger consideration is a fixed exchange ratio of shares of GS Group common stock for each eligible share of GreenSky Class A common stock and Common Unit and the merger agreement does not provide for any adjustment of the merger consideration or a value-based termination right if the market price of GS Group common stock declines prior to the consummation of the mergers, holders of GreenSky Class A common stock and Common Units could receive GS Group common stock worth less than the implied value of $12.28 per share (based on the closing trading prices of GreenSky Class A common stock and GS Group common stock on September 13, 2021) as of the consummation of the mergers;

•

that former GreenSky equityholders are expected to own less than 2% of the outstanding GS Group common stock after the consummation of the transaction (ignoring any shares of GS Group common stock they may already own) and accordingly will have limited ability to directly influence GS Group’s corporate affairs;

•

the risk that one or more of GreenSky’s existing bank partners may cease providing funding for loans originated through the GreenSky program during the period between signing the merger agreement and consummation of the mergers;

•	the risk that the requisite regulatory approvals might not be obtained and, as a result, the mergers might not be consummated;

•	the risk that a different strategic alternative potentially could be more beneficial to GreenSky stockholders than the transaction;

•

the risk that the provisions of the merger agreement that restrict GreenSky’s ability to solicit, participate in, facilitate, discuss, negotiate or furnish information in connection with alternative acquisition proposals, subject to certain exceptions, would dissuade third parties from making or consummating an alternative acquisition proposal for GreenSky, including that:

•	GreenSky will be required to afford GS Group certain match rights prior to the GreenSky board being able to make an adverse recommendation change;

•

GreenSky will not be able to terminate the merger agreement to accept a superior proposal even if the GreenSky board makes an adverse recommendation change and will instead, absent the valid termination of the merger agreement for another reason, still need to submit the merger agreement to GreenSky stockholders for adoption at the special meeting; and

•	GS Group will be entitled to the termination fee of $75 million in specified circumstances, as described more fully in the section entitled “The Merger Agreement—Termination Fee”;

•	the significant costs incurred by GreenSky in connection with negotiating and entering into the merger agreement, which, if the transaction is not consummated, will generally be borne by GreenSky;

•

that the announcement or pendency of the transaction may impede GreenSky’s ability to retain and hire key personnel and its ability to maintain relationships with its bank partners, merchants, sponsors of merchants and other business partners or negatively impact its operating results and business generally;

•

that matters relating to the mergers, including integration planning, may require substantial commitments of time and resources by GreenSky’s senior management and employees and may divert the attention of senior management and employees, which may affect GreenSky’s business operations;

•	the risks and challenges inherent in the combination of two businesses, including the potential for unforeseen difficulties in integrating operations;

•

that, if the transaction is completed, the mergers will bind all GreenSky stockholders, including those who did not vote to adopt the merger agreement at the special meeting, and that appraisal rights will not be available to the holders of GreenSky Class A common stock and Common Units in connection with the mergers;

•	the risk of litigation in connection with the mergers;

•	the risk that governmental entities may impose conditions on GS Group that may adversely affect the ability of GS Group to realize the expected benefits of the mergers;

•

that provisions in the merger agreement placing certain restrictions on the operation of GreenSky’s business during the period between the signing of the merger agreement and consummation of the mergers may delay or prevent GreenSky from pursuing business opportunities that may arise or other actions it would otherwise take with respect to its operations;

•

that GreenSky and GS Group may be obligated to consummate the mergers without having obtained appropriate consents, approvals or waivers from the counterparties under certain of GreenSky’s contracts that require consent or approval prior to the consummation of the mergers, and the risk that such consummation could trigger the termination of, or default under, such contracts or the exercise of rights by the counterparties under such contracts; and

•

various other risks associated with the mergers and the businesses of GreenSky and GS Group, as described more fully in the section entitled “Risk Factors” beginning on page 30 of this proxy statement/prospectus.

The GreenSky board determined that, overall, these potential risks and uncertainties were outweighed by the benefits that the GreenSky board expects to achieve for GreenSky stockholders as a result of the mergers. The GreenSky board realized that there is no assurance about future results, including results considered or expected as disclosed in the foregoing reasons.

In addition, the GreenSky board was aware of and considered the interests of its directors and executive officers that may be different from, or in addition to, the interests of GreenSky stockholders generally when approving and adopting the merger agreement and recommending that GreenSky stockholders vote to approve the GreenSky merger proposal. For more information, see the section entitled “The Mergers—Interests of GreenSky’s Directors and Executive Officers in the Mergers” beginning on page 94 of this proxy statement.

The foregoing discussion of the information and factors that the GreenSky board and the GreenSky special committee considered is not intended to be exhaustive, but is meant to include the material factors regarding the transaction that the GreenSky board and the GreenSky special committee considered, which are not necessarily presented in order of relative importance. In light of the complexity and wide variety of factors that the GreenSky board and the GreenSky special committee considered, the GreenSky board and the GreenSky special committee did not find it practical to, and did not attempt to, quantify, rank or otherwise assign relative or specific weights or values to any of the factors considered and did not undertake to make any specific determinations as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the GreenSky board or the GreenSky special committee, as applicable. Rather, the GreenSky board and the GreenSky special committee each made its recommendation based on the totality of the information available to the GreenSky board and the GreenSky special committee, as applicable. In addition, individual members of the GreenSky board and the GreenSky special committee may have given different weights to different factors.

The foregoing description of the GreenSky board’s and the GreenSky special committee’s consideration of the factors supporting the mergers is forward-looking in nature. This information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 28 of this proxy statement/prospectus.

ACCORDINGLY, THE GREENSKY BOARD RECOMMENDS THAT HOLDERS OF GREENSKY COMMON STOCK VOTE “FOR” THE GREENSKY MERGER PROPOSAL, “FOR” THE NON-BINDING COMPENSATION PROPOSAL AND “FOR” THE ADJOURNMENT PROPOSAL.

Certain Unaudited Financial Information

Although GreenSky has periodically issued limited financial guidance to investors, GreenSky does not as a matter of course publicly disclose financial forecasts or projections as to future results of its operations due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. However, in July 2021, as part of the development of GreenSky’s long-term plan and in connection with GreenSky’s review of strategic alternatives, including a potential sale of GreenSky, GreenSky’s senior management prepared certain unaudited prospective financial information for fiscal years 2021 through 2023 (the “GreenSky 2021-2023 outlook”). The GreenSky 2021-2023 outlook was provided to the GreenSky board, the GreenSky special committee, J.P. Morgan, Piper Sandler and certain third parties potentially interested in a transaction with GreenSky, including GS Group and Financial Sponsor D. In August 2021, in connection with GS Group’s and Financial Sponsor D’s respective due diligence processes, GreenSky senior management prepared a sensitivity analysis of certain line items from the GreenSky 2021-2023 outlook for fiscal year 2021 based on actual results through August 2021 and a range of full-year transaction volumes (the “GreenSky 2021 update/sensitivity analysis”). The GreenSky 2021 update/sensitivity analysis was provided to the GreenSky board, the GreenSky special committee, J.P. Morgan, Piper Sandler, GS Group and Financial Sponsor D. Based on the GreenSky 2021-2023 outlook and certain assumptions provided by GreenSky senior management, J.P. Morgan and Piper Sandler extrapolated certain unaudited prospective financial information of GreenSky for fiscal years 2024 and 2025, which extrapolations were approved for use by J.P. Morgan and Piper Sandler by GreenSky senior management (such extrapolations, together with the GreenSky 2021-2023 outlook, (solely with respect to Piper Sandler’s opinion and financial analyses) the GreenSky 2021 update/sensitivity analysis and (solely with respect to J.P. Morgan’s opinion and financial analyses) the GreenSky unlevered free cash flows (as defined below), collectively, the “GreenSky forecasts”). The GreenSky board (in the case of J.P. Morgan), the GreenSky special committee (in the case of Piper Sandler) and GreenSky senior management, authorized and directed J.P. Morgan and Piper Sandler, as applicable, to use and rely on the GreenSky forecasts in connection with their respective financial analyses and opinions, to the extent applicable, as described in the sections entitled “The Mergers—Opinion of J.P. Morgan, GreenSky’s Financial Advisor” and “The Mergers—Opinion of Piper Sandler, GreenSky Special Committee’s Financial Advisor” beginning on pages 76 and 82, respectively, of this proxy statement/prospectus.

The GreenSky forecasts are presented in this proxy statement/prospectus solely to give GreenSky stockholders access to the information that was made available to the GreenSky board, the GreenSky special committee, their respective financial advisors and certain third parties potentially interested in a transaction with GreenSky, including GS Group and Financial Sponsor D, to the extent described above. GS Group’s internal financial forecasts were not provided to GreenSky, J.P. Morgan or Piper Sandler, given that GreenSky equityholders were expected to own less than 2% of the outstanding GS Group common stock following the consummation of the mergers and the existence of a material liquid market for GS Group common stock. Accordingly, no internal GS Group forecasts were relied upon by the GreenSky board or the GreenSky special committee in their respective evaluations of the mergers or by J.P. Morgan or Piper Sandler for purposes of their respective financial analyses and fairness opinions.

The GreenSky forecasts were not prepared with a view toward public disclosure or with a view toward complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for the preparation and presentation of prospective financial information. The GreenSky forecasts included herein were prepared by, and are the responsibility of, GreenSky’s management. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the GreenSky forecasts and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated herein by reference relates to GreenSky’s previously issued financial statements. The report does not extend to the GreenSky forecasts and should not be read to do so.

The GreenSky forecasts are subjective in many respects and thus subject to interpretation. While presented with numerical specificity, the GreenSky forecasts reflect numerous estimates and assumptions made by GreenSky senior management at the time such prospective financial information was prepared that are difficult to predict and that are beyond GreenSky’s control and are subject to change. Specifically, the GreenSky 2021-2023 outlook was prepared by GreenSky senior management at the direction of the GreenSky board to include only those existing GreenSky revenue streams deemed proven, and thus did not incorporate future revenues and related costs associated with financial products and lines of business contemplated to be launched in the future. The assumptions and estimates underlying the GreenSky forecasts are inherently uncertain and are subject to a wide variety of significant business, economic, competitive and other risks and uncertainties that could cause actual results to differ materially from those contained in the GreenSky forecasts, including, among others, risks and uncertainties relating to GreenSky’s business (including its ability to achieve strategic goals, objectives and targets over applicable periods); industry performance; the regulatory and competitive environment; general global business and economic conditions and other matters described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” beginning on pages 28 and 30, respectively, of this proxy statement/prospectus and Part I, Item 1A in GreenSky’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which is incorporated by reference into this proxy statement/prospectus. Some or all of the estimates and assumptions underlying the GreenSky forecasts may have changed since the date the GreenSky forecasts were prepared.

Accordingly, GreenSky cannot assure readers that the GreenSky forecasts are necessarily predictive of the future performance of GreenSky, and actual results will likely vary from those presented in such prospective financial information and such variances may be material. Additionally, the GreenSky forecasts cover a number of years into the future and such information by its nature becomes less predictive with each successive year. The inclusion of the GreenSky forecasts in this proxy statement/prospectus should not be regarded as a representation by any person that the results contained in the GreenSky forecasts would be achieved or that the results achieved would not exceed those reflected in the GreenSky forecasts, if the transaction is not consummated.

The GreenSky forecasts were developed for GreenSky on a stand-alone basis without giving effect to the transaction or entry into the merger agreement, including any potential synergies that may be achieved as a result of the mergers, any changes to GreenSky’s strategy or operations that may be implemented after the consummation of the mergers or any costs incurred in connection with the mergers. Neither the GreenSky board nor the GreenSky special committee quantified synergies that may be achieved as a result of the mergers. Furthermore, the GreenSky forecasts did not take into account the effect of any failure of the mergers to be consummated and should not be viewed as relevant or continuing in that context.

The GreenSky forecasts include non-GAAP financial measures. These non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and may not be comparable to similarly titled measures used by other companies. Financial measures included in projections provided to a financial advisor and a board of directors in connection with a business combination transaction are excluded from the definition of “non-GAAP financial measures” under the rules of the SEC, and therefore such financial measures are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which may otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not provided to and were not relied on by J.P. Morgan or Piper Sandler for purposes of their respective financial analyses and opinions or by the GreenSky board or the GreenSky special committee in connection with their respective consideration of the mergers, nor were they provided to GS Group. Accordingly, GreenSky has not provided a reconciliation of these non-GAAP financial measures.

GreenSky does not intend to update or otherwise revise the GreenSky forecasts after the date of this proxy statement/prospectus to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.

By including the GreenSky forecasts in this proxy statement/prospectus, neither GreenSky nor GS Group nor any of their respective directors, officers, employees, advisors or other representatives has made or makes any representation to any person regarding the ultimate performance of GreenSky compared to the information contained in the GreenSky forecasts. Accordingly, the GreenSky forecasts should not be construed as financial guidance, nor relied on as such. The GreenSky forecasts are not included in this proxy statement/prospectus in order to induce any GreenSky stockholder to vote in favor of the proposals contained in this proxy statement/prospectus or to influence any GreenSky stockholder or any other person to make any investment decision with respect to the transaction or otherwise, but rather solely because the GreenSky forecasts or portions thereof were made available to the GreenSky board, the GreenSky special committee, their respective financial advisors and certain third parties potentially interested in a transaction with GreenSky, including GS Group and Financial Sponsor D, to the extent described above. For the reasons described above, readers of this proxy statement/prospectus are cautioned not to place undue, if any, reliance on the GreenSky forecasts. GreenSky has not made any representation and warranties in the merger agreement concerning the GreenSky forecasts.

The following table sets forth a summary of the GreenSky 2021-2023 outlook and the extrapolations described above for fiscal years 2024 and 2025:

	Fiscal year ended December 31,
($ in millions)	2021E (1)	2022E	2023E	2024E (2)	2025E (3)
	GreenSky 2021-2023 outlook			Extrapolation
Transaction volume	$6,045	$6,936	$7,810	$8,200	$8,446
Total revenue	536	585	670	703	724
Gross profit	299	341	371	389	401
Net income	107	131	147	155	159
Adjusted EBITDA(4)	173	199	218	229	236

(1)

Piper Sandler performed certain of the analyses related to its fairness opinion rendered to the GreenSky special committee based on the midpoint of the GreenSky 2021 update/sensitivity analysis, based on which Piper Sandler arithmetically derived, which derivations were approved for use by GreenSky senior management, fiscal year 2021 transaction volume of $5,945 million, total revenue of $525 million, gross profit of $305 million, net income of $120 million and adjusted EBITDA of $183 million.

(2)

Fiscal year 2024 results were extrapolated by J.P. Morgan and Piper Sandler from the GreenSky 2021-2023 outlook by assuming top-line growth of 5% in fiscal year 2024, which extrapolations were approved for use by GreenSky senior management.

(3)

Fiscal year 2025 results were extrapolated from the GreenSky 2021-2023 outlook by J.P. Morgan by assuming top-line growth of 3% in fiscal year 2025, which extrapolations were approved for use by GreenSky senior management. Based on extrapolations assuming top-line growth of 5% in fiscal year 2025, which extrapolations were approved for use by GreenSky senior management, Piper Sandler arithmetically derived fiscal year 2025 transaction volume of $8,610 million, total revenue of $738 million, gross profit of $409 million, net income of $163 million and adjusted EBITDA of $241 million.

(4)

Adjusted EBITDA, a non-GAAP financial measure, refers to net income before interest, tax, depreciation and amortization, adjusted to eliminate equity-based compensation and payments and certain non-cash and non-recurring expenses.

The following table sets forth a summary of the GreenSky 2021 update/sensitivity analysis:

	Fiscal year ended December 31, 2021E at transaction volume of:
($ in millions)	$5.8 billion		$6.0 billion
Total revenue	$515		$534
Net income	117	(2)	122	(3)
Adjusted EBITDA (1)	173	(2)	193	(3)

(1)

Adjusted EBITDA, a non-GAAP financial measure, refers to net income before interest, tax, depreciation and amortization, adjusted to eliminate equity-based compensation and payments and certain non-cash and non-recurring expenses.

(2)	Represents the midpoint net income range of $100 million to $133 million and midpoint adjusted EBITDA range of $166 million to $180 million, as arithmetically derived by GreenSky senior management.
(3)	Represents the midpoint net income range of $115 million to $129 million and midpoint adjusted EBITDA range of $185 million to $200 million, as arithmetically derived by GreenSky senior management.

The following table sets forth a summary of certain unaudited prospective unlevered free cash flows (as defined below) of GreenSky for fiscal years 2022 through 2025 and a terminal year (the “GreenSky unlevered free cash flows”), as arithmetically derived by J.P. Morgan, which derivations were approved for use by GreenSky senior management, based on the GreenSky 2021-2023 outlook, the extrapolations by J.P. Morgan described above for fiscal years 2024 and 2025 and terminal year metrics provided by GreenSky senior management.

	Fiscal year ended December 31,				Terminal Year
($ in millions)	2022E	2023E	2024E	2025E
Unlevered free cash flows (1)	$126	$131	$139	$146	$150

(1)

Unlevered free cash flows, a non-GAAP financial measure, refers to EBIT less tax, plus depreciation and amortization, less capital expenditures, plus change in finance charge reversal liability and less change in restricted cash. EBIT, a non-GAAP financial measure, refers to adjusted EBITDA, less depreciation and amortization. Unlevered free cash flows were not calculated for fiscal year 2021.

Opinion of J.P. Morgan, GreenSky’s Financial Advisor

Pursuant to an engagement letter, GreenSky retained J.P. Morgan as its financial advisor in connection with the proposed mergers.

At the meeting of the GreenSky board on September 14, 2021, J.P. Morgan rendered its oral opinion, which was subsequently confirmed in writing by J.P. Morgan’s written opinion dated as of September 14, 2021, to the GreenSky board that, as of such date and based upon and subject to the factors and various assumptions made, procedures followed, matters considered, and limitations and qualifications set forth in its written opinion, the exchange ratio in the proposed company merger was fair, from a financial point of view, to the holders of GreenSky Class A common stock.

The full text of the written opinion of J.P. Morgan, dated as of September 14, 2021, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken, is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Holders of GreenSky Class A common stock are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the GreenSky board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed mergers, was directed only to the fairness of the exchange ratio in the company merger to the holders of GreenSky Class A common stock and did not address any other aspect of the proposed mergers, and J.P. Morgan expressed no opinion as to the fairness of any consideration to be paid in connection with the mergers or the other transactions contemplated by the merger agreement to the holders of any other class of securities, creditors or other constituencies of GreenSky or GreenSky Holdings (including the holders of Common Units) or as to the underlying decision by GreenSky to engage in the mergers. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any stockholder of GreenSky as to how such stockholder should vote with respect to the mergers or any other matter.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed a draft of the merger agreement dated September 14, 2021;

•	reviewed certain publicly available business and financial information concerning GreenSky and the industries in which it operates;

•

compared the proposed financial terms of the mergers with the publicly available financial terms of certain transactions involving companies which J.P. Morgan deemed relevant and the consideration paid for such companies;

•

compared the financial and operating performance of GreenSky with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of GreenSky Class A common stock and GS Group common stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by management of GreenSky relating to its business; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the management of GreenSky, GS Group and GS Bank with respect to certain aspects of the mergers, and the past and current business operations of GreenSky, GS Group and GS Bank, the financial condition and future prospects and operations of GreenSky, GS Group and GS Bank, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by GreenSky or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify any such information or its accuracy or completeness and, pursuant to its engagement letter with GreenSky, did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of GreenSky or any of GS Group or GS Bank under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of GreenSky to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. J.P. Morgan also assumed that the company merger will qualify as a tax-free reorganization for United States federal income tax purposes, and will be consummated as described in the merger agreement, and that the definitive merger agreement would not differ in any material respect from the draft thereof provided to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by GreenSky, GreenSky Holdings and GS Group in the merger agreement and the related agreements were and will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to GreenSky with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the mergers will be obtained without any adverse effect on GreenSky or on the contemplated benefits of the mergers.

The GreenSky forecasts furnished to J.P. Morgan were prepared by GreenSky’s management. GreenSky does not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the proposed mergers, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of GreenSky’s management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections. For more information regarding the use of projections and other forward-looking statements, please refer to the section entitled “—Certain Unaudited Financial Information” beginning on page 73 of this proxy statement/prospectus.

J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion, and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, to the holders of GreenSky Class A common stock of the exchange ratio in the proposed company merger, and J.P. Morgan has expressed no opinion as to the fairness of any consideration to be paid in connection with the mergers or the other transactions contemplated by the merger agreement to the holders of any other class of securities, creditors or other constituencies of GreenSky or GreenSky Holdings (including the holders of Common Units) or as to the underlying decision by GreenSky to engage in the mergers. J.P. Morgan also did not express an opinion as to the allocation of the aggregate consideration among the various classes of shares of capital stock or other equity interests of GreenSky and GreenSky Holdings or as to the terms of the tax receivable agreement amendment, the holdback agreement, the voting agreement or any other document or arrangement being entered into in connection with the mergers and the other transactions contemplated by the merger agreement or any governance or other rights contained in any of them (and J.P. Morgan has not taken any such terms or rights into account in its analysis), and its opinion did not take into account the individual circumstances of any holders with respect to control, governance or other rights which may distinguish such holders from other holders. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the mergers, or any class of such persons relative to the exchange ratio applicable to the holders of GreenSky Class A common stock in the company merger or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which GreenSky Class A common stock or GS Group common stock would trade at any future time.

The terms of the merger agreement, including the exchange ratio, were determined through arm’s-length negotiations between GreenSky and GS Group, and the decision to enter into the merger agreement was solely that of the GreenSky board and the GS Group board. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the GreenSky board in its evaluation of the proposed mergers and should not be viewed as determinative of the views of the GreenSky board or management with respect to the proposed company merger or the exchange ratio.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodology in rendering its opinion to the GreenSky board on September 14, 2021 and contained in the presentation delivered to the GreenSky board on such date in connection with the rendering of such opinion. The summary below does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.

Public Trading Multiples Analysis

Using publicly available information, J.P. Morgan compared selected financial data of GreenSky with similar data for certain selected publicly traded companies (the “selected companies”). The selected companies were:

•	American Express Company;

•	Synchrony Financial;

•	Discover Financial Services;

•	Capital One Financial Corporation;

•	Alliance Data Systems Corporation; and

•	LendingClub Corporation.

These companies were selected by J.P. Morgan because of similarities to GreenSky in one or more of their business characteristics and, in certain cases, similarities to GreenSky based on certain operational characteristics and/or certain financial metrics. However, none of the selected companies is identical or directly comparable to GreenSky, and certain of the selected companies may have characteristics that are materially different from those of GreenSky. Accordingly, a complete analysis of the results of the following calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning the differences in the financial and operating characteristics of the selected companies compared to GreenSky and other factors that could affect the public trading value of the selected companies and GreenSky.

In all instances, multiples were based on closing stock prices on September 13, 2021, which was the last practicable day prior to the delivery of the J.P. Morgan opinion. For each of the following analyses performed by J.P. Morgan, financial data for the selected companies were based on the selected companies’ public filings and information J.P. Morgan obtained from FactSet Research Systems. With respect to the selected companies, publicly available financial information as of June 30, 2021 was used. The multiples for each of the selected companies were based on such information.

With respect to GreenSky and the selected companies, the information J.P. Morgan presented included a multiple of price to estimated earnings per share for the fiscal year 2022 (referred to in this section as “2022E P/E”), based on reported metrics and available estimates obtained from public filings, FactSet Research Systems and the GreenSky forecasts.

Based on the results of this analysis and other factors which J.P. Morgan considered appropriate based on its experience and judgment, J.P. Morgan selected a multiple reference range for GreenSky of 9.0x to 13.0x for 2022E P/E and then applied the multiple reference range to GreenSky’s estimated earnings per share for the fiscal year 2022 (as provided in the GreenSky forecasts).

After applying this range to GreenSky’s estimated 2022 earnings per share, J.P. Morgan’s analysis indicated an implied equity value per share range of $6.50 to $9.25 (rounded to the nearest $0.25 per share) per share of GreenSky Class A common stock, as compared to the implied value of the merger consideration of $12.28 per share of GreenSky Class A common stock, which was calculated based on the product of the exchange ratio of 0.03 and the closing price of GS Group common stock on September 13, 2021 of $409.26.

Selected Transaction Analysis

Using publicly available information, J.P. Morgan examined each of the below selected transactions with respect to the equity value implied for each target company as a multiple of such target company’s estimated pre-tax income for 2021. The below transactions were selected, among other reasons, because the transactions occurred within a period that J.P. Morgan deemed relevant and the businesses involved in these transactions operated in similar industries and/or had similar financial profiles. The transactions considered are as follows:

Announcement Date	Target	Acquirer	Equity Value / 2021E Pre-tax Income
August 2021	Service Finance Company, LLC	Truist Financial Corporation	19.2x
June 2021	EnerBank USA	Regions Bank	11.8x

Based on the results of these selected transaction analyses and other factors that J.P. Morgan considered appropriate based on its experience and judgment, J.P. Morgan applied a multiple range of 11.8x – 19.2x to GreenSky’s estimated pre-tax income for the fiscal year 2021 (as provided in the GreenSky forecasts). J.P. Morgan’s analysis indicated an implied equity value per share range of $7.50 to $12.25 (rounded to the nearest $0.25 per share) per share of GreenSky Class A common stock, as compared to the implied value of the merger consideration of $12.28 per share of GreenSky Class A common stock, which was calculated based on the product of the exchange ratio of 0.03 and the closing price of GS Group common stock on September 13, 2021 of $409.26.

Discounted Cash Flow Analysis

J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining an implied fully diluted equity value per share of GreenSky Class A common stock. J.P. Morgan calculated the present value of unlevered free cash flows that GreenSky is expected to generate beginning with GreenSky’s fiscal year ended 2022 through the end of fiscal year 2025 (as provided in the GreenSky forecasts). J.P. Morgan also calculated a range of terminal values for GreenSky at the end of the four-year period ending 2025 by applying terminal growth rates provided by GreenSky management ranging from 1.5% to 2.5% for unlevered free cash flow of GreenSky during the terminal year of the GreenSky forecasts. The unlevered free cash flows and the range of terminal values were then discounted to present values as of December 31, 2021 using a discount rate range of 11.0% to 13.0%, which was chosen by J.P. Morgan based on an analysis of the weighted average cost of capital of GreenSky. The present values of the unlevered free cash flows and terminal asset values were then adjusted to include the present value, as of December 31, 2021, of the net tax benefit retained by GreenSky on a stand-alone basis of $47 million, as calculated by GreenSky management and provided to J.P. Morgan, after giving effect to the payment required under GreenSky’s tax receivable agreement and assuming an illustrative 8.0% discount rate. Based on the results of this analysis, J.P. Morgan arrived at a range of implied equity values per share of GreenSky Class A common stock of $6.00 to $8.25 (rounded to the nearest $0.25), as compared to the implied value of the merger consideration of $12.28 per share of GreenSky Class A common stock, which was calculated based on the product of the exchange ratio of 0.03 and the closing price of GS Group common stock on September 13, 2021 of $409.26.

Certain Other Information

J.P. Morgan also reviewed and presented other information, solely for informational purposes, including:

•

the historical range of trading prices of GreenSky Class A common stock for the 52-week period ending September 13, 2021, which indicated low to high closing trading prices during such period ranging from $3.46 to $8.85 per share; and

•

analyst share price targets for GreenSky Class A common stock in recently published, publicly available research analysts’ reports, with share price targets ranging from $5.00 to $13.00 (rounded to the nearest $0.25).

Miscellaneous

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of GreenSky or GS Group. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to GreenSky. However, the selected companies were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of GreenSky. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to GreenSky.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise GreenSky with respect to the mergers and the other transactions contemplated by the merger agreement on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with GreenSky and the industries in which it operates.

J.P. Morgan will receive a fee from GreenSky of $3 million for the delivery of its opinion. In addition, GreenSky has agreed to pay J.P. Morgan a transaction fee of approximately $31 million, subject to closing adjustments, against which the opinion fee will be credited, upon the consummation of the proposed mergers. In addition, GreenSky has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement.

During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates had commercial or investment banking relationships with the GreenSky, for which J.P. Morgan and such affiliates have received customary compensation, and neither J.P. Morgan nor its affiliates have had any material commercial or investment banking relationships with GS Group. Such services for GreenSky during such period included acting as sole lead arranger and sole lead bookrunner for GreenSky’s revolving credit facility and term loan B closed in August 2017 that was amended and closed in June 2020. In addition, J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of GreenSky, including acting as (i) sole administrative agent for GreenSky on an ABS warehouse facility that closed in May 2020 and was subsequently amended from time to time, and (ii) administrative agent for GreenSky on a revolving credit facility and term loan that closed in August 2017 and was subsequently amended from time to time, for which J.P. Morgan received customary compensation or other financial benefits. J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding shares of each of GreenSky Class A common stock and GS Group common stock. During the two-year period preceding delivery of its opinion, the aggregate fees recognized by J.P. Morgan from GreenSky were approximately $1.5 million and from GS Group were approximately $60 million. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of GreenSky or GS Group for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities or other financial instruments.

Opinion of Piper Sandler, GreenSky Special Committee’s Financial Advisor

The GreenSky special committee retained Piper Sandler to act as its financial advisor in connection with the mergers. The GreenSky special committee selected Piper Sandler to act as its financial advisor on the basis of, among other things, Piper Sandler being a nationally recognized investment banking firm whose principal business specialty is financial institutions, consumer lending and specialty finance companies, its past advisory services to GreenSky and its familiarity with GreenSky’s business. In the ordinary course of its investment banking business, Piper Sandler is regularly engaged in the valuation of financial institutions, consumer lending and specialty finance companies and their securities in connection with mergers and acquisitions and other corporate transactions.

At the September 14, 2021 meeting at which the GreenSky special committee considered the mergers and the merger agreement, Piper Sandler delivered to the GreenSky special committee its oral opinion, which was subsequently confirmed in writing on September 14, 2021, to the effect that, as of such date, the merger consideration was fair to the holders of GreenSky’s Class A common stock from a financial point of view. The full text of Piper Sandler’s opinion is attached as Annex C to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. GreenSky stockholders are urged to read the entire opinion carefully in connection with their consideration of the proposed mergers.

Piper Sandler’s opinion was directed to the GreenSky special committee in connection with its consideration of the mergers and the merger agreement and does not constitute a recommendation to any GreenSky stockholder as to how any such GreenSky stockholder should vote at the special meeting. Piper Sandler’s opinion was directed only to the fairness, from a financial point of view, of the merger consideration to the holders of GreenSky Class A common stock and did not address the underlying business decision of GreenSky to engage in the mergers, the form or structure of the mergers or any other transactions contemplated by the merger agreement, the relative merits of the mergers as compared to any other alternative transactions or business strategies that might exist for GreenSky or the effect of any other transaction in which GreenSky might engage. Piper Sandler also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the mergers by any officer, director or employee of GreenSky or GS Group, or any class of such persons, if any, relative to the compensation to be received in the mergers by any other GreenSky stockholder. Piper Sandler’s opinion was approved by Piper Sandler’s fairness opinion committee.

In connection with its opinion, Piper Sandler reviewed and considered, among other things:

•	a draft of the merger agreement, dated September 14, 2021;

•	certain publicly available financial statements and other historical financial information of GreenSky that Piper Sandler deemed relevant;

•	certain publicly available financial statements and other historical financial information of GS Group that Piper Sandler deemed relevant;

•	the GreenSky forecasts;

•	publicly available mean research analyst net income, net income per share (“EPS”) and dividends per share estimates for GS Group for the years ending December 31, 2021 through December 31, 2023;

•

the publicly reported historical price and trading activity for GreenSky Class A common stock and GS Group common stock, including a comparison of certain stock trading information for GreenSky Class A common stock and GS Group common stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded;

•

a comparison of certain financial and market information for GreenSky and GS Group with similar digital lending companies and financial institutions, respectively, for which information is publicly available;

•	the financial terms of certain recent business combinations in the digital and consumer lending, mortgage and payments industry (on a nationwide basis), to the extent publicly available;

•	the current market environment generally and the banking, consumer lending and specialty finance environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Piper Sandler considered relevant.

Piper Sandler also discussed with the GreenSky special committee and certain members of the senior management of GreenSky and its representatives the business, financial condition, results of operations and prospects of GreenSky and participated in similar discussions with certain members of the senior management of GS Group and its representatives regarding the business, financial condition, results of operations and prospects of GS Group.

In performing its review, Piper Sandler relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Piper Sandler from public sources, that was provided to or discussed with Piper Sandler by GreenSky, GS Group or their respective representatives, or that was otherwise reviewed by Piper Sandler, and Piper Sandler assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Piper Sandler was not asked to and did not undertake an independent verification of any such information and Piper Sandler did not assume any responsibility or liability for the accuracy or completeness thereof. Piper Sandler relied on the assurances of the senior management of GreenSky that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading in any respect material to Piper Sandler’s analyses. Piper Sandler did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of GreenSky or GS Group, nor was Piper Sandler furnished with any such evaluations or appraisals. Piper Sandler rendered no opinion on, or evaluation of, the collectability of any assets or the future performance of any loans of GreenSky or GS Group. Piper Sandler did not make an independent evaluation of the adequacy of the allowance for loan losses of GreenSky or GS Group, or of the combined entity after the mergers, and Piper Sandler did not review any individual credit files relating to GreenSky or GS Group. Piper Sandler assumed, with GreenSky’s consent, that the respective allowances for loan losses for both GreenSky and GS Group were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Piper Sandler used the GreenSky forecasts. In addition, Piper Sandler used publicly available mean research analyst net income, EPS and dividends per share estimates for GS Group for the years ending December 31, 2021 through December 31, 2023. With respect to the GreenSky forecasts, the senior management of GreenSky confirmed to Piper Sandler that such information reflected the best currently available estimates and judgments of GreenSky senior management as to the future financial performance of GreenSky. With respect to the publicly available research analyst estimates referred to above, Piper Sandler assumed, with the consent of the GreenSky special committee, that such analyst estimates were reasonable for purposes of Piper Sandler’s analyses. Piper Sandler expressed no opinion as to such information, or the assumptions on which such information was based. Piper Sandler also assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of GreenSky or GS Group since the date of the most recent financial statements made available to Piper Sandler. Piper Sandler assumed in all respects material to its analyses that GreenSky and GS Group would remain as going concerns for all periods relevant to its analyses.

Piper Sandler also assumed, with GreenSky’s consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements required to effect the mergers, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third-party approvals, consents and releases with respect to the mergers, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on GreenSky, GS Group, the mergers or any related transactions and (iii) the mergers and any related transactions would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Piper Sandler expressed no opinion as to any legal, accounting or tax matters relating to the mergers and the other transactions contemplated by the merger agreement.

Piper Sandler’s opinion was necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to Piper Sandler as of, the date thereof. Events occurring after the date thereof could materially affect Piper Sandler’s opinion. Piper Sandler has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Piper Sandler expressed no opinion as to the trading value of GreenSky Class A common stock or GS Group common stock at any time or what the value of GS Group common stock would be once it is actually received by the holders of GreenSky Class A common stock.

In rendering its opinion, Piper Sandler performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Piper Sandler’s opinion or the presentation made by Piper Sandler to the GreenSky special committee, but is a summary of the material analyses performed and presented by Piper Sandler. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Piper Sandler believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Piper Sandler’s comparative analyses described below is identical to GreenSky or GS Group and no transactions are identical to the mergers. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or transaction values, as the case may be, of GreenSky and GS Group and the companies to which they were compared. In arriving at its opinion, Piper Sandler did not attribute any particular weight to any analysis or factor that it considered. Rather, Piper Sandler made qualitative judgments as to the significance and relevance of each analysis and factor. Piper Sandler did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion; rather, Piper Sandler made its determination as to the fairness of the merger consideration to the holders of GreenSky Class A common stock on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, Piper Sandler also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of GreenSky, GS Group and Piper Sandler. The analyses performed by Piper Sandler are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Piper Sandler prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the GreenSky special committee at its September 14, 2021 meeting.

Estimates of the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Piper Sandler’s analyses do not necessarily reflect the value of GreenSky Class A common stock or GS Group common stock or the prices at which GreenSky Class A common stock or GS Group common stock may be sold at any time. The analyses of Piper Sandler and its opinion were among a number of factors taken into consideration by the GreenSky special committee in making its determination to recommend that the GreenSky board approve and adopt the merger agreement and related agreements and the analyses described below should not be viewed as determinative of the decision of the GreenSky special committee with respect to the fairness of the merger consideration.

Summary of Proposed Merger Consideration and Implied Transaction Metrics

Piper Sandler reviewed the financial terms of the proposed mergers. Pursuant to the terms of the merger agreement, at the company merger effective time each share of GreenSky Class A common stock issued and outstanding immediately prior to the effective time, except for certain shares as set forth in the merger agreement, will be converted into the right to receive 0.03 shares of GS Group common stock. Piper Sandler calculated (i) an aggregate implied transaction equity value of approximately $2.3 billion, (ii) an implied transaction equity value price per share of $12.28 consisting of the implied value of 184,178,701 shares of GreenSky common stock and 3,177,486 shares of GreenSky Class A common stock underlying options with a weighted average exercise price per share of $9.82, in each case, outstanding as of July 29, 2021, as provided by senior management of GreenSky, and based on the closing price per share of GS Group common stock on September 13, 2021, the last trading day prior to the execution of the merger agreement and (iii) an aggregate implied transaction enterprise value of $2.5 billion, calculated based on net debt of approximately $248 million as of June 30, 2021, as provided by senior management of GreenSky.

Based upon financial information for GreenSky as of or for the last twelve months (“LTM”) ended June 30, 2021, the GreenSky forecasts, and the closing price of GreenSky’s Class A common stock on September 13, 2021, Piper Sandler calculated the following implied transaction multiples:

Transaction Enterprise Value / LTM Adjusted EBITDA(1)	17.4x

Transaction Enterprise Value / GreenSky Forecasts 2021E Adjusted EBITDA	13.8x
Transaction Enterprise Value / Consensus(2) 2021E EBITDA	14.5x
Transaction Enterprise Value / GreenSky Forecasts 2022E Adjusted EBITDA	12.7x
Transaction Enterprise Value / Consensus 2022E EBITDA	12.2x
Transaction Equity Value / LTM EPS	31.6x
Transaction Equity Value / Consensus 2021E EPS	21.4x
Transaction Equity Value / GreenSky Forecasts 2021E EPS	19.0x
Transaction Equity Value / Consensus 2022E EPS	19.9x
Transaction Equity Value / GreenSky Forecasts 2022E EPS	17.3x

(1)	Adjusted EBITDA is defined as net income before interest, taxes, depreciation and amortization, as adjusted to eliminate equity-based compensation and certain non-cash and non-recurring expenses.
(2)	Consensus is defined as the mean of publicly available research analyst EBITDA and EPS estimates for GreenSky for the years ending December 31, 2021 through 2022, as applicable.

Based upon the implied transaction equity value of $12.28 per share of GreenSky Class A common stock, Piper Sandler calculated the following implied premia to the:

Price of GreenSky Class A Common Stock as of September 13, 2021	39%
Highest Closing Trading Price of GreenSky Class A Common Stock over the 52-Week Period Ended September 13, 2021 (“52-Week High”)	39%
Lowest Closing Trading Price of GreenSky Class A Common Stock over the 52-Week Period Ended September 13, 2021	255%
Volume Weighted Average Price per Share of GreenSky Class A Common Stock over the 15-Trading Day Period Ended September 13, 2021	49%
Volume Weighted Average Price per Share of GreenSky Class A Common Stock over the 30-Trading Day Period Ended September 13, 2021	53%
Volume Weighted Average Price per Share of GreenSky Class A Common Stock over the 60-Trading Day Period Ended September 13, 2021	69%
Volume Weighted Average Price per Share of GreenSky Class A Common Stock over the 90-Trading Day Period Ended September 13, 2021	76%
Consensus Target Price per Share of GreenSky Class A Common Stock as of September 13, 2021	50%

Stock Trading History

Piper Sandler reviewed the publicly available historical reported trading prices and total return (including price appreciation and the reinvestment of dividends, if any, which are assumed to be reinvested at the closing price of the applicable security on the ex-date of the dividend) of GreenSky Class A common stock for the one-year period as well as the period since May 23, 2018, which was the date of GreenSky’s initial public offering, and GS Group common stock for the one-year and three-year periods ended September 13, 2021. Piper Sandler then compared the relationship between the movements in the value of GreenSky Class A common stock and GS Group common stock, respectively, to movements in their respective peer groups (as described below) as well as certain stock indices.

GreenSky’s One-Year Stock Performance

	Beginning Value September 11, 2020	Ending Value September 13, 2021
GreenSky	100.0%	222.9%
S&P 500 Index	100.0%	133.8%

GreenSky’s One-Year Total Return

	Beginning Value September 11, 2020	Ending Value September 13, 2021
GreenSky	100.0%	222.9%
S&P 500 Index	100.0%	135.8%

GreenSky’s Price Performance Since IPO

	Beginning Value May 23, 2018	Ending Value September 13, 2021
GreenSky	100.0%	38.5%
S&P 500 Index	100.0%	163.5%

GreenSky’s Total Return Since IPO

	Beginning Value May 23, 2018	Ending Value September 13, 2021
GreenSky	100.0%	38.5%
S&P 500 Index	100.0%	173.7%

GS Group’s One-Year Stock Performance

	Beginning Value September 11, 2020	Ending Value September 13, 2021
GS Group	100.0%	203.7%
GS Group Peer Group	100.0%	159.4%
S&P 500 Index	100.0%	133.8%

GS Group’s One-Year Total Return

	Beginning Value September 11, 2020	Ending Value September 13, 2021
GS Group	100.0%	207.3%
GS Group Peer Group	100.0%	164.0%
S&P 500 Index	100.0%	135.8%

GS Group’s Three-Year Stock Performance

	Beginning Value September 13, 2018	Ending Value September 13, 2021
GS Group	100.0%	179.2%
GS Group Peer Group	100.0%	126.7%
S&P 500 Index	100.0%	153.9%

GS Group’s Three-Year Total Return

	Beginning Value September 13, 2018	Ending Value September 13, 2021
GS Group	100.0%	190.4%
GS Group Peer Group	100.0%	139.6%
S&P 500 Index	100.0%	162.4%

Comparable Company Analyses

Piper Sandler used publicly available information to compare selected financial information for GreenSky with a group of financial institutions selected by Piper Sandler. The GreenSky peer group included digital lending companies headquartered in the United States whose securities trade on a major exchange, but excluded targets of announced merger transactions (the “GreenSky peer group”). The GreenSky peer group consisted of the following companies:

CURO Group Holdings Corp. Elevate Credit Inc. Enova International Inc. LendingClub Corp. LendingTree Inc.	OneMain Holdings Inc. Oportun Financial Corp. OppFi Inc. SoFi Technologies Inc. Upstart Holdings Inc.

The analysis compared publicly available financial information for GreenSky with corresponding data for the GreenSky peer group as of or for the twelve months ended June 30, 2021 (unless otherwise noted) with pricing data as of September 13, 2021. The table below sets forth the data for GreenSky and the median, mean, low and high data for the GreenSky peer group.

GreenSky Comparable Company Analysis

	GreenSky[1]	GreenSky Peer Group Median	GreenSky Peer Group Mean	GreenSky Peer Group Low	GreenSky Peer Group High
Market Capitalization ($mm)	1,630	1,637	4,880	118	21,619
Stock Price / LTM EPS (x)	22.1	5.0	3.9	1.5	5.5
Stock Price / 2021E EPS (x)	16.2	11.3	9.1	4.8	12.8
Stock Price / 2022E EPS (x)	14.3	8.4	13.2	5.5	35.5
Total Enterprise Value2 / LTM EBITDA (x)	18.4	4.5	18.1	3.4	46.4
Total Enterprise Value / 2021E EBITDA (x)	10.8	7.1	8.7	2.5	18.0
Total Enterprise Value / 2022E EBITDA (x)	9.1	6.0	7.7	1.9	13.1

(1)	GreenSky’s stock price to EPS and total enterprise value to EBITDA multiples were calculated based on consensus EPS and EBITDA for the applicable period.
(2)

Total enterprise value is defined as the value, as of a specified date, of the relevant company’s outstanding equity securities (taking into account its options and other outstanding dilutive securities) plus the value as of such date of its net debt (the value of its term loan less the amount of cash and cash equivalents on its balance sheet, excluding restricted cash) and non-controlling interests, less the value as of such date of its equity method investments (as applicable).

Piper Sandler used publicly available information to perform a similar analysis for GS Group by comparing selected financial information for GS Group with a group of financial institutions selected by Piper Sandler. The GS Group peer group included bank holding companies headquartered in the United States and Canada with total assets greater than $1 trillion in U.S. dollars (the “GS Group peer group”). The GS Group peer group consisted of the following companies:

Bank of America Corporation	Royal Bank of Canada
Citigroup Inc.	The Toronto-Dominion Bank
JPMorgan Chase & Co.	Wells Fargo & Co.
Morgan Stanley

The analysis compared publicly available financial information for GS Group with corresponding data for the GS Group peer group as of or for the twelve months ended June 30, 2021 (unless otherwise noted) with pricing data as of September 13, 2021. The table below sets forth the data for GS Group and the median, mean, low and high data for the GS Group peer group.

GS Group Comparable Company Analysis

	Goldman Sachs	GS Group Peer Group Median	GS Group Peer Group Mean	GS Group Peer Group Low	GS Group Peer Group High
Market Capitalization ($B)	132	188	230	118	478
Stock Price / Tangible Book Value (%)	157	200	194	91	261
Stock Price / LTM EPS (x)	7.5	12.2	11.4	7.2	13.9
Stock Price / 2021E EPS (x)	7.7	11.3	11.1	7.0	14.0
Stock Price / 2022E EPS (x)	10.9	12.3	12.1	8.8	14.4
Stock Price / 52-Week High (x)	97.3	94.1	93.4	87.8	98.7
Dividend Yield (%)	2.0	2.7	2.7	1.7	3.8
Total Assets ($B)	1,388	1,946	2,119	1,162	3,684
Tangible Common Equity / Tangible Assets (%)	6.35	6.17	5.91	4.37	7.48
Total Risk-Based Capital Ratio (%)	16.70	16.84	17.14	15.11	20.00
Most Recent Quarter (“MRQ”) Return on Average Assets (%)	1.63	1.21	1.15	0.83	1.39
MRQ Return on Average Equity (%)	21.63	14.13	14.63	12.22	18.17
MRQ Net Income Margin (%)	22.8	24.1	22.8	5.7	32.7
MRQ Efficiency Ratio (%)	55.7	64.7	64.0	55.9	75.7

Note: Financial data for Royal Bank of Canada and The Toronto-Dominion Bank as of or for the period ending July 31, 2021; Market capitalization and total assets of Royal Bank of Canada and The Toronto-Dominion Bank were adjusted by the exchange ratio of Canadian dollars to U.S. dollars as of September 13, 2021 of 0.79.

Analysis of Precedent Transactions

Piper Sandler reviewed a group of recent, nationwide merger and acquisition transactions. The group consisted of nationwide transactions involving digital lending, diversified consumer lender, diversified mortgage company, niche consumer lender and payments targets announced since January 1, 2016 with disclosed transaction values and disclosed earnings multiples (the “nationwide precedent transactions”).

The nationwide precedent transactions group was composed of the following transactions:

Acquiror	Target
Truist Financial Corporation	Service Finance Company, LLC¹
Regions Financial Corporation	EnerBank USA¹
NCR Corporation	Cardtronics plc
Stern Group, Inc.	Asta Funding, Inc.
Global Payments Inc.	Total System Services, Inc.
Fidelity National Information Services, Inc.	Worldpay, Inc.
Thunder Bridge Acquisition, Ltd.	Repay Holdings, LLC
Fiserv, Inc.	First Data Corporation
Finbond Group Ltd.	America’s Financial Choice, Inc.
Franklin UK Bidco Limited	Planet Payment, Inc.
Kimho Consultants Co. Ltd.	Spirit International, Inc.
CardConnect Corp.	MertzCo, Inc.
Green Dot Corporation	UniRush, LLC
Republic First Bancorp, Inc. Blackboard Inc. FinTech Acquisition Corp. JetPay Corporation	Oak Mortgage Company, LLC Higher One Holdings, Inc. FTS Holding Corporation CollectorSolutions, Inc.

(1)	Included due to non-traditional banking model focused on home improvement loan programs.

Using the latest publicly available information prior to the announcement of the relevant transaction, Piper Sandler reviewed the following transaction metrics: transaction equity value to LTM net income, transaction equity value to next-twelve-months (“NTM”) net income, transaction equity value to book value, and the implied premia of the transaction equity value per share to the closing price per share of the applicable target company’s stock on the last trading day before the execution of the applicable merger agreement (the “one-day implied premium”). Piper Sandler compared the indicated transaction metrics for the mergers to the median, mean, low and high metrics of the nationwide precedent transactions group.

		Nationwide Precedent Transactions
	GS Group / GreenSky	Median	Mean	Low	High
Transaction Equity Value / LTM Net Income (x)	31.6	14.4	15.8	3.3	37.4
Transaction Equity Value / NTM Net Income (x)	21.4¹ / 19.9²	24.4	23.0	16.3	25.5
Transaction Equity Value / Book Value (%)	NM3	432	388	96	617
One-Day Implied Premium (%)	38.7[4]	17.6	17.3	(5.1)	37.3

(1)	Represents the multiple on GreenSky consensus 2021E earnings.
(2)	Represents the multiple on GreenSky consensus 2022E earnings.
(3)	NM means not meaningful because GreenSky’s total equity is negative.
(4)	Calculated based on the price of GreenSky Class A common stock as of September 13, 2021.

Net Present Value Analyses

Piper Sandler performed an analysis that estimated the net present value of a share of GreenSky Class A common stock assuming GreenSky performed in accordance with the GreenSky forecasts. To approximate the terminal value of a share of GreenSky Class A common stock at December 31, 2025, Piper Sandler applied total equity value to net income multiples ranging from 8.0x to 13.0x and total enterprise value to adjusted EBITDA multiples ranging from 6.0x to 11.0x. Piper Sandler selected these price to earnings and tangible book value multiples based on Piper Sandler’s review of, among other matters, the trading multiples of selected companies that Piper Sandler deemed to be comparable to GreenSky. The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 14.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of GreenSky Class A common stock and which took into account a capital asset pricing model-based calculated weighted average cost of capital estimate for GreenSky of 12.37%, and the result was divided by the number of fully diluted outstanding shares of GreenSky common stock as of July 29, 2021, as provided by senior management of GreenSky. As illustrated in the following tables, the analysis indicated an imputed range of values per share of GreenSky Class A common stock of $3.93 to $7.51 when applying multiples of total equity value to net income and of $5.09 to $10.24 when applying multiples of total enterprise value to adjusted EBITDA.

Total Equity Value / Net Income Multiples

Discount Rate	8.0x	9.0x	10.0x	11.0x	12.0x	13.0x
10.0%	$4.62	$5.20	$5.77	$6.35	$6.93	$7.51
11.0%	4.43	4.99	5.54	6.10	6.65	7.21
12.0%	4.26	4.79	5.32	5.86	6.39	6.92
13.0%	4.09	4.60	5.12	5.63	6.14	6.65
14.0%	3.93	4.42	4.92	5.41	5.90	6.39

Total Enterprise Value / Adjusted EBITDA Multiples

Discount Rate	6.0x	7.0x	8.0x	9.0x	10.0x	11.0x
10.0%	$5.98	$6.83	$7.68	$8.54	$9.39	$10.24
11.0%	5.74	6.56	7.38	8.19	9.01	9.83
12.0%	5.52	6.30	7.09	7.87	8.65	9.44
13.0%	5.30	6.05	6.81	7.56	8.32	9.07
14.0%	5.09	5.82	6.54	7.27	7.99	8.72

Piper Sandler also considered and discussed with the GreenSky special committee how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Piper Sandler performed a similar analysis, assuming GreenSky’s net income varied from 20.0% above the GreenSky forecasts to 20.0% below the GreenSky forecasts. This analysis resulted in the following range of per share values for GreenSky’s Class A common stock, applying the total equity value to net income multiples range of 8.0x to 13.0x and total enterprise value to adjusted EBITDA multiples range of 6.0x to 11.0x and a discount rate of 12.37% in each case, referred to above and dividing the result by the number of fully diluted outstanding shares of GreenSky common stock as of July 29, 2021, as provided by senior management of GreenSky.

Total Equity Value / Net Income Multiples

Annual Estimate Variance	8.0x	9.0x	10.0x	11.0x	12.0x	13.0x
(20.0%)	$3.36	$3.78	$4.20	$4.62	$5.03	$5.45
(10.0%)	3.78	4.25	4.72	5.19	5.66	6.14
0.0%	4.20	4.72	5.24	5.77	6.29	6.82
10.0%	4.62	5.19	5.77	6.35	6.92	7.50
20.0%	5.03	5.66	6.29	6.92	7.55	8.18

Enterprise Value / Adjusted EBITDA Multiples

Annual Estimate Variance	6.0x	7.0x	8.0x	9.0x	10.0x	11.0x
(20.0%)	$4.51	$5.13	$5.74	$6.36	$6.98	$7.60
(10.0%)	4.97	5.67	6.36	7.06	7.75	8.45
0.0%	5.43	6.21	6.98	7.75	8.53	9.30
10.0%	5.90	6.75	7.60	8.45	9.30	10.15
20.0%	6.36	7.29	8.22	9.14	10.07	11.00

Piper Sandler also performed an analysis that estimated the net present value per share of GS Group common stock, assuming GS Group performed in accordance with publicly available mean research analyst net income, EPS and dividends per share estimates for GS Group for the years ending December 31, 2021 through December 31, 2023 (“consensus GS Group estimates”). To approximate the terminal value of a share of GS Group common stock at December 31, 2023, Piper Sandler applied total equity value to net income multiples ranging from 10.5x to 13.5x. The terminal values were then discounted to present values using different discount rates ranging from 7.5% to 10.5%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of GS Group common stock and which took into account a capital asset pricing model-based calculated weighted average cost of capital estimate for GS Group of 10.48%, and the result was divided by the number of outstanding shares of GS Group common stock as of June 30, 2021, as reported in GS Group’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021. As illustrated in the following tables, the analysis indicated an imputed range of values per share of GS Group common stock of $309.76 to $420.95 when applying multiples of earnings.

Total Equity Value / Net Income Multiples

Discount Rate	10.5x	11.1x	11.7x	12.3x	12.9x	13.5x
7.5%	$331.42	$349.32	$367.23	$385.14	$403.05	$420.95
8.5%	323.97	341.46	358.96	376.46	393.96	411.45
9.5%	316.75	333.85	350.95	368.05	385.15	402.25
10.5%	309.76	326.48	343.19	359.91	376.62	393.34

Piper Sandler also considered and discussed with the GreenSky special committee how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Piper Sandler performed a similar analysis assuming GS Group’s net income varied from 20.0% above consensus GS Group estimates to 20.0% below consensus GS Group estimates. This analysis resulted in the following range of per share values for GS Group common stock, applying the total equity value to net income multiples range of 10.5x to 13.5x and a discount rate of 10.48%, in each case, referred to above and dividing the result by the number of outstanding shares of GS Group common stock as of June 30, 2021, as reported in GS Group’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021.

Total Equity Value / Net Income Multiples

Annual Estimate Variance	10.5x	11.1x	11.7x	12.3x	12.9x	13.5x
(20.0%)	$251.38	$264.76	$278.14	$291.52	$304.90	$318.28
(10.0%)	280.65	295.70	310.75	325.81	340.86	355.91
0.0%	309.92	326.64	343.37	360.09	376.82	393.54
10.0%	339.19	357.58	375.98	394.38	412.78	431.18
20.0%	368.46	388.53	408.60	428.67	448.74	468.81

Piper Sandler noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Piper Sandler’s Relationships

Piper Sandler is acting as financial advisor to the GreenSky special committee in connection with the mergers and will receive a fee for such services in an amount equal to $3.5 million, $1.75 million of which became payable upon the rendering of Piper Sandler’s opinion on September 14, 2021 and $1.75 million of which is contingent upon the consummation of the mergers. Piper Sandler also received a $300,000 retainer fee, which retainer fee will be credited in full towards the fee which will become payable to Piper Sandler upon consummation of the mergers. The GreenSky special committee has also agreed to cause GreenSky to indemnify Piper Sandler against certain claims and liabilities arising out of Piper Sandler’s engagement and to reimburse Piper Sandler for certain of its out-of-pocket expenses incurred in connection with Piper Sandler’s engagement.

In the two years preceding the date of Piper Sandler’s opinion, Piper Sandler was not engaged to provide any other investment banking services to GreenSky. Piper Sandler did not provide any investment banking services to GS Group in the two years preceding the date of its opinion. In the ordinary course of Piper Sandler’s business as a broker-dealer, Piper Sandler may purchase securities from and sell securities to GreenSky, GS Group and their respective affiliates. Piper Sandler may also actively trade the equity and debt securities of GreenSky, GS Group and their respective affiliates for Piper Sandler’s account and for the accounts of Piper Sandler’s customers.

Transaction Structure

Upon the terms and subject to the conditions set forth in the merger agreement, (a) GreenSky will be merged with and into Merger Sub 1, with Merger Sub 1 surviving the company merger as a wholly owned subsidiary of

GS Bank, and (b) Merger Sub 2 will be merged with and into GreenSky Holdings, with Holdings surviving the Holdings merger as a subsidiary of GS Bank and Merger Sub 1, with the Holdings merger occurring immediately prior to the company merger.

Merger Consideration

At the effective time, each share of GreenSky Class A common stock issued and outstanding immediately prior to the effective time, other than shares of GreenSky Class A Common Stock owned by GreenSky as treasury stock or owned by GS Group, GS Bank, Merger Sub 1 or Merger Sub 2, in each case, not on behalf of third parties (including in a fiduciary, custodial, nominee or similar capacity), will be converted into the right to receive the merger consideration of 0.03 shares of GS Group common stock. As of the effective time, each share of GreenSky Class B common stock shall be automatically deemed transferred to GreenSky and canceled for no consideration. As of the effective time, each Common Unit will be converted into the right to receive the merger consideration, other than Common Units that are owned by GreenSky, which shall be converted into an equal number of limited liability company interests in Surviving LLC 2.

Closing and Effective Time of the Mergers

Subject to the satisfaction or waiver of the closing conditions described under the section entitled, “The Merger Agreement—Conditions to the Mergers” beginning on page 121 of this proxy statement/prospectus, including the approval and adoption of the merger agreement by GreenSky stockholders at the special meeting, GS Group and GreenSky expect that the mergers will be consummated in the fourth quarter of 2021 or the first quarter of 2022.

Treatment of GreenSky Equity Awards

Stock Options. At the effective time, subject to the terms and conditions of the merger agreement, each GreenSky stock option that is outstanding as of immediately prior to the effective time, whether vested or unvested, will be canceled and the holder thereof shall become entitled to receive a lump-sum cash payment, without interest, equal to the product of (a) the number of shares of GreenSky common stock subject to such GreenSky stock option immediately prior to the effective time and (b) the excess, if any, of (i) the merger consideration value (or, if such GreenSky stock option is subject to a cap on the value received upon exercise of such option, the amount of such cap, if less than the merger consideration value) over (ii) the per share exercise price of such GreenSky stock option. Any such GreenSky stock option with a per share exercise price that is equal to or greater than the merger consideration value will be canceled for no consideration.

Restricted Shares Granted Prior to September 14, 2021. At the effective time, subject to the terms and conditions of the merger agreement, each GreenSky restricted share granted prior to September 14, 2021 (other than those covered by an agreement between GS Group and the applicable holder pursuant to which the holder has agreed to different treatment) that is outstanding immediately prior to the effective time will vest in full as of immediately prior to the effective time and will be treated the same as other shares of GreenSky common stock.

Prior to the closing, GS Group may enter into agreements with certain holders of GreenSky restricted shares granted prior to September 14, 2021 in which such holders will agree, for such additional consideration as may be applicable, to the cancellation and substitution of their GreenSky restricted shares with an equivalent award of GS Group restricted shares generally on the same vesting terms as the underlying GreenSky restricted share award. As of the date hereof, GS Group has not entered into any such agreements.

Restricted Shares Granted Subsequent to September 14, 2021. At the effective time, subject to the terms and conditions of the merger agreement, each GreenSky restricted share granted on or following September 14, 2021 that is outstanding as of immediately prior to the effective time will be canceled and substituted a GS Group restricted share generally on the same vesting terms as the underlying GreenSky restricted share, in respect of that number of shares of GS Group common stock (rounded to the nearest whole share) equal to the product of (a) the number of shares of GreenSky common stock covered by such GreenSky restricted share as of immediately prior to the effective time and (b) the exchange ratio.

Restricted Units. At the effective time, subject to the terms and conditions of the merger agreement, each GreenSky restricted unit that is outstanding immediately prior to the effective time will vest in full as of immediately prior to the effective time and will be treated the same as other Common Units.

Interests of GreenSky’s Directors and Executive Officers in the Mergers

GreenSky directors and executive officers may have interests in the mergers that may be different from, or in addition to, those of GreenSky stockholders generally. The members of the GreenSky board and the members of the GreenSky special committee were aware of and considered these interests in reaching the determination, in the case of the GreenSky special committee, to recommend the mergers to the GreenSky board and, in the case of the GreenSky board, to approve and adopt the merger agreement and other related agreements and recommend to GreenSky stockholders that they vote in favor of the GreenSky merger proposal.

GreenSky’s named executive officers for purposes of the discussion below are David Zalik (Chairman and Chief Executive Officer), Gerald Benjamin (Vice Chairman and Chief Administrative Officer), Timothy Kaliban (President and Chief Risk Officer) and Andrew Kang (Executive Vice President and Chief Financial Officer). In accordance with SEC rules, this discussion also covers current and former executive officers of GreenSky who served as executive officers at any time since January 1, 2020 and who are currently active employees of GreenSky, which includes Dennis Kelly (President, GreenSky Patient Solutions), Steven Fox (Executive Vice President and Chief Legal Officer), Ritesh Gupta (Chief Operating Officer), Robert Partlow (Executive Vice President, Capital Markets), Lois Rickard (Executive Vice President and Chief Human Resources Officer) and Minaz Vastani (Chief Technology Officer) (collectively, the “other covered employees”). In addition, former employees Chris Forshay (former President, GreenSky Home Improvement) and Kevin Goldstein (former Executive Vice President and Chief Credit Officer) and Robert Sheft, who was a member of the GreenSky board until his resignation effective as of October 29, 2021, are also covered by the SEC rules applicable to this disclosure, but since they are not expected to receive any benefits in connection with the mergers that are different from stockholders generally, they are not included in the discussion below.

Treatment of GreenSky Equity Awards

For information regarding beneficial ownership of GreenSky common stock generally by each of GreenSky’s directors and named executive officers and all directors and executive officers as a group, please see the section entitled “Certain Beneficial Owners of GreenSky Common Stock” beginning on page 156 of this proxy statement/prospectus. Each of GreenSky’s directors, named executive officers and other covered employees will be entitled to receive, for each vested share of GreenSky common stock and each vested Common Unit he or she holds, the same merger consideration in the same manner as other GreenSky stockholders and other holders of Common Units.

With respect to GreenSky equity awards, the awards held by non-employee directors, GreenSky named executive officers and other covered employees will be treated the same as the GreenSky equity awards held by employees generally, as described in the section above entitled “The Merger Agreement—Treatment of GreenSky Equity Awards” beginning on page 106 of this proxy statement/prospectus, except as otherwise described in the section entitled “—Holdback Agreement” beginning on page 99 of this proxy statement/prospectus. As of the date of this proxy statement/prospectus, none of the aforementioned individuals has (i) entered into an agreement with GS Group to provide for different treatment with respect to his or her GreenSky restricted shares than is provided for under the merger agreement or (ii) received grants of GreenSky equity awards on or after September 14, 2021.

The following table below sets forth (a) the number of shares of GreenSky common stock subject to unvested GreenSky options, GreenSky restricted shares and GreenSky restricted units held by GreenSky’s non-employee directors, named executive officers and the other covered employees (as a group) and (b) the estimated value of such awards in connection with the mergers. The values in the table below have been determined assuming (i) that the merger consideration has a value of $11.51, which is the average closing price of a share of GreenSky Class A common stock over the first five trading days following the first public announcement of the mergers on September 15, 2021, (ii) that the mergers close on December 31, 2021, which is the assumed closing date only for purposes of this compensation-related disclosure and (iii) that the covered individuals do not exercise any stock options, receive any additional grants of GreenSky equity awards or forfeit any GreenSky equity awards between November 2, 2021 and December 31, 2021; however, such values do reflect the expected vesting of GreenSky equity awards between such dates.

Name	GreenSky Options (#)(1)	Value ($)	GreenSky Restricted Shares (#)	Value ($)	GreenSky Restricted Units (#)	Value ($)(2)
Directors
Joel Babbit	—	—	33,614	387,032	—	—
Arthur Bacci	—	—	33,614	387,032	—	—
Gregg Freishtat	—	—	33,614	387,032	—	—
Named Executive Officers
David Zalik	—	—	—	—	—	—
Gerald Benjamin	67,101	522,315	222,065	2,556,857	105,000	1,335,026
Tim Kaliban	67,101	522,315	253,373	2,917,337	—	—
Andrew Kang	25,641	189,846	263,330	3,031,982	—	—
Other Covered Employees(3)	479,559	3,556,745	1,198,509	13,799,633	56,000	713,416

(1)	Excludes any GreenSky stock options with an exercise price that exceeds the merger consideration value, which will be cancelled for no consideration in accordance with the merger agreement.
(2)

Includes the value of any declared, but unpaid, distributions on the GreenSky restricted units consisting of $126,056 (for Mr. Benjamin) and $68,632 (for the other covered employees as a group). Any declared, but unpaid, distributions on the Common Units, to the extent forfeited by a holder of Common Units (including, but not limited to, GreenSky directors, named executive officers or other covered employees), will be reallocated to other holders of Common Units (including GreenSky restricted units), including the GreenSky directors, named executive officers and other covered employees holding Common Units.

(3)	Reflects GreenSky equity awards held by the other covered employees as a group.

Severance Entitlements

GreenSky maintains an executive severance plan (the “GreenSky executive severance plan”) for the benefit of the named executive officers and the other covered employees, other than Mr. Partlow. The GreenSky executive severance plan provides for enhanced benefits in the event of a participant’s “qualifying termination,” which is a termination of employment without “cause” or for “good reason,” in each case, upon, or within 24 months after, a change in control (which the mergers will constitute). All severance benefits are conditioned on the participant signing and not revoking a general release of claims and complying with the terms of any restrictive covenants including non-competition, non-solicitation, non-disparagement and confidentiality covenants. If a participant experiences a qualifying termination, he or she will be entitled to receive:

•

severance payments equal to three times (in the case of Mr. Zalik) and two times (in the case of each other participant) the participant’s annual base salary, payable in the form of salary continuation;

•	a lump sum pro rata annual cash bonus for the year of termination, based on actual performance, payable in the ordinary course;

•	accelerated vesting of outstanding GreenSky equity awards; and

•

continued health insurance coverage (and other benefits to the extent practicable) at normal active employee rates (“Continued Coverage”) for a period of up to 36 months (in the case of Mr. Zalik) and 24 months (in the case of each other participant).

Pursuant to an agreement between Mr. Partlow and GreenSky, Mr. Partlow is entitled to Continued Coverage for a period of up to 12 months following a termination of employment without cause and contingent on his execution and non-revocation of a general release of claims.

The potential value of the payments and benefits that GreenSky’s named executive officers may receive on a qualifying termination under the GreenSky executive severance plan is shown in the section below entitled “—Quantification of Potential Payments and Benefits to GreenSky Named Executive Officers” beginning on page 98 of this proxy statement/prospectus. The aggregate, estimated value of the payments and benefits that the other covered employees may receive on a qualifying termination (inclusive of Mr. Partlow’s entitlement to Continued Coverage), based on the assumptions used for valuing such payments and benefits to the named executive officers, including the assumption that a covered termination occurs immediately following the effective time, but excluding the value of accelerated vesting of equity, is $4,409,228.

Treatment of Annual Bonuses

Under the terms of the merger agreement, GreenSky employees, including the GreenSky named executive officers and the other covered employees, will receive, immediately prior to the effective time (a) to the extent unpaid, an annual bonus for calendar year 2021, based on actual performance, and (b) if the effective time occurs in calendar year 2022, a prorated target annual bonus for calendar year 2022.

The potential value of the annual bonus payments that GreenSky’s named executive officers may receive at the effective time is shown in the section below entitled “—Quantification of Potential Payments and Benefits to GreenSky Named Executive Officers” beginning on page 98 of this proxy statement/prospectus. The aggregate, estimated value of the annual bonus payments that the other covered employees may receive at the effective time, based on the assumptions used for valuing such payments to the named executive officers, is $1,520,000.

Retention Bonuses

Under the merger agreement, GS Group has agreed that GreenSky may establish a cash retention bonus program (the “retention bonuses”) for the benefit of certain GreenSky employees (including certain of GreenSky’s named executive officers and other covered employees). The retention bonuses are payable one-half on each of the first and second anniversary of the closing date, subject to the recipient’s (a) continued employment through the applicable payment date and (b) execution and non-revocation of a customary release of claims. GreenSky and GS Group have agreed that any retention bonuses granted must provide that the recipient will be subject to a “best-net cutback” provision for purposes of Section 280G of the Code, under which, if the recipient is eligible to receive payments and benefits subject to Section 280G of the Code, such payments and benefits will either be provided in full or reduced to the greatest amount that does not trigger Section 280G of the Code, whichever results in the greatest after-tax amount. In the event a recipient is terminated without “cause,” such recipient will receive any unpaid portion of his or her retention bonus. The amounts of the retention bonuses that have been approved by the GreenSky board that GreenSky’s named executive officers may receive are shown in the section below entitled “—Quantification of Potential Payments and Benefits to GreenSky Named Executive Officers” beginning on page 98 of this proxy statement/prospectus. The aggregate expected value of the retention bonus payments that the other covered employees may receive is $2,500,000.

Indemnification; Directors’ and Officers’ Insurance

GreenSky is organized under the laws of the state of Delaware. Section 145 of the DGCL permits a corporation to include in its organizational documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by current law. The GreenSky charter provides that GreenSky is authorized to indemnify, and to advance expenses to, each current, former or prospective director, officer, employee or agent of GreenSky to the fullest extent permitted by Section 145 of the DGCL. The GreenSky bylaws provide indemnification to the fullest extent permitted by the applicable law (including as it presently exists or may thereafter be amended) to any person who was or is made or is threatened to be made a party, or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of GreenSky (or, while a director or officer of GreenSky, is or was serving as a director, officer, employee or agent of another entity at the request of GreenSky), against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person. The GreenSky bylaws further provide for the advancement of the expenses (including attorneys’ fees) incurred by any such person in defending any proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such advancement shall be made only upon receipt of an undertaking by such person to repay all amounts advanced if it should be ultimately determined that he or she is not entitled to be indemnified under the GreenSky bylaws or otherwise.

GreenSky has also entered into indemnification agreements with each of its directors and executive officers. These agreements require GreenSky to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to GreenSky, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Pursuant to the terms of the merger agreement, GreenSky directors and executive officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies following the mergers. For a more detailed description of the provisions of the merger agreement relating to director and officer indemnification, please see the section entitled “The Merger Agreement—Indemnification and Insurance” beginning on page 118 of this proxy statement/prospectus.

Continuing Employee Benefits

As described in the section below entitled “The Merger Agreement—Employee Matters” beginning on page 120 of this proxy statement/prospectus, the merger agreement requires GS Group to continue to provide certain compensation and benefits for not less than one year following the effective time to all GreenSky employees, including GreenSky named executive officers and the other covered employees, who remain employed by GS Group following the effective time.

Arrangements with GS Group

As of the date hereof, none of GreenSky’s named executive officers, other than Mr. Zalik, with respect to the holdback agreement (described more fully in the section entitled “—Holdback Agreement” beginning on page 99 of this proxy statement/prospectus), or other covered employees has entered into any agreement with GS Group regarding employment with GS Group following the effective time, including with respect to the treatment of their GreenSky restricted stock. Prior to or following the effective time, Mr. Zalik is expected to, in accordance with GS Group policies, enter into a standard agreement for an employee of his level regarding his employment with the GS Group, and certain other of GreenSky’s named executive officers and certain of the other covered employees may have discussions, or may enter into agreements with, GS Group regarding employment with GS Group.

Additionally, certain of GreenSky’s named executive officers and other covered employees may be eligible to receive grants of GS Group equity awards following the closing in connection with their continuing employment with GS Group.

Quantification of Payments and Benefits

In accordance with Item 402(t) of Regulation S-K, the table below sets forth for each GreenSky named executive officer estimates of the amounts of compensation that are based on or otherwise relate to the mergers and that will or may be paid or become payable to such GreenSky named executive officer either immediately at the effective time (i.e., on a “single-trigger” basis) or in the event of a qualifying termination of employment following the mergers (i.e., on a “double-trigger” basis). GreenSky stockholders are being asked to approve, on a non-binding, advisory basis, such compensation for the GreenSky named executive officers. Because the vote to approve such compensation is an advisory vote, it will not be binding on either GreenSky, the GreenSky board or the GS Group. Accordingly, if the proposal to adopt the merger agreement is approved by the GreenSky stockholders and the mergers are completed, such compensation will be payable regardless of the outcome of the vote to approve such compensation, subject only to the conditions applicable thereto, which are described in the footnotes to the tables below and above under this section.

The potential payments in the tables below are quantified in accordance with Item 402(t) of Regulation S-K. The estimated values are based on (a) an assumption that the effective time occurs on December 31, 2021, which is the assumed closing date only for purposes of this compensation-related disclosure, (b) an assumed value for the merger consideration of $11.51, which is the average closing price of a share of GreenSky common stock over the first five trading days following the first public announcement of the merger agreement on September 15, 2021, (c) the GreenSky named executive officers’ salary and total eligible cash bonus levels as in effect as of the date of this proxy statement/prospectus, (d) the GreenSky equity awards held by the named executive officers on November 2, 2021, less any awards expected to vest in the ordinary course prior to December 31, 2021, and assuming no additional grants or forfeitures of GreenSky equity awards prior to December 31, 2021, and (e) an assumption that each GreenSky named executive officer experiences a “qualifying termination” immediately following the effective time. As such, the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement/prospectus, and do not reflect certain compensation actions that may occur before the effective time. As a result, the actual amounts, if any, actually received by a GreenSky named executive officer may materially differ from the amounts set forth below.

Quantification of Potential Payments and Benefits to GreenSky Named Executive Officers

Named Executive Officer	Cash ($)(1)	Equity ($)(2)	Perquisites / Benefits ($)(3)	Total ($)(4)
David Zalik	2,250,000	—	37,980	2,287,980
Gerald Benjamin	2,315,000	4,414,197	23,496	6,752,693
Tim Kaliban	2,400,000	3,439,651	23,496	5,863,147
Andrew Kang	1,625,000	3,221,828	23,496	4,870,324

(1)

The cash payments payable to the GreenSky named executive officers consist of  (i) cash severance equal to three times (in the case of Mr. Zalik) and two times (in the case of the other GreenSky named executive officers) such GreenSky named executive officer’s annual base salary, as described in the section entitled “—Severance Entitlements,” with such amounts payable in the form of salary continuation, (ii) a cash bonus for the 2021 calendar year, without proration, as described in the section entitled “—Treatment of Annual Bonuses,” which is assumed to be payable at the “target” level of performance and (iii) the named executive officer’s retention bonus, if any, as described in the section entitled “—Retention Bonuses.” These amounts are separately quantified below. Each named executive officer’s cash severance payments and his retention bonus, if any, are “double-trigger,” as such payments will not be payable solely as a result of the occurrence of the effective time (and in the case of cash severance, will only be payable in the event of the executive’s qualifying termination on or following the effective time). Each named executive officer’s annual bonus is “single trigger,” as such payments will be payable on the effective time regardless of whether the GreenSky named executive officer’s employment is terminated.

Named Executive Officer	Cash Severance ($)	Annual Bonus ($)	Retention Bonus ($)	Total ($)
David Zalik	1,500,000	750,000	—	2,250,000
Gerald Benjamin	900,000	450,000	965,000	2,315,000
Tim Kaliban	800,000	200,000	1,400,000	2,400,000
Andrew Kang	1,300,000	325,000	—	1,625,000

(2)

The estimated amounts shown in this column represent the aggregate value of the GreenSky named executive officers’ unvested GreenSky equity awards. As described in the sections entitled “The Mergers—Interests of GreenSky’s Directors and Executive Officers in the Mergers—Treatment of Equity and Equity-Based Awards” and “The Mergers—Treatment of GreenSky Equity Awards,” at the effective time, each GreenSky stock option will vest in full and be canceled in exchange for a cash payment equal to the merger consideration value and each GreenSky restricted share granted prior to September 14, 2021 and GreenSky restricted unit will vest in full and be treated the same as other shares of GreenSky common stock or Common Units, as applicable. As noted above, none of the GreenSky named executive officers has (i) entered into any agreement with GS Group providing for different treatment or (ii) received any GreenSky equity awards on or after September 14, 2021. The estimated payments in respect of the GreenSky named executive officers’ unvested GreenSky equity awards shown in the above table are therefore “single-trigger” benefits in that they will be payable at the effective time, regardless of whether the GreenSky named executive officer’s employment is terminated.

(3)

The estimated amounts shown in this column consist of continued group health & welfare benefit coverage for the duration of the severance compensation provided for in footnote (1). The benefit amount shown represents the cost of COBRA coverage, less the amount the GreenSky named executive officer would have otherwise paid as an active employee.

(4)

These amounts do not take into account any potential cutback that may apply to the payments and benefits to be received by a GreenSky named executive officer in order to avoid the adverse tax consequences of Section 280G of the Code. Such cutback would only apply if it would put the named executive officer in a better after-tax position.

Holdback Agreement

Concurrently with the execution of the merger agreement and as a condition to GS Group’s and GS Bank’s entry into the merger agreement, Mr. Zalik entered into the holdback agreement, pursuant to which he agreed that 326,984 shares of the common stock of GS Group that he otherwise would have been entitled to receive as merger consideration in respect of Common Units held by him and his affiliates shall instead be paid in the form of shares of GS Group restricted stock. Among other things, the holdback shares will, subject to certain exceptions, be subject to transfer restrictions until the second anniversary of the closing date and will be forfeited if Mr.  Zalik is not actively employed by GS Group or its affiliates on such anniversary.

Voting Agreement

Concurrently with the execution of the merger agreement and as a condition to GS Group’s and GS Bank’s entry into the merger agreement, GS Group and GS Bank entered into a voting agreement with Mr. Zalik and certain of his affiliates, who, collectively and in the aggregate, as of November 2, 2021, hold voting power over approximately 57% of the outstanding GreenSky common stock, pursuant to which, among other things, each such GreenSky stockholder agreed to vote all of his or its subject shares in favor of the approval of the merger agreement and the transactions contemplated thereby; provided that in the event of an adverse recommendation change, the aggregate number of shares of GreenSky common stock required to be voted in favor of the approval of the merger agreement and the transactions contemplated thereby will be reduced to the aggregate number of shares holding voting power with respect to 35% of the outstanding GreenSky common stock, and each such GreenSky stockholder’s obligation to vote his or its subject shares in favor of approval of the merger agreement and the transactions contemplated thereby will be reduced by its pro rata portion of the excess subject shares.

The voting agreement will terminate automatically as of the earliest of (a) the effective time, (b) the termination of the merger agreement in accordance with its terms, (c) the mutual agreement of the parties thereto and (d) with respect to any GreenSky stockholder subject to the voting agreement, such time as any modification or amendment to the merger agreement or the holdback agreement is effected without such GreenSky stockholder’s consent that reduces the merger consideration, changes the form of the merger consideration or otherwise adversely affects such GreenSky stockholder in any material respect.

Backstop Loan Participation Purchase Facility Commitment Letter

Concurrently with the execution of the merger agreement and as a condition to GreenSky’s entry into the merger agreement, certain of GreenSky’s subsidiaries entered into the commitment letter with GS Bank. Pursuant to the commitment letter, GS Bank has committed to provide such subsidiaries with (i) a commitment of up to $0.8 billion to purchase economic participations in loans originated by GreenSky’s bank partners under the GreenSky program during the period from the execution of definitive agreements for such purchase facility through the earlier of the consummation of the mergers and the termination of the merger agreement in accordance with its terms, and (ii) in the event that the merger agreement is terminated in accordance with its terms prior to the consummation of the mergers, a commitment of up to $1.0 billion to purchase economic participations in loans originated by GreenSky’s bank partners under the GreenSky program during the period from the merger agreement termination date through the last day of the ninth full calendar month following such termination date. The commitment letter provides that the definitive agreements for the purchase facility will contain customary representations, warranties, covenants, indemnification and termination provisions.

Tax Receivable Agreement Amendment

As a condition to GS Group’s and GS Bank’s entry into the merger agreement, GreenSky and certain beneficiaries party to the tax receivable agreement were required to enter into an amendment to the tax receivable agreement amendment, which provided that no payments under the tax receivable agreement will be made following or as a result of the consummation of the mergers.

Regulatory Approvals

The consummation of the mergers is subject to antitrust review in the United States. Under the HSR Act, and the rules promulgated thereunder, the mergers cannot be completed until the parties to the merger agreement have given notification and furnished information to the FTC and the DOJ, and until the applicable waiting period has expired or has been terminated. GS Group and GreenSky filed their required HSR Act filings on September 24, 2021. The applicable waiting period expired on October 25, 2021.

At any time before or after consummation of the mergers, notwithstanding the termination of the applicable waiting period under the HSR Act, the FTC, the DOJ or any state could take such action under antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the mergers or seeking the divestiture of substantial assets of GreenSky, GS Group or their respective subsidiaries. Private parties may also seek to take legal action under antitrust laws under certain circumstances.

The consummation of the mergers is also subject to certain other regulatory authorizations, consents, orders, non-objections and approvals with governmental authorities, including approval of the DFS and certain state licensing approvals.

In connection with the mergers, GS Group has filed a registration statement on Form S-4 with the SEC under the Securities Act, of which this proxy statement/prospectus forms a part, that must be declared effective by the SEC and pursuant to which the issuance of shares of GS Group common stock issuable upon the effective time will be registered with the SEC.

In addition, the consummation of the mergers is subject to approval for listing of the shares of GS Group common stock to be issued in connection with the mergers and reserved for issuance in connection with the mergers on the NYSE, subject to official notice of issuance.

Accounting Treatment

GS Group prepares its financial statements in accordance with GAAP. The mergers will be accounted for using the acquisition method of accounting. GS Group will be treated as the acquirer for accounting purposes.

No Appraisal or Dissenters’ Rights

In accordance with the DGCL, which governs the company merger, no appraisal rights are available to the GreenSky stockholders in connection with the company merger.

Delisting and Deregistration of GreenSky Class A Common Stock

Prior to completion of the mergers, GreenSky has agreed to cooperate with GS Group and shall use its reasonable best efforts to cause the shares of GreenSky Class A common stock to be de-listed from NASDAQ and deregistered under the Exchange Act as soon as reasonably practicable following the effective time of the mergers. If the mergers are completed, GreenSky Class A common stock will be delisted from the NASDAQ and deregistered under the Exchange Act, and GreenSky will no longer be required to file periodic reports with the SEC with respect to GreenSky Class A common stock.

NYSE Market Listing

The shares of GS Group common stock to be issued in the mergers will be listed for trading on the NYSE. Prior to completion of the mergers, GS Group has agreed to use its best efforts to cause the shares of GS Group common stock to be issued in connection with the mergers to be approved for listing on the NYSE, subject to official notice of issuance.

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. You are encouraged to read the merger agreement carefully and in its entirety. This section is not intended to provide you with any factual information about GS Group or GreenSky. Such information can be found elsewhere in this proxy statement/prospectus and in the public filings GS Group and GreenSky make with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 164 of this proxy statement/prospectus.

Explanatory Note Regarding the Merger Agreement

The merger agreement and this summary of its terms are included to provide you with information regarding the terms of the merger agreement. Factual disclosures about GS Group and GreenSky contained in this proxy statement/prospectus or in the public reports of GS Group and GreenSky filed with the SEC may supplement, update or modify the factual disclosures about GS Group and GreenSky contained in the merger agreement. The representations, warranties and covenants made in the merger agreement by the parties thereto were qualified and subject to important limitations agreed to by the parties in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the mergers if the representations and warranties of the other party or parties prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to stockholders and reports and documents filed with the SEC and some were qualified by the matters contained in the confidential disclosures that the parties delivered in connection with the merger agreement, which disclosures were not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the merger agreement. Accordingly, the representations, warranties, and covenants or any descriptions of those provisions should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 164 of this proxy statement/prospectus.

The Mergers; Closing; Effective Time; Organizational Documents; Managers and Officers

The Mergers

Upon the terms and subject to the conditions set forth in the merger agreement, (i) GreenSky will be merged with and into Merger Sub 1, with Merger Sub 1 surviving the company merger as a wholly owned subsidiary of GS Bank, and (ii) Merger Sub 2 will be merged with and into GreenSky Holdings, with GreenSky Holdings surviving the Holdings merger as a subsidiary of GS Bank and Merger Sub 1.

Closing

The closing of the mergers (which we refer to as the “closing”) will take place at 8:00 a.m. (New York City time) on the second business day following the satisfaction or waiver of the closing conditions as described in “—Conditions to the Mergers” below (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions at such time) or on such other date, time or at such place (or by means of remote communication) as agreed to in writing by GS Group and GreenSky.

Effective Time

Subject to the provisions of the merger agreement, as soon as practicable on the closing date, the parties will cause to be filed (i) a certificate of merger with the Delaware Secretary of State in connection with the company merger and (ii) articles of merger with the Georgia Secretary of State in connection with the Holdings merger. The company merger will become effective at the time that the certificate of merger is duly filed with and accepted by the Delaware Secretary of State, or at such later time as agreed to by the parties prior to the filing of the certificate of merger and specified in the certificate of merger. The Holdings merger will become effective at the time that the articles of merger are duly filed with and accepted by the Georgia Secretary of State, or at such later time as agreed to by the parties prior to the filing of the articles of merger and specified in the articles of merger.

Organizational Documents of the Surviving LLCs

At the company merger effective time, Surviving LLC 1 will change its name to “GreenSky Parent, LLC” and the certificate of formation and limited liability company agreement of Merger Sub 1 as in effect immediately prior to the company merger effective time will be the certificate of formation and limited liability company agreement of Surviving LLC 1 (except, in each case, that references to Merger Sub 1’s name will be replaced by references to GreenSky Parent, LLC), in each case, until amended as provided therein or by applicable law.

At the Holdings merger effective time, the articles of organization and the operating agreement of Merger Sub 2 in effect immediately prior to the Holdings merger effective time will be the articles of organization and the operating agreement of Surviving LLC 2 (except, in each case, that references to Merger Sub 2’s name will be replaced by references to GreenSky Holdings, LLC and, in the case of the operating agreement, to reflect the addition of Surviving LLC 1 as a member of Surviving LLC 2), in each case, until amended as provided therein or by applicable law.

Managers and Officers of Surviving LLC 1

The managers of Merger Sub 1 immediately prior to the company merger effective time, if any, will be the managers of Surviving LLC 1 immediately following the effective time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of formation and the limited liability company agreement of Surviving LLC 1. The officers of Merger Sub 1 immediately prior to the company merger effective time, if any, will be the officers of Surviving LLC 1 until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of formation and the limited liability company agreement of Surviving LLC 1.

Effect of the Mergers on Equity Interests

Effect on Capital Stock

At the company merger effective time:

•

all equity interests in Merger Sub 1 issued and outstanding immediately prior to the company merger effective time will be converted into and exchanged for a number of units of limited liability company interests in Surviving LLC 1 equal to the number of shares of GreenSky Class A common stock converted into the right to receive the merger consideration pursuant to the merger agreement, as described below;

•

all shares of GreenSky Class A common stock owned by GreenSky as treasury shares or held by GS Group, GS Bank, Merger Sub 1 or Merger Sub 2 (in each case, not held on behalf of third parties, including in a fiduciary, custodial, nominee or similar capacity) will be canceled and will cease to exist and no consideration will be delivered in exchange therefor; and

•

(a) each other issued and outstanding share of GreenSky Class A common stock will be converted automatically into the right to receive the merger consideration; (b) all such shares of GreenSky Class A common stock will automatically be canceled and will cease to exist; and (c) each holder of such shares of GreenSky Class A common stock will cease to have any rights with respect thereto, except the right to receive the merger consideration, cash in lieu of fractional shares of GS Group common stock, as further described below, and any unpaid dividends or other distributions, in each case, in accordance with the procedures set forth in the merger agreement and described below.

Pursuant to the GreenSky charter, each share of GreenSky Class B common stock will be automatically deemed transferred to GreenSky at such time that such share of GreenSky Class B common stock ceases to be held by a holder of a corresponding number of Common Units. Since, at the Holdings merger effective time, all Common Units will be canceled and no share of GreenSky Class B common stock will be held by any holder of Common Units, all shares of GreenSky Class B common stock will be automatically deemed transferred to GreenSky and will be canceled and cease to exist at the Holdings merger effective time and no consideration will be delivered in exchange therefor.

Effect on Limited Liability Company Interests

At the Holdings merger effective time:

•

all equity interests in Merger Sub 2 will be converted into and become a number of units of limited liability company interests in Surviving LLC 2 equal to the number of Common Units converted into the merger consideration pursuant to the merger agreement;

•

all Common Units owned by GreenSky immediately prior to the Holdings merger effective time will be converted into and become a number of units of limited liability company interests in Surviving LLC 2 equal to the number of Common Units owned by GreenSky immediately prior to the Holdings merger effective time; and

•

(a) each other issued and outstanding Common Unit will be converted automatically into the right to receive the merger consideration; (b) all such Common Units will automatically be canceled and cease to exist; and (c) each holder of such Common Units will cease to have any rights with respect thereto, except the right to receive the merger consideration, cash in lieu of fractional shares of GS Group common stock, as further described below, and any unpaid dividends or other distributions, in each case, in accordance with the procedures described below.

Fractional Shares

No fractional shares of GS Group common stock will be issued in connection with the mergers. In lieu of any fractional shares of GS Group common stock, each holder of shares of GreenSky Class A common stock or Common Units who would otherwise be entitled to such fractional shares will be entitled to an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (a) the amount of the fractional share interest in a share of GS Group common stock to which such holder would otherwise be entitled and (b) an amount equal to the average of the volume weighted average price per share of GS Group common stock on the NYSE as reported in the Eastern Edition of The Wall Street Journal on the trading day immediately prior to the effective time for five trading days ending on the first business day immediately prior to the closing date. No holder of shares of GreenSky Class A common stock or Common Units will be entitled by virtue of the right to receive cash in lieu of fractional shares of GS Group common stock to any dividends, voting rights or any other rights in respect of any fractional share of GS Group common stock.

Exchange Matters

At or prior to the effective time, GS Group will deposit or cause to be deposited with a bank or trust company to be designated by GS Group and reasonably acceptable to GreenSky (which we refer to as the

“exchange agent”) an aggregate number of shares of GS Group common stock equal to the aggregate merger consideration and any cash payable in lieu of fractional shares pursuant to the merger agreement, as well as dividends or other distributions, if any, to which the holders of shares of GreenSky Class A common stock or Common Units may be entitled under the merger agreement, which amounts we refer to as the “exchange fund.” As promptly as practicable after the effective time, but in no event later than three business days thereafter, GS Group will cause the exchange agent to mail to each record holder, as of immediately prior to the effective time, of share certificates representing GreenSky Class A common stock (other than shares to be canceled under the merger agreement), a letter of transmittal for use in connection with the exchange and instructions for use in surrendering the applicable certificates in exchange for the merger consideration.

From and after the effective time, GreenSky stockholders who properly surrender their certificates to the exchange agent, together with a properly completed and duly executed letter of transmittal, and such other documents as may be required pursuant to such instructions, will be entitled to receive the merger consideration, plus any cash payable in lieu of any fractional shares of GS Group common stock and any dividends or other distributions such holder has the right to receive pursuant to the merger agreement. As promptly as reasonably practicable after the effective time, GS Group will cause the exchange agent to mail to each record holder of book-entry shares or Common Units not held through DTC a statement reflecting the number of whole shares of GS Group common stock issued to such holder and a check in the amount of any cash in lieu of fractional shares and any unpaid dividends such holder is entitled to, as well as appropriate materials advising the holder of consummation of the mergers. With respect to book-entry shares of GreenSky Class A common stock or Common Units held through DTC, GS Group, GreenSky and GreenSky Holdings will cooperate to establish procedures with the exchange agent and DTC to ensure that the exchange agent will transmit to DTC or its nominees as soon as reasonably practicable after the effective time, upon surrender of such book-entry shares or Common Units held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the merger consideration, any cash in lieu of fractional shares and any unpaid non-stock dividends and any other dividends or other distributions, in each case, to be issued or paid pursuant to the merger agreement. No interest will be paid or accrue on any merger consideration or cash in lieu of fractional shares.

Distributions with Respect to Un-surrendered Shares

No dividends or other distributions in respect of shares of GS Group common stock will be paid to any holder of any un-surrendered share certificate (including in respect of any book-entry shares and Common Units held by such holder) until such holder properly surrenders such share certificate. Subject to applicable law, after such surrender, the holder will be entitled to receive, in respect of the whole shares of GS Group common stock issued in exchange for such share certificates, without interest, any dividends or other distributions with a record date after the effective time payable with respect to such whole shares of GS Group common stock and not paid.

Transfer Books; No Further Ownership Rights

At the effective time, the transfer books of GreenSky and GreenSky Holdings, as applicable, will be closed and thereafter there will be no further registration of transfers on the transfer books of Surviving LLC 1 or Surviving LLC 2 of the equity interests of GreenSky or GreenSky Holdings, as applicable, that were outstanding immediately prior to the effective time. From and after the effective time, the holders of equity interests of GreenSky and GreenSky Holdings outstanding immediately prior to the effective time will cease to have any rights with respect to such shares or units, as applicable, except as otherwise provided for in the merger agreement or by applicable law. If, at any time after the effective time, shares of GreenSky Class A common stock or Common Units are presented to Surviving LLC 1 or Surviving LLC 2, as applicable, for any reason, they will be canceled and exchanged, as described above.

Lost, Stolen or Destroyed Stock Certificates

If any certificate representing shares of GreenSky Class A common stock is lost, stolen or destroyed, upon the making of an affidavit of such fact by the person claiming the share certificate to be lost, stolen or destroyed and, if required by Surviving LLC 1, the posting by such person of a bond, in such reasonable amount as GS Group may direct, as indemnity against any claim that may be made against it with respect to such share certificate, the exchange agent will pay in exchange for such lost, stolen or destroyed certificate the applicable merger consideration, cash in lieu of fractional shares (if any) and any unpaid dividends or other distributions, in each case, to be issued or paid in respect of shares of GreenSky Class A common stock formerly represented by that share certificate pursuant to the merger agreement.

Termination of Exchange Fund

At any time after the first anniversary of the closing date, GS Group may require the exchange agent to deliver to GS Group any portion of the exchange fund that has not been disbursed to holders of shares of GreenSky Class A common stock or Common Units, and thereafter such holders will be entitled to look only to GS Group for, and GS Group will remain liable for, payment of their claims for the merger consideration, cash in lieu of fractional shares, if any, and any unpaid dividends or other distributions, in each case, that such holder has the right to receive pursuant to the merger agreement. Any amounts remaining unclaimed by such holders at such time when such amounts would otherwise escheat to or become property of any governmental authority will become, to the extent permitted by applicable law, the property of GS Group or its designee, free and clear of all claims or interest of any person.

No Liability

Notwithstanding anything to the contrary in the merger agreement, none of the parties thereto, Surviving LLC 1, Surviving LLC 2 or the exchange agent will be liable to any person for merger consideration, cash in lieu of fractional shares of GS Group common stock, if any, and any unpaid dividends or other distributions, in each case, to be issued or paid pursuant to the merger agreement, properly delivered to a public official pursuant to any applicable state, federal or other abandoned property, escheat or similar law.

Withholding Rights

Each of GS Group, GS Bank, Merger Sub 1, Merger Sub 2, GreenSky, GreenSky Holdings, Surviving LLC 1, Surviving LLC 2 and the exchange agent will be entitled to deduct and withhold from any amounts payable pursuant to the merger agreement such amounts as are required to be deducted or withheld under applicable tax laws, and any such withheld amounts that are paid to the appropriate taxing authorities will be treated for purposes of the merger agreement as having been paid to the person from whom such amounts were deducted or withheld.

Treatment of GreenSky Equity Awards

Stock Options. At the effective time, subject to the terms and conditions of the merger agreement, each GreenSky stock option that is outstanding as of immediately prior to the effective time, whether vested or unvested, will be canceled and the holder thereof shall become entitled to receive a lump-sum cash payment, without interest, equal to the product of (a) the number of shares of GreenSky common stock subject to such GreenSky stock option immediately prior to the effective time and (b) the excess, if any, of (i) the merger consideration value (or, if such GreenSky stock option is subject to a cap on the value received upon exercise of such option, the amount of such cap, if less than the merger consideration value) over (ii) the per share exercise price of such GreenSky stock option. Any such GreenSky stock option with a per share exercise price that is equal to or greater than the merger consideration value will be canceled for no consideration.

Restricted Shares Granted Prior to September 14, 2021. At the effective time, subject to the terms and conditions of the merger agreement, each GreenSky restricted share granted prior to September 14, 2021 (other than those covered by an agreement between GS Group and the applicable holder pursuant to which the holder has agreed to different treatment) that is outstanding immediately prior to the effective time will vest in full as of immediately prior to the effective time and will be treated the same as other shares of GreenSky common stock.

Prior to the closing, GS Group may enter into agreements with certain holders of GreenSky restricted shares granted prior to September 14, 2021 in which such holders will agree to the cancellation and substitution of their GreenSky restricted shares with an equivalent award of GS Group restricted shares generally on the same vesting terms as the underlying GreenSky restricted share award. As of the date hereof, GS Group has not entered into any such agreements.

Restricted Shares Granted on or Subsequent to September 14, 2021. At the effective time, subject to the terms and conditions of the merger agreement, each GreenSky restricted share granted on or following September 14, 2021 that is outstanding as of immediately prior to the effective time will be canceled and substituted with a GS Group restricted share generally on the same vesting terms as the underlying GreenSky restricted share, with the number of shares equal to the product of (a) the number of shares of GreenSky common stock covered by such GreenSky restricted share as of immediately prior to the effective time and (b) the exchange ratio.

Restricted Units. At the effective time, subject to the terms and conditions of the merger agreement, each GreenSky restricted unit that is outstanding immediately prior to the effective time will vest in full as of immediately prior to the effective time and will be treated the same as other Common Units.

Representations and Warranties

The merger agreement contains representations and warranties made by GreenSky and GreenSky Holdings. These include, among other things, representations relating to:

•	valid corporate organization and existence;

•	capitalization;

•	authority to enter into the merger and the binding nature of the merger agreement;

•	no breach of organizational documents, law or other agreements as a result of the mergers;

•	governmental approvals;

•	the activities, liabilities and assets of GreenSky Holdings;

•	compliance with SEC filing requirements;

•	no undisclosed liabilities;

•	conformity with GAAP and SEC requirements of financial statements filed with the SEC;

•	absence of certain actions or circumstances, and absence of any material adverse effect since June 30, 2021;

•	involvement in litigation and orders issued by governmental authorities;

•	compliance with applicable laws and holding of required permits;

•	compliance with consumer protection laws in connection with contracts with bank partners since December 31, 2017;

•	certain tax matters;

•	certain employee benefit matters, including matters relating to employee benefit plans;

•	certain labor relations and employment matters;

•	certain environmental matters;

•	intellectual property;

•	certain data privacy and technology and information security matters;

•	inapplicability of anti-takeover agreements or plans or state takeover statutes to the transactions contemplated by the merger agreement;

•	matters relating to GreenSky’s leased real property;

•	material contracts;

•	insurance coverage;

•	the tax receivable agreement amendment;

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the receipt of an opinion from GreenSky’s financial advisor regarding the fairness, from a financial point of view, of the exchange ratio in the company merger to holders of GreenSky Class A common stock;

•	brokers and other advisors;

•	agreements with regulatory agencies;

•	GreenSky’s risk management arrangements;

•	related party transactions;

•	COVID-19 and CARES Act compliance; and

•	accuracy of the information supplied for inclusion in this proxy statement/prospectus and other similar documents.

GS Group makes certain representations and warranties to GreenSky and GreenSky Holdings in the merger agreement relating to, among other things:

•	valid corporate organization and existence;

•	capital structure;

•	authority to enter into the merger and the binding nature of the merger agreement;

•	no breach of organizational documents, law or other agreements as a result of the mergers;

•	governmental approvals;

•	compliance with SEC filing requirements;

•	no undisclosed liabilities;

•	conformity with GAAP and SEC requirements of financial statements filed with the SEC;

•	ownership and operations of Merger Sub 1 and Merger Sub 2;

•	brokers and other advisors;

•	non-reliance on estimates, projections, forecasts, forward-looking statements and business plans of GreenSky reviewed in connection with GS Group’s due diligence investigation of GreenSky;

•	absence of any material adverse effect since June 30, 2021;

•	involvement in litigation and orders issued by governmental authorities;

•	compliance with applicable laws;

•	non-ownership of equity of GreenSky and GreenSky Holdings, other than equity held on behalf of third parties; and

•	accuracy of the information supplied for inclusion in this proxy statement/prospectus and other similar documents.

Some of the representations and warranties contained in the merger agreement are qualified as to “materiality” or by a “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct is material or would result in a material adverse effect on the party making such representation or warranty). In addition, certain of the representations and warranties in the merger agreement are subject to knowledge qualifications, which means that those representations and warranties would not be deemed untrue or incorrect as a result of matters of which certain officers of the party making the representation did not have actual knowledge.

For purposes of the merger agreement, a “material adverse effect” with respect to GreenSky or GS Group means any effect, change, event, circumstance, condition, development or occurrence that has a material adverse effect on the business, results of operations or financial condition of GreenSky and its subsidiaries or GS Group and its subsidiaries, as applicable, taken as a whole.

A material adverse effect will not be deemed to include the impact of (a) any effect, change, event, circumstance, condition, development or occurrence generally affecting (i) the industry in which GreenSky and its subsidiaries or GS Group and its subsidiaries, as applicable, operate, or (ii) the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates, monetary policy or inflation, or (b) any effect, change, event, circumstance, condition, development or occurrence to the extent arising out of, resulting from or attributable to:

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changes in law or in GAAP or in accounting standards, or any changes in the interpretation or enforcement of any of the foregoing, or any changes in general legal, regulatory, political or social conditions;

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the negotiation, execution, announcement or performance of the merger agreement or the consummation of the transactions contemplated thereby (including the impact thereof on relationships, contractual or otherwise, with, in the case of GreenSky, its bank partners, other funding sources or purchasers of receivables related to, or economic participations in, loans originated by bank partners through the GreenSky program, merchants, consumers, suppliers, distributors, partners, employees or regulators, or, in the case of GS Group, consumers, suppliers, distributors, partners, employees or regulators) or any litigation arising from allegations of breach of fiduciary duty or violation of law relating to the merger agreement or the transactions contemplated thereby;

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acts of war (whether or not declared), military activity, sabotage, civil disobedience or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), military activity, sabotage, civil disobedience or terrorism;

•	earthquakes, fires, floods, hurricanes, tornados or other natural disasters, casualty events, force majeure events or other comparable events;

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any action taken by GreenSky, GS Group or their respective subsidiaries that is expressly required by the merger agreement or with the other party’s written consent or at the other party’s written request, or the failure to take any action by GreenSky, GS Group or their respective subsidiaries if that action is prohibited by the merger agreement;

•	any change in GreenSky’s or GS Group’s credit ratings, as applicable;

•	any decline in the market price, or change in trading volume, of the shares of GreenSky or GS Group, as applicable;

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any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position;

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any epidemic, pandemic or disease outbreak (including COVID-19) or any COVID-19 measures or any change in such COVID-19 measures or interpretations thereof by any governmental authority following the date of the merger agreement; or

•	in the case of GreenSky, any changes with respect to relationships, contractual or otherwise, with its bank partners.

However, any effect, change, event or occurrence referred to in subsection (a) and the third, fourth and ninth bullets in subsection (b) above may be taken into account in determining whether there has been, or would reasonably be expected to be, a material adverse effect to the extent such effect, change, event or occurrence has a disproportionately adverse effect on GreenSky and its subsidiaries or GS Group and its subsidiaries, as applicable, taken as a whole, as compared to other participants in the industry in which GreenSky and its subsidiaries or GS Group and its subsidiaries, as applicable, operate (in which case only the incremental disproportionate impact or impacts may be taken into account).

Conduct of Business

Under the merger agreement, in general, subject to certain exceptions (including in response to COVID-19 or any applicable COVID-19 measures), GreenSky is required to, and to cause its subsidiaries to, use its and their commercially reasonable efforts to carry on its business in all material respects in the ordinary course of business and to preserve its and each of its subsidiaries’ current business organizations substantially intact.

GreenSky has also agreed to certain restrictions on its activities during the period from the date of the merger agreement to the closing date or earlier termination of the merger agreement. These restrictions on GreenSky’s activities are summarized below. Notwithstanding anything to the contrary in these restrictions, GreenSky and its subsidiaries may take any commercially reasonable action (or, if commercially reasonable, omit to take any action) in good faith to the extent reasonably necessary in the applicable jurisdiction to comply with applicable COVID-19 measures, taking into account the scope and duration of such action or omission in such jurisdiction and the actions being taken by companies that are similarly situated and that operate in similar industries in response to such COVID-19 measures; provided that GreenSky will, to the extent reasonably practicable, consult with GS Group prior to taking such action.

In general, subject to certain exceptions, GreenSky will not, and will not permit any of its subsidiaries to, without GS Group’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed):

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issue, sell, grant, deliver, transfer, encumber or pledge any shares of its capital stock or other equity or voting interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock or other equity or voting interests or any rights, warrants, or options to purchase any shares of its capital stock or other equity or voting interests; provided that (a) GreenSky may issue, sell or deliver shares of GreenSky Class A common stock pursuant to valid exercises of GreenSky stock options outstanding on the date of the merger agreement or pursuant to the GreenSky Holdings operating agreement and the GreenSky exchange agreement and (b) GreenSky Holdings may issue Common Units to GreenSky to the extent required pursuant to the GreenSky Holdings operating agreement as in effect on the date of the merger agreement;

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except for transactions pursuant to the GreenSky Holdings operating agreement and the GreenSky exchange agreement, redeem, purchase or otherwise acquire any of its outstanding shares of capital stock or other equity or voting interests, or any rights, warrants or options to acquire any shares of its capital stock or other equity or voting interests (other than pursuant to the exercise of GreenSky stock options or the forfeiture of, or withholding of taxes with respect to equity-based awards, in each case, outstanding as of the date of the merger agreement in accordance with their terms and GreenSky’s and GreenSky Holdings’ equity plans as in effect on the date of the merger agreement);

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in the case of each of GreenSky and GreenSky Holdings, establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or other equity or voting interests (other than (a) tax distributions to members of GreenSky Holdings pursuant to the GreenSky Holdings operating agreement or the merger agreement and (b) the payment of previously declared distributions to members of GreenSky Holdings that have been held back pending vesting of the relevant Common Units);

•	split, combine, subdivide or reclassify any shares of its capital stock or other equity or voting interests;

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incur any indebtedness, other than (a) intercompany indebtedness among GreenSky and its subsidiaries, (b) letters of credit, bank guarantees, security or performance bonds or similar credit support instruments, overdraft facilities or cash management programs, in each case issued, made or entered into in the ordinary course of business consistent with past practice, (c) subject to certain limitations, indebtedness incurred in connection with the renewal, extension or refinancing of any indebtedness existing on the date of the merger agreement or permitted to be incurred, assumed or otherwise entered into thereunder (including GreenSky’s credit facilities), (d) indebtedness incurred under GreenSky’s credit facilities, (e) indebtedness incurred under any agreement with payment processors in order to facilitate the delivery of loan proceeds in connection with the administration of the GreenSky program in the ordinary course of business consistent with past practice and (f) other indebtedness in an aggregate principal amount not to exceed $10 million;

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enter into any swap or hedging transaction or other derivative agreements, except for (a) any such transaction or agreement related to indebtedness existing on the date of the merger agreement or permitted to be incurred, assumed or otherwise entered into thereunder and (b) subject to certain limitations, renewals, extensions or refinancings of any swap or hedging transactions or other derivative agreements existing on the date of the merger agreement or permitted to be entered into thereunder;

•	make any loans, capital contributions or advances to any person other than (a) to GreenSky or any subsidiary of GreenSky or (b) pursuant to the merger agreement;

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sell, transfer, mortgage, encumber (other than with certain liens permitted under the merger agreement), lease or otherwise dispose of to any person, in a single transaction or series of related transactions, any of its properties or assets for consideration, individually or in the aggregate, in excess of $1 million, except (a) transfers among GreenSky and its subsidiaries, (b) sales of (i) receivables related to, or economic participations in, loans originated by bank partners through the GreenSky program and (ii) recoveries collected in respect of certain charged-off loans originated by financial institutions through the GreenSky program, in each case, in the ordinary course of business consistent with past practice or (c) encumbrances in connection with GreenSky’s credit facilities;

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other than licenses granted in the ordinary course of business consistent with past practice, transfer, sell, lease, license, subject to a pledge, lien, charge, encumbrance or security interest (other than certain liens permitted under the merger agreement), divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any material registered GreenSky intellectual property;

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make any acquisition (including by merger) of the equity interests or, except for the acquisition of inventory in the ordinary course of business consistent with past practice and the acquisition of receivables related to, or economic participations in, loans originated by bank partners through the GreenSky program in the ordinary course of business consistent with past practice, a material portion of the assets of any other person, if the aggregate amount of consideration paid or transferred by GreenSky and its subsidiaries in connection with all such transactions would exceed $1 million;

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except as required pursuant to the terms of any GreenSky benefit plan in effect on the date of the merger agreement, or as otherwise required by applicable law, (a) increase in any manner the compensation or consulting fees, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any employee of GreenSky, except for employees that are not executive officers, increases in annual salary or wage rate in the ordinary course of business consistent with past practice that do not exceed 8% individually or 5% in the aggregate, (b) become a party to, establish, adopt, amend, commence participation in or terminate any GreenSky benefit plan or any arrangement that would have been a GreenSky benefit plan had it been entered into prior to the merger agreement, (c) grant any new awards, or amend or modify the terms of any outstanding awards, under any GreenSky benefit plan, (d) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any GreenSky benefit plan, (e) change any actuarial or other assumptions used to calculate funding obligations with respect to any GreenSky benefit plan that is required by applicable law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (f) forgive any loans or issue any loans to any employee of GreenSky (other than the forgiveness of loans outstanding on the date of the merger agreement pursuant to the terms thereof as in effect on such date), (g) hire any employee or engage any independent contractor (who is a natural person) with an annual base salary or wage rate or consulting fees in excess of $250,000 or (h) terminate the employment of any officer or any other individual identified on GreenSky’s confidential disclosure schedules to the merger agreement other than for cause;

•	knowingly waive, release, limit or condition any restrictive covenant obligation of any current or former employee or independent contractor of GreenSky or any of its subsidiaries;

•	become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

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make or adopt any material changes in financial accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of GreenSky and its subsidiaries, except insofar as may be required by GAAP (or any interpretation thereof), by any applicable law or by any governmental authority or the Financial Accounting Standards Board;

•	amend the GreenSky charter, the GreenSky Holdings operating agreement, or the other comparable organizational documents of any subsidiary of GreenSky;

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grant any pledge, lien, charge, encumbrance or security interest (other than certain liens permitted under the merger agreement) on any of its material assets other than (a) to secure indebtedness and other obligations permitted under the merger agreement or (b) to GreenSky or to a wholly owned subsidiary of GreenSky;

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settle any material pending or threatened legal or administrative proceeding, suit, investigation, arbitration or action against GreenSky or any of its subsidiaries, other than (a) settlements in which GreenSky or any of its subsidiaries is named as a nominal defendant, in the ordinary course of business, reflected or reserved against in the balance sheet (or the notes thereto) of GreenSky as of June 30, 2021 included in GreenSky’s documents filed with the SEC for an amount not materially in excess of the amount so reflected or reserved (excluding any amount that may be paid under insurance policies or indemnification agreements), (b) settlements for an amount in excess of $2 million, (c) settlements involving any injunctive or equitable relief or imposing restrictions on the business activities of GreenSky and its subsidiaries, taken as a whole or (d) settlements of any stockholder litigation except in accordance with the merger agreement;

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make, change or revoke any tax election, adopt or change any tax accounting method or change any tax accounting period, file any amended tax return, settle or compromise any tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to any taxes, or surrender any right to claim a refund of taxes, in each case, that is material to GreenSky and its subsidiaries, taken as a whole;

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except in the ordinary course of business, as expressly permitted under the merger agreement or the automatic renewal or extension of any material contract as defined in the merger agreement, pursuant to its terms, (a) enter into any contract that, if entered into prior to the date of the merger agreement, would have been a material contract under certain specified categories set forth in the merger agreement, or (b) amend, terminate (other than upon any expiration of the term of any material contract) or waive compliance with, or material breaches under, the terms of any material contract in a manner that is materially adverse to GreenSky and its subsidiaries;

•	merge or consolidate itself or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its subsidiaries;

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take any action, or fail to take any action, in either case, that would reasonably be expected to result in a material breach of any of the requirements, conditions or obligations of GreenSky and its subsidiaries under the Consent Order issued by the Consumer Financial Protection Bureau on July 12, 2021, with respect to GreenSky, LLC and its subsidiaries, successors and assigns or make or agree to make any changes to such Consent Order; or

•	authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

GS Group, GS Bank, Merger Sub 1 and Merger Sub 2 have also agreed to certain restrictions on their activities during the period from the date of the merger agreement to the effective time or earlier termination of the merger agreement. In general, subject to certain exceptions (including in response to COVID-19 or any applicable COVID-19 measures), GS Group, GS Bank, Merger Sub 1 and Merger Sub 2 will use commercially reasonable efforts to carry on their businesses in all material respects in the ordinary course of business and will not, without GreenSky’s prior written consent:

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amend their organizational documents in a manner that would (a) materially impair the rights of holders of GreenSky Class A common stock or holders of Common Units, as applicable, who have the right to receive the merger consideration, relative to GS Group stockholders, or (b) prevent, materially delay or materially impair the ability of GS Group, GS Bank, Merger Sub 1 or Merger Sub 2 to perform their obligations under or consummate the transactions contemplated by the merger agreement;

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liquidate (completely or partially), wind up, dissolve, enter into administration or receivership, or adopt any plan or resolution, or take any other action providing for any of the foregoing, or take any action to cause the liquidation, winding up or dissolution of Merger Sub 1 or Merger Sub 2; or

•	authorize any of, or commit or agree, in writing or otherwise, to take any of the foregoing actions.

Solicitation; Change in Recommendation

GreenSky agreed to, and to cause each of its subsidiaries to, and to instruct and use commercially reasonable efforts to cause its representatives to, immediately following the execution of the merger agreement, cease any solicitation, discussions or negotiations with any person that may have been ongoing with respect to a “takeover proposal,” as described below.

GreenSky has agreed that it will not, and will cause each of its subsidiaries not to, and will instruct and use commercially reasonable efforts to cause its representatives not to:

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initiate, solicit or knowingly encourage (including by way of furnishing non-public information) the submission of any inquiries regarding, or the making of any proposal or offer that constitutes or would reasonably be expected to lead to, a takeover proposal;

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engage in, continue or otherwise participate in any discussions or negotiations regarding any takeover proposal, or furnish to any other person non-public information in connection with, or for the purpose of, encouraging a takeover proposal; or

•	enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement providing for a takeover proposal.

In addition, GreenSky agreed to, as promptly as practicable following the date of the merger agreement (but in any event within two business days of the execution of the merger agreement), withdraw and terminate access granted to any person (other than GS Group and its affiliates and representatives) to any “data room” (virtual or physical) established in connection with the transactions contemplated by the merger agreement, and to promptly instruct each person (other than GS Group and its affiliates and representatives) who received non-public or confidential information about GreenSky or any of its subsidiaries to promptly return to GreenSky or destroy such information.

Prior to obtaining approval of the GreenSky merger proposal by GreenSky stockholders, if GreenSky or any of its representatives receives a takeover proposal made after the date of the merger agreement that does not result from a material breach of the obligations under the merger agreement described above, (a) GreenSky and its representatives may contact and engage in discussions with such person or group of persons making the takeover proposal or its or their representatives and financing sources to clarify the terms and conditions thereof or to request that any takeover proposal made orally be made in writing or to notify such person or group of persons or its or their representatives and financing sources of GreenSky’s obligations described above, and (b) if the GreenSky board or any authorized committee thereof determines in good faith (after consultation with financial advisors and outside legal counsel) that such takeover proposal is, or could reasonably be expected to lead to, a superior proposal:

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GreenSky may enter into an “acceptable confidentiality agreement” (as described below) with the person or persons making such takeover proposal, and GreenSky and its representatives may provide information (including non-public information) subject to such executed acceptable confidentiality agreement to the person or group of persons that has made such takeover proposal or its and their representatives and financing sources; provided that GreenSky will promptly provide to GS Group and GS Bank any material non-public information concerning GreenSky or any of its subsidiaries that is provided to any such person or persons which was not previously provided to GS Group and GS Bank or their representatives; and

•	GreenSky may engage in or otherwise participate in discussions or negotiations with the person or persons making such takeover proposal and their representatives and financing sources.

For purposes of the merger agreement, “acceptable confidentiality agreement” means (a) any confidentiality agreement entered into by GreenSky from and after the date of the merger agreement that contains confidentiality provisions that are not materially less favorable in the aggregate to GreenSky than those contained in the confidentiality agreement between GreenSky and GS Bank, except that such confidentiality agreement need not include explicit or implicit standstill provisions or otherwise restrict the making of or amendment or modification to takeover proposals or (b) any confidentiality agreement entered into prior to the date of the merger agreement (provided that GreenSky, in its sole discretion, will be entitled to waive or release any preexisting explicit or implicit standstill provisions or similar agreements with any person or groups of persons).

GreenSky must promptly notify GS Group and GS Bank of any takeover proposal within 48 hours after receipt thereof and must disclose the material terms and conditions of any such takeover proposal and the identity of the person or persons making such takeover proposal, including any proposed transaction agreement, and must keep GS Group and GS Bank reasonably informed of any material developments with respect to any such takeover proposal (including any material changes thereto) and provide GS Group and GS Bank with any written supplements or amendments to any written takeover proposal, including any revisions to any proposed transaction agreement.

For purposes of the merger agreement, “takeover proposal” means any inquiry, proposal or offer from any person or group (other than GS Group and its subsidiaries) relating to, in a single transaction or series of related transactions, any direct or indirect:

•

acquisition of 25% or more of the consolidated assets of GreenSky and its subsidiaries (based on the fair market value thereof, as determined in good faith by the GreenSky board or any duly authorized committee thereof), including through the acquisition of one or more subsidiaries of GreenSky owning such assets;

•	acquisition of securities representing 25% or more of the combined voting power of GreenSky’s then-outstanding securities;

•	tender offer or exchange offer that, if consummated, would result in any person owning 25% or more of the combined voting power of GreenSky’s then-outstanding securities; or

•

merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving GreenSky pursuant to which such person or group (or the stockholders of any person) would acquire, directly or indirectly, 25% or more of the consolidated assets of GreenSky and its subsidiaries (based on the fair market value thereof, as determined in good faith by the GreenSky board or any duly authorized committee thereof) or securities representing 25% or more of the combined voting power of GreenSky’s then-outstanding securities or of the surviving entity in a merger, consolidation, share exchange or other business combination involving GreenSky or the resulting direct or indirect parent of GreenSky or such surviving entity.

For purposes of the merger agreement, “superior proposal” means any bona fide written takeover proposal that the GreenSky board or any duly authorized committee thereof has determined in its good faith judgment (i) would be more favorable to GreenSky stockholders than the transactions contemplated by the merger agreement and (ii) is reasonably capable of being completed, taking into account all legal, regulatory, financial, financing and other aspects of such proposal and of the merger agreement (provided, that for purposes of the definition of “superior proposal,” the references to “25%” in the definition of takeover proposal will be deemed to be references to “50%”).

Except as set forth in the merger agreement, the GreenSky board may not make an adverse recommendation change to its recommendation that GreenSky stockholders vote “FOR” the GreenSky merger proposal. Under the merger agreement, an “adverse recommendation change” will occur if the GreenSky board or any duly authorized committee thereof (a) withdraws (or modifies in a manner adverse to GS Group and GS Bank), or publicly proposes to withdraw (or modify in a manner adverse to GS Group and GS Bank), its recommendation or (b) recommends the approval or adoption of, or approves or adopts, or publicly proposes to recommend, approve or adopt, any takeover proposal.

Neither the GreenSky board nor any duly authorized committee thereof may execute or enter into (or cause or permit GreenSky or any of its subsidiaries, to execute or enter into) any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement providing for a takeover proposal, other than any acceptable confidentiality agreement.

Prior to obtaining approval of the GreenSky merger proposal by GreenSky stockholders, but not after, the GreenSky board or any duly authorized committee thereof may make an adverse recommendation change if the GreenSky board or any duly authorized committee thereof has determined in good faith, after consultation with its financial advisors and outside legal counsel:

•

where such adverse recommendation change is made in response to a takeover proposal, that such takeover proposal constitutes a superior proposal, provided that (a) GreenSky has given GS Group and GS Bank at least four business days’ prior written notice of its intention to take such action (which notice specifies the identity of the party making such superior proposal, the material terms thereof, and a copy of the then-existing draft of the definitive agreement providing for such superior proposal and any then-existing drafts of the other relevant transaction agreements), (b) GreenSky has negotiated, and has caused its representatives to negotiate, in good faith with GS Group and GS Bank during such notice period, to the extent GS Group and GS Bank wish to negotiate, to enable GS Group and GS Bank to propose in writing revisions to the terms of the merger agreement such that it would cause such superior proposal to no longer constitute a superior proposal and (c) following the end of such notice period, the GreenSky board or any duly authorized committee thereof has considered in good faith such revisions, and has determined that the superior proposal would continue to constitute a superior proposal if the proposed revisions to the merger agreement were to be given effect, provided that any material amendment to the terms of such takeover proposal (after having been initially determined by the GreenSky board or any duly authorized committee thereof to no longer constitute a superior proposal) will require a new notice to GS Group and GS Bank and a new notice period (except that such new notice period in connection with any such amendment must be for two business days from the time GreenSky receives such amendment); or

•

where such adverse recommendation change is not made in response to a takeover proposal, that a fact, circumstance, change, event, occurrence or effect that is material to GreenSky and its subsidiaries, taken as a whole, that occurred or arose after the date of the merger agreement and that was not known by, nor reasonably foreseeable to, the board of directors or any duly authorized committee thereof as of prior to the date of the merger agreement or, if known (or reasonably foreseeable) as of the date of the merger agreement, the consequences of which were not known to or reasonably foreseeable by the GreenSky board or any duly authorized committee thereof, which is referred to as an “intervening event,” has occurred and failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law; provided that none of the following will constitute or be considered in determining whether there has been an intervening event: (a) any change, in and of itself, in the market price or trading volume of GreenSky Class A common stock; (b) the fact that, in and of itself, GreenSky meets or exceeds internal or public projections or forecasts of revenues, earnings or other financial results for any period; or (c) the timing of certain regulatory authorizations, consents, orders, non-objections and approvals with governmental authorities, including the expiration or termination of any waiting periods under the HSR Act, the approval of the DFS and certain state licensing approvals (provided that, with respect to the foregoing clauses (a) and (b), the underlying reasons for such changes may constitute an intervening event).

The Special Meeting

Notwithstanding any adverse recommendation change but subject to applicable law and to the extent not prohibited by any order, judgment, injunction, ruling, writ or decree of any governmental authority, GreenSky has agreed to take all necessary actions in accordance with applicable law, the GreenSky charter, the GreenSky bylaws and the rules of NASDAQ to duly call, give notice of, convene and hold the special meeting, as soon as reasonably practicable after the registration statement of which this proxy statement/prospectus forms a part is declared effective by the SEC. Unless the GreenSky board has made an adverse recommendation change in accordance with the merger agreement, GreenSky has agreed to use its reasonable best efforts to obtain the approval of the GreenSky merger proposal by GreenSky stockholders at the special meeting or at any adjournment or postponement thereof, in each case, at which a vote on the GreenSky merger proposal is taken.

Efforts; Regulatory Matters

Subject to the terms and conditions of the merger agreement, each of the parties to the merger agreement has agreed to cooperate with the other parties and use (and cause their respective subsidiaries to use) its reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for in the merger agreement) to promptly (a) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to cause the conditions to closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner reasonably practicable, the transactions contemplated by the merger agreement, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, licenses, submissions of information, applications and other documents, (b) obtain all approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations from any governmental authority or third-party necessary, proper or advisable to consummate the transactions contemplated by the merger agreement, (c) execute and deliver any additional instruments necessary to consummate the transactions contemplated by the merger agreement and (d) defend or contest in good faith any legal or administrative proceeding, suit, investigation, arbitration or action brought by a third-party that could otherwise prevent or impede, interfere with, hinder or delay in any material respect the consummation of the transactions contemplated by the merger agreement.

Prior to the closing date, GreenSky will use reasonable best efforts (and GS Group and GS Bank will use reasonable best efforts to cooperate with GreenSky, as necessary) to obtain any consents or provide any notices required in connection with the transactions contemplated by the merger agreement under certain specified contracts, provided that neither GreenSky nor GS Group or GS Bank will be obligated to pay any consideration (other than consideration in a de minimis amount) to any third-party to whom such consent is requested.

GreenSky and GS Group agreed to use reasonable best efforts to (a) take all action necessary to ensure that no anti-takeover law is or becomes applicable to any of the transactions contemplated by the merger agreement and refrain from taking any actions that would cause the applicability of such laws, and (b) if the restrictions of any anti-takeover law become applicable to any of the transactions contemplated by the merger agreement, take all action necessary to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated by the merger agreement and otherwise lawfully minimize the effect of such anti-takeover laws on such transactions.

In addition, the parties to the merger agreement agreed to cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary filings, notices, petitions, statements, registrations, licenses, submissions of information, applications and other documents in respect of certain other regulatory authorizations, consents, orders, non-objections and approvals with governmental authorities, including the approval of the DFS and certain state licensing approvals, to use their reasonable best efforts to make such filings within 15 business days of the date of the merger agreement, and to obtain as promptly as practicable all approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations of the applicable governmental authorities in respect of such regulatory authorizations, consents, orders, non-objections and approvals with governmental authorities, including the approval of the DFS and certain state licensing approvals.

Each of the parties also agreed to file a notification and report form under the HSR Act with respect to the transactions contemplated by the merger agreement (which will request the early termination of any applicable waiting period) as promptly as reasonably practicable following the date of the merger agreement, and in any event within 10 days following the date thereof, and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to promptly take any and all steps necessary to avoid or eliminate each and every impediment and obtain (a) all consents under any antitrust laws that may be required by any foreign or U.S. federal, state or local governmental authority, in each case with competent jurisdiction, so as to enable the parties to the merger agreement to consummate the transactions contemplated by the merger agreement, and (b) certain other regulatory authorizations, consents, orders, non-objections and approvals with governmental authorities, including the approval of the DFS and certain state licensing approvals. GS Group and GS Bank agreed to promptly take all actions necessary to secure the expiration or termination of any applicable waiting period under the HSR Act or any other antitrust law and resolve any objections asserted with respect to the transactions contemplated by the merger agreement under the Federal Trade Commission Act or any other applicable law raised by any governmental authority, in order to prevent the entry of, or to have vacated, lifted, reversed or overturned, any judgment enacted, promulgated, issued, entered, amended or enforced by any governmental entity or any applicable law that would prevent, prohibit, restrict or delay the consummation of the transactions contemplated by the merger agreement.

GS Group and GS Bank will respond to and seek to resolve as promptly as reasonably practicable any objections asserted by any governmental authority related to the transactions contemplated by the merger agreement. GreenSky, GreenSky Holdings, GS Group, GS Bank, Merger Sub 1 and Merger Sub 2 and their respective affiliates will not take any action with the intention to, or that would reasonably be expected to, hinder or delay the expiration or termination of any waiting period under the HSR Act or the obtaining of approval of the FTC or the DOJ, as necessary, or certain other regulatory authorizations, consents, orders, non-objections and approvals with governmental authorities, including the approval of the DFS and certain state licensing approvals. Nothing in the merger agreement requires any party thereto to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon the closing. Neither GS Group nor GreenSky will commit to or agree with any governmental authority to stay, toll or extend any applicable waiting period under the HSR Act or any other antitrust laws or enter into a timing agreement with any governmental authority, without the prior written consent of the other party (such consent not to be unreasonably withheld, delayed or conditioned).

Subject to applicable law, each of the parties to the merger agreement agreed to use its reasonable best efforts to (a) cooperate in all respects with each other in connection with any filing or submission with a governmental authority in connection with the transactions contemplated by the merger agreement and in connection with any investigation or other inquiry by or before a governmental authority relating to the transactions, including any proceeding initiated by a private person, (b) keep the other parties informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the FTC, the DOJ or any other governmental authority and of any material communication received or given in connection with any proceeding by a private person, in each case regarding any of the transactions contemplated by the merger agreement, (c) to the extent reasonably practicable, consult with the other parties with respect to information relating to the other parties to the merger agreement and their respective subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third person or any governmental authority in connection with the transactions contemplated by the merger agreement, other than “4(c) documents” as that term is used in the rules and regulations under the HSR Act and (d) to the extent permitted by the FTC, the DOJ or such other applicable governmental authority or other person, give the other parties to the merger agreement the opportunity to attend and participate in such meetings and conferences.

Notwithstanding the foregoing or anything to the contrary contained in the merger agreement, nothing contained in the merger agreement will be deemed to require GS Group, GS Bank or any of their affiliates (or permit GreenSky or any of its subsidiaries, without GS Group’s prior written consent) to take any action, or commit to take any action, or agree to any condition or restriction in connection with the foregoing or with obtaining any permits, consents, clearances, orders, approvals, non-objections or authorizations in connection with the transactions contemplated by the merger agreement or otherwise that would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on GS Group and its subsidiaries, taken as a whole, or on GS Bank and its subsidiaries, taken as a whole (with materiality, for this purpose, measured on a scale relative to GreenSky and its subsidiaries, taken as a whole), which we refer to as a “materially burdensome regulatory condition.”

Indemnification and Insurance

The merger agreement provides that from and after the effective time, each of GS Group, GS Bank, Surviving LLC 1 and Surviving LLC 2 will, in each case to the fullest extent permitted by applicable law, (a) jointly and severally indemnify and hold harmless each current or former member, director, manager or officer of GreenSky or its subsidiaries and each other person who at the effective time is, or prior to the effective time was, indemnified or entitled to be indemnified by GreenSky or its subsidiaries pursuant to the GreenSky charter, the GreenSky bylaws and the organizational documents of such subsidiaries as in effect on the date of the merger agreement or in any agreement in existence as of the date of the merger agreement providing for indemnification or advancement of expenses between GreenSky or any of its subsidiaries and any such person with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including reasonable fees and expenses of legal counsel) in connection with any legal or administrative proceeding, suit, investigation, arbitration or action (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (i) the fact that such person is or was a member, director, manager, officer, employee or agent of GreenSky or such subsidiary or (ii) acts or omissions by such person in his or her capacity as a member, director, manager, officer, employee or agent of GreenSky or such subsidiary or taken at the request of GreenSky or such subsidiary (including in connection with serving at the request of GreenSky or such subsidiary as a representative of another person (including any employee benefit plan)), in each case of (i) or (ii), at, or at any time prior to, the effective time (including any legal or administrative proceeding, suit, investigation, arbitration or action relating in whole or in part to the transactions contemplated by the merger agreement or relating to the enforcement of the indemnification provisions of the merger agreement or any other indemnification or expense advancement right of any such person), and (b) assume (in the case of Surviving LLC 1 and Surviving LLC 2, in the mergers without any further action) all obligations of GreenSky and such subsidiaries to such persons in respect of indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the effective time as provided in the GreenSky charter, the GreenSky bylaws and the organizational documents of such subsidiaries as in effect on the date of the merger agreement or in any agreement in existence as of the date of the merger agreement providing for indemnification or advancement of expenses between GreenSky and its subsidiaries and any such person.

GS Group and GS Bank, from and after the effective time, will cause, unless otherwise required by law, the certificate of formation and the limited liability company agreement of Surviving LLC 1 and the organizational documents of its subsidiaries to contain provisions no less favorable to such persons with respect to limitation of liabilities, indemnification and exculpation, in each case, of members, managers, directors and officers than are set forth as of the date of the merger agreement in the GreenSky charter and the GreenSky bylaws and the organizational documents of such subsidiaries as in effect on the date of the merger agreement, which provisions may not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of such persons. In addition, from the effective time, GS Group and GS Bank will, and will cause Surviving LLC 1 and Surviving LLC 2 to, without requiring a preliminary determination of entitlement to indemnification, advance any expenses (including reasonable fees and expenses of legal counsel) of any such indemnified person under the merger agreement (including in connection with enforcing the indemnity and other obligations referred to in the merger agreement) as incurred to the fullest extent permitted under applicable law; provided that any such indemnified person to whom expenses are advanced provides an undertaking by or on behalf of such indemnified person to repay such amount if it shall be ultimately determined that such indemnified person is not entitled to be indemnified by GreenSky as authorized by the merger agreement.

The merger agreement requires Surviving LLC 1 to maintain, for a period of six years, subject to certain extensions, commencing immediately after the effective time, GreenSky’s current directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the effective time with respect to those individuals who are currently (and any additional individuals who prior to the effective time become) covered by GreenSky’s directors’ and officers’ liability insurance policies on terms and scope with respect to such coverage, and in amount, no less favorable to such individuals than those of such policy in effect on the date of the merger agreement (or GS Group may substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to matters existing or occurring prior to the effective time, including a “tail” policy); provided, however, that prior to the effective time, GreenSky will use its commercially reasonable efforts to purchase a six-year prepaid “tail” policy on terms and conditions providing at least substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by GreenSky and its subsidiaries with respect to matters existing or occurring prior to the effective time, covering, without limitation, the transactions contemplated by the merger agreement. The costs of such policy must not exceed, and in no event will Surviving LLC 1 be obligated to expend, on an annual basis, an amount in excess of 300% of the aggregate annual premium paid by GreenSky for any such insurance contemplated by the merger agreement (which we refer to as the “premium cap”), and if such premiums for such insurance would at any time exceed the premium cap, then GreenSky or Surviving LLC 1, as applicable, will purchase, and Surviving LLC 1 will cause to be maintained, policies of insurance which, in Surviving LLC 1’s good faith determination, provide the maximum coverage available at an annual premium equal to the premium cap.

The obligations of GS Group, GS Bank, Surviving LLC 1 and Surviving LLC 2 with respect to indemnification under the merger agreement will not be terminated or modified in such a manner as to adversely affect the rights of any indemnifiable party to whom such provisions apply unless (x) such termination or modification is required by applicable law or (y) the affected indemnifiable party shall have consented in writing to such termination or modification.

In the event that (i) GS Group, GS Bank, Surviving LLC 1, Surviving LLC 2 or any of their respective successors or assigns (A) consolidates with or merges into any other entity and is not the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers or conveys all or substantially all of its properties and assets to any entity, or (ii) GS Group, GS Bank or any of their respective successors or assigns dissolves Surviving LLC 1 or Surviving LLC 2, then, and in each such case, proper provision shall be made so that the successors and assigns of GS Group, GS Bank, Surviving LLC 1 or Surviving LLC 2 will assume all of the obligations thereof with respect to indemnification set forth in the merger agreement.

Employee Matters

Except as otherwise agreed among the parties, for a period of not less than one year following the effective time, GS Group will, and will cause Surviving LLC 1, Surviving LLC 2 and their respective subsidiaries to, provide continuing employees of GreenSky and its subsidiaries with (a) a base salary or wage rate and bonus and other short-term incentive opportunities that are no less favorable, in each case, than those in effect immediately prior to the effective time (excluding any special, one-time, retention, change in control or other bonus related to the transactions contemplated by the merger agreement), (b) long-term incentive opportunities that are substantially comparable to those provided to similarly-situated employees of GS Bank and its affiliates and (c) employee benefits (excluding base salary, wage rate and bonus and other short-term incentive opportunities and long-term incentive opportunities, but including severance benefits) that are substantially comparable in the aggregate to those provided to such continuing employees immediately prior to the effective time (provided that each continuing employee of GreenSky and its subsidiaries will participate in the applicable GS Group severance plan or policy following the closing on the same terms and conditions as other similarly situated employees of GS Group and its affiliates (subject to severance benefits applicable to certain employees of GreenSky and its subsidiaries pursuant to GreenSky benefit plans in effect at the effective time), and will receive service credit pursuant to the merger agreement for purposes of determining benefits under such plan or policy).

With respect to any employee benefit plans of GS Group, GS Bank, Surviving LLC 1, Surviving LLC 2 and their respective subsidiaries in which any continuing employees of GreenSky or its subsidiaries are eligible to participate on or after the effective time, for the purposes of determining eligibility to participate, level of benefits, vesting and benefit accruals, each such continuing employee’s service with GreenSky or any of its subsidiaries (and applicable predecessor entity) will be treated as service with GS Group, GS Bank, Surviving LLC 1, Surviving LLC 2 and their respective subsidiaries, as applicable (except to the extent such recognition would result in duplication of benefits).

GS Group and GS Bank will, or will cause Surviving LLC 1, Surviving LLC 2 and their respective subsidiaries to, (a) waive or cause to be waived any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan for which continuing employees and their eligible dependents will be eligible to participate except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable GreenSky benefit plan immediately prior to the effective time; and (b) recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by each continuing employee of GreenSky and its subsidiaries (and eligible dependents) during the calendar year in which the effective time occurs for satisfaction of the deductible and co-payment limitations under the relevant welfare benefit plans in such year (provided that such expenses were recognized under the GreenSky welfare benefit plan in which the applicable continuing employee participated immediately prior to the effective time).

GS Group will, or will cause one of its affiliates to, honor in accordance with their terms all GreenSky benefit plans in effect at the effective time. GS Group and GreenSky have acknowledged in the merger agreement that a “change in control” or “change of control” (or other term of similar import) within the meaning of any GreenSky benefit plan will occur as a result of the consummation of the transactions contemplated by the merger agreement.

If requested in writing by GS Group in writing no later than 20 business days prior to the effective time, GreenSky will cause the GreenSky, LLC 401(k) Plan to be terminated effective immediately prior to the effective time, and GreenSky will provide GS Group with evidence that the GreenSky, LLC 401(k) Plan has been terminated, with the form and substance of such termination documents subject to review and comment by GS Group (which comments will be considered in good faith by GreenSky). To the extent the GreenSky, LLC 401(k) Plan is terminated pursuant to GS Group’s request, the continuing employees will be eligible to participate in a 401(k) plan maintained by GS Group, and such continuing employees will be entitled to effect a direct rollover of any eligible rollovers, including with respect to notes corresponding to loans, to such 401(k) plan maintained by GS Group.

Certain Tax Matters

GreenSky, GS Group, GreenSky Holdings, Merger Sub 1 and Merger Sub 2 agree not to knowingly take or agree to any action that would, or fail to take any action the omission of which would, reasonably be expected to prevent or impede the company merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes.

Holders of Common Units will continue to receive quarterly tax distributions with respect to taxable income allocated to such holders of Common Units as well as an estimated tax distribution at closing with respect to any taxable income allocated to such holders of Common Units for which a prior tax distribution was not made, in each case, determined in accordance with the applicable terms of the GreenSky Holdings operating agreement. Holders of Common Units will also receive an additional “true-up” payment from GS Group no later than 10 business days after the due date for the GreenSky Holdings tax return for the pre-closing taxable period to the extent the estimated tax distribution at closing was less than the final amount of the distribution that would be due under the GreenSky Holdings operating agreement.

Certain Additional Covenants

The merger agreement also contains additional covenants, including, among others, (a) covenants relating to the preparation and filing of this proxy statement/prospectus; (b) access to information and confidentiality; (c) actions to be taken by GS Group with respect to the listing on the NYSE of shares of GS Group common stock to be issued in connection with the mergers and actions to be taken by GreenSky regarding the delisting of shares of GreenSky Class A common stock from the NASDAQ and termination of registration under the Exchange Act; (d) coordination with respect to litigation relating to the mergers; (e) public announcements with respect to the transactions contemplated by the merger agreement; (f) the formation of Merger Sub 1 and Merger Sub 2; (g) the establishment of a steering committee for the conversion and onboarding of the business of GreenSky and its subsidiaries to the systems and facilities of GS Group and its affiliates; and (h) the treatment of GreenSky’s credit facilities.

Conditions to the Mergers

Each party’s obligations to effect the mergers are subject to the satisfaction (or waiver, if permissible under applicable law) on or prior to the closing date of certain conditions, including:

•	no order, judgment, injunction, ruling, writ or decree of any governmental authority or any applicable law will be in effect enjoining or otherwise prohibiting consummation of the mergers;

•

certain regulatory authorizations, consents, orders, non-objections and approvals with governmental authorities, including the approval of the DFS and certain state licensing approvals, have been obtained, and the waiting period (and any extension thereof) applicable to the consummation of the mergers under the HSR Act will have expired or early termination thereof will have been granted, provided that, in each case, no materially burdensome regulatory condition (as described in “—Efforts; Regulatory Matters” above) has been imposed in connection with any of the foregoing approvals or consents and not withdrawn;

•

approval of the merger agreement by the affirmative vote of at least a majority of the voting power of outstanding shares of GreenSky common stock entitled to vote thereon, and by the affirmative vote of the unitholders holding a majority of the outstanding Common Units (the latter of which was obtained immediately following the execution and delivery of the merger agreement);

•

the registration statement of which this proxy statement/prospectus forms a part having been declared effective by the SEC and not the subject of any stop order or any pending or threatened in writing proceedings seeking a stop order;

•	the shares of GS Group common stock to be issued in the mergers having been authorized for listing on the NYSE, upon official notice of issuance;

•

the accuracy of the representations and warranties of the other party contained in the merger agreement, generally as of the date on which the merger agreement was entered into and as of the closing date, subject to the materiality standards provided in the merger agreement (and the receipt by each party of a certificate signed on behalf of the other party by an executive officer to such effect); and

•

the performance by the other party in all material respects of the obligations, covenants and agreements required to be performed by it under the merger agreement at or prior to the closing date (and the receipt by each party of a certificate signed on behalf of the other party by an executive officer to such effect).

In addition, the obligations of GS Group, GS Bank, Merger Sub 1 and Merger Sub 2 to effect the mergers are subject to the tax receivable agreement, as amended by the tax receivable agreement amendment, having not have been further amended or otherwise modified and being in full force and effect and binding on each party thereto as of the closing.

Termination of the Merger Agreement

The merger agreement can be terminated at any time prior to consummation of the mergers in the following circumstances:

•	by mutual written consent of GreenSky and GS Group;

•	by GreenSky or GS Group:

•

if the mergers have not been consummated on or before April 15, 2022, which we refer to as the “outside date,” provided that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained in the merger agreement;

•

if there is an order, judgment, injunction, ruling, writ or decree of any governmental authority or any applicable law will be in effect enjoining or otherwise prohibiting consummation of the mergers in effect that has become final and nonappealable (provided that the terminating party has used the required efforts to prevent the entry of and to remove such order, judgment, injunction, ruling, writ or decree in accordance with its obligations under the merger agreement);

•

if approval of the GreenSky merger proposal by GreenSky stockholders was not obtained at the special meeting or any adjournment or postponement thereof, in each case, at which a vote on the GreenSky merger proposal was taken;

•

if (a) GS Group, GS Bank, Merger Sub 1 or Merger Sub 2, for termination by GreenSky, or (b) GreenSky or GreenSky Holdings, for termination by GS Group, has breached its representations or warranties or failed to perform any of its covenants or agreements in the merger agreement, which breach or failure to perform would give rise to the failure of a condition to consummation of the merger of the terminating party and which is not cured within the earlier of the outside date or 60 days following written notice to the party committing such breach, or by its nature or timing cannot be cured during such period; or

•	by GS Group if the GreenSky board or any duly authorized committee thereof has made an adverse recommendation change.

Termination Fee

GreenSky will be required to pay GS Group a termination fee of $75 million if the merger agreement is terminated in either of the following circumstances, provided that none of GS Group, GS Bank, Merger Sub 1 or Merger Sub 2 is then in material breach of its representations, warranties, covenants or agreements under the merger agreement such that the closing conditions applicable to such parties would not be satisfied as of the date of termination:

•

in the event that, after the date of the merger agreement a bona fide takeover proposal has been publicly made, proposed or communicated (and not withdrawn) and thereafter (a) the merger agreement is terminated by either GreenSky or GS Group because either (i) the mergers have not been consummated prior to the outside date or (ii) GreenSky has failed to obtain the approval of the GreenSky merger proposal by GreenSky stockholders at the special meeting or any adjournment or postponement thereof, in each case, at which a vote on the GreenSky merger proposal was taken, and (b) within twelve months after the date of such termination, GreenSky enters into a definitive agreement (other than an acceptable confidentiality agreement) in respect of a takeover proposal that is subsequently consummated or consummates a takeover proposal (provided, that for purposes of the foregoing, all references in the definition of takeover proposal to “25%” will instead refer to “50%”); or

•

in the event that the merger agreement is terminated (a) by GS Group following an adverse recommendation change by the GreenSky board or any committee thereof or (b) by either GreenSky or GS Group if (i) GreenSky has failed to obtain the approval of the GreenSky merger proposal by GreenSky stockholders at the special meeting or any adjournment or postponement thereof, in each case, at which a vote on the GreenSky merger proposal was taken and (ii) the GreenSky board or any duly authorized committee thereof has made an adverse recommendation change.

Effect of Termination

If the merger agreement is terminated, written notice thereof will be given to the other party or parties to the merger agreement, specifying the provisions of the merger agreement pursuant to which such termination is made, and the merger agreement will become null and void, except that (a) GS Group, GS Bank, Merger Sub 1, Merger Sub 2, GreenSky and GreenSky Holdings will each remain liable for any liabilities or damages resulting from a knowing and intentional breach of the merger agreement or intentional fraud, (b) GreenSky will remain liable for the termination fee as described in “—Termination Fee” above, if applicable, and (c) designated provisions of the merger agreement and the confidentiality agreement between the parties will survive the termination.

Amendment

Subject to compliance with applicable law, the merger agreement may be amended by the parties thereto at any time before the effective time; provided, that (a) after the approval of the GreenSky merger proposal by GreenSky stockholders, there may not be, without further approval of such GreenSky stockholders, any amendment of the merger agreement that requires further approval by GreenSky stockholders, and (b) after the approval of the merger agreement and the transactions contemplated thereunder by the holders of Common Units, there may not be, without further approval of such holders of Common Units, any amendment of the merger agreement that requires further approval under applicable law, in each case, without such approval.

Extension of Time

At any time prior to the effective time, GS Group and GreenSky may, subject to applicable law, (a) waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or any document delivered thereunder, (b) extend the time for the performance of any of the obligations or acts of the other party or (c) waive compliance by the other party with any of the agreements or satisfaction of any conditions contained in the merger agreement, provided that after any approval of the GreenSky merger proposal by GreenSky stockholders, or after any approval of the merger agreement and the transactions contemplated thereunder by the holders of Common Units, there may not be, without further approval of such GreenSky stockholders or holders of Common Units, as applicable, any extension or waiver of the merger agreement or any portion thereof that requires further approval under applicable law. Any agreement on the part of a party to any extension or waiver must be in writing and signed on behalf of such party.

Fees and Expenses

Whether or not the mergers are consummated, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring or required to incur such fees or expenses, except as otherwise expressly set forth in the merger agreement.

Governing Law

The merger agreement is governed by, and will be construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that state, regardless of the laws that might otherwise govern under any applicable conflicts of law principles.

Specific Enforcement

The parties to the merger agreement agreed that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur if any provision of the merger agreement were not performed in accordance with the specific terms thereof or is otherwise breached and, accordingly, that the parties will be entitled to specific performance of the terms of the merger agreement, including an injunction or injunctions or other equitable relief to prevent breaches of the merger agreement or to enforce specifically the performance of the terms and provisions thereof (including the parties’ obligation to consummate the mergers) in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any legal or administrative proceeding, suit, investigation, arbitration or action, any state or federal court within the State of Delaware), in addition to any other remedy to which they are entitled at law or in equity. The parties further agreed to waive any requirement for the securing or posting of any bond in connection with such remedy and not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law.

If, prior to the outside date, any party to the merger agreement brings any action, in each case, in accordance with the merger agreement, to enforce specifically the performance of the terms and provisions thereof by any other party, the outside date will automatically be extended (a) for the period during which such action is pending, plus 20 business days or (b) by such other time period established by the court presiding over such action, as the case may be.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the material United States federal income tax consequences of (a) the company merger to U.S. holders (as defined below) of GreenSky Class A common stock who exchange their GreenSky Class A common stock for shares of GS Group common stock (and cash in lieu of fractional shares of GS Group common stock, if any) pursuant to the company merger, (b) the Holdings merger to U.S. holders of Common Units who exchange their Common Units for shares of GS Group common stock (and cash in lieu of fractional shares of GS Group common stock, if any) pursuant to the Holdings merger, and (c) the ownership and disposition of GS Group common stock that U.S. holders receive upon the consummation of the mergers. This discussion is based on the provisions of the Code, the U.S. Treasury Regulations promulgated thereunder and judicial and administrative rulings, all as in effect as of the date hereof and all of which are subject to change or varying interpretation, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth herein. This discussion is intended to provide only a general summary of the material U.S. federal income tax consequences of the mergers to GreenSky stockholders and holders of Common Units and ownership and disposition of GS Group common stock received in the mergers; it is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences of the mergers and ownership and disposition of GS Group common stock received in the mergers.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of GreenSky Class A common stock or Common Units, as applicable, that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•

a trust if (a) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds GreenSky Class A common stock or Common Units, the tax treatment of a partner in such partnership generally will depend on the status of the partner and activities of the partnership. Holders that are partners of a partnership holding GreenSky Class A common stock or Common Units, as applicable, should consult their own tax advisors.

This discussion assumes that GreenSky stockholders and holders of Common Units hold their GreenSky Class A common stock and Common Units, as applicable, as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a GreenSky stockholder or GreenSky Holdings unitholder in light of such holder’s particular circumstances, nor does it discuss the special considerations applicable to GreenSky stockholders or holders of Common Units subject to special treatment under the U.S. federal income tax laws, such as, for example, financial institutions or broker-dealers, mutual funds, tax-exempt organizations, insurance companies, dealers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting, controlled foreign corporations, passive foreign investment companies, U.S. expatriates, holders who acquired their GreenSky Class A common stock or Common Units through the exercise of options or otherwise as compensation, holders who hold their GreenSky Class A common stock or Common Units, as applicable, as part of a hedge, straddle, constructive sale or conversion transaction, U.S. holders whose functional currency is not the U.S. dollar, and holders who own or have owned (directly, indirectly or constructively) 5% or more (by vote or value) of GreenSky’s stock or GreenSky Holdings’ Common Units, as applicable. This discussion does not address any tax consequences arising under the Medicare contribution tax, nor does it address any aspect of foreign, state, local, alternative minimum, estate, gift or other tax law that may be applicable to a holder.

Neither GS Group nor GreenSky has obtained or will obtain a ruling from the IRS regarding the U.S. federal income tax consequences of the mergers. Accordingly, there is no assurance that the IRS will not take a contrary position regarding the tax consequences described in this discussion, or that any such contrary position would not be sustained.

All GreenSky stockholders and holders of Common Units should consult their own tax advisors to determine the particular tax consequences to them in light of their particular circumstances, including the applicability and effect of the alternative minimum tax and any U.S. federal, U.S. state or local, non-U.S. or other tax laws and of potential changes in such laws.

Tax Consequences of the Company Merger

Based on representations as to the company merger and the facts related thereto delivered to each of Cravath and S&C from each of GreenSky and GS Group, it is the opinion of Cravath and S&C that the company merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code (a “Reorganization”). Accordingly, the exchange of GreenSky Class A common stock for shares of GS Group common stock should be tax-free to U.S. holders, except with respect to any cash received in lieu of fractional shares of GS Group common stock (as discussed below). A U.S. holder’s aggregate tax basis in GS Group common stock received in the company merger should equal such U.S. holder’s aggregate adjusted tax basis in the GreenSky Class A common stock exchanged therefor, less any basis attributable to fractional shares sold for cash, as discussed below. A U.S. holder’s holding period for GS Group common stock received in the company merger should include the U.S. holder’s holding period in respect of the GreenSky Class A common stock exchanged for such GS Group common stock.

If a U.S. holder of GreenSky Class A common stock acquired different blocks of GreenSky Class A common stock at different times or at different prices, such U.S. holder’s basis and holding period in its shares of GS Group common stock may be determined separately with reference to each block of GreenSky Class A common stock. Any such U.S. holder should consult its tax advisor regarding the tax bases and holding periods of the particular shares of GS Group common stock received in the company merger.

The receipt of cash in lieu of fractional shares of GS Group common stock generally will be treated as if the U.S. holder received the fractional share of GS Group common stock, with the consequences described in the first paragraph of this section, and then sold such fractional share of GS Group common stock for the applicable amount of cash. Accordingly, the U.S. holder should recognize gain or loss equal to the difference between the amount of cash received and such U.S. holder’s basis in the fractional share of such common stock. Such gain or loss generally will be capital gain or loss, which is taxed at preferential rates with respect to a non-corporate U.S. holder that has a holding period greater than one year.

As discussed above, the parties’ tax counsels are of the opinion that the company merger should qualify as a Reorganization. As described above in the section entitled “The Merger Agreement—Certain Tax Matters,” beginning on page 121 of this proxy statement/prospectus the parties will not knowingly take or fail to take any action that would reasonably be expected to prevent or impede the company merger from such qualification. However, such opinions are not binding on the IRS or any court, nor is the receipt of further opinions a condition to the closing. If it is determined that the company merger does not qualify as a Reorganization, the company merger would be a taxable transaction to GreenSky stockholders for U.S. federal income tax purposes. In that case, a U.S. holder would generally recognize capital gain or loss measured by the difference between (a) the sum of (i) the fair market value (in U.S. dollars) of GS Group common stock received in exchange for such U.S. holder’s GreenSky Class A common stock and (ii) any cash received in lieu of fractional shares of GS Group common stock, and (b) such U.S. holder’s basis in the shares of GreenSky Class A common stock it holds. Such capital gain or loss would be long-term capital gain or loss if, at the time of the exchange, such U.S. holder’s holding period in its GreenSky Class A common stock was greater than one year. A U.S. holder’s tax basis in shares of GS Group common stock received in the company merger would be the fair market value (in U.S.

dollars) of those shares on the date such U.S. holder received them. The U.S. holder’s holding period for shares of GS Group common stock received in the company merger would begin on the day after the date such U.S. holder received such shares.

Tax Consequences of the Holdings Merger

Tax Characterization of the Holdings Merger

The exchange of Common Units for shares of GS Group common stock (and cash in lieu of fractional shares of GS Group common stock, if any) in the Holdings merger will be a taxable sale of a U.S. holder’s Common Units in exchange for shares of GS Group common stock (and any cash received in lieu of fractional shares of GS Group common stock).

Amount and Character of Gain or Loss Recognized

A U.S. holder of Common Units who receives GS Group common stock (and cash in lieu of fractional shares of GS Group common stock, if any) in exchange for Common Units pursuant to the Holdings merger will recognize gain or loss in an amount equal to the difference between (a) the sum of (x) the fair market value of the GS Group common stock received, (y) any cash received (including any cash in lieu of fractional shares of GS Group common stock) and (z) such U.S. holder’s share of Holdings’ liabilities immediately prior to the Holdings merger and (b) such U.S. holder’s adjusted tax basis in the Common Units exchanged therefor (which will include such U.S. holder’s share of Holdings’ liabilities immediately prior to the Holdings merger).

Such gain or loss will generally be capital gain or loss. However, a portion of such gain or loss, which portion could be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” (each as defined in the Code) owned by Holdings and its subsidiaries. Ordinary income attributable to unrealized receivables (including depreciation recapture) and inventory items may exceed any net taxable gain realized by a U.S. holder of Common Units in connection with the Holdings merger and may be recognized even if there is a net taxable loss realized by such U.S. holder in connection with the Holdings merger. Consequently, a U.S. holder may recognize both ordinary income and capital loss upon the exchange of Common Units in connection with the Holdings merger. Capital gain or loss recognized by a U.S. holder of Common Units will generally be long-term capital gain or loss if the U.S. holder’s holding period for its Common Units is more than one year as of the effective time of the Holdings merger. Long-term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at reduced rates. The deductibility of capital losses is subject to limitation. Passive losses that were not deductible by a U.S. holder in prior taxable periods because they exceeded the U.S. holder’s share of Holdings’ income generally can be deducted in full upon the U.S. holder’s taxable disposition of its entire investment in Holdings pursuant to the Holdings merger.

The amount of gain or loss recognized by a U.S. holder in the Holdings merger will vary depending on the U.S. holder’s particular situation, including the adjusted tax basis of the Common Units exchanged by the U.S. holder in the Holdings merger, and the amount of any suspended passive losses that may be available to the U.S. holder to offset a portion of the gain recognized by it. Each U.S. holder is strongly urged to consult its own tax advisor with respect to the specific tax consequences of the Holdings merger to such holder, taking into account its own particular circumstances.

Tax Basis and Holding Period in GS Group Common Stock Received in the Holdings Merger

A U.S. holder’s tax basis in the GS Group common stock received in the Holdings merger will equal the fair market value of such GS Group common stock on the date of the Holdings merger. A U.S. holder’s holding period in the GS Group common stock received in the Holdings merger will begin on the day after the date of the Holdings merger.

Pre-Closing Partnership Items of Income, Gain, Loss and Deduction

U.S. holders of Common Units will continue to be allocated their share of Holdings’ items of income, gain, loss and deduction for any pre-closing taxable period of Holdings, including the taxable period ending on the date of the effectiveness of the Holdings merger. These allocations will be made in accordance with the terms of the GreenSky Holdings operating agreement. A U.S. holder will be subject to U.S. federal income tax on any such allocated income and gain. Any such income and gain allocated to a U.S. holder will increase the U.S. holder’s tax basis in its Common Units and, therefore, will reduce the gain, or increase the loss, recognized by such U.S. holder resulting from the Holdings merger. Any losses or deductions allocated to a U.S. holder will decrease the U.S. holder’s tax basis in its Common Units and, therefore, will increase the gain, or reduce the loss, recognized by such U.S. holder resulting from the Holdings merger.

U.S. holders of Common Units will continue to receive quarterly tax distributions with respect to taxable income allocated to them as well as an estimated tax distribution at closing with respect to any taxable income allocated to them for which a prior tax distribution was not made, in each case, determined in accordance with the applicable terms of the GreenSky Holdings operating agreement. Any such distributions will generally reduce the U.S. holder’s tax basis in its Common Units. U.S. holders of Common Units will also receive an additional “true-up” payment from GS Group no later than 10 business days after the due date for the GreenSky Holdings tax return for the pre-closing taxable period to the extent the estimated tax distribution at closing was less than the final amount of the distribution that would be due under the GreenSky Holdings operating agreement. U.S. holders of Common Units should consult their own tax advisors regarding the U.S. federal income tax treatment of these payments. For the avoidance of doubt, there will not be any further obligations under the GreenSky Holdings operating agreement or the merger agreement to make payments to U.S. holders of Common Units with respect to taxes imposed on them as a result of their ownership of Common Units, including with respect to taxes imposed as a result of an audit.

Ownership of GS Group Common Stock Received in the Mergers

Distributions on GS Group Common Stock

Distributions, if any, paid on GS Group common stock generally will be treated as dividends to the extent of GS Group’s current or accumulated earnings and profits. Dividends paid to a non-corporate U.S. holder that constitute qualified dividend income will be taxable at preferential rates applicable to long-term capital gains so long as the holder holds the GS Group common stock for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and meets other holding period requirements. Dividends paid with respect to GS Group common stock will generally be qualified dividend income, provided the holding period requirements in the previous sentence are satisfied. In addition, dividends paid to corporate U.S. holders may qualify for the dividends received deduction if the holder meets certain holding period and other requirements. Distributions in excess of GS Group’s current and accumulated earnings and profits will be treated as a return of capital to the extent of a U.S. holder’s basis in GS Group common stock and thereafter as capital gain.

Sale or Other Disposition of GS Group Common Stock

A U.S. holder that sells or otherwise disposes of GS Group common stock will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between the amount that the U.S. holder realizes and the U.S. holder’s tax basis in those shares. Capital gain of a non-corporate U.S. holder is taxed at preferential rates when the holder has a holding period greater than one year. The deduction of capital losses is subject to limitations.

Backup Withholding and Information Reporting

A U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding (at a rate of 24%) with respect to certain amounts that it receives in the mergers, unless such holder properly establishes an exemption or provides its correct tax identification number and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a payee’s U.S. federal income tax liability, if any, so long as such payee furnishes the required information to the IRS in a timely manner.

INFORMATION ABOUT THE GREENSKY SPECIAL MEETING

Date, Time and Place

The special meeting will be held on December 10, 2021, at 10:00 a.m., Eastern Time, and will be conducted completely online via the internet. GreenSky stockholders may attend and participate in the special meeting by visiting the special meeting website at www.virtualshareholdermeeting.com/GSKY2021SM. There will be no physical location for the special meeting. To access the special meeting, you will need the 16-digit control number included on your proxy card or voting instruction form.

We encourage you to access the special meeting before the start time of 10:00 a.m., Eastern Time. Please allow ample time for online check-in, which will begin at 9:45 a.m., Eastern Time.

GreenSky stockholders who participate in the special meeting via the special meeting website will be considered to have attended the special meeting “in person,” as such term is used in this proxy statement/prospectus, including for purposes of determining a quorum and counting votes.

GreenSky stockholders of record will need the 16-digit control number found on their proxy card in order to access the special meeting website. If you hold your shares through a bank, broker, trustee or other nominee in “street name,” you will need the 16-digit control number found on the voting instruction form provided by your bank, broker, trustee or other nominee in order to attend and vote at the special meeting via the special meeting website.

By conducting the special meeting completely online via the internet, GreenSky is eliminating many of the costs associated with a physical meeting. In addition, GreenSky believes that a virtual meeting will provide greater access to those GreenSky stockholders who want to attend, will improve GreenSky’s ability to communicate more effectively with its stockholders during the special meeting, and will eliminate the health risks associated with an in-person meeting in light of the ongoing COVID-19 pandemic.

Purpose of the Special Meeting

At the special meeting, GreenSky stockholders will be asked to consider and vote on (i) the GreenSky merger proposal, (ii) the non-binding compensation proposal and (iii) the adjournment proposal.

The approval of the GreenSky merger proposal is a condition to closing under the merger agreement, as the holders of a majority of the voting power of the outstanding shares of GreenSky common stock entitled to vote thereon must adopt the merger agreement in order for the mergers to occur. If GreenSky stockholders fail to adopt the merger agreement, the mergers will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus, and you are encouraged to read the merger agreement carefully and in its entirety. For a detailed discussion of the closing conditions of the mergers, see the section entitled “The Merger Agreement—Conditions to the Mergers” beginning on page 121 of this proxy statement/prospectus.

Recommendation of the GreenSky Board of Directors

The GreenSky board carefully reviewed and considered the terms and conditions of the merger agreement, including the mergers and the other transactions contemplated thereby. The GreenSky board, acting on the unanimous recommendation of the GreenSky special committee, (i) determined that it was in the best interests of GreenSky and its stockholders and declared it advisable that GreenSky enter into the merger agreement and other related agreements and consummate the transactions contemplated thereby, (ii) approved and adopted the merger agreement and other related agreements, (iii) resolved to recommend that GreenSky stockholders vote for the adoption of the merger agreement and (iv) directed that the merger agreement and the transactions contemplated thereby be submitted to GreenSky stockholders for adoption.

Accordingly, the GreenSky board, acting on the unanimous recommendation of the GreenSky special committee, recommends that holders of GreenSky common stock vote (i) “FOR” the GreenSky merger proposal, (ii) “FOR” the non-binding compensation proposal and (iii) “FOR” the adjournment proposal.

For a discussion of the factors that the GreenSky board considered in determining to recommend the adoption of the merger agreement, please see the section entitled “The Mergers—GreenSky’s Reasons for the Mergers; Recommendation of the GreenSky Board of Directors” beginning on page 67 of this proxy statement/prospectus. In addition, in considering the recommendation of the GreenSky board with respect to the merger agreement, you should be aware that some of GreenSky’s directors and executive officers have interests that may be different from, or in addition to, the interests of the GreenSky stockholders generally. Please see the section of this proxy statement/prospectus entitled “The Mergers—Interests of GreenSky’s Directors and Executive Officers in the Mergers” beginning on page 94.

There are certain risks associated with the mergers. Please see the section entitled “Risk Factors” beginning on page 30 of this proxy statement/prospectus for more information regarding such risks. GreenSky stockholders should read carefully this proxy statement/prospectus, including the attached annexes and any documents incorporated by reference, in its entirety for more detailed information concerning the mergers. In particular, GreenSky stockholders are directed to the merger agreement, which is attached as Annex A to this proxy statement/prospectus.

Record Date; Outstanding Shares; Shares Entitled to Vote

GreenSky has set the close of business on November 2, 2021 as the record date for the special meeting, and only holders of record of GreenSky Class A common stock and GreenSky Class B common stock on the record date are entitled to vote at the special meeting. As of close of business on the record date, there were 184,233,171 shares of GreenSky common stock outstanding, consisting of 92,135,984 shares of GreenSky Class A common stock and 92,097,187 shares of GreenSky Class B common stock. GreenSky Class A common stock and GreenSky Class B common stock will vote together as a single class on all matters described in this proxy statement/prospectus for which your vote is being solicited. On each matter properly brought before the special meeting, each holder of GreenSky Class A common stock is entitled to one vote per share of GreenSky Class A common stock and each holder of GreenSky Class B common stock is entitled to ten votes per share of GreenSky Class B common stock, in each case, held of record as of the record date. GreenSky common stock is the only security the holders of which are entitled to notice of, and to vote at, the special meeting.

Some GreenSky stockholders hold their shares through a bank, broker, trustee or other nominee rather than directly in their own name.

Stockholder of Record. If, as of the record date, shares of GreenSky common stock are registered directly in your name with GreenSky’s transfer agent, Continental Stock Transfer & Trust Company, then you are considered, with respect to those shares, the “stockholder of record.” As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card to vote live in person at the special meeting.

Beneficial Owner. If, as of the record date, shares of GreenSky common stock are held in a brokerage account or by a broker, bank, trustee or other nominee, then you are considered the “beneficial owner” of those shares that are held in “street name.” As the beneficial owner of those shares, you have the right to direct your bank, broker, trustee or other nominee how to vote, and you also are invited to attend the special meeting. However, because a beneficial owner is not the stockholder of record, you may not vote these shares live in person at the special meeting unless you obtain a “legal proxy” from the bank, broker, trustee or other nominee that holds your shares, giving you the right to vote the shares live in person at the special meeting.

Quorum, Abstentions and Broker Non-Votes

The holders of a majority of the votes entitled to be cast by the GreenSky stockholders entitled to vote at the special meeting, present in person or represented by proxy, constitutes a quorum for the purposes of the special meeting.

“Attending non-votes” or shares for which a GreenSky stockholder directs an “abstention” from voting, will each be counted for purposes of determining a quorum. “Attending non-votes” are shares of GreenSky common stock represented at the special meeting by attendance via the special meeting website that are entitled to vote at the special meeting have not previously voted and are not voted at the special meeting.

Brokers who hold shares in street name for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that are “non-routine” without specific instructions from the beneficial owner. “Broker non-votes” occur when shares held in street name are present at the special meeting but the broker or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power. Under applicable rules, each of the proposals to be voted on at the special meeting will be “non-routine” and therefore, it is expected that there will be no broker non-votes at the special meeting.

If you are a GreenSky stockholder and you do not instruct your bank, broker, trustee or other nominee on how to vote your shares:

•	your bank, broker, trustee or other nominee may not vote your shares on the GreenSky merger proposal, which will have the same effect as a vote “AGAINST” this proposal;

•

your bank, broker, trustee or other nominee may not vote your shares on the non-binding compensation proposal or the adjournment proposal, which will have no effect on the vote count of either of these proposals; and

•	your shares will not be counted towards determining whether a quorum is present.

If a quorum is not present, the special meeting may be adjourned or postponed until the holders of the number of shares of GreenSky common stock required to constitute a quorum attend, subject to the terms and conditions set forth in the merger agreement.

Vote Required

Proposal 1. The GreenSky merger proposal requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of GreenSky common stock entitled to vote thereon. For the adoption of the merger agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN,” Complete failures to vote, attending non-votes, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the GreenSky merger proposal.

Proposal 2. The non-binding compensation proposal requires the affirmative vote of the holders of a majority of the votes cast by the GreenSky stockholders entitled to vote on the proposal who are present in person or represented by proxy. You may vote “FOR,” “AGAINST” or “ABSTAIN” for the non-binding compensation proposal. Complete failures to vote, attending non-votes, abstentions and broker non-votes will have no effect on the non-binding compensation proposal, assuming a quorum is present.

Proposal 3. The adjournment proposal requires the affirmative vote of the holders of a majority of the votes entitled to be cast by the GreenSky stockholders who are present in person or by proxy, whether or not a quorum is present. You may vote “FOR,” “AGAINST” or “ABSTAIN” for the adjournment proposal. Any abstentions and attending non-votes will have the same effect as a vote “AGAINST” the adjournment proposal, and complete failures to vote and broker non-votes will have no effect on the adjournment proposal, in each case, whether or not a quorum is present.

The approval of the GreenSky merger proposal is a condition to closing under the merger agreement, as the holders of a majority of the voting power of the outstanding shares of GreenSky common stock entitled to vote thereon must adopt the merger agreement in order for the mergers to occur. If GreenSky stockholders fail to approve the GreenSky merger proposal, the mergers will not occur.

On September 14, 2021, concurrently with the execution of the merger agreement and as a condition to GS Group’s and GS Bank’s entry into the merger agreement, David Zalik, Chairman of the GreenSky board and GreenSky’s Chief Executive Officer, and certain of his affiliates, who, as of November 2, 2021, collectively and in the aggregate held voting power over approximately 57% of the outstanding GreenSky common stock, entered into a voting agreement with GS Group and GS Bank, pursuant to which they have agreed, among other things, to vote their shares of GreenSky common stock in favor of the approval of the merger agreement and the transactions contemplated thereby at the special meeting, with certain exceptions (as further described in the section entitled “The Mergers—Voting Agreement” beginning on page 99 of this proxy statement/prospectus). As a result, and subject to the terms of the voting agreement and certain exceptions therein, the approval of the GreenSky merger proposal is effectively assured. Furthermore, at the close of business on the record date, approximately 5.5% of the issued and outstanding shares of GreenSky Class A common stock and 2.7% of the issued and outstanding shares of GreenSky Class B common stock, collectively accounting for approximately 3.0% of the total voting power of GreenSky common stock, was directly held by GreenSky’s directors and executive officers, in each case, other than Mr. Zalik. GreenSky currently expects that all of such directors and executive officers will vote their shares in favor of the GreenSky merger proposal (although none of GreenSky’s directors or executive officers other than Mr. Zalik have entered into any agreements obligating them to do so). For additional information regarding the ownership of GreenSky common stock by GreenSky’s directors, executive officers and certain stockholders, see the section entitled “Certain Beneficial Owners of GreenSky Common Stock,” beginning on page 156 of this proxy statement/prospectus.

The approval of the non-binding compensation proposal and the adjournment proposal are not conditions to the completion of the mergers. The vote on each proposal is a vote separate and apart from the other proposals. Accordingly, GreenSky stockholders may vote in favor of one or more of the proposals and vote not to approve the other proposal(s).

Voting by GreenSky Directors, Executive Officers and Principal Securityholders

As of the record date, the directors and executive officers of GreenSky beneficially owned and were entitled to vote, in the aggregate, 6,176,255 shares of GreenSky Class A common stock and 60,306,787 shares of GreenSky Class B common stock, representing approximately 60% of the voting power of outstanding GreenSky common stock. In connection with the merger agreement, David Zalik, the Chairman of the GreenSky board and GreenSky’s Chief Executive Officer, and certain of his affiliates, entered into a voting agreement with GS Group and GS Bank pursuant to which, subject to certain exceptions, each such stockholder agreed to vote all of his or its subject shares “FOR” the adoption of the merger agreement and the transactions contemplated thereby. Additionally, GreenSky currently expects that the other directors and executive officers of GreenSky will vote all of their shares of GreenSky common stock “FOR” the GreenSky merger proposal, “FOR” the nonbinding compensation proposal and “FOR” the adjournment proposal.

Voting by Proxy or in Person

Voting or Submitting a Proxy for GreenSky Common Stock Held by Stockholders of Record

If you are a GreenSky stockholder of record, you may vote (i) live online at the special meeting via the special meeting website, (ii) by proxy using a proxy card, (iii) by proxy over the telephone or (iv) by proxy via the internet.

Whether or not you plan to attend the special meeting via the special meeting website, we urge you to vote by proxy to ensure your vote is counted. You may still attend the special meeting and vote at the special meeting via the special meeting website, even if you have already voted by proxy. The vote you cast at the special meeting via the special meeting website will supersede any previous votes that you may have submitted.

•	Virtually at the Special Meeting: To vote virtually during the special meeting, attend the special meeting and vote via the special meeting website.

•

By Mail: To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to GreenSky before the special meeting, we will vote your shares as you direct.

•

By Telephone: To vote by telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. To be counted, your telephone vote must be received by 11:59 p.m., Eastern Time, on December 9, 2021 (for shares of GreenSky Class A common stock in the GreenSky 2018 Omnibus Incentive Compensation Plan, the voting deadline is 11:59 p.m., Eastern Time, on December 9, 2021).

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Via the Internet: To vote via the internet, go to www.proxyvote.com and follow the on-screen instructions. To be counted, your internet vote must be received by 11:59 p.m., Eastern Time, on December 9, 2021 (for shares of GreenSky Class A common stock in the GreenSky 2018 Omnibus Incentive Compensation Plan, the voting deadline is 11:59 p.m., Eastern Time, on December 9, 2021).

To reduce administrative costs and help the environment by conserving natural resources, GreenSky asks that you vote by proxy in advance of the special meeting through the internet or by telephone.

If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, will vote your shares of GreenSky common stock in the way that you indicate. When completing the internet or telephone processes or the proxy card, you may specify whether your shares of GreenSky common stock should be voted “FOR” or “AGAINST” or to “ABSTAIN” from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of GreenSky common stock should be voted on a matter, the shares of GreenSky common stock represented by your properly signed proxy will be voted in accordance with the recommendations of the GreenSky board. The GreenSky board, acting on the unanimous recommendation of the GreenSky special committee, recommends that holders of GreenSky common stock vote (i) “FOR” the GreenSky merger proposal, (ii) “FOR” the non-binding compensation proposal and (iii) “FOR” the adjournment proposal.

Voting and Submitting a Proxy for GreenSky Common Stock Held in “Street Name”

If you hold your shares through a bank, broker, trustee or other nominee in “street name” instead of as a stockholder of record, you must follow the voting instructions provided by your bank, broker, trustee or other nominee in order to vote your shares. Your voting instructions must be received by your bank, broker, trustee or other nominee prior to the deadline set forth in the information from your bank, broker, trustee or other nominee on how to submit voting instructions. If you do not provide voting instructions to your bank, broker, trustee or other nominee with respect to a proposal, your shares of GreenSky common stock will not be voted on that proposal as your bank, broker, trustee or other nominee does not have discretionary authority to vote on any of the proposals as described above in the section entitled “—Quorum, Abstentions and Broker Non-Votes” beginning on page 132 of this proxy statement/prospectus.

If you hold your shares through a bank, broker, trustee or other nominee in “street name,” you will need the 16-digit control number found on the voting instruction form provided by your bank, broker, trustee or other nominee in order to attend and vote at the special meeting via the special meeting website.

Revocability of Proxies and Changes to a GreenSky Stockholder’s Vote

Any GreenSky stockholder of record who has given a proxy may revoke it at any time prior to its exercise at the special meeting by (i) giving written notice of revocation to GreenSky’s Corporate Secretary, (ii) properly submitting a later proxy via the internet or by telephone, (iii) properly submitting a duly executed proxy bearing a later date or (iv) voting his or her shares at the special meeting via the special meeting website.

Only your last submitted proxy will be considered. Execution or revocation of a proxy will not in any way affect a stockholder’s right to attend the special meeting and vote thereat.

Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to: GreenSky, Inc. Attention: Corporate Secretary, 5565 Glenridge Connector, Suite 700, Atlanta, Georgia 30342.

If you are the beneficial owner of shares held through a bank, broker, trustee or other nominee, then you must follow the specific instructions provided to you by your bank, broker, trustee or other nominee to change or revoke any instructions you have already given to your bank, broker, trustee or other nominee. You may also change your vote by obtaining your specific 16-digit control number and voting instruction from your bank, broker, trustee or other nominee and voting your shares at the special meeting via the special meeting website.

Attendance at the special meeting, in and of itself, will not constitute a revocation of a proxy.

IT IS IMPORTANT THAT YOU VOTE YOUR SHARES OF GREENSKY COMMON STOCK PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE FOLLOW THE INSTRUCTIONS ON THE PROXY CARD TO VOTE BY TELEPHONE OR INTERNET AS PROMPTLY AS POSSIBLE, OR PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD APPLICABLE TO THE CLASS OF SHARES YOU HOLD IN THE PRE-ADDRESSED POSTAGE-PAID ENVELOPE. IF YOU HOLD SHARES OF GREENSKY CLASS A COMMON STOCK AND SHARES OF GREENSKY CLASS B COMMON STOCK, PLEASE RETURN BOTH OF THE ENCLOSED PROXY CARDS. IF YOUR SHARES ARE HELD IN THE NAME OF A BANK, BROKER, TRUSTEE OR OTHER NOMINEE, PLEASE FOLLOW THE VOTING INSTRUCTIONS PROVIDED BY SUCH BANK, BROKER, TRUSTEE OR OTHER NOMINEE.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed on one or more occasions for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement, if necessary to ensure that any legally required supplement or amendment to this proxy statement/prospectus is provided to and reviewed by the GreenSky stockholders in advance of the special meeting, if required by a court or if a quorum is not present at the special meeting; however, the merger agreement provides that GreenSky may not adjourn the special meeting for such purposes unless otherwise agreed to by the parties or as otherwise required by applicable law, and the special meeting may not be adjourned or postponed for more than ten business days in connection with any one adjournment or postponement or more than an aggregate of 30 business days from the date the special meeting is originally scheduled.

Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow GreenSky stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting, as adjourned or postponed.

An adjournment generally may be made with the affirmative vote of the holders of a majority of the votes entitled to be cast by the GreenSky stockholders who are present in person or by proxy at the special meeting, whether or not a quorum is present.

Unless the merger agreement has been terminated in accordance with its terms, GreenSky must hold the special meeting and submit the merger agreement to the GreenSky stockholders for a vote on the adoption thereof.

Anticipated Date of Completion of the Transaction

Subject to the satisfaction or waiver of the closing conditions described under the section entitled “The Merger Agreement—Conditions to the Mergers” beginning on page 121 of this proxy statement/prospectus, including the adoption of the merger agreement by GreenSky stockholders at the special meeting, GreenSky and GS Group expect that the transaction will be completed during the fourth quarter of 2021 or the first quarter of 2022. However, it is possible that factors outside the control of both companies could result in the transaction being completed at a different time or not at all.

Solicitation of Proxies; Payment of Solicitation Expenses

GreenSky will bear the expense of preparing, printing and mailing this proxy statement/prospectus and soliciting the proxies it is seeking. In addition to the use of the mail, proxies may be solicited by officers, directors and employees of GreenSky, in person or by telephone, e-mail or facsimile transmission. GreenSky’s officers, directors and employees will receive no additional compensation for any such solicitations. GreenSky also will request banks, brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of the underlying shares as of the record date and will reimburse the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly voting by proxy will help to avoid additional expense.

Questions and Additional Information

You should carefully read the entire proxy statement/prospectus, including its annexes and information incorporated by reference. You may also wish to consult your legal, tax and/or financial advisors with respect to any aspect of the transactions, the merger agreement or other matters discussed in this proxy statement/prospectus.

If you have questions about the mergers or other matters to be voted on at the special meeting or desire additional copies of this proxy statement/prospectus or additional proxy or voting instructions, please contact:

GreenSky, Inc.

Attention: Investor Relations

5565 Glenridge Connector, Suite 700

Atlanta, Georgia 30342

(470) 284-7017

investors@greensky.com

GREENSKY STOCKHOLDER PROPOSALS

Proposal 1: GreenSky Merger Proposal

GreenSky is asking its stockholders to adopt the merger agreement and thereby approve the mergers.

For a detailed discussion of the terms of the merger agreement, see the section entitled “The Merger Agreement” beginning on page 102 of this proxy statement/prospectus. As discussed in the section entitled “The Mergers—GreenSky’s Reasons for the Mergers; Recommendation of the GreenSky Board of Directors” beginning on page 67 of this proxy statement/prospectus, after carefully reviewing and considering the terms and conditions of the merger agreement, including the mergers and the other transactions contemplated thereby, the GreenSky board, acting on the unanimous recommendation of the GreenSky special committee, (i) determined that it was in the best interests of GreenSky and its stockholders and declared it advisable that GreenSky enter into the merger agreement and other related agreements and consummate the transactions contemplated thereby, (ii) approved and adopted the merger agreement and other related agreement, (iii) resolved to recommend that GreenSky stockholders vote for the adoption of the merger agreement and (iv) directed that the merger agreement and the transactions contemplated thereby be submitted to GreenSky stockholders for adoption.

Vote Required

The GreenSky merger proposal requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of GreenSky common stock entitled to vote thereon. For the adoption of the merger agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Complete failures to vote, attending non-votes, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the GreenSky merger proposal.

The vote on the GreenSky merger proposal is a vote separate and apart from the non-binding compensation proposal and the adjournment proposal. Accordingly, you may vote in favor of the non-binding compensation proposal and/or adjournment proposal and vote not to approve GreenSky merger proposal and vice versa. The approval of the GreenSky merger proposal is a condition to closing under the merger agreement, as the holders of a majority of the voting power of the outstanding shares of GreenSky common stock entitled to vote thereon must adopt the merger agreement in order for the mergers to occur. If GreenSky stockholders fail to approve the GreenSky merger proposal, the mergers will not occur.

The GreenSky board, acting upon the unanimous recommendation of the GreenSky special committee, recommends that GreenSky stockholders vote “FOR” the GreenSky merger proposal.

Proposal 2: Non-Binding (Advisory) Compensation Proposal

In accordance with Section 14A of the Exchange Act, GreenSky is providing GreenSky stockholders with the opportunity to cast a non-binding (advisory) vote on the compensation that may be paid or become payable to GreenSky’s named executive officers in connection with the mergers. As required by those rules, GreenSky is asking GreenSky’s stockholders to vote on the approval of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to GreenSky’s named executive officers in connection with the mergers, as disclosed in the section entitled “Quantification of Potential Payments and Benefits to GreenSky Named Executive Officers” in the section of this proxy statement/prospectus entitled “The Mergers—Interests of GreenSky’s Directors and Executive Officers in the Mergers,” including the associated narrative discussion, and the agreements or understandings pursuant to which such compensation may be paid or become payable, are hereby APPROVED.”

Vote Required

The non-binding compensation proposal requires the affirmative vote of the holders of a majority of the votes cast by the GreenSky stockholders entitled to vote on the proposal who are present in person or represented by proxy. You may vote “FOR,” “AGAINST” or “ABSTAIN” for the non-binding compensation proposal. Complete failures to vote, attending non-votes, abstentions and broker non-votes, will have no effect on the non-binding compensation proposal, assuming a quorum is present.

The vote on the non-binding compensation proposal is a vote separate and apart from the GreenSky merger proposal and the adjournment proposal. Accordingly, you may vote in favor of the GreenSky merger proposal and/or adjournment proposal and vote not to approve the non-binding compensation proposal and vice versa. Because the non-binding compensation proposal is only advisory in nature, it will not be binding on GreenSky or the GreenSky board. Accordingly, because GreenSky is contractually obligated to pay the compensation, such compensation will be paid or become payable, subject only to the conditions applicable thereto, if the mergers are consummated and regardless of the outcome of the advisory vote.

The GreenSky board, acting upon the unanimous recommendation of the GreenSky special committee, recommends that you vote “FOR” the non-binding compensation proposal.

Proposal 3: Adjournment Proposal

GreenSky is asking its stockholders to approve the adjournment of the special meeting from time to time, if necessary or appropriate, to solicit additional proxies in favor of the GreenSky merger proposal if there are insufficient votes at the time of such adjournment to approve such proposal.

If, at the special meeting, the number of shares GreenSky common stock present or represented and voting in favor of the GreenSky merger proposal is insufficient to approve such proposal, GreenSky may move to adjourn the special meeting in order to enable the GreenSky board to solicit additional proxies for approval of the GreenSky merger proposal.

GreenSky is asking its stockholders to authorize the holder of any proxy solicited by the GreenSky board to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the special meeting to another time and place for the purpose of soliciting additional proxies. If the GreenSky stockholders approve this proposal, GreenSky could adjourn the special meeting and any adjourned session of the special meeting (subject to the terms and conditions of the merger agreement as described in the section entitled “Information About the GreenSky Special Meeting—Adjournments and Postponements” beginning on page 135 of this proxy statement/prospectus) and use the additional time to solicit additional proxies, including the solicitation of proxies from GreenSky stockholders who have previously voted.

Vote Required

The adjournment proposal requires the affirmative vote of the holders of a majority of the votes entitled to be cast by the GreenSky stockholders who are present in person or by proxy, whether or not a quorum is present. You may vote “FOR,” “AGAINST” or “ABSTAIN” for the adjournment proposal. Any abstentions and attending non-votes will have the same effect as a vote “AGAINST” the adjournment proposal, and complete failures to vote and broker non-votes will have no effect on the adjournment proposal, in each case, whether or not a quorum is present.

The vote on the adjournment proposal is a vote separate and apart from the GreenSky merger proposal and the non-binding compensation proposal. Accordingly, you may vote in favor of the GreenSky merger proposal and/or the non-binding compensation proposal and vote not to approve the adjournment proposal and vice versa. The approval of the adjournment proposal is not a condition to the consummation of the mergers.

The GreenSky board, acting upon the unanimous recommendation of the GreenSky special committee, recommends that you vote “FOR” adjournment proposal.

CERTAIN OTHER MATTERS

Certain Prior Transactions between the Parties

In May 2018, Goldman Sachs & Co. LLC, an affiliate of GS Group, acted as a joint lead bookrunning manager in connection with GreenSky’s initial public offering of GreenSky Class A common stock.

In September 2020, GS Group provided financing of approximately $260 million for a third-party’s acquisition of participations in consumer finance loans originated through the GreenSky program, and in October 2020 and May 2021, GS Group acquired participations in approximately $380 million in aggregate outstanding principal balances of consumer finance loans originated through the GreenSky program (with GS Group securitizing the participations that it acquired in August 2021), as described in the section entitled “The Mergers—Background of the Transactions” beginning on page 41 of this proxy statement/prospectus.

Certain Related Party Transactions with GreenSky

Mr. Robert Sheft, a former GreenSky director and beneficial owner of more than 5% of the outstanding Common Units, is the owner, Chairman and Chief Executive Officer of a company that is a merchant in the GreenSky program. For the period from January 1, 2020 to September 30, 2021, this company had approximately $7 million in transaction volume funded through the GreenSky program.

SEC Matter Regarding GreenSky

On November 4, 2019, GreenSky received a request for information from the SEC with respect to, among other things, GreenSky’s accounting for finance charge reversals in connection with deferred interest loans. GreenSky is cooperating with the SEC in connection with this investigation and is unable to predict the outcome of this matter.

COMPARISON OF EQUITYHOLDER RIGHTS

Holders of shares of GreenSky Class A common stock and holders of Common Units will receive as the merger consideration shares of GS Group common stock if the mergers are consummated. GreenSky Holdings is a Georgia limited liability company subject to the GLLCA. GS Group and GreenSky are both incorporated under the laws of the State of Delaware, and, accordingly, the rights of GS Group and GreenSky stockholders are governed by Delaware law, including the DGCL. The following summary compares the rights of GreenSky stockholders and holders of Common Units to the rights of GS Group stockholders.

Rights of Holders of Common Units

Each holder of shares of GreenSky Class B common stock holds an equal number of Common Units. In accordance with the terms of the GreenSky Holdings operating agreement and the Exchange Agreement, dated as of May 23, 2018 (the “GreenSky exchange agreement”), among GreenSky Holdings, GreenSky and the members party thereto from time to time, each holder of Common Units generally has the right to exchange his, her or its Common Units (with automatic cancellation of an equal number of shares of GreenSky Class B common stock) for shares of GreenSky Class A common stock on a one-for-one-basis, subject to customary adjustment for certain subdivisions (stock splits), combinations, or purchases of GreenSky Class A common stock or Common Units, or for cash (based on the market price of the shares of GreenSky Class A common stock), at GreenSky’s option.

Pursuant to the GreenSky Holdings operating agreement, GreenSky Holdings is authorized to issue, from time to time, such number of Common Units and other equity securities to maintain at all times a one-to-one ratio between the number of Common Units owned by GreenSky and the number of outstanding shares of GreenSky Class A common stock, disregarding certain types of GreenSky Class A common stock. In the event GreenSky issues, transfers or delivers from treasury stock or repurchases GreenSky Class A common stock in a transaction not contemplated in the GreenSky Holdings operating agreement, GreenSky, acting in its capacity as the manager of GreenSky Holdings, shall take all actions such that, after giving effect to all such issuances, transfers, deliveries or repurchases, the number of outstanding Common Units owned by GreenSky will equal on a one-for-one basis the number of outstanding shares of GreenSky Class A common stock. In the event GreenSky issues, transfers or delivers from treasury stock or repurchases or redeems GreenSky’s preferred stock in a transaction not contemplated in the GreenSky Holdings operating agreement, GreenSky shall have the authority to take all actions such that, after giving effect to all such issuances, transfers, deliveries, repurchases or redemptions, GreenSky holds (in the case of any issuance, transfer or delivery) or ceases to hold (in the case of any repurchase or redemption) equity interests in GreenSky Holdings that (in the good faith determination by GreenSky) are in the aggregate substantially equivalent to the outstanding preferred stock of GreenSky so issued, transferred, delivered, repurchased or redeemed.    In addition, simultaneously with any Common Unit split, Common Unit distribution, reclassification, recapitalization or similar event or combination (by reverse Common Unit split, reclassification, recapitalization or similar event) of the Common Units, GreenSky shall implement a comparable adjustment to the GreenSky Class B common stock so as to maintain at all times a one-to-one ratio between the number of Common Units owned by members other than GreenSky and the number of outstanding shares of GreenSky Class B common stock.

Subject to certain restrictions related to certain regulated holders, all members of GreenSky Holdings are entitled to a vote on any matter submitted to a vote of the members pursuant to the terms of the GreenSky Holdings operating agreement and as provided under the GLLCA. Each Common Unit held by a member carries one vote. Holders of certain incentive units issued under the GreenSky Holdings Equity Incentive Plan are not entitled to any voting rights.

GreenSky is the sole manager of GreenSky Holdings. Except as otherwise required by law and subject to any limitations in GreenSky Holdings’ Articles of Organization and the GreenSky Holdings operating agreement, GreenSky has all the rights and powers to manage and direct the affairs of GreenSky Holdings, including the powers to make all arrangements and do all things which are necessary or convenient to the conduct, promotion or attainment of the business, purposes or activities of GreenSky Holdings, and no member (acting solely in its capacity as such) has any authority to bind GreenSky Holdings to any third-party with respect to any matter except pursuant to a resolution expressly authorizing such action, which resolution is duly adopted by GreenSky.

Under the GreenSky Holdings operating agreement, GreenSky acknowledges that it owes to the members of GreenSky Holdings the same fiduciary duties it would owe to stockholders under the DGCL were GreenSky Holdings a Delaware corporation. GreenSky takes action through the GreenSky board, and, as discussed below, the members of the GreenSky board owe fiduciary duties to GreenSky stockholders.

Comparison of Stockholder Rights

The following is a summary of certain material differences between (a) the current rights of GreenSky stockholders under the GreenSky charter, GreenSky bylaws, and Delaware law, including the DGCL, and (b) the current rights of GS Group stockholders under the GS Group charter, the GS Group by-laws, and Delaware law, including the DGCL, which will govern the rights of GreenSky stockholders who become GS Group stockholders following the mergers.

The following summary is not a complete statement of the rights of holders of the two companies’ capital stock or a complete description of the specific provisions referred to below. This summary is qualified in its entirety by reference to GreenSky’s and GS Group’s governing documents, which we urge you to read carefully and in their entirety. Copies of the respective companies’ governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see the section entitled “Where You Can Find More Information” beginning on page 164 of this proxy statement/prospectus. In addition, the identification of certain differences in the rights of GS Group and GreenSky stockholders is not intended to indicate that other differences that are equally important do not exist.

GS Group	GreenSky
Authorized Capital Stock

The GS Group charter authorizes 4,350,000,000 shares, consisting of:

(a)   4,000,000,000 shares of common stock, par value $0.01 per share;

(b)   200,000,000 shares of nonvoting common stock, par value $0.01 per share (“GS Group nonvoting common stock”); and

(c)   150,000,000 shares of preferred stock, par value $0.01 per share (“GS Group preferred stock”).

GreenSky is authorized to issue 510,000,000 shares, consisting of:

(a)   500,000,000 shares of GreenSky common stock, divided into (i) 300,000,000 shares of GreenSky Class A common stock and (ii) 200,000,000 shares of GreenSky Class B common stock; and

(b)   10,000,000 shares of preferred stock, par value $0.01 per share (“GreenSky preferred stock”).

The GS Group board is authorized to issue the GS Group preferred stock in one or more series.

As of November 2, 2021, (a) 333,577,724 shares of GS Group common stock, (b) no shares of GS Group nonvoting common stock, and (c) 400,280.92 shares of GS Group preferred stock were outstanding.

The GreenSky board is authorized to issue the GreenSky preferred stock in one or more series.

As of November 2, 2021, (a) 184,233,171 shares of GreenSky common stock were issued and outstanding, divided into (i) 92,135,984 shares of GreenSky Class A common stock and (ii) 92,097,187 shares of GreenSky Class B common stock and (b) no shares of GreenSky preferred stock were outstanding.

GS Group	GreenSky

Voting Rights

Under the GS Group charter, the GS Group common stock has voting rights in the election of directors and on all other matters presented to stockholders, with each holder of GS Group common stock being entitled to one vote for each share of GS Group common stock held. The GS Group nonvoting common stock does not have voting rights other than such rights as may be required under Section 242(b)(2) of the DGCL or otherwise required by law. Holders of GS Group preferred stock are entitled to the voting rights applicable to the series of GS Group preferred stock held, as set forth in the certificate of designations therein setting forth the terms of such series of GS Group therein preferred stock.

Under the GreenSky charter, each share of GreenSky Class A common stock entitles its holder to one vote per share on all matters to be voted upon by GreenSky stockholders. Holders of GreenSky Class B common stock are entitled to ten votes per share on all matters submitted to a vote of GreenSky stockholders. Holders of GreenSky Class A common stock and GreenSky Class B common stock vote together as a single class on all matters presented to GreenSky stockholders for their vote or approval, except as otherwise required by applicable law, but vote separately as a class upon any amendment to the GreenSky charter (including by merger, consolidation, reorganization or similar event) that would increase or decrease the par value of shares of such class or alter or change the powers, preferences or special rights of such class of such stock so as to affect them adversely.

Once the collective holdings of the holders of Common Units (other than GreenSky) that are parties to the GreenSky exchange agreement is in the aggregate less than 15% of the combined economic interest in GreenSky, each share of GreenSky Class B common stock will entitle its holder to one vote per share on all matters to be voted upon by stockholders.

Holders of GreenSky preferred stock are entitled to the voting rights applicable to the series of GreenSky preferred stock to the extent expressly granted in the GreenSky charter and the certificate of designation relating to such series.

Liquidation Rights

In the event of any liquidation, dissolution or winding-up of GS Group, the assets of GS Group available for distribution to stockholders shall be distributed in equal amounts per share to holders of GS Group common stock and GS Group nonvoting common stock, as if such classes constituted a single class, subject to the rights of the holders of any series of preferred stock.

Upon liquidation, dissolution or other winding up, the holders of GreenSky Class A common stock are entitled to receive ratably the assets available for distribution to GreenSky stockholders after payment of debts and other liabilities and the liquidation preference of any outstanding shares of preferred stock.

Holders of GreenSky Class B common stock do not have any right to receive a distribution upon a liquidation, dissolution or other winding up of GreenSky.

GS Group	GreenSky

Preemptive and Conversion Rights

Holders of GS Group common stock have no redemption or conversion rights or preemptive rights to purchase or subscribe for securities of GS Group.

Holders of GreenSky Class A common stock have no preemptive or conversion rights and are not subject to further calls or assessment by GreenSky. There are no redemption or sinking fund provisions applicable to the GreenSky Class A common stock.

Pursuant to the GreenSky exchange agreement, the holders of Common Units (other than GreenSky) that are parties to the GreenSky exchange agreement, may from time to time (subject to the conditions set forth in the GreenSky exchange agreement), exchange Common Units (with automatic cancellation of an equal number of shares of GreenSky Class B common stock) for shares of GreenSky Class A common stock on a one-for-one basis, subject to customary adjustments for certain subdivisions (stock splits), combinations, or purchases of GreenSky Class A common stock or Common Units, or for cash (based on the market price of the shares of GreenSky Class A common stock), at GreenSky’s option (such determination to be made by the disinterested members of the GreenSky board). Any shares of GreenSky Class B common stock corresponding to Common Units that are exchanged are canceled.

Shares of GreenSky Class B common stock may not be sold, exchanged or otherwise transferred, other than as part of (i) an exchange of Common Units as described above or (ii) a transfer of Common Units to certain permitted transferees in accordance with the GreenSky Holdings operating agreement. In the event any outstanding shares of GreenSky Class B common stock are sold, exchanged or otherwise transferred other than as provided in (i) or (ii) of the immediately preceding sentence or such outstanding shares of GreenSky Class B common stock cease to be held by a holder of a corresponding number of Common Units, such shares of GreenSky Class B common stock will automatically be deemed transferred to GreenSky.

Quorum

Under the GS Group by-laws, at each meeting of stockholders, the holders of a majority of the outstanding shares of stock entitled to vote on a matter at the meeting, present in person or represented by proxy, shall constitute a quorum, except where otherwise required by law, the GS Group charter or the GS Group by-laws. Where a separate vote by class or	Under the GreenSky bylaws, except as otherwise provided by law or by the GreenSky charter, the holders of a majority of the votes entitled to be cast by GreenSky stockholders entitled to vote generally, present in person or by proxy, constitutes a quorum at any meeting of GreenSky stockholders. In the case of any vote to be taken by classes or series, the holders

GS Group	GreenSky

classes is required for any matter, the holders of a majority of the outstanding shares of such class or classes, present in person or represented by proxy, shall constitute a quorum to take action with respect to that vote on that matter. Two or more classes or series of stock shall be considered a single class if the holders thereof are entitled to vote together as a single class at the meeting. Shares of capital stock shall neither be entitled to vote nor counted for quorum purposes if such shares belong to (a) GS Group, (b) another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by GS Group or (c) any other entity, if a majority of the voting power of such entity is otherwise controlled, directly or indirectly, by GS Group, provided that the foregoing shall not limit the right of GS Group to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.

In the event that a quorum does not exist with respect to the holders of any class or classes of stock entitled to vote on a matter, the meeting of such class or classes may be adjourned from time to time in the manner provided by the GS Group by-laws until a quorum of such class shall be so present or represented.

of a majority of the votes entitled to be cast by GreenSky stockholders of a particular class or series, present in person or by proxy, constitutes a quorum of such class or series.

In the event that a quorum does not exist with respect to any vote to be taken by a particular class or series, the chairman of the meeting or the holders of a majority of the votes entitled to be cast by GreenSky stockholders of such class or series who are present in person or by proxy may adjourn the meeting with respect to the vote(s) to be taken by such class or series.

Rights of Preferred Stock

The GS Group charter authorizes the board to provide for the issuance of shares of GS Group preferred stock in one or more series from time to time and to fix by resolution the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the shares of each series of GS Group preferred stock.

As of November 2, 2021, 400,280.92 shares of GS Group preferred stock were outstanding, including 29,999.4 Series A shares, 8,000 Series C shares, 53,999 Series D shares, 7,667.48 Series E shares, 1,615.04 Series F shares, 40,000 Series J shares, 28,000 Series K shares, 26,000 Series O shares, 60,000 Series P shares, 20,000 Series Q shares, 24,000 Series R shares, 14,000 Series S shares, 27,000 Series T shares, 30,000 Series U shares and 30,000 Series V shares. Each series of GS Group preferred stock is entitled to distinct voting powers, designations, preferences, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, as set forth in the certificate of designations therein setting forth the terms of such series of GS Group preferred stock.

The GreenSky charter authorizes the GreenSky board, without GreenSky stockholder action, to provide, out of the unissued shares of GreenSky preferred stock, for one or more series of preferred stock from time to time and to establish, among other things, the designation, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of GreenSky preferred stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

As of November 2, 2021, there were no shares of GreenSky preferred stock issued or outstanding.

GS Group	GreenSky

Number of Directors

The GS Group charter and GS Group by-laws provide that the number of directors of GS Group shall be fixed only by resolution of the GS Group board from time to time. Notwithstanding the foregoing, in the event the holders of any class or series of stock are entitled by the GS Group charter to elect one or more directors, then the number of directors that may be elected by such holders voting separately as a class shall be in addition to the number fixed by resolution of the GS Group board.

There are currently 13 members of the GS Group board.

The GreenSky charter and GreenSky bylaws provide that the number of directors is fixed from time to time exclusively by resolution of the GreenSky board, except as otherwise fixed by or pursuant to the provisions of the GreenSky charter relating to the rights of the holders of any series of GreenSky preferred stock or any class or series of stock having preference over the GreenSky common stock as to dividends or upon dissolution, liquidation or winding up.

The GreenSky board is divided into three classes, as nearly equal in number as possible. Directors serve three-year terms and only one class of directors is elected at each annual meeting.

There are currently five members of the GreenSky board.

Election of Directors

The GS Group by-laws provide that, subject to the terms of any one or more series of GS Group preferred stock, each director shall be elected by a majority of the votes cast for or against the director at any meeting for the election of directors, provided that if the number of director nominees exceeds the number of directors to be elected, the directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at any such meeting and entitled to vote on the election of directors. If an incumbent director is nominated at an annual meeting of stockholders but is not elected, the director shall immediately tender their resignation to the GS Group board.

Under the DGCL, GreenSky’s directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

GreenSky stockholders do not have cumulative voting rights in the election of directors.

Filling Vacancies on the Board of Directors

Under the GS Group charter and GS Group by-laws, vacancies and newly created directorships resulting from any increase in the authorized number of directors or from any other cause shall be filled by, and only by, a majority of the directors then in office, although less than a quorum, or by the sole remaining director. Subject to the terms of any one or more series of GS Group preferred stock, whenever the holders of any class or classes of stock or series thereof are entitled by the GS Group charter to elect one or more directors, vacancies and newly created directorships of such class or classes or series may be filled by, and only by, a majority of the directors elected by such class or classes or series then in office, or by the sole remaining director so elected. Subject to the terms of any one or more series of GS Group preferred stock, any director elected or appointed to fill a vacancy or a newly created	Under the GreenSky charter, except as otherwise fixed by or pursuant to the provisions of the GreenSky charter relating to the rights of the holders of any series of GreenSky preferred stock or any class or series of stock having preference over the GreenSky common stock as to dividends or upon dissolution, liquidation or winding up, newly created directorships resulting from any increase in the number of directors or any vacancies on the GreenSky board resulting from death, resignation, retirement, disqualification, removal or other cause shall only be filled by the GreenSky board, and not by GreenSky stockholders, by the affirmative vote of a majority of the remaining directors then in office, or by a sole remaining director, even though less than a quorum of the GreenSky board. Any director of any class elected to fill a vacancy holds office until the

GS Group	GreenSky

directorship shall hold office until the next annual meeting of stockholders, and until their successor is elected and qualified or until their earlier resignation or removal.

In the event that the holders of any class or series of GS Group preferred stock are entitled to elect any directors, then the number of directors that may be elected by such holders, voting separately as a class, shall be in addition to the number fixed pursuant to a resolution of the GS Group board. Except as otherwise provided in the terms of such classes or series of GS Group preferred stock, the terms of the directors elected by such holders, voting separately as a class, shall expire at the next annual meeting of stockholders and any such director may be removed, with or without cause, by the holders of a majority of the voting power of all outstanding shares of stock of GS Group entitled to vote separately as a class in an election of such directors.

next election of the class for which such director was chosen and until his or her successor is elected and qualified. No decrease in the number of directors constituting the GreenSky board may shorten the term of any director then in office.

Cumulative Voting
The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless the corporation’s certificate of incorporation provides otherwise.
The GS Group charter and GS Group by-laws do not provide for cumulative voting.	The GreenSky charter expressly prohibits cumulative voting.
Removal of Directors

Under the DGCL, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the voting power of the shares then entitled to vote at an election of directors, except in certain circumstances.

Under the GS Group charter, a director elected pursuant to the rights of holders of any class or series of GS Group preferred stock may be removed, with or without cause, by the holders of a majority of the voting power of all outstanding shares of stock entitled to vote separately as a class in an election of such directors.

Under the GreenSky charter, except for additional directors, if any, elected by holders of any series of GreenSky preferred stock, any director or the entire board may be removed from office at any time, but only for cause and only by the affirmative vote of at least two-thirds of the total voting power of the outstanding shares of GreenSky capital stock entitled to vote in the election of directors.
Stockholder Proposals and Director Nominations
The GS Group by-laws provide that, for a director nomination or other stockholder proposal to be properly brought before an annual meeting of the stockholders, a stockholder must deliver notice to a Secretary of GS Group at the principal executive offices of GS Group not less than 90 nor more than 120 days prior to the first anniversary of the date of the annual meeting for the preceding year; provided, however, that if and only if the date of the annual meeting is not scheduled to be held within a period that commences 30 days before and ends 30 days after such anniversary date, such	The GreenSky bylaws provide that, for a director nomination or other stockholder proposal to be properly brought before an annual meeting of the stockholders, a stockholder must deliver written notice to the Secretary of GreenSky (a) with respect to an election to be held at an annual meeting of the stockholders and for stockholder proposals, not less than 120 days nor more than 150 days prior to the first anniversary of the date of the immediately preceding annual meeting, provided, however, that in the event that the date of the annual meeting is more

GS Group	GreenSky

stockholder notice shall be given in the manner provided in the GS Group by-laws by the later of (a) the close of business on the date 90 days prior to such other meeting date or (b) the close of business on the tenth day following the date on which such other meeting date is first publicly announced or disclosed.

Any nomination or notice of stockholder business must contain specific information including the following: (a) for proposed nominees, (i) the name of the proposed nominee, (ii) the number and class of all shares of each class of GS Group stock owned of record and beneficially by each such person, as reported to such stockholder by such person, (iii) the factual information regarding each such person required by paragraphs (a), (e) and (f) of Item 401 of Regulation S-K adopted by the SEC, and (iv) each such person’s signed consent to serve as a director of GS Group if elected; (b) for other proposals, (i) the text of the proposal and a brief written statement of the reasons why such stockholder favors the proposal and (ii) any material interest in the matter proposed (other than as a stockholder); and (c) as to the stockholder giving the notice, (i) such stockholder’s name and address, (ii) the number and class of all shares of each class of GS Group stock owned of record and/or beneficially by such stockholder, and (iii) in the case of a nominee holder, evidence establishing such nominee holder’s indirect ownership of stock and entitlement to direct the vote of such stock for the election of directors or matter proposed at the annual meeting.

The number of nominees a stockholder or nominee holder may nominate for election at the annual meeting shall not exceed the number of directors to be elected at such annual meeting.

than 30 days earlier or more than 30 days later than such anniversary date or if no annual meeting was held in the preceding year, such stockholder notice shall be delivered or received not later than the close of business on the tenth day following the day on which such other meeting date is first publicly announced or disclosed, and (b) with respect to an election to be held at a special meeting of the stockholders for the election of directors, not earlier than 60 days prior to such special meeting and not later than the close of business 40 days prior to such special meeting; provided, however, that if less than 50 days’ notice or prior public announcement of the date of the special meeting is given or made to the stockholders then to be timely such notice must be received by GreenSky no later than the close of business on the tenth day following the day on which a notice of the date of the special meeting was mailed to the stockholders or the date the special meeting is first publicly announced or disclosed.

Any nomination or notice of stockholder business must contain specific information including: (a) for the nominations, (i) a description of arrangements between the stockholder making the nomination and each nominee, (ii) a description of all direct and indirect compensation and other material monetary agreements between and among the stockholder making the nomination and any person with whom they are acting in concert, including all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K adopted by the SEC, and (iii) such other information regarding each nominee proposed by the nominating stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated by the GreenSky board; (b) for other proposals, (i) a brief description of the business desired to be brought before the annual meeting, (ii) the text of the proposal, and (iii) the reasons for conducting such business at the meeting; and (c) as to the stockholder giving the notice, (i) contact information for the stockholder making the proposal, any other beneficial owner of stock owned by such stockholder, and any person that controls, is controlled by, or is under common control with such stockholder or beneficial owner; (ii) information about the stockholders’ ownership, including (A) the class or series held; (B) the date the interests were acquired; (C) a description of any agreement with respect to such business between or

GS Group	GreenSky

among the stockholders proposing the business; (D) a description of any agreement entered into by the stockholder that is intended to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of the proposing stockholder; (E) a description of any contract or relationship pursuant to which the stockholder proposing the business has a right to vote any shares of GreenSky stock; (F) any rights to dividends on GreenSky stock owned beneficially by the stockholder making the proposal that are separated or separable from the underlying stock of GreenSky; (G) any proportionate interest in GreenSky stock or derivatives held, directly or indirectly, by a general or limited partnership in which the stockholder proposing such business is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and (H) any performance-related fees (other than an asset-based fee) that the stockholder proposing such business is entitled to based on any increase or decrease in the value of GreenSky stock or derivatives thereof, if any, as of the date of such notice.

Proxy Access

The GS Group by-laws permit a stockholder who has, or a group of up to 15 stockholders who have in the aggregate, maintained continuous ownership of 3% or more of the outstanding shares of GS Group common stock for at least the previous three years (as of the date the nomination notice is submitted to GS Group and through the date of the annual meeting) to nominate and include in GS Group’s annual meeting proxy materials director nominees; provided that GS Group shall not be required to include in its proxy statement for an annual meeting of stockholders more such director nominees than that number of directors constituting the greater of two individuals or 20% of the GS Group board.

The GS Group by-laws provide that each eligible stockholder or group of stockholders, as described above, seeking to include a director nominee in GS Group’s proxy materials is required to, no earlier than 150 days and no later than 120 days before the anniversary of the date GS Group mailed its proxy statement for the prior year’s annual meeting (unless the annual meeting is not scheduled to be held within a period that commences 30 days before and ends 30 days after such anniversary date, in which case the notice must be delivered by the later of 150 days prior to the meeting date and the tenth day following the public

GreenSky has not adopted a proxy access bylaw.

GS Group	GreenSky

announcement or disclosure of the meeting date), submit to a Secretary of GS Group at the principal executive office of GS Group all of the information and documents required in connection with such a nomination notice as set forth in the GS Group by-laws, including certain representations and warranties from the nominating stockholder(s).

Stockholder Action by Written Consent

The GS Group charter provides that no action of stockholders required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting of stockholders, without prior notice and without a vote, and the power of stockholders to consent in writing to the taking of any action without a meeting is specifically denied. However, the holders of any series of GS Group preferred stock shall be entitled to take action by written consent to such extent, if any, as may be provided in the terms of such series.

The GreenSky charter provides that, subject to the rights of the holders of any series of preferred stock or any class or series of stock having a preference over the GreenSky common stock as to dividends or upon dissolution, liquidation or winding up, any action required or permitted to be taken by GreenSky stockholders may be effected only at a duly called annual or special meeting of GreenSky stockholders and may not be effected by any consent in writing by such GreenSky stockholders.
Charter Amendments

Under the DGCL, the board of directors of Delaware corporations are required to adopt a resolution setting forth the amendment proposed, declaring its advisability and either calling a special meeting of the stockholders entitled to vote in respect thereof or directing that the amendment be considered at the next annual meeting of the stockholders; provided, however, that unless otherwise expressly required by the charter, no meeting or vote of stockholders shall be required to adopt an amendment that effects only changes expressly listed in § 242(a)(1) or § 242(a)(7) of the DGCL. If a vote of the stockholders is required, the DGCL requires the approval by a majority of the voting power of the outstanding capital stock entitled to vote thereon and a majority of the shares of outstanding capital stock of each class entitled to vote thereon as a class.

Under the DGCL, the holders of the outstanding shares of a class shall be entitled to vote upon a proposed amendment, if the amendment would increase or decrease the aggregate number of authorized shares, increase or decrease the par value, or alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely. If any proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class so as to affect them adversely, but shall not so affect the entire class, then only the shares of the series so affected by the amendment shall be considered a separate class under § 242 of the DGCL.

The GS Group charter further provides that subject to the rights, if any, of the holders of any series of GS Group preferred stock, an amendment of the GS Group charter to increase or decrease the number of authorized shares of any class of GS Group preferred stock (but not below the number of shares thereof then outstanding) may be adopted by resolution adopted by the GS Group board and approved by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of GS Group common stock and all other outstanding shares of GS Group stock entitled to vote thereon irrespective of the provisions of § 242(b)(2) of the DGCL or any similar provision	The GreenSky charter further provides that subject to the rights of the holders of any one or more series of GreenSky preferred stock then outstanding, the number of authorized shares of any of GreenSky preferred stock, GreenSky Class A common stock or GreenSky Class B common stock may be increased or decreased (subject to certain limitations described in the GreenSky charter) by the affirmative vote of the holders of a majority in voting power of the stock of GreenSky entitled to vote thereon irrespective of the provisions of § 242(b)(2) of the DGCL (or any successor provision thereto).

GS Group	GreenSky

subsequently enacted, with such outstanding shares of GS Group common stock and other stock considered for this purpose as a single class, and no vote of the holders of GS Group preferred stock, voting as a separate class, shall be required.

Except as otherwise required by law or provided in the certificate of designations for the relevant series, holders of GS Group common stock, as such, shall not be entitled to vote on any amendment of the GS Group charter that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other series of GS Group preferred stock, to vote thereon as a separate class pursuant to the GS Group charter or the DGCL as then in effect.

The GreenSky charter further provides that the affirmative vote of at least two-thirds of the voting power of the outstanding shares of capital stock of GreenSky entitled to vote and voting as a single class is required to amend, repeal or adopt a provision that would have the effect of modifying or permitting the circumvention of the provisions set forth in Article V (matters related to the GreenSky board), Sections 6.01 and 6.02 of Article VI (stockholder actions), Articles VII (amendments to the GreenSky bylaws), VIII (amendments to the GreenSky charter), IX (limitations on liability), X (election of Section 203 of the DGCL) and XI (forum and notice) of the GreenSky charter.

By-Law Amendments

The GS Group charter and GS Group by-laws authorize the GS Group board to adopt, amend, modify or repeal the GS Group by-laws.

GS Group stockholders may also adopt additional by-laws and amend, modify or repeal any by-law (whether or not adopted by them) but only if such adoption, amendment, modification or repeal is approved by the affirmative vote of not less than a majority of shares present in person or represented by proxy at the meeting and entitled to vote on such matter, with all shares of common stock of GS Group common stock and other stock of GS Group entitled to vote on such matter considered for this purpose as a single class; such voting requirement shall be in addition to any other vote of stockholders that may be required by law, the GS Group charter, the GS Group by-laws, any agreement with a national securities exchange or otherwise.

The GreenSky charter and GreenSky bylaws authorize the GreenSky board to make, alter, amend or repeal the GreenSky bylaws.

The GreenSky charter further provides that, in addition to any other vote otherwise required by law, any amendment or repeal of the GreenSky bylaws by GreenSky stockholders requires the affirmative vote of at least two-thirds of the total voting power of the outstanding shares of capital stock of GreenSky entitled to vote generally in the election of directors, voting together as a single class.

Special Meetings of Stockholders
The GS Group charter and GS Group by-laws provide that special meetings of stockholders may be called at any time by, but only by, (a) the GS Group board or (b) the GS Group Secretary upon the written request of the holders of record of not less than 25% of the voting power of all outstanding shares of GS Group common stock, subject to the requirements of the GS Group by-laws.	The GreenSky charter provides that, except as otherwise required by law and subject to the rights of the holders of any series of GreenSky preferred stock or any class or series of stock having a preference over GreenSky common stock as to dividends or upon dissolution, liquidation or winding up, special meetings of GreenSky stockholders may be called only by (a) the Chairman of the GreenSky board, (b) the Chief Executive Officer of GreenSky or (c) the GreenSky board pursuant to a resolution

GS Group	GreenSky
approved by a majority of the entire GreenSky board. GreenSky stockholders do not have the ability to call a special meeting. Any business transacted at any special meeting of GreenSky stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.
Notice of Meetings of Stockholders

The GS Group by-laws require notice of meetings where stockholders are required or permitted to take action that states the place (if any), date and hour of the meeting, and in the case of a special meeting, the purpose(s) for which the meeting is called. Unless otherwise required by law, the GS Group charter or the GS Group by-laws, notice of any meeting shall be given not less than ten nor more than 60 days before the date of each meeting to each stockholder entitled to vote at such meeting.	The GreenSky bylaws require notice of each meeting of the stockholders, whether annual or special, to state the place (if any), date and hour of the meeting, the means of remote communication (if any) and, in the case of a special meeting, the purpose(s) for which the meeting is called. Notice must be given by GreenSky not less than ten days nor more than 60 days before the date of the meeting to each GreenSky stockholder of record entitled to notice of the meeting.
Proxies
The GS Group by-laws provide that a stockholder may vote either in person or by proxy. An appointment of proxy is valid for three years from its date, unless the proxy provides for a longer period. A stockholder may authorize another person to act as proxy by electronic transmission.	The GreenSky bylaws provide that each GreenSky stockholder entitled to vote at any meeting of GreenSky stockholders may authorize not in excess of three persons to act for such stockholder by proxy. Any such proxy must be delivered to the secretary of such meeting at or prior to the time designated for holding such meeting, but in any event not later than the time designated in the order of business for so delivering such proxies. No such proxy may be voted or acted upon after three years from its date, unless the proxy provides for a longer period.
Limitation of Personal Liability of Directors

The DGCL provides that a corporation may limit or eliminate a director’s personal liability for monetary damages to the corporation or its stockholders for breach of fiduciary duty as a director, except for liability for: (a) any breach of the director’s duty of loyalty to such corporation or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) willful or negligent violation of provisions of Delaware law governing payment of dividends and stock purchases or redemptions or (d) any transaction from which the director derived an improper personal benefit.

The GS Group charter provides that a director shall not be liable to GS Group or its stockholders for monetary damage for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the DGCL as currently in effect or as the same may hereafter be amended.	The GreenSky charter provides that, to the fullest extent permitted by the laws of the State of Delaware, no director of GreenSky shall be personally liable to GreenSky or GreenSky stockholders for monetary damages for breach of fiduciary duty as a director.

GS Group	GreenSky
Indemnification of Directors and Officers

The GS Group by-laws provide that GS Group shall indemnify to the full extent permitted by law any person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or such person’s testator or intestate is or was a member of the GS Group board, an officer of GS Group appointed by resolution of the GS Group board or a member of the Shareholders’ Committee acting pursuant to the Amended and Restated Shareholders’ Agreement, dated as of May 7, 1999, among GS Group and other parties thereto, as amended. GS Group shall pay or reimburse expenses (including attorneys’ fees) incurred by any such person in defending in any such action, suit or proceeding promptly upon demand by such person. If any such demand is made in advance of the final disposition of any such action, suit or proceeding, GS Group shall pay or reimburse such expenses promptly upon receipt by GS Group of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by GS Group. GS Group shall not be required to provide any indemnification or payment or reimbursement of expenses to any person in connection with a proceeding (or part thereof) initiated by such person (which shall not include counterclaims or crossclaims initiated by others) unless such proceeding (or part thereof) was authorized or consented to in a resolution adopted by the GS Group board.

To the extent authorized from time to time in a resolution adopted by the GS Group board (including a resolution authorizing officers of GS Group to grant such rights), GS Group may provide to any one or more persons, including without limitation any employee or other agent of GS Group, or any director, officer, employee, agent, trustee, member, stockholder, partner, incorporator or liquidator of any subsidiary of GS Group or any other enterprise, rights of indemnification and/or to receive payment or reimbursement of expenses, including attorneys’ fees, with any such rights subject to the terms, conditions and limitations established pursuant to the GS Group board resolution.

The GreenSky charter provides that GreenSky is authorized to indemnify, and to advance expenses to, each current, former or prospective director, officer, employee or agent of GreenSky to the fullest extent permitted by Section 145 of the DGCL.

The GreenSky bylaws provide that GreenSky will indemnify and hold harmless, to the fullest extent permitted by applicable law (including as it presently exists or may hereafter be amended), any person (a “GreenSky covered person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (any such action, suit or proceeding, a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of GreenSky or, while a director or officer of GreenSky, is or was serving at the request of GreenSky as a director, officer, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such GreenSky covered person. Notwithstanding the preceding sentence, except as otherwise provided in the GreenSky bylaws, GreenSky is required to indemnify a GreenSky covered person in connection with a proceeding (or part thereof) commenced by such GreenSky covered person only if the commencement of such proceeding (or part thereof) by the GreenSky covered person was authorized in the specific case by the GreenSky board.

The GreenSky bylaws provide that GreenSky shall, to the fullest extent not prohibited by applicable law, pay the expenses (including attorneys’ fees) incurred by a GreenSky covered person in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the GreenSky covered person to repay all amounts advanced if it should be ultimately determined that the GreenSky covered person is not entitled to be indemnified under the GreenSky bylaws or otherwise.

GS Group	GreenSky
Business Combination Restrictions

Section 203 of the DGCL generally prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless: (a) the board of directors of the target corporation has approved, before the acquisition time, either the business combination or the transaction that resulted in the person becoming an interested stockholder; (b) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owns at least 85% of the corporation’s voting stock (excluding for purposes of determining the voting stock outstanding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer); or (c) after the person or entity becomes an interested stockholder, the business combination is approved by the board of directors and authorized at a meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

GS Group has not opted out of the protections of Section 203 of the DGCL.	In the GreenSky charter, GreenSky expressly elected to be governed by Section 203 of the DGCL.
Mergers, Acquisitions and Other Transactions

The DGCL generally requires the affirmative vote of the holders of a majority in voting power of the outstanding stock of the corporation entitled to vote thereon to authorize or approve any agreement providing for a merger or consolidation of such corporation.

Appraisal Rights

Under Delaware law, stockholders who dissent from a merger or consolidation of the corporation have the right to demand and receive payment of the fair value of their stock, as appraised by the Delaware Chancery Court; provided, however, that dissenters’ rights are inapplicable (a) to stockholders of a surviving corporation whose vote is not required to approve the merger or consolidation, and (b) to any class of stock listed on a national securities exchange or held of record by more than 2,000 stockholders, unless, in either case, such stockholders are required in the merger to accept in exchange for their shares anything other than (i) shares of the surviving corporation or depository receipts in respect thereof, (ii) stock of another corporation which is either listed on a national securities exchange or held of record by more than 2,000 holders, or depository receipts in respect thereof, (iii) cash in lieu of fractional shares or depository receipts of such corporations or (iv) or any combination of the above.

Stockholder Rights Plan
GS Group does not currently have a rights plan in effect.	GreenSky does not currently have a rights plan in effect.
Exclusive Forum Provision

The GS Group charter and GS Group by-laws do not contain an exclusive forum provision.	The GreenSky charter provides that, unless GreenSky consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the United States District Court for the District of Delaware) will be the sole and exclusive forum for (a) any derivative action or proceeding

GS Group	GreenSky
brought on GreenSky’s behalf, (b) any action asserting a claim of breach of a fiduciary duty owed by any GreenSky director, officer, employee or stockholder of GreenSky to GreenSky or GreenSky stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, the GreenSky charter or the GreenSky bylaws or (d) any action asserting a claim governed by the internal affairs doctrine. The exclusive forum provision does not apply to any actions under United States federal securities laws.

CERTAIN BENEFICIAL OWNERS OF GREENSKY COMMON STOCK

Beneficial Ownership Table

The following table sets forth certain information regarding the beneficial ownership of GreenSky Class A common stock and GreenSky Class B common stock as of November 2, 2021. The information is provided with respect to (a) each person who is known by GreenSky to own beneficially more than 5% of the outstanding shares of GreenSky Class A common stock, (b) each person who is known by GreenSky to own beneficially more than 5% of the outstanding shares of GreenSky Class B common stock, (c) each GreenSky director, (d) each GreenSky named executive officer and (e) all of GreenSky’s directors and executive officers, as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, which deem a person to beneficially own any shares of GreenSky common stock the person has or shares voting or dispositive power over and any additional shares obtainable within 60 days through the exercise of options, warrants or other purchase rights. Shares of GreenSky Class A common stock subject to options, warrants or other rights to purchase that are currently exercisable or are exercisable within 60 days of November 2, 2021 are deemed outstanding for purposes of computing the percentage ownership of the person holding such options, warrants or other rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, each person possesses sole voting and investment power with respect to the shares identified as beneficially owned. An asterisk indicates beneficial ownership of less than 1% of GreenSky Class A common stock, GreenSky Class B common stock or the combined voting power of GreenSky common stock, as applicable.

	Shares Beneficially Owned
	GreenSky Class A Common Stock(1)(2)		GreenSky Class B Common Stock(1)(2)		Combined Voting Power
Name of Beneficial Owner	Number	Percentage	Number	Percentage
5% Stockholders
David Zalik(3)(4)	1,105,220	1.2%	57,796,164	62.8%	57.2%
Robert Sheft and Jeffrey Gold(3)(5)	1,469,581	1.6%	22,286,495	24.2%	22.1%
Shapiro Capital Management LLC(6)	7,795,446	8.5%	—	*	*
UBS O’Connor LLC (7)	6,953,855	7.5%	—	*	*
The Vanguard Group (8)	5,649,120	6.1%	—	*	*
Named Executive Officers and Directors (other than those listed above)
Joel Babbit (9)	203,362	*	199,530	*	*
Arthur Bacci (10)	96,538	*	—	*	*
Gerald Benjamin (11)	1,181,005	1.3%	1,237,563	1.3%	1.3%
Gregg Freishtat (12)	1,123,853	1.2%	—	*	*
Tim Kaliban (13)	1,753,791	1.9%	1,073,530	1.2%	1.2%
Andrew Kang (14)	312,458	*	—	*	*

Totals for Executive Officers and Directors as a group (8 persons)	6,176,255	6.7%	60,306,787	65.5%	60.1%

(1)	GreenSky Class A common stock entitles holders thereof to one vote per share, and GreenSky Class B common stock entitles holders thereof to ten votes per share, voting together as a single class.
(2)

Subject to the terms of the GreenSky exchange agreement, Common Units are exchangeable (with automatic cancellation of an equal number of shares of GreenSky Class B common stock) for shares of GreenSky Class A common stock on a one-for-one basis, subject to customary adjustment for certain subdivisions (stock splits), combinations or purchases of GreenSky Class A common stock or Common Units, or for cash (based on the market price of the shares of GreenSky Class A common stock), at GreenSky’s option (such determination to be made by the disinterested members of the GreenSky board).

Beneficial ownership of Common Units is not reflected in this table; however, information concerning ownership of Common Units is included in the footnotes below, where applicable. Under the GreenSky Class A common stock columns, the numbers and percentages exclude shares of GreenSky Class A common stock that may be acquired upon the exchange of Common Units and shares of GreenSky Class B common stock.
(3)	The address of the beneficial owner is c/o GreenSky, Inc., 5565 Glenridge Connector, Suite 700, Atlanta, Georgia 30342.
(4)

Mr. Zalik beneficially owns (i) 44,398,765 Common Units and shares of GreenSky Class B common stock held by Founders Technology Investors, LLC and (ii) 13,397,399 Common Units and shares of GreenSky Class B common stock held by Financial Technology Investors, LLC. Mr. Zalik is the sole manager of each of Founders Technology Investors, LLC and Financial Technology Investors, LLC.

(5)

Mr. Sheft beneficially owns (i) 1,105,220 shares of GreenSky Class A common stock held by Robert Sheft Dynasty Trust and (ii) 22,286,495 Common Units and shares of GreenSky Class B common stock held by GS Investment Holdings, LLC. Mr. Sheft’s wife and brother are the members of RS Management Advisors, LLC, which is the Trustee of the Robert Sheft 2012 Trust and the Robert Sheft Dynasty Trust. Those trusts together own 99%, and Mr. Sheft owns 1%, of GS Investment Holdings, LLC. As such, Mr. Sheft has shared investment power over these shares. Pursuant to an agreement between RS Management Advisors, LLC and Jeffrey Gold, Mr. Gold has the right to vote the shares held by GS Investment Holdings, LLC but has no economic interest in these shares. Mr. Sheft resigned from the GreenSky board, effective as of October 29, 2021.

(6)

Based on a Schedule 13G/A filed by Shapiro Capital Management LLC (“Shapiro”) with the SEC on June 10, 2021. Shapiro has (i) sole power to vote 6,403,880 shares of GreenSky Class A common stock; (ii) shared power to vote 1,391,566 shares of GreenSky Class A common stock; and (iii) sole power to dispose of 7,795,446 shares of GreenSky Class A common stock. Shapiro is a registered investment adviser under the Investment Adviser Act of 1940, as amended. One or more of Shapiro’s advisory clients is the legal owner of these securities. Pursuant to the investment advisory agreements with its clients, Shapiro has the authority to direct the investments of its advisory clients, and consequently to authorize the disposition of these securities. Shapiro’s clients have the right to receive dividends and proceeds from sales from the securities that it manages, however, no such client has an interest relating to more than 5% of any class of GreenSky’s securities. The address of the beneficial owner is 3060 Peachtree Road N.W., Suite 1555, Atlanta, GA 30305.

(7)

Based on a Schedule 13G filed by UBS O’Connor LLC (“UBS”) with the SEC on February 16, 2021. UBS is a registered investment adviser under the Investment Advisers Act of 1940, as amended. The address of the beneficial owner is One North Wacker Drive, 32nd Floor, Chicago, Illinois 60606.

(8)

Based on a Schedule 13G/A filed by The Vanguard Group, Inc. (“Vanguard”) with the SEC on February 10, 2021. Vanguard has (i) shared power to vote 121,955 shares of GreenSky Class A common stock; (ii) sole power to dispose of 5,514,389 shares of GreenSky Class A common stock; and (iii) shared power to dispose of 134,731 shares of GreenSky Class A common stock. The address of the beneficial owner is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(9)	Includes (i) 199,530 Common Units and shares of GreenSky Class B common stock and (ii) 33,614 GreenSky restricted shares over which Mr. Babbit has sole voting but no investment power.
(10)	Includes 33,614 GreenSky restricted shares over which Mr. Bacci has sole voting but no investment power.
(11)

Includes (i) 978,934 Common Units and shares of GreenSky Class B common stock (including 105,000 Common Units and shares of GreenSky Class B common stock over which Mr. Benjamin has sole voting but no investment power); (ii) 258,629 Common Units and shares of GreenSky Class B common stock held by Benjamin Equity Investments, LLC; (iii) 222,064 GreenSky restricted shares over which Mr. Benjamin has sole voting but no investment power; (iv) GreenSky stock options that are currently exercisable or exercisable within 60 days of November 2, 2021 to purchase 136,004 shares of GreenSky Class A common stock; and (v) 300,000 shares of GreenSky Class A common stock held by a foundation, over which Mr. Benjamin has shared investment power.

(12)

Includes (i) 76,768 shares of GreenSky Class A common stock held by an LLP; (ii) 341,341 shares of GreenSky Class A common stock held by a trust; and (iii) 33,614 GreenSky restricted shares over which Mr. Freishtat has sole voting but no investment power.

(13)

Includes (i) 956,983 Common Units and shares of GreenSky Class B common stock; (ii) 116,547 Common Units and shares of GreenSky Class B common stock held by Kaliban 2014, LLC; (iii) 253,372 GreenSky restricted shares over which Mr. Kaliban has sole voting but no investment power; and (iv) GreenSky stock options that are currently exercisable or exercisable within 60 days of November 2, 2021 to purchase 136,004 shares of GreenSky Class A common stock. Mr. Kaliban is the sole manager of Kaliban 2014, LLC.

(14)

Includes (i) 263,330 GreenSky restricted shares over which Mr. Kang has sole voting but no investment power and (ii) GreenSky stock options that are currently exercisable or exercisable within 60 days of November 2, 2021 to purchase 8,547 shares of GreenSky Class A common stock.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements of GS Group and its subsidiaries and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated herein by reference to the Annual Report on Form 10-K for the year ended December 31, 2020 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

With respect to the unaudited financial information of GS Group for the three, six and nine month periods ended March 31, 2021 and 2020, June 30, 2021 and 2020 and September 30, 2021 and 2020, respectively, incorporated herein by reference, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated May 3, 2021 with respect to the three-month periods ended March 31, 2021 and 2020, August 3, 2021 with respect to the six-month periods ended June 30, 2021 and 2020 and October 29, 2021 with respect to the nine-month periods ended September 30, 2021 and 2020 incorporated by reference herein states that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act.

The consolidated financial statements of GreenSky and its subsidiaries and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated herein by reference to the Annual Report on Form 10-K for the year ended December 31, 2020 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL OPINIONS

The validity of the GS Group common stock to be issued in connection with the mergers will be passed upon for GS Group by Sullivan & Cromwell LLP, New York, New York, counsel for GS Group.

Certain federal income tax consequences of the mergers will be passed upon for GS Group by Sullivan & Cromwell LLP, New York, New York, and for GreenSky by Cravath, Swaine & Moore LLP, New York, New York.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement/prospectus or annual report, as applicable, addressed to those stockholders. As permitted by the Exchange Act, only one copy of this proxy statement/prospectus is being delivered to stockholders residing at the same address, unless such stockholders have notified GreenSky of their desire to receive multiple copies of the proxy statement/prospectus. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for GreenSky.

GreenSky will promptly deliver a separate copy of this proxy statement/prospectus to you if you direct your request to GreenSky’s Investor Relations Department at (470) 284-7017. If you want to receive separate copies of this proxy statement/prospectus, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, brokerage firm or other nominee, or you may contact GreenSky at the above address and telephone number.

DEADLINES FOR SUBMITTING STOCKHOLDER PROPOSALS

If the mergers are completed prior to the time GreenSky’s annual meeting of stockholders would normally take place, GreenSky will not hold an annual meeting of stockholders in 2022 (which we refer to as the “2022 Annual Meeting”). However, if the mergers are not completed for any reason, GreenSky will hold the 2022 Annual Meeting. The 2022 Annual meeting, if held, is anticipated to be held in June 2022.

SEC rules permit GreenSky stockholders to submit proposals to be included in GreenSky’s proxy materials if the GreenSky stockholder and the proposal satisfy the requirements specified in Rule 14a-8 of the Exchange Act. GreenSky stockholders who intend to submit a proposal or director nomination for the 2022 Annual Meeting must send the proposal or nomination, along with all information required by the GreenSky bylaws, to GreenSky’s principal executive offices at: GreenSky, Inc., Attention: Corporate Secretary, 5565 Glenridge Connector, Suite 700, Atlanta, Georgia 30342.

GreenSky stockholder proposals are eligible for consideration for inclusion in GreenSky’s proxy statement for the 2022 Annual Meeting if they are received by GreenSky no later than January 3, 2022. However, if the 2022 Annual Meeting is held on a date more than 30 days before or after June 3, 2022 (the anniversary date of the 2021 annual meeting), stockholder proposals for the 2022 Annual Meeting must be submitted a reasonable time before GreenSky begins to print and send its proxy materials. Stockholder proposals received after this date will be considered untimely under Rule 14a-8. To be considered for inclusion in the GreenSky-sponsored proxy materials, all proposals need to comply with Rule 14a-8 of the Exchange Act.

If a GreenSky stockholder desires to bring a matter (other than with respect to the nomination of a director for election) before the 2022 Annual Meeting that is not the subject of a proposal meeting the SEC proxy rule requirements for inclusion in the proxy statement, such stockholder must follow procedures outlined in the GreenSky bylaws in order to personally present the proposal at the meeting. One of the procedural requirements is timely notice in writing of the business the stockholder proposes to bring before the meeting. Written notice must be received by the Corporate Secretary of GreenSky no earlier than January 4, 2022 and no later than February 3, 2022. In the event that the 2022 Annual Meeting is 30 days before or after June 3, 2022 (the anniversary date of the 2021 annual meeting), the written notice must be delivered or received not later than the close of business on the tenth day following the date public announcement of the meeting date is made.

GreenSky reserves the right to decline to include in its proxy materials any GreenSky stockholder proposal that does not comply with the rules of the SEC for inclusion therein. GreenSky will furnish copies of the applicable GreenSky bylaw provisions that set forth the requirements for a GreenSky stockholder’s written notice upon written request to the Corporate Secretary of GreenSky at the address listed above.

GreenSky stockholders that intend to nominate a director for election at the 2022 Annual Meeting using the proxy access provision of the GreenSky bylaws must submit the nomination, along with the other materials required by the GreenSky bylaws, on or after January 4, 2022, but not later than February 3, 2022. To nominate a director for consideration at the 2022 Annual Meeting, GreenSky stockholders must notify GreenSky’s Corporate Secretary in writing of his/her intention to do so and provide GreenSky with the information required by the advance notice provision of the GreenSky bylaws on or after January 4, 2022, but no later than February 3, 2022. In the event that the date of the 2022 Annual Meeting is changed by more than 30 days from the anniversary date of GreenSky’s 2021 annual meeting of stockholders, such notice must be received not earlier than 120 days prior to the 2022 Annual Meeting and not later than 10 days following the date on which public announcement of the date of the 2022 Annual Meeting is first made.

A GreenSky stockholder’s submission of a proposal or director nomination must include information specified in the GreenSky bylaws concerning the proposal or nomination, as the case may be, and certain information as to the stockholder’s ownership of GreenSky common stock. Any person considering submission of a proposal for an item of business or a nomination to be considered at a GreenSky stockholder meeting should carefully review the GreenSky bylaws. Proposals or nominations that do not meet the requirements set forth therein will not be entertained at the 2022 Annual Meeting. Nominations of directors and notices relating thereto must meet all other qualifications and requirements of GreenSky’s Corporate Governance Guidelines, the committee charters and Regulation 14A under the Exchange Act. Any stockholder nominees will be evaluated by the Governance and Nominating Committee of the GreenSky board using the same standards as it uses for all other director nominees.

Other Matters

As of the date of this proxy statement/prospectus, the GreenSky board does not know of any matters that will be presented for consideration at the special meeting other than as described in this proxy statement/prospectus. In accordance with the GreenSky bylaws and Delaware law, business transacted at the special meeting will be limited to those matters set forth in the accompanying notice of the special meeting. Nonetheless, if any other matter is properly presented at the special meeting, or any adjournment or postponement of the special meeting, and is voted upon, including any matter incident to the conduct of the special meeting, the enclosed proxy card will confer discretionary authority on the individuals named therein as proxies to vote the shares represented thereby as to any such other matter. It is intended that the persons named in the enclosed proxy card and acting thereunder will vote in accordance with their discretion on any such matter.

WHERE YOU CAN FIND MORE INFORMATION

GS Group and GreenSky file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains an Internet site that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC, including both GS Group and GreenSky, which can be accessed at http://www.sec.gov. In addition, you may obtain free copies of the documents GS Group files with the SEC, including the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, by going to GS Group’s investor relations website at goldmansachs.com/investor-relations/. You may obtain free copies of the documents GreenSky files with the SEC by going to GreenSky’s investor relations website at investors.greensky.com. The internet website addresses of GS Group and GreenSky are provided as inactive textual references only. The information provided on the Internet websites of GS Group and GreenSky, other than copies of the documents listed below that have been filed with the SEC and specifically incorporated by reference herein, is not part of this proxy statement/prospectus and, therefore, is not incorporated herein by reference.

GS Group has filed a registration statement on Form S-4 under the Securities Act with the SEC with respect to GS Group’s securities to be issued in the mergers, of which this proxy statement/prospectus forms a part. This document constitutes the prospectus of GS Group filed as part of the registration statement. This document does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection as set forth above.

Statements contained in this proxy statement/prospectus, or in any document incorporated by reference into this proxy statement/prospectus regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows GS Group and GreenSky to “incorporate by reference” into this proxy statement/prospectus documents GS Group and GreenSky file with the SEC including certain information required to be included in the registration statement on Form S-4 filed by GS Group to register the shares of GS Group common stock that will be issued in the mergers, of which this proxy statement/prospectus forms a part. This means that GS Group and GreenSky can disclose important information to you by referring you to those documents. The information incorporated by reference into this proxy statement/prospectus is considered to be a part of this proxy statement/prospectus, and later information that GS Group and GreenSky file with the SEC will update and supersede that information. GS Group and GreenSky incorporate by reference the documents listed below and any documents subsequently filed by them pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and until the date that the offering of GS Group common stock is terminated.

GS Group (SEC File No. 001-14965; CIK No. 0000886982):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (filed with the SEC on February 22, 2021);

•	Definitive Proxy Statement on Schedule 14A for the 2021 annual meeting of stockholders (filed with the SEC on March 19, 2021);

•

Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021, June  30, 2021 and September 30, 2021 (filed with the SEC on May 4, 2021, August 4, 2021 and November 1, 2021, respectively);

•

Current Reports on Form 8-K filed with the SEC on January 19, 2021, January 26, 2021, January 27, 2021, February  12, 2021, February  26, 2021, March  4, 2021, March  8, 2021, April  14, 2021, April  19, 2021, April  22, 2021, April  26, 2021, April  29, 2021, April  30, 2021, May  21, 2021, May  24, 2021, June  10, 2021, June  28, 2021, July  13, 2021, July  21, 2021, July  28, 2021, August  11, 2021, September  14, 2021, October  15, 2021, October 21, 2021, October 22, 2021 and October 29, 2021 (in each of the foregoing cases, other than documents or portions of those documents deemed to be furnished but not filed, including any information furnished pursuant to Item 2.02 or Item 7.01); and

•

Any description of shares of GS Group common stock contained in a registration statement filed pursuant to the Exchange Act and any amendment or report filed for the purpose of updating such description.

GreenSky (SEC File No. 001-38506; CIK No. 0001712923):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (filed with the SEC on March 10, 2021);

•	Definitive Proxy Statement on Schedule 14A for the 2021 annual meeting of stockholders (filed with the SEC on April 28, 2021);

•

Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021, June  30, 2021 and September 30, 2021 (filed with the SEC on May 5, 2021, August 5, 2021 and November 4, 2021, respectively);

•

Current Reports on Form 8-K filed with the SEC on February 8, 2021, June 9, 2021, June 29, 2021, August 11, 2021, September 15, 2021 and October 29, 2021 (in each of the foregoing cases, other than documents or portions of those documents deemed to be furnished but not filed, including any information furnished pursuant to Item 2.02 or Item 7.01); and

•

Any description of shares of GreenSky Class A common stock contained in a registration statement filed pursuant to the Exchange Act and any amendment or report filed for the purpose of updating such description.

Notwithstanding the foregoing, information furnished by GS Group or GreenSky on any Current Report on Form 8-K, including the related exhibits, that, pursuant to and in accordance with the rules and regulations of the SEC, is not deemed “filed” for purposes of the Exchange Act will not be deemed to be incorporated by reference into this proxy statement/prospectus.

You can obtain any of the documents listed above from the SEC, through the website of the SEC at the address described above or from GS Group or GreenSky, as applicable, by requesting them in writing or by telephone at the following address:

The Goldman Sachs Group, Inc. Attention: Investor Relations 200 West Street New York, New York 10282 (212)-902-1000 gs-investor-relations@gs.com	GreenSky, Inc. Attention: Investor Relations 5565 Glenridge Connector, Suite 700 Atlanta, Georgia 30342 (470) 284-7017 investors@greensky.com

These documents are available from GS Group or GreenSky, as applicable, without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT/PROSPECTUS TO VOTE YOUR SHARES OF GREENSKY COMMON STOCK AT THE SPECIAL MEETING. NEITHER GS GROUP NOR GREENSKY HAVE AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS READS ONLY AS OF THE DATE OF THIS PROXY STATEMENT/PROSPECTUS UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES. NEITHER THE DELIVERY OF THIS DOCUMENT NOR ANY DISTRIBUTION OF SECURITIES PURSUANT TO THIS DOCUMENT SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH OR INCORPORATED INTO THIS DOCUMENT BY REFERENCE OR IN GS GROUP’S OR GREENSKY’S AFFAIRS SINCE THE DATE OF THIS DOCUMENT.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

By and Among

THE GOLDMAN SACHS GROUP, INC.,

GOLDMAN SACHS BANK USA,

GREENSKY, INC.

and

GREENSKY HOLDINGS, LLC

Dated as of September 14, 2021

A-i

A-ii

Exhibit A	Limited Liability Company Agreement of Surviving LLC 1
Exhibit B	Operating Agreement of Surviving LLC 2

A-iii

This AGREEMENT AND PLAN OF MERGER, dated as of September 14, 2021 (this “Agreement”), is by and among The Goldman Sachs Group, Inc., a Delaware corporation (“Parent”), Goldman Sachs Bank USA, a bank organized under the laws of the State of New York and a wholly owned Subsidiary of Parent (“Parent Bank” and together with Parent, the “Parent Entities”), GreenSky, Inc., a Delaware corporation (the “Company”), and GreenSky Holdings, LLC, a Georgia limited liability company and a Subsidiary of the Company (“Holdings”). Certain capitalized terms used in this Agreement are defined in Section 8.12.

WHEREAS, the parties intend that (a) upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”), Parent Bank will establish a new wholly owned Subsidiary, which will be a Delaware limited liability company (“Merger Sub 1”), and the Company will be merged with and into Merger Sub 1 (the “Company Merger”), with Merger Sub 1 surviving the Company Merger as a wholly owned subsidiary of Parent Bank, and pursuant to the Company Merger each share of the Class A common stock, par value $0.01 per share, of the Company (“Company Class A Common Stock”) (other than shares of Company Class A Common Stock canceled pursuant to Section 2.1(a)(ii) hereof), will be converted into the right to receive the Merger Consideration, (b) the Company Merger qualify as a “reorganization” within the meaning of Section 368(a)(1) of the Code (the “Intended Tax Treatment”) and (c) this Agreement be, and be hereby adopted as, a “plan of reorganization” for purposes of Section 368 of the Code and the U.S. Treasury Regulations thereunder;

WHEREAS, the parties intend that, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Georgia Limited Liability Company Act (“GLLCA”), Parent Bank will establish a new wholly owned Subsidiary, which will be a Georgia limited liability company (“Merger Sub 2”), and Merger Sub 2 will be merged with and into Holdings (the “Holdings Merger” and together with the Company Merger, the “Mergers”), with Holdings surviving the Holdings Merger as a Subsidiary of Parent Bank and Merger Sub 1, and pursuant to the Holdings Merger each common unit of Holdings (the “Common Units”) (other than those Common Units converted pursuant to Section 2.1(b)(ii) hereof) will be converted into the right to receive the Merger Consideration;

WHEREAS, pursuant to the Amended and Restated Certificate of Incorporation of the Company, dated May 22, 2018 (the “Charter”), no consideration may be paid on the Class B common stock, par value $0.001 per share, of the Company (“Company Class B Common Stock” and together with Company Class A Common Stock, “Company Common Stock”) in connection with any merger of the Company, including the Company Merger;

WHEREAS, pursuant to the Charter, if any outstanding shares of Company Class B Common Stock cease to be held by a holder of a corresponding number of Common Units for any reason, such shares of Company Class B Common Stock shall automatically and without further action on the part of the Company or any holder of Company Class B Common Stock be deemed to be transferred to the Company and shall be retired;

WHEREAS, upon consummation of the Holdings Merger, no shares of Company Class B Common Stock will be held by any holder of Common Units (each such holder, a “Member”) and, accordingly, all shares of Company Class B Common Stock shall automatically be deemed transferred to the Company and shall be retired;

WHEREAS, the Board of Directors of the Company has (i) determined that it is in the best interests of the Company and the Company’s stockholders, and declared it advisable, that the Company enter into this Agreement and consummate the Transactions, (ii) adopted resolutions approving and declaring the advisability of this Agreement and the consummation of the Transactions, including the Company Merger, (iii) adopted resolutions recommending that the stockholders of the Company entitled to vote adopt this Agreement (this clause (iii), the “Company Board Recommendation”) and (iv) directed that this Agreement and the Transactions be submitted to the stockholders of the Company entitled to vote for adoption;

WHEREAS, the Board of Directors of the Company, on behalf of the Company in its capacity as manager of Holdings, has (i) authorized and approved the adoption, execution, delivery and performance by Holdings of this Agreement and the consummation of the Transactions, including the Holdings Merger, (ii) directed that this Agreement and the Transactions be submitted to the Members for their authorization and approval and (iii) recommended that the Members authorize and approve this Agreement;

WHEREAS, immediately following the execution and delivery of this Agreement, the Company will obtain and deliver to the Parent Entities duly executed, true, correct and complete copies of irrevocable written consents (the “Members’ Consent”) of certain Members (the “Consenting Members”), to be effective by their terms immediately following execution thereof, evidencing the Requisite Member Approval;

WHEREAS, the Board of Directors of Parent has (i) duly authorized and approved the execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the Transactions, including the issuance of the Merger Consideration consisting of shares of Parent’s common stock, par value $0.01 per share (“Parent Common Stock”), on the terms and subject to the conditions set forth in this Agreement, and (ii) declared this Agreement advisable;

WHEREAS, the Board of Directors of Parent Bank has (i) duly authorized and approved the execution, delivery and performance by Parent Bank of this Agreement and the consummation by Parent Bank of the Transactions and (ii) declared this Agreement advisable;

WHEREAS, the Board of Directors of Parent Bank, on behalf of Parent Bank in its capacities as sole member of Merger Sub 1 and sole member of Merger Sub 2, will approve and adopt this Agreement and the consummation by Merger Sub 1 and Merger Sub 2 of the Transactions by written consent immediately following the formation of Merger Sub 1 and Merger Sub 2 in accordance with this Agreement;

WHEREAS, as a requirement of Parent, to induce the Parent Entities to enter into this Agreement, the Tax Receivable Agreement has been amended in accordance with the TRA Amendment, which is effective and binding on all parties to the Tax Receivable Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to the Parent Entities’ willingness to enter into this Agreement, the Parent Entities and David Zalik (the “Founder”) are entering into a holdback agreement (the “Holdback Agreement”), pursuant to which, among other things, a portion of the Merger Consideration payable to the Founder under this Agreement will be withheld at the Closing and payable in accordance with the terms and upon the conditions of the Holdback Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to the Parent Entities’ willingness to enter into this Agreement, Parent and certain stockholders of the Company are entering into a voting agreement (the “Voting Agreement”), pursuant to which, among other things, such stockholders have agreed to vote to adopt this Agreement, upon the terms and subject to the conditions set forth therein;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to the Company’s willingness to enter into this Agreement, the parties and/or their Affiliates are entering into a commitment letter pursuant to which Parent or an Affiliate thereof will commit to provide a standby loan participation purchase commitment on the terms and conditions described therein (the “Standby Facility Commitment Letter”), under which facility, among other things, Parent or an Affiliate thereof will purchase, from time to time, certain economic participations in loans originated by Bank Partners through the Program; and

WHEREAS, the Company, Holdings, Parent and Parent Bank desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Company, Holdings, Parent and Parent Bank hereby agree as follows:

ARTICLE I

The Merger

1.1 The Mergers.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the provisions of the DGCL and the DLLCA, at the Company Merger Effective Time, the Company shall be merged with and into Merger Sub 1, the separate corporate existence of the Company shall thereupon cease, and Merger Sub 1 shall be the surviving entity in the Company Merger. Merger Sub 1, as the surviving entity after the Company Merger, is hereinafter referred to as “Surviving LLC 1”.

(b) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the provisions of the GLLCA, at the Holdings Merger Effective Time, Merger Sub 2 shall be merged with and into Holdings, the separate existence of Merger Sub 2 shall thereupon cease, and Holdings shall be the surviving entity in the Holdings Merger. Holdings, as the surviving entity after the Holdings Merger, is hereinafter referred to as “Surviving LLC 2”.

1.2 Closing. The closing of the Mergers (the “Closing”) shall take place at 8:00 a.m. (New York City time) on the second business day (the “Closing Date”) following the satisfaction or waiver (to the extent such waiver is permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019, or on such other date, time or at such place (or by means of remote communication) as agreed to in writing by Parent and the Company.

1.3 Effective Time.

(a) Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties hereto shall cause the Mergers to be consummated by filing:

(i) a certificate of merger executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL and the DLLCA (the “Certificate of Company Merger”), and shall make all other filings (including in connection with Section 1.5(a)), recordings or publications required under the DGCL or the DLLCA in connection with the Company Merger. The Company Merger shall become effective at the time that the Certificate of Company Merger is duly filed with and accepted by the Secretary of State of the State of Delaware (the “Secretary of State of Delaware”) or at such later time as is agreed to by the parties hereto prior to the filing of such Certificate of Company Merger and specified in the Certificate of Company Merger (the time at which the Company Merger becomes effective is herein referred to as the “Company Merger Effective Time”); and

(ii) articles of merger executed in accordance with, and in such form as is required by, the relevant provisions of the GLLCA (the “Certificate of Holdings Merger”) and shall make all other filings, recordings or publications required under the GLLCA in connection with the Holdings Merger. The Holdings Merger shall become effective at the time that the Certificate of Holdings Merger is duly filed with and accepted by the Secretary of State of the State of Georgia (the “Secretary of State of Georgia”) or at such later time as is agreed to by the parties hereto prior to the filing of such Certificate of Holdings Merger and specified in the Certificate of Holdings Merger (the time at which the

Holdings Merger becomes effective is herein referred to as the “Holdings Merger Effective Time” and the time at which both the Holdings Merger and the Company Merger become effective herein is referred to as the “Effective Time”).

1.4 Effects of the Mergers.

(a) The Company Merger shall have the effects provided in this Agreement and as set forth in the applicable provisions of the DGCL and the DLLCA, including Section 259 of the DGCL and Section 18-209 of the DLLCA.

(b) The Holdings Merger shall have the effects provided in this Agreement and as set forth in the applicable provisions, including Section 11-905(a), of the GLLCA.

1.5 Organizational Documents of Surviving LLC 1. At the Company Merger Effective Time, (a) pursuant to the Certificate of Company Merger, Surviving LLC 1 shall change its name to “GreenSky Parent, LLC” and the certificate of formation of Merger Sub 1 as in effect immediately prior to the Company Merger Effective Time shall be the certificate of formation of Surviving LLC 1 (except that references to Merger Sub 1’s name shall be replaced by references to “GreenSky Parent, LLC”), and (b) the limited liability company agreement of Merger Sub 1 (which shall be in the form attached hereto as Exhibit A) as in effect immediately prior to the Company Merger Effective Time shall be the limited liability company agreement of Surviving LLC 1 (except, in each case, that references to Merger Sub 1’s name shall be replaced by references to “GreenSky Parent, LLC”), in each case until thereafter amended as provided therein or by applicable Law (and subject to Section 5.6).

1.6 Organizational Documents of Surviving LLC 2. At the Holdings Merger Effective Time, the articles of organization and the operating agreement of Merger Sub 2 (which shall be in substantially the form attached hereto as Exhibit B) as in effect immediately prior to the Holdings Merger Effective Time shall be the articles of organization and the operating agreement, respectively, of Surviving LLC 2 (except, in each case, that references to Merger Sub 2’s name shall be replaced by references to GreenSky Holdings, LLC and, in the case of the operating agreement, such operating agreement shall be modified to reflect the addition of Surviving LLC 1 as a member of Surviving LLC 2) until thereafter amended as provided therein or by applicable Law (and subject to Section 5.6).

1.7 Managers and Officers of Surviving LLC 1.

(a) The managers of Merger Sub 1 immediately prior to the Company Merger Effective Time, if any, shall be the managers of Surviving LLC 1 immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of formation and the limited liability company agreement of Surviving LLC 1.

(b) The officers of Merger Sub 1 immediately prior to the Company Merger Effective Time, if any, shall be the officers of Surviving LLC 1 until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of formation and the limited liability company agreement of Surviving LLC 1.

ARTICLE II

Effect of the Mergers on Equity Interests; Exchange of Certificates;

Equity-Based Awards

2.1 Effect on Equity Interests.

(a) Effect on Capital Stock. At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of the Company, Parent, Parent Bank, Merger Sub 1 or the holders of any shares of Company Common Stock or any units of limited liability company interests of Merger Sub 1:

(i) Equity Interests of Merger Sub 1. All equity interests in Merger Sub 1 issued and outstanding immediately prior to the Company Merger Effective Time shall be converted into and exchanged for a number of units of limited liability company interests in Surviving LLC 1 equal to the number of shares of Company Common Stock converted into the Merger Consideration pursuant to Section 2.1(a)(iii), which shall constitute the only issued and outstanding limited liability company interests of Surviving LLC 1 immediately following the Company Merger Effective Time.

(ii) Cancelation of Certain Shares. All shares of Company Common Stock that are owned by the Company as treasury shares immediately prior to the Company Merger Effective Time shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor. All shares of Company Common Stock then held by Parent, Parent Bank, Merger Sub 1 or Merger Sub 2, in each case, not held on behalf of third parties (including in a fiduciary, custodial, nominee or similar capacity), shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(iii) Conversion of Company Class A Common Stock. Each issued and outstanding share of Company Class A Common Stock (other than shares of Company Class A Common Stock to be canceled in accordance with Section 2.1(a)(ii) hereof) shall be converted automatically into and shall thereafter represent only the right to receive 0.03 (the “Exchange Ratio”) shares of Parent Common Stock (the “Merger Consideration”). As of the Company Merger Effective Time, all such shares of Company Class A Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Company Merger Effective Time represented any such share of Company Class A Common Stock (each, a “Share Certificate”) or non-certificated shares of Company Class A Common Stock held in book-entry form (each, a “Book-Entry Share”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock, if any, and any unpaid dividends or other distributions, in each case, in accordance with the procedures set forth in this Article II.

(iv) Cancelation of Company Class B Common Stock. As of the Holdings Merger Effective Time, no shares of Company Class B Common Stock will be held by any holder of Common Units and, pursuant to the Charter, all such shares of Company Class B Common Stock shall be automatically deemed transferred to the Company and shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(b) Effect on Limited Liability Company Interests. At the Holdings Merger Effective Time, by virtue of the Holdings Merger and without any action on the part of the Company, Holdings, Parent, Parent Bank, Merger Sub 2 or the holders of any Common Units or any limited liability company interests in Merger Sub 2:

(i) Equity Interests of Merger Sub 2. All equity interests in Merger Sub 2 issued and outstanding immediately prior to the Holdings Merger Effective Time shall be converted into and become a number of units of limited liability company interests in Surviving LLC 2 equal to the number of Common Units converted into the Merger Consideration pursuant to Section 2.1(b)(iii) of this Agreement.

(ii) Company Interest in Holdings. All Common Units that are owned by the Company immediately prior to the Holdings Merger Effective Time shall be converted into and become a number of units of limited liability company interests in Surviving LLC 2 equal to the number of Common Units owned by the Company immediately prior to the Holdings Merger Effective Time.

(iii) Conversion of Common Units. Each issued and outstanding Common Unit (other than Common Units to be converted in accordance with Section 2.1(b)(ii)) shall be converted automatically into and shall thereafter represent only the right to receive the Merger Consideration. As of the Holdings Merger Effective Time, all such Common Units shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a Common Unit (other than the Company) immediately prior to the Holdings Merger Effective Time shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock, if any, and any unpaid dividends or other distributions, in each case, in accordance with the procedures set forth in this Article II.

2.2 Exchange Matters.

(a) Exchange Agent. Prior to the Closing Date, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Exchange Agent”) for payment of the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock, if any, and any unpaid dividends or other distributions, in each case, in accordance with the procedures set forth in this Article II and, in connection therewith, prior to the Closing Date shall enter into an agreement with the Exchange Agent in a form reasonably acceptable to the Company (the “Exchange Agent Agreement”). At or prior to the Effective Time, Parent shall (i) (A) deposit or cause to be deposited with the Exchange Agent an aggregate number of shares of Parent Common Stock equal to the aggregate Merger Consideration and (B) authorize the Exchange Agent to issue an aggregate number of shares of Parent Common Stock equal to the aggregate Merger Consideration and (ii) deposit or cause to be deposited with the Exchange Agent any cash payable in lieu of fractional shares pursuant to Section 2.2(c). In addition, Parent shall deposit or cause to be deposited with the Exchange Agent, as necessary from time to time after the Effective Time, dividends or other distributions, if any, to which the holders of Share Certificates, Book-Entry Shares or Common Units may be entitled pursuant to Section 2.2(d) (the shares of Parent Common Stock and any cash deposited with the Exchange Agent pursuant to this Section 2.2(a), being hereinafter referred to as the “Exchange Fund”). Pending its disbursement in accordance with this Section 2.2, any cash included in the Exchange Fund shall be invested by the Exchange Agent as directed by Parent in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services, (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion or (v) AAA rated 2A-7 fixed NAV money market funds. Parent shall promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Exchange Agent to make any cash payments contemplated by this Section 2.2 in accordance herewith. No investment losses resulting from investment of the funds deposited with the Exchange Agent or any return of funds to Parent from the Exchange Fund shall diminish the rights of any holder of Share Certificates, Book-Entry Shares or Common Units to receive the Merger Consideration or any cash payments contemplated by this Section 2.2 as provided herein. Any interest and other income resulting from such investment (if any) in excess of the aggregate amount of any cash payments payable pursuant to the terms of this Agreement shall be promptly returned to Parent, as determined by Parent, in accordance with the terms and conditions of the Exchange Agent Agreement.

(b) Payment Procedures.

(i) As promptly as practicable after the Effective Time (but in no event more than three business days thereafter), Parent shall cause the Exchange Agent to mail to each Person who was, at the Company Merger Effective Time, a holder of Share Certificates (other than Share Certificates representing a share of Company Class A Common Stock to be canceled in accordance with Section 2.1(a)(ii)) (x) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Share Certificates shall pass, only upon delivery of the Share Certificates (or affidavits of loss in lieu of Share Certificates as provided in Section 2.2(f)) to the Exchange Agent, and which shall be in such form and shall have such other customary provisions as Parent and the Company may reasonably agree prior to the Closing Date) and (y) instructions for use in effecting the surrender of the Share Certificates to the Exchange Agent.

(ii) Upon delivery of a letter of transmittal as contemplated in subsection (i) of this Section 2.2(b), duly completed and validly executed in accordance with such letter’s instructions (and such other customary documents as may reasonably be required by the Exchange Agent), together with surrender of a Share Certificate to the Exchange Agent (or an affidavit of loss in lieu of a Share Certificate as provided in Section 2.2(f)), the holder of such Share Certificate shall be entitled to receive in exchange therefor the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock, if any, and any unpaid dividends or other distributions, in each case, to be issued or paid pursuant to the provisions of this Article II for each share of Company Class A Common Stock formerly represented by such Share Certificate, and the Share Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 2.2, each Share Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock, if any, and any unpaid dividends or other distributions, in each case, as contemplated by this Article II.

(iii) The Persons who were, at the Effective Time, holders of Book-Entry Shares or Common Units shall not be required to take any action with respect to the exchange of their Book-Entry Shares or Common Units for the Merger Consideration. With respect to Book-Entry Shares and Common Units not held through the Depository Trust Company (“DTC”), as promptly as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to the holder of record of such Book-Entry Shares or Common Units a statement reflecting the number of whole shares of Parent Common Stock issued to such holder pursuant to Section 2.1(a)(iii) or Section 2.1(b)(iii) (with respect to the Founder, after giving effect to the required withholding of Holdback Shares as provided in Section 2.7) in the name of such holder and a check in the amount (after giving effect to any required withholdings under applicable Tax Law as provided in Section 2.2(i)) of any cash in lieu of fractional shares of Parent Common Stock, and any unpaid dividends or other distributions, in each case, that such holder has the right to receive pursuant to Article II, as well as appropriate materials (in a form to be reasonably agreed by the Company and Parent) advising the holder of the completion of the Closing. With respect to Book-Entry Shares or Common Units held through DTC, Parent, the Company and Holdings shall cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees as soon as reasonably practicable after the Effective Time, upon surrender of Book-Entry Shares or Common Units held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Merger Consideration (after giving effect to the required withholding of Holdback Shares as provided in Section 2.7), cash in lieu of fractional shares of Parent Common Stock, if any, and any unpaid non-stock dividends and any other dividends or other distributions, in each case, to be issued or paid pursuant to this Article II.

(iv) With respect to Share Certificates, if payment of the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock, if any, and any unpaid dividends or other distributions, in each case, to be issued or paid pursuant to this Article II is to be made to a Person other than the Person in whose name the surrendered Share Certificate is registered, Parent may cause the Exchange Agent to pay or issue the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock, if any, and unpaid dividends or other distributions to such Person only if such Share Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence to the reasonable satisfaction of the Exchange Agent that any applicable stock transfer or similar Taxes have been paid or are not applicable. With respect to Book-Entry Shares and

Common Units, payment of the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock, if any, and any unpaid dividends or other distributions, in each case, to be issued or paid pursuant to this Article II, shall only be made to the Person in whose name such Book-Entry Shares or Common Units, as applicable, are registered in the stock transfer books of the Company or Holdings, respectively, as of the Effective Time.

(v) No interest will be paid or accrued on any amount payable for Share Certificates, Book-Entry Shares or Common Units pursuant to this Article II.

(c) Fractional Shares. Notwithstanding anything in this Agreement to the contrary, no fractional shares of Parent Common Stock will be issued upon the conversion of shares of Company Class A Common Stock pursuant to Section 2.1(a)(iii) or Common Units pursuant to Section 2.1(b)(iii). In lieu of any such fractional shares, each holder of Share Certificates, Book-Entry Shares or Common Units who would otherwise be entitled to such fractional shares shall be entitled to an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (a) the amount of the fractional share interest in a share of Parent Common Stock to which such holder would, but for this Section 2.2(c), be entitled under Section 2.1(a)(iii) and Section 2.1(b)(iii), and (b) an amount equal to the average of the volume weighted average price per share of Parent Common Stock on the New York Stock Exchange as reported in the Eastern Edition of The Wall Street Journal on the trading day immediately prior to the Effective Time for five trading days ending on the first business day immediately prior to the Closing Date. No holder of shares of Company Class A Common Stock or Common Units shall be entitled by virtue of the right to receive cash in lieu of fractional shares of Parent Common Stock described in this Section 2.2(c) to any dividends, voting rights or any other rights in respect of any fractional share of Parent Common Stock. The payment of cash in lieu of fractional shares of Parent Common Stock is not a separately bargained-for consideration but merely represents a mechanical rounding-off of the fractions in the exchange.

(d) Distributions with Respect to Un-surrendered Shares. All shares of Parent Common Stock to be issued pursuant to the Mergers shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of Parent Common Stock to be issued pursuant to this Agreement. No dividends or other distributions in respect of shares of Parent Common Stock shall be paid to any holder of any un-surrendered Share Certificate (including in respect of any Book-Entry Shares and Common Units held by such holder) until the Share Certificate (or affidavit of loss in lieu of a Share Certificate as provided in Section 2.2(f)) is surrendered for exchange in accordance with this Article II. Subject to applicable Law, following such surrender, there shall be issued or paid to the holder of record of the whole shares of Parent Common Stock issued in exchange for the Share Certificates (and any Book-Entry Shares and Common Units held by such holder) in accordance with this Article II, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time and prior to surrender, but with a payment date subsequent to surrender. Such holder of Book-Entry Shares or Common Units shall be entitled to vote after the Effective Time at any meeting of Parent stockholders with a record date at or after the Effective Time the number of whole shares of Parent Common Stock into which the shares represented by such Book-Entry Shares or Common Units have been exchanged pursuant to this Agreement, regardless of whether such holder has exchanged its Share Certificates.

(e) Transfer Books; No Further Ownership Rights. The Merger Consideration issued or paid in respect of the equity interests of the Company and Holdings in accordance with the terms of this Article II shall be deemed to have been issued or paid in full satisfaction of all ownership rights in such equity interests, and at the Effective Time, the transfer books of the Company and Holdings, as applicable, shall be closed and thereafter there shall be no further registration of transfers on the transfer books of Surviving LLC 1 or Surviving LLC 2 of the equity interests of the Company and Holdings, as applicable, that were outstanding immediately prior to the

Effective Time. From and after the Effective Time, the holders of the equity interests of the Company and Holdings outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares or units, as applicable, except as otherwise provided for herein or by applicable Law. Subject to the last sentence of Section 2.2(g), if, at any time after the Effective Time, Share Certificates, Book-Entry Shares or Common Units are presented to Surviving LLC 1 or Surviving LLC 2, as applicable, for any reason, they shall be canceled and exchanged as provided in this Article II.

(f) Lost, Stolen or Destroyed Certificates. If any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Share Certificate to be lost, stolen or destroyed and, if required by Surviving LLC 1, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Share Certificate, the Exchange Agent will pay, in exchange for such lost, stolen or destroyed Share Certificate, the applicable Merger Consideration, cash in lieu of fractional shares of Parent Common Stock, if any, and any unpaid dividends or other distributions, in each case, to be issued or paid in respect of the share of Company Class A Common Stock formerly represented by such Share Certificate as contemplated by this Article II.

(g) Termination of Exchange Fund. At any time following the first anniversary of the Closing Date, Parent shall be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund which has not been disbursed to holders of Share Certificates, Book-Entry Shares or Common Units, and thereafter such holders shall be entitled to look only to Parent for, and Parent shall remain liable for, payment of their claims for the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock, if any, and any unpaid dividends or other distributions, in each case, that such holder has the right to receive pursuant to the provisions of this Article II. Notwithstanding the foregoing, any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(h) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, Surviving LLC 1, Surviving LLC 2 or the Exchange Agent shall be liable to any Person for Merger Consideration, cash in lieu of fractional shares of Parent Common Stock, if any, and any unpaid dividends or other distributions, in each case, to be issued or paid pursuant to this Article II, properly delivered to a public official pursuant to any applicable state, federal or other abandoned property, escheat or similar Law.

(i) Withholding. Each of Parent, Parent Bank, Merger Sub 1, Merger Sub 2, the Company, Holdings, Surviving LLC 1, Surviving LLC 2 and the Exchange Agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted or withheld under applicable Tax Law. To the extent that amounts are so deducted or withheld and paid over to the relevant Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

2.3 Equity-Based Awards.

(a) Each option to purchase shares of Company Common Stock (each, a “Company Stock Option”) outstanding immediately prior to the Company Merger Effective Time, whether vested or unvested, shall, as of the Company Merger Effective Time, be canceled and the holder thereof shall then become entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, a lump-sum cash payment, without interest, equal to the product of (i) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Company Merger Effective Time and (ii) the excess, if any, of (A) the Merger Consideration Value (or, if such Company Stock Option is subject to a cap on the value received upon the exercise of the Company Stock Option, the amount of such cap, if less than the Merger Consideration Value) over (B) the per share exercise price of such Company Stock Option; provided that (i) such lump-sum shall be reduced by any applicable withholding taxes in accordance with Section 2.4 and (ii) any such Company Stock

Option with a per share exercise price that is equal to or greater than the Merger Consideration Value shall be canceled for no consideration.

(b) Each share of Company Common Stock subject to forfeiture conditions (each, a “Company Restricted Share”) granted prior to the date of this Agreement and outstanding immediately prior to the Company Merger Effective Time (other than Company Restricted Shares covered by an agreement between Parent and the applicable holder pursuant to which such holder has agreed that this Section 2.3(b) shall not apply to such Company Restricted Shares) shall vest in full as of immediately prior to the Company Merger Effective Time and shall be treated the same as other shares of Company Common Stock in accordance with Section 2.1(a)(iii), subject to Section 2.4.

(c) Each Company Restricted Share granted on or following the date of this Agreement and outstanding immediately prior to the Company Merger Effective Time shall, as of the Company Merger Effective Time, be cancelled and substituted with an award of a number of whole shares of Parent Common Stock subject to vesting or other transfer restrictions (the “Parent Restricted Shares”) (rounded up to the nearest whole share) equal to the product of (i) the number of shares of Company Common Stock covered by such Company Restricted Share as of immediately prior to the Company Merger Effective Time and (ii) the Exchange Ratio. Except as otherwise provided in this Section 2.3(c), each such Company Restricted Share cancelled and substituted with a Parent Restricted Share pursuant to this Section 2.3(c) shall have, and shall be subject to, equivalent terms and conditions (including the right to receive dividends and vesting terms, after giving effect to any “change in control” post-termination protections under the Equity Plans or award agreement; provided that Parent may accelerate the vesting of any substituted award so that it will vest on a regularly scheduled vesting date for Parent Restricted Share awards that will be no later than the original vesting schedule) as applied to the corresponding Company Restricted Share as of immediately prior to the Effective Time.

(d) Each Common Unit subject to forfeiture conditions (each a “Restricted Unit”) outstanding immediately prior to the Holdings Merger Effective Time shall vest in full as of immediately prior to the Holdings Merger Effective Time, shall be treated the same as other Common Units in accordance with Section 2.1(b)(iii) and the holder thereof shall be entitled to receive any previously declared distributions to Members that have been held back pending vesting of the applicable Common Unit, subject to Section 2.4.

(e) Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any duly authorized committee thereof administering the Equity Plans) shall adopt such resolutions and take such other actions as may be required to provide for the treatment of the Equity-Based Awards as contemplated by this Section 2.3.

(f) If registration of the shares of Parent Common Stock issuable under Section 2.3(b) is required under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the “Securities Act”), on the Closing Date, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate form), or utilize a previously filed and currently effective form, with respect to such shares of Parent Common Stock.

2.4 Payments with Respect to Equity-Based Awards. Notwithstanding anything in this Agreement to the contrary, all amounts payable pursuant to this Article II in respect of each Equity-Based Award and each Common Unit that was granted as compensation and, in each case, with respect to which Surviving LLC 1 or Surviving LLC 2 or any of their respective Subsidiaries has a Tax withholding obligation, other than the Equity-Based Awards covered by Section 2.3(c), shall be paid promptly after the Effective Time (but in any event, no later than the first payroll date that occurs more than five business days after the Effective Time), by Surviving LLC 1 or Surviving LLC 2 or any of their applicable Subsidiaries through their payroll systems, less applicable Tax withholdings, to the holders of the Equity-Based Awards, and all amounts payable pursuant to this Article II in respect of all other Equity-Based Awards, other than the Equity-Based Awards covered by Section 2.3(c), shall be paid in accordance with Section 2.2; provided, however, that to the extent any such payment would cause an impermissible acceleration event under Section 409A of the Code (“Section 409A”), such amounts shall be paid at the earliest time such payment would not cause an impermissible acceleration event under Section 409A.

2.5 Adjustments. If between the date hereof and the Company Merger Effective Time or the Holdings Merger Effective Time, as applicable, the outstanding shares of Company Class A Common Stock or Common Units, respectively, shall have been changed into a different number of shares, units or a different class or there is a change in the number of issued and outstanding shares of Parent Common Stock, in each case, by reason of the occurrence or record date of any stock or unit split, reverse share or unit split, dividend or distribution (including any dividend or other distribution of securities convertible into shares of Company Class A Common Stock, Common Units or Parent Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or units or other like change, the Merger Consideration and any other amounts payable pursuant to this Article II shall be appropriately adjusted to reflect such stock or unit split, reverse share or unit split, dividend or distribution (including any dividend or other distribution of securities convertible into shares of Company Class A Common Stock, Common Units or Parent Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or units or other like change; provided, however, that nothing in this Section 2.5 shall be construed to permit the Company, Holdings or Parent to take any action otherwise prohibited by this Agreement.

2.6 No Appraisal or Dissenters’ Rights.

(a) In accordance with Section 262 of the DGCL, no appraisal or dissenters’ rights shall be available to the holders of Company Class A Common Stock in connection with the Company Merger.

(b) In accordance with the operating agreement of Holdings, as amended, and the applicable provisions of the GLLCA, no appraisal or dissenters’ rights shall be available to the holders of Common Units in connection with the Holdings Merger.

2.7 Holdback Shares. Notwithstanding anything to the contrary in the other provisions of this Agreement, Parent shall withhold (or shall cause to be withheld) from the shares of Parent Common Stock to be issued to the Founder pursuant to Section 2.1(b)(iii) at the Holdings Merger Effective Time the number of shares of Parent Common Stock (the “Holdback Shares”) specified by the terms of the Holdback Agreement pursuant to the terms and conditions set forth therein and the Founder shall be entitled to receive the Holdback Shares to be issued to the Founder pursuant to this Agreement as provided for and in accordance with the terms set forth in the Holdback Agreement.

ARTICLE III

Representations and Warranties of the Company and Holdings

The Company and Holdings represent and warrant to Parent and Parent Bank that, except as (A) set forth in the confidential disclosure letter delivered by the Company to Parent concurrently with or prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any information, item or matter set forth in one section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that such information, item or matter is relevant to such other section or subsection) or (B) disclosed in any report, schedule, form, statement or other document filed with, or furnished to, the SEC by the Company and publicly available prior to the execution of this Agreement (the “Filed SEC Documents”), other than any risk factor disclosure (other than any statements of fact or other statements that are not forward-looking and cautionary in nature) in any such Filed SEC Document contained in the “Risk Factors” section thereof or other similarly cautionary, forward-looking or predictive statements in such Filed SEC Documents:

3.1 Organization; Standing.

(a) The Company is a corporation duly organized and validly existing under the laws of the State of Delaware, is in good standing with the Secretary of State of Delaware and has all requisite corporate power and corporate authority necessary to carry on its business as it is now being conducted, except (other than with respect to the Company’s due organization and valid existence) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. True, correct and complete copies of the Company Charter Documents are included in the Filed SEC Documents.

(b) Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing (to the extent such concept is recognized under applicable Law) under the Laws of the jurisdiction of its organization, except where the failure to be so organized, existing and in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. A true, correct and complete copy of the Holdings Operating Agreement is included in the Filed SEC Documents.

(c) Each of the Company and Holdings is duly licensed or qualified to do business and is in good standing (to the extent such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.2 Capitalization.

(a) The authorized shares of the Company consist of 300,000,000 shares of Company Class A Common Stock, par value $0.01 per share, 200,000,000 shares of Company Class B Common Stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Shares”). At the close of business on September 8, 2021 (the “Capitalization Date”), (i) 81,043,360.77 shares of Company Class A Common Stock were issued and outstanding (including 5,221,554.77 Company Restricted Shares), (ii) 14,435,336 shares of Company Class A Common Stock were reserved and available for issuance pursuant to the Equity Plans of which amount 2,691,326 shares of Company Class A Common Stock were subject to outstanding Company Stock Options, (iii) 103,243,669.46 shares of Company Class B Common Stock were issued and outstanding, and (iv) no Company Preferred Shares were issued or outstanding. Since the Capitalization Date through the date hereof, neither the Company nor any of its Subsidiaries has (1) issued any Company Securities (as defined below) or incurred any obligation to make any payments based on the price or value of any Company Securities or (2) established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any shares of the Company, other than, in each case, pursuant to the Exchange Documents, the vesting or settlement of Company Restricted Shares, the exercise of Company Stock Options or the forfeiture or withholding of Taxes with respect to Company Stock Options or Company Restricted Shares.

(b) Except as described in this Section 3.2 and the Exchange Documents, as of the Capitalization Date, there are (i) no outstanding shares of capital stock of, or other equity or voting interests in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests in, the Company (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities. Other than the Exchange Documents, there are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities (other than pursuant to the exercise of Company Stock Options or the forfeiture of, or withholding of Taxes with respect to, Company Stock Options or Company Restricted Shares), or obligate the Company to grant, extend or enter into any such agreements relating to any Company Securities, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal, options, warrants, conversion rights, stock appreciation rights, redemption rights or similar rights with respect to any Company Securities. Except as required by the Exchange Documents, no direct or indirect Subsidiary of the Company owns any Company Common Stock. Other than the Exchange Documents, none of the Company or any Subsidiary of the Company is a party to any stockholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities or any other agreement relating to the disposition, voting or dividends with respect to any Company Securities. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(c) The Company has made available to Parent a true, correct and complete listing of all outstanding Equity-Based Awards as of the Capitalization Date setting forth, as of the Capitalization Date, the number of shares of Company Common Stock or Common Units, as applicable, subject to each Equity-Based Award and the holder’s current or former Company identification number (if applicable) or name (if not a current or former employee), grant date, vesting schedule, exercise price (if any) and amount of any related unpaid previously declared distributions with respect to each such award, as applicable.

(d) As of the Capitalization Date, 184,287,030.23 Common Units (including 302,059.78 Restricted Units) were issued and outstanding, 81,043,360.77 of which were owned directly by the Company. All Common Units owned by the Company are owned free and clear of any Liens and transfer restrictions, except for Permitted Liens and such Liens and transfer restrictions of general applicability as may be provided under the Securities Act or other applicable securities Laws (including any restriction on the right to vote, sell or otherwise dispose of such shares of capital stock or other equity or voting interest) or transfer restrictions contained in the Holdings Operating Agreement. There are no equity interests of Holdings issued and outstanding other than the Common Units. The Company has made available to Parent a true, complete and correct list of all holders of Common Units and the number of Common Units held by such holders, in each case, as of the Capitalization Date, including a list separately identifying any Common Unit that was granted as compensation and with respect to which Surviving LLC 1, Surviving LLC 2 or any of their respective Subsidiaries has a Tax withholding obligation.

(e) Except as described in this Section 3.2 and the Exchange Documents, as of the Capitalization Date, there are (i) no outstanding equity or voting interests in Holdings, (ii) no outstanding securities of Holdings convertible into or exchangeable for equity or voting interests in Holdings, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from Holdings, or that obligate Holdings to issue, any equity or voting interests in, or any securities convertible into or exchangeable for equity or voting interests in Holdings, (iv) no obligations of Holdings to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any equity or voting interests in Holdings (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as “Holdings Securities”) and (v) no other obligations by Holdings to make any payments based on the price or value of any Holdings Securities. Other than the Exchange Documents, there are no outstanding agreements of any kind which obligate Holdings to repurchase, redeem or otherwise acquire any Holdings Securities (other than pursuant to the withholding of Taxes with respect to Restricted Units), or obligate Holdings to grant, extend or enter into any such agreements relating to any Holdings Securities, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Holdings Securities. No direct or indirect Subsidiary of Holdings owns any Common Units. Other than the Exchange Documents, Holdings is not a party to any stockholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Holdings Securities or any other agreement relating to the disposition, voting or distributions with respect to any Holdings Securities. All outstanding Common Units have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(f) Except with respect to Holdings, all of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company are owned directly or indirectly, beneficially and of record, by the Company or a Subsidiary of the Company free and clear of all Liens and transfer restrictions, except for Permitted Liens and such Liens and transfer restrictions of general applicability as may be provided under the Securities Act or other applicable securities Laws (including any restriction on the right to vote, sell or otherwise dispose of such shares of capital stock or other equity or voting interests). Each outstanding share of capital stock of each Subsidiary of the Company, which is held, directly or indirectly, by the Company or a Subsidiary of the Company, is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, and there are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance, acquisition, redemption, repurchase or sale of any shares of capital stock or other equity or voting interests of any Subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement, any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any securities of any Subsidiary, except for obligations under the Exchange Documents. Section 3.2(f) of the Company Disclosure Letter sets forth a true, correct and complete list of the Subsidiaries of the Company. Except for the Subsidiaries of the Company, the Company does not control (within in the meaning of the Bank Holding Company Act of 1956) more than 5% of any class of voting securities of any other Person.

3.3 Authority; Noncontravention.

(a) The Company has all necessary corporate power and corporate authority to execute and deliver this Agreement and to perform its obligations hereunder and, assuming the representations and warranties set forth in Section 4.14 are true and correct and, subject to the receipt of the Required Equityholder Approvals, to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and, assuming the representations and warranties set forth in Section 4.14 are true and correct, the consummation by it of the Transactions, have been duly authorized by its Board of Directors and, except for obtaining the Company Stockholder Approval and filing the Certificate of Company Merger with the Secretary of State of Delaware pursuant to the DGCL, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Company Merger and the other Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b) The Board of Directors of the Company, at a meeting duly called and held, (i) determined that it is in the best interests of the Company and the Company’s stockholders, and declared it advisable, that the Company enter into this Agreement and consummate the Transactions, (ii) adopted resolutions approving and declaring the advisability of this Agreement and the consummation of the Transactions, including the Company Merger, (iii) adopted resolutions making the Company Board Recommendation, which resolutions have not, except after the date hereof as permitted by Section 5.2, been subsequently withdrawn or modified in a manner adverse to the Parent Entities, and (iv) directed that this Agreement and the Transactions be submitted to the stockholders of the Company entitled to vote for adoption.

(c) Assuming the representations and warranties set forth in Section 4.14 are true and correct, the affirmative vote (in person or by proxy) of the holders of a majority of the voting power of outstanding shares of Company Common Stock entitled to vote thereon, voting together as a single class (the “Company Stockholder Approval”) at the Company Stockholders’ Meeting or any adjournment or postponement thereof, is the only vote of the holders of any class or series of shares of the Company necessary to adopt this Agreement and the Company Merger.

(d) Assuming the representations and warranties set forth in Section 4.14 are true and correct, neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the Transactions, nor performance or compliance by the Company with any of the terms or provisions hereof, will (i) subject to the receipt of the Required Equityholder Approvals, conflict with or violate any provision (A) of the Company Charter Documents or (B) of the similar organizational documents of any of the Company’s Subsidiaries or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.5 and the Required Equityholder Approvals are obtained prior to the Effective Time and the filings referred to in Section 3.5 are made and any waiting periods thereunder have terminated or expired prior to the Effective Time, (x) violate any Law or Judgment applicable to the Company or any of its Subsidiaries, (y) with or without notice, lapse of time or both, result in a violation or breach of, a termination (or right of termination) of or default under, the creation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under any of the terms or provisions of any loan or credit agreement, indenture, debenture, note, bond, mortgage, deed of trust, lease, sublease, license, contract or other agreement (including any amendments, supplements, exhibits or side letters thereto) (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or (z) result in the creation of any Lien (other than Permitted Liens) on any properties or assets of the Company or any of its Subsidiaries, except, in the case of clause (i)(B) and clause (ii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent or materially delay the consummation by the Company or Holdings of the Transactions.

(e) Holdings has all necessary limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Holdings of this Agreement, and, subject to the receipt of the Requisite Member Approval, the consummation by it of the Transactions, have been duly authorized by all necessary limited liability company action on the part of Holdings and, except for obtaining the Requisite Member Approval and filing the Certificate of Holdings Merger with the Secretary of State of Georgia pursuant to the GLLCA, no other limited liability company action on the part of Holdings is necessary to authorize the execution, delivery and performance by Holdings of this Agreement and the consummation by it of the Holdings Merger and the other Transactions. This Agreement has been duly executed and delivered by Holdings and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of Holdings, enforceable against Holdings in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(f) The Board of Directors of the Company, on behalf of the Company in its capacity as the manager of Holdings, has (i) authorized and approved the adoption, execution, delivery and performance by Holdings of this Agreement and the consummation by Holdings of the Transactions, (ii) directed that this Agreement be submitted to the Members for their authorization and approval and (iii) recommended that the Members authorize and approve this Agreement and the consummation by Holdings of the Transactions, which recommendation has not been subsequently rescinded, modified or withdrawn.

(g) Assuming the representations and warranties in Section 4.14 are true and correct, the affirmative vote (in person or by written consent) of the Members holding a majority of the outstanding Common Units (the “Requisite Member Approval” and together with the Company Stockholder Approval, the “Required Equityholder Approvals”), is the only vote of the holders of any equity interests of Holdings necessary to authorize and approve this Agreement and the Holdings Merger. The Consenting Members are the record and beneficial owners of, in the aggregate, Common Units entitled to vote on the adoption of this Agreement constituting the Requisite Member Approval.

(h) Assuming the representations and warranties in Section 4.14 are true and correct, neither the execution and delivery of this Agreement by Holdings, nor the consummation by Holdings of the Transactions, nor performance or compliance by Holdings with any of the terms or provisions hereof, will (i) subject to receipt of the Requisite Member Approval, conflict with or violate any provision (A) of the Holdings Operating

Agreement or the articles of organization of Holdings or (B) of the similar organizational documents of any of the Holdings’ Subsidiaries or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.5 and the Requisite Member Approval are obtained prior to the Effective Time and the filings referred to in Section 3.5 are made and any waiting periods thereunder have terminated or expired prior to the Effective Time, (x) violate any Law or Judgment applicable to Holdings or any of its Subsidiaries, (y) violate or constitute a default under any of the terms or provisions of Contract to which Holdings or any of its Subsidiaries is a party or accelerate Holdings’ or, if applicable, any of its Subsidiaries’ obligations under any such Contract or (z) result in the creation of any Lien (other than Permitted Liens) on any properties or assets of Holdings or any of its Subsidiaries, except, in the case of clause (i)(B) and clause (ii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent or materially delay the consummation by the Company or Holdings of the Transactions.

3.4 Holding Company. Holdings is a holding company and does not have any material liabilities (other than liabilities arising under the Credit Facility, the Tax Receivable Agreement and customary parent guarantees of a Subsidiary’s obligations under certain agreements), own any material assets (other than cash and cash equivalents and the equity interests of its Subsidiaries) or engage in any operations or business (other than the ownership of capital stock of its Subsidiaries and all activities incidental thereto) other than as required for compliance with this Agreement, the Credit Facility, the Tax Receivable Agreement and such parent guarantees or other than non-material activities, liabilities or assets that are incidental to holding such equity interests.

3.5 Governmental Approvals. Except for (a) compliance with the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), including the filing with the Securities and Exchange Commission (the “SEC”) of the Registration Statement and the Proxy Statement, (b) compliance with the rules and regulations of the NASDAQ Stock Market LLC (“NASDAQ”) and the New York Stock Exchange, Inc. (“NYSE”), (c) the filing of the Certificate of Company Merger with the Secretary of State of Delaware pursuant to the DGCL and the Certificate of Holdings Merger with the Secretary of State of Georgia pursuant to the GLLCA and the filing of appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries are qualified to do business, (d) filings required under, and compliance with other applicable requirements of, the HSR Act, (e) the consents, approvals, authorizations, filings, registrations or notifications set forth in Section 3.5 of the Company Disclosure Letter and (f) compliance with any applicable state securities or blue sky laws, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement by the Company and Holdings, the performance by the Company and Holdings of their obligations hereunder and the consummation by the Company and Holdings of the Transactions, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent or materially delay the consummation by the Company or Holdings of the Transactions.

3.6 Company SEC Documents; Undisclosed Liabilities.

(a) The Company has filed or furnished, as applicable, on a timely basis, with the SEC all material reports, schedules, forms, statements and other documents required to be filed or furnished by the Company with the SEC pursuant to the Securities Act or the Exchange Act since January 1, 2019 (the reports, schedules, forms, statements and other documents filed or furnished to the SEC since January 1, 2019 and those filed or furnished to the SEC subsequent to the date of this Agreement, including any amendments thereto, collectively, the “Company SEC Documents”). As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the portions that are amended (in the case of all other Company SEC Documents), the Company SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements of the Company (including all related notes or schedules) included or incorporated by reference in the Company SEC Documents, as of their respective dates of filing with the SEC (or, if such Company SEC Documents were amended prior to the date hereof, the date of the filing of such amendment, with respect to the consolidated financial statements that are amended or restated therein), complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments).

(c) Neither the Company nor any of its Subsidiaries has any liabilities of a type required to be disclosed in the liabilities column of a balance sheet prepared in accordance with GAAP, except liabilities (i) reflected or reserved against in the consolidated balance sheet (or the notes thereto) of the Company as of June 30, 2021 (the “Balance Sheet Date”) included in the Filed SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice, (iii) as contemplated by this Agreement or otherwise incurred in connection with the Transactions, or (iv) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) The Company has established and maintains disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. As of the date hereof, neither the Company nor, to the Company’s Knowledge, the Company’s independent registered public accounting firm, has identified or been made aware of “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls over financial reporting which would reasonably be expected to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated, or any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(e) As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents and, to the Company’s Knowledge, none of the Company SEC Documents is the subject of an ongoing SEC review. The Company has made available to Parent true, correct and copies of all material written correspondence between the SEC, on one hand, and the Company, on the other hand, since January 1, 2019, other than as publicly filed as correspondence in the Electronic Data Gathering, Analysis and Retrieval Database of the SEC.

(f) The Company is in compliance in all material respects with all listing requirements of NASDAQ.

(g) Neither the Company nor any of its Subsidiaries is party to or has any commitment to become party to (A) any securitization transaction or “off balance sheet arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act) or (B) any joint venture, off balance sheet partnership or any similar Contract or arrangement relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, in the case of each of clause (A) and clause (B), where the result, purpose or effect of such transaction, commitment or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company SEC Documents.

(h) Since January 1, 2019 to the date of this Agreement, (i) neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any director, officer, auditor, accountant or representative of the Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls relating to periods after January 1, 2019, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of the Company or any of its Subsidiaries or attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws or breach of fiduciary duty by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or the Board of Directors or similar governing body of any Subsidiary of the Company or any committee thereof or, to the Knowledge of the Company, to any director or officer of the Company or any of its Subsidiaries.

3.7 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company or Holdings for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement will, in the case of the Registration Statement, at the time the Registration Statement is declared effective by the SEC and, in the case of the Proxy Statement, at the time the Proxy Statement is first sent or given to the stockholders of the Company or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the applicable provisions of the Securities Act. Notwithstanding the foregoing, the Company and Holdings make no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Parent Bank or any of their Representatives for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement.

3.8 Absence of Certain Changes.

(a) Since the Balance Sheet Date, through the date of this Agreement, except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto and to any transaction of the type contemplated by this Agreement, the business of the Company and its Subsidiaries has been carried on and conducted in all material respects in the ordinary course of business; and

(b) Since the Balance Sheet Date, there has not been any Material Adverse Effect or any event, change or occurrence that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.9 Legal Proceedings. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no (a) pending or, to the Knowledge of the Company, threatened legal or administrative proceeding, suit, investigation, arbitration or action (an “Action”) against the Company or any of its Subsidiaries or any of their directors or executive officers in their capacities as such, including under any applicable Consumer Protection Laws, or (b) outstanding order, judgment, injunction, ruling, writ or decree of any Governmental Authority (a “Judgment”) imposed upon the Company or any of its Subsidiaries or any of their directors or executive officers in their capacities as such. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the Knowledge of the Company, there is no pending or threatened Action against, or outstanding Judgment imposed on, any Bank Partner pertaining to such Bank Partner’s relationship with the Company or any of its Subsidiaries. This Section 3.9 does not relate to Tax matters or environmental matters.

3.10 Compliance with Laws; Permits.

(a) The Company and each of its Subsidiaries are, and have been since December 31, 2017, in compliance with all state, federal, local or foreign laws, statutes, ordinances, codes, rules, regulations or principles of common law (“Laws”), including all applicable Consumer Protection Laws, or Judgments, applicable to the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company and each of its Subsidiaries hold all licenses, franchises, permits, certificates, consents, approvals, charters and authorizations from Governmental Authorities (collectively, “Permits”) necessary for the lawful conduct of their respective businesses, except where the failure to hold the same would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. To the Knowledge of the Company, no suspension or cancelation of any such Permit is threatened. This Section 3.10 does not relate to Tax matters, employee benefits matters, labor matters or environmental matters.

(b) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company, each of its Subsidiaries and each of its and their directors, officers and employees acting in such capacity and, to the Knowledge of the Company, each of the Company’s and its Subsidiaries’ other agents acting on its or their behalf are, and have been since January 1, 2019, in compliance with the Foreign Corrupt Practices Act of 1977 (the “FCPA”) and any rules and regulations promulgated thereunder, and without limiting the foregoing, have not (i) used any funds of the Company or any of its Subsidiaries for contributions, gifts, entertainment or other expenses relating to political activity, (ii) made any payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of its Subsidiaries, (iii) established or maintained any fund of monies or other assets of the Company or any of its Subsidiaries, (iv) made any fraudulent entry on the books or records of the Company or any of its Subsidiaries, or (v) made any bribe, rebate, payoff, influence payment, kickback or other payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for the Company or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Company or any of its Subsidiaries, in each case, in violation of the FCPA or any other applicable anti-bribery or anti-corruption Laws of each jurisdiction in which the Company and its Subsidiaries operate. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, none of the Company, its Subsidiaries, any of the Company’s or its Subsidiaries’ directors, officers or employees or, to the Knowledge of the Company, any of its and their other agents acting on its or their behalf, are currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department. The Company and its Subsidiaries do not engage in business or other activities outside of the United States.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company, each of its Subsidiaries and each of its and their directors, officers and employees acting in such capacity have been in compliance with all anti-money laundering and financial recordkeeping and reporting Laws to which it is subject, including the related rules, regulations or guidelines issued, administered or enforced by any Governmental Authority (collectively, the “Anti-Money Laundering Laws”). No Action by or before any Governmental Authority involving the Company or any of its Subsidiaries (or, in respect of the dealings of the Company or any of its Subsidiaries, involving any its officers, directors or employees) with respect to the Anti-Money Laundering Laws is pending, or, to the Knowledge of the Company, threatened.

(d) The Company and its Subsidiaries are, and have been since December 31, 2017, in compliance in all material respects with and, to the extent that the Company and its Subsidiaries conduct activity pursuant to a loan origination or servicing Contract with a Bank Partner, have conducted such activity in a manner that is designed to ensure that such Bank Partner would be in compliance in all material respects with, all applicable Consumer Protection Laws, including Laws related to consumer brokering, lending or leasing, servicing, discriminatory lending, holding consumer assets, processing consumer payments, enforcing consumer loan documents, consumer advertising and disclosures, and unfair, deceptive, or abusive acts or practices. As of the date of this Agreement, no claims have been asserted or threatened in writing against the Company or any of its Subsidiaries (i) by any Governmental Authority or Bank Partner alleging any material violation of any Person’s rights under any such Consumer Protection Laws or (ii) by any other Person alleging any violation of any Person’s rights under any such Consumer Protection Laws, except, in the case of this subclause (ii), any such violations as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(e) The Company and its Subsidiaries maintain written consumer compliance programs designed to ensure compliance with applicable Consumer Protection Laws, including with respect to employee training. The Company has delivered or made available to Parent true and complete copies of all such written consumer compliance policies and procedures that are material to the Company and its Subsidiaries.

(f) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is under investigation by any Governmental Authority for a material violation of any applicable Consumer Protection Laws, and, as of the date of this Agreement, there are no material Actions pending or threatened in writing against the Company or any of its Subsidiaries (whether by a Governmental Authority or any other party) relating to compliance with applicable Consumer Protection Laws by the Company or any third parties acting on its behalf.

(g) Except for routine examinations conducted by a Governmental Authority in the regular course of the business of the Company, no Governmental Authority has initiated any material proceeding or, to the Knowledge of the Company, material investigation into the business or operations of the Company or any of its Subsidiaries since January 1, 2019 to the date of this Agreement. There is no unresolved material violation asserted by any Governmental Authority with respect to any report or statement relating to any examinations of the Company and its Subsidiaries other than as disclosed in Section 3.10(h) of the Company Disclosure Letter.

(h) The Company and its Subsidiaries have complied in all material respects with the CFPB Consent Order since issued.

3.11 Tax Matters.

(a) The Company and each of its Subsidiaries has prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all U.S. federal income and other material Tax Returns required to be filed by it, and all such filed Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects.

(b) All material amounts of Taxes owed by the Company or any of its Subsidiaries that are due (whether or not shown on any Tax Return) have been timely paid, and all material amounts of Taxes that the Company or any of its Subsidiaries is or was required by applicable Law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the appropriate Governmental Authority. The Company and each of its Subsidiaries has properly reserved or accrued, in accordance with GAAP, all material amounts of Taxes not yet due and payable.

(c) There are no material Liens (other than Permitted Liens) for Taxes upon any of the assets of the Company or any of its Subsidiaries.

(d) As of the date of this Agreement, there are no material audits, examinations, investigations, proposed adjustments, claims or other proceedings in respect of any Taxes that are pending or, to the Company’s

Knowledge, threatened in writing, and no material deficiency with respect to Taxes has been asserted in writing against the Company or any of its Subsidiaries which deficiency has not been paid, settled or withdrawn.

(e) As of the date of this Agreement, there are no pending written claims by any Governmental Authority in any jurisdiction in which the Company or any of its Subsidiaries does not file a Tax Return that the jurisdiction believes that the Company or any of its Subsidiaries was required to file any Tax Return that was not filed or is subject to Tax in such jurisdiction.

(f) Neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or non-U.S. Law).

(g) Neither the Company nor any of its Subsidiaries has been a member of an affiliated group with which it has filed (or been required to file) a consolidated, combined, unitary or similar Tax Return (other than a group the common parent of which is the Company) or has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under U.S. Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local or non-U.S. Law), as a transferee or successor, by contract or otherwise (other than any contract described in clause (h)(i)–(h)(iv) of this Section 3.11).

(h) Neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any obligation under, any Tax sharing, indemnity, allocation or similar Contract other than (i) Contracts solely among the Company and its Subsidiaries, (ii) the Tax Receivable Agreement, (iii) the Holdings Operating Agreement, and (iv) customary Tax indemnification provisions in any Contract that is entered into in the ordinary course of business and the primary purpose of which is not Taxes.

(i) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course), and there has been no request by any Governmental Authority to execute such a waiver or extension.

(j) There are no private letter rulings, closing agreements, gain recognition agreements or similar agreements or rulings that have been entered into or issued by any Governmental Authority in respect of any Tax matters with respect to the Company or any of its Subsidiaries.

(k) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in method of accounting (or the use of an incorrect method of accounting, other than as a result of a change in Law after the date of this Agreement) with respect to a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any similar provision of any state, local or non-U.S. Law), (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date, (iv) any intercompany transaction or excess loss account that occurred before the Closing Date described in Section 1502 of the Code and the Treasury Regulations thereunder (or any similar provision of state, local or non-U.S. Law), or (v) any election pursuant to Section 108(i) or 965(h) of the Code (or any comparable or similar provision of state, local or non-U.S. Law) made with respect to any taxable period ending on or prior to the Closing Date.

(l) Neither the Company nor any of its Subsidiaries is engaged in or has ever been engaged in a trade or business through a “permanent establishment” within the meaning of an applicable income Tax treaty or otherwise has an office or fixed place of business in any country other than the United States.

(m) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of U.S. Treasury Regulation Section 1.6011-4(b)(2) (or any similar provision of any state, local or non-U.S. Law).

(n) None of the Company’s Subsidiaries (other than GreenSky Management Company, LLC) is treated as an association taxable as a corporation for U.S. federal income Tax purposes, and none of Holdings’ Subsidiaries (other than GreenSky Management Company, LLC) has ever been treated as an association taxable as a corporation for U.S. federal income Tax purposes. The current entity classifications of each of the Company’s Subsidiaries for U.S. federal income Tax purposes are set forth in Section 3.11(n) of the Company Disclosure Letter.

(o) Each of Holdings and any Company Subsidiary that is treated as a partnership for U.S. federal income Tax purposes (such subsidiaries, “Partnership Subsidiaries”) has made a valid election under Section 754 of the Code, which election will be effective for the taxable period that includes the Closing Date.

(p) Neither Holdings nor any of the Partnership Subsidiaries is or has ever been treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code. As of the date of this Agreement, the Company has made available to Parent all information that has been reasonably requested by Parent for Parent to determine that neither Holdings nor any of the Partnership Subsidiaries is or has ever been treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code.

(q) No election has been made with respect to Holdings or any of the Partnership Subsidiaries to apply Subchapter C of Chapter 63 of the Code to any taxable year beginning before January 1, 2018, and no similar election has been made with respect to Holdings or any such Subsidiaries of the Company under any similar provisions of state or local Law.

3.12 Employee Benefits.

(a) Section 3.12(a) of the Company Disclosure Letter contains a true and complete list, as of the date of this Agreement, of each material Company Plan. With respect to each material Company Plan, the Company has made available to Parent true and complete copies (to the extent applicable) of (i) the plan document or a written description thereof (or, if appropriate, a form thereof), including any amendments thereto, (ii) the most recent annual report on Form 5500 filed with the IRS and the most recent actuarial valuation or similar report, (iii) each insurance or group annuity contract, related trust documents or other funding vehicle, and (iv) all material non-routine correspondence to or from any Governmental Authority received in the last three years with respect to such Company Plan.

(b) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, each Company Plan (including any related trusts) has been established, operated and administered in compliance with its terms and applicable Laws, including ERISA and the Code, as applicable. Each Company Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and to the Knowledge of the Company, there are no existing circumstances or any events that have occurred that could reasonably be expected to cause the loss of any such qualification status. There are no pending, or to the Knowledge of the Company, threatened claims (other than routine claims for benefits) by, on behalf of or against any Company Plan or any trust related thereto, and no audit or other proceeding by a Governmental Authority is pending, or to the Knowledge of the Company, threatened with respect to any Company Plan, in each case, which could reasonably be expected to result in any material liability to the Company or its Subsidiaries.

(c) Neither the Company, nor any Commonly Controlled Entity maintains, sponsors or contributes to, nor does it have any liability or obligation with respect to, (i) any plan that is subject to Title IV of ERISA or Section 412 or 302 of the Code, (ii) a “multiemployer plan” (as defined in Sections 3(37) or 4001(a)(3) of ERISA) or (iii) a “multiple employer plan” (as defined in Section 412(c) of the Code), and the Company, each of its Subsidiaries and each Commonly Controlled Entity has not, within the past six years, sponsored, maintained or contributed to, or had an obligation to sponsor, maintain or contribute to, such an employee benefit plan.

(d) No Company Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement, other than benefits or coverage (i) required to be provided under Part 6 of Title I of ERISA, or Section 4980(B)(f) of the Code or any other applicable Law or (ii) the full cost of which is borne by the recipient (or any of their beneficiaries).

(e) Except as set forth in Section 3.12(e) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Transactions will, either alone or in combination with another event, (i) result in any payment becoming due to any current or former employee, director, officer or independent contractor of the Company or its Subsidiaries, (ii) accelerate the time of payment, vesting or funding, or increase the amount of compensation due to any director, officer or employee of the Company or any of its Subsidiaries under any material Company Plan, (iii) cause the Company or Holdings to transfer or set aside any assets to fund any benefits under any material Company Plan, (iv) otherwise give rise to any material liability under any Company Plan or (v) limit or restrict the right to merge, amend, terminate or transfer the assets of any Company Plan on or following the Effective Time.

(f) Neither the execution and delivery of this Agreement, shareholder or other approval of this Agreement nor the consummation of the Transactions could, either alone or in combination with another event, result in the payment of any amount to any “disqualified individual” as defined in Section 280G of the Code and regulations promulgated thereunder, that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(g) Neither the Company nor any of its Subsidiaries has any obligation to provide, and no Company Plan or other agreement provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional taxes, interest or penalties, including those incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.

(h) No Company Plan is maintained outside the jurisdiction of the United States or covers any employees or other service providers of the Company or its Subsidiaries who reside or work outside the United States.

(i) Each Equity-Based Award (1) was granted in all material respects in compliance with all applicable Laws and all of the terms and conditions of the Equity Plans pursuant to which it was issued, (2) has a grant date identical to the date on which such Equity-Based Award was actually awarded, and (3) qualifies for the Tax and accounting treatment afforded to such Equity-Based Award in the Company’s Tax Returns and the reports and documents required to be filed or furnished by the Company with the SEC pursuant to the Exchange Act or the Securities Act, respectively. Each Company Stock Option has an exercise price per share of Company Common Stock equal to or greater than the fair market value of a share of Company Common Stock on the date of such grant, and does not trigger liability for the holder thereof under Section 409A of the Code.

3.13 Labor Matters.

(a) No employees of the Company or any of its Subsidiaries are represented by any labor or trade union, works council, employee association or other employee representative. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other agreement with a labor union or trade union, works council, employee association or other employee representative and, as of the date of this Agreement, no such agreements are being negotiated. To the Knowledge of the Company, no demand for recognition as the exclusive bargaining representative of any employees of the Company or any of its Subsidiaries has been made or threatened by or on behalf of any labor union, works council or similar organization. Except as, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, to the Knowledge of the Company, as of the date of this Agreement there are no other activities or proceedings by any individual or group of individuals, including representatives of any labor organizations or labor unions, to organize any employees of the Company or its Subsidiaries. Except as, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, from January 1, 2019 until the date of this Agreement, there were no strikes, lockouts, slowdowns, work stoppages, picketing or any other manner of collective labor unrest among the employees of the Company or its Subsidiaries and, during that time, to the Company’s Knowledge, no such actions were threatened.

(b) As of July 29, 2021, the Company and its Subsidiaries employ 1,045 full-time employees and four part-time employees (excluding temporary interns) (the “Company Employees”). The Company has provided Parent with a true and complete list of each of the Company Employees, as of such date, that includes, with respect to each Company Employee, information concerning the respective dates of hire or engagement, job locations, salaries or fees, wages, cash incentive compensation opportunity, Fair Labor Standards Act status and leave status (i.e., whether such Company Employee is actively employed or on an approved leave of absence), in each case with respect to the most recently completed fiscal year.

(c) Except as, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) the Company and each of its Subsidiaries are, and have been since January 1, 2019, in compliance with all applicable state and federal equal employment opportunity laws and with other Laws relating to labor and employment matters, including occupational safety and health standards, workplace safety, terms and conditions of employment, wages and hours, classification for employees, consultants and independent contractors, employment equality, human rights, pay equity and workers’ compensation and assessments, vacation pay, overtime pay, notice of termination, immigration, employee privacy, family, medical and other leaves, nondiscrimination, nonharassment and nonretaliation in employment, (ii) all individuals who have provided or are providing services of any kind to the Company and its Subsidiaries are correctly classified as either being an employee or an independent contractor and if classified as an employee are correctly classified as being exempt or non-exempt from overtime under applicable foreign, federal, state, and local laws, (iii) the Company and its Subsidiaries have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from Company Employees and are not liable for any arrears of wages, taxes, penalties, or other sums for failure to comply with any of the foregoing, and (iv) neither the Company nor any of its Subsidiaries is liable for any payment to any trust or other fund with respect to unemployment compensation, benefits, social security or other benefits or obligations for employees.

3.14 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) the Company and each of its Subsidiaries is, and has been since January 1, 2019, in compliance with all applicable Laws relating to pollution or the protection of the environment or natural resources (“Environmental Laws”), and the Company has not received any written notice since January 1, 2019 alleging that the Company or any of its Subsidiaries is in violation of any Environmental Law, (b) the Company and its Subsidiaries possess and are in compliance with all Permits required under Environmental Laws for the operation of their respective businesses, (c) there is no Action under or pursuant to any Environmental Law that is pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries and (d) neither the Company nor any of its Subsidiaries has become subject to any Judgment imposed by any Governmental Authority under which there are uncompleted, outstanding or unresolved obligations on the part of the Company or its Subsidiaries arising under Environmental Laws.

3.15 Intellectual Property.

(a) Section 3.15(a) of the Company Disclosure Letter lists, as of the date of this Agreement, all Registered Company Intellectual Property, indicating for each such asset the record owner, registration or application number, registration or application date, and the applicable filing jurisdiction (or in the case of an internet domain name, the applicable domain name registrant). The Company and its Subsidiaries exclusively own all of the Owned Company Intellectual Property, free and clear of all Liens (other than Permitted Liens). All of the material Owned Company Intellectual Property is subsisting and, to the Knowledge of the Company, valid and enforceable.

(b) To the Knowledge of the Company, the Company and its Subsidiaries own or have sufficient rights to use all Intellectual Property material to or reasonably necessary to conduct the business of the Company and its Subsidiaries (including the Program) as conducted as of the date hereof; provided that nothing in this Section 3.15(b) shall be interpreted or construed as a representation or warranty with respect to whether there is any infringement of any Intellectual Property.

(c) The Company and its Subsidiaries have used commercially reasonable measures, consistent with accepted industry practices, to maintain and protect the proprietary nature of the Owned Company Intellectual Property and to maintain and safeguard the confidentiality of their material trade secrets, proprietary source code and confidential information (including by entering into appropriate confidentiality agreements with employees with access to any such Owned Company Intellectual Property or material trade secrets, proprietary source code or confidential information). To the Knowledge of the Company, none of the Company’s or its Subsidiaries’ material trade secrets, proprietary source code or confidential information have, since January 1, 2019 been disclosed or delivered to, or accessed by, any Person except pursuant to valid and enforceable non-disclosure agreements protecting the confidentiality thereof (or disclosures to the Company’s advisors who are subject to duties of confidentiality with respect to such information), which agreements, to the Knowledge of the Company, have not been breached in any material respect.

(d) To the Knowledge of the Company, all current and former employees and third-party contractors of the Company or any of its Subsidiaries who have developed any material Intellectual Property within the scope of their employment or work for or on behalf of the Company or any of its Subsidiaries have entered into binding and appropriate assignment agreements presently and irrevocably assigning all of their right, title and interest in any such Intellectual Property to the Company or its Subsidiaries, as applicable.

(e) No adverse third-party Actions are pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries (i) challenging the ownership, validity, enforceability or use by the Company or any of its Subsidiaries of any material Owned Company Intellectual Property or (ii) alleging that the Company or any of its Subsidiaries are infringing, misappropriating or otherwise violating the Intellectual Property of any Person.

(f) To the Knowledge of the Company, since January 1, 2019 (i) no Person has infringed, misappropriated or otherwise violated any Intellectual Property of the Company or any of its Subsidiaries in any material respect, and (ii) neither the operation of the business of the Company and its Subsidiaries, nor the provision, development, distribution, sale or use of any of their products or services, has violated, misappropriated or infringed the Intellectual Property of any other Person in a manner that has caused, or would reasonably be expected to cause, material liability or business disruption.

(g) To the Knowledge of the Company, the Company and its Subsidiaries have complied in all material respects with all requirements of the licenses for any Open Source Software included or incorporated in or linked to any Company Software or Owned Company Intellectual Property; and, to the Knowledge of the Company, none of the Company Software is used, modified or distributed in a manner that triggers an obligation, under any license for Open Source Software, requiring that any material portion of Company Software must be licensed, distributed or otherwise made available (i) in source code form, or (ii) under terms that permit redistribution, reverse engineering, modification or the creation of derivative works or other modification of such Software.

(h) To the Knowledge of the Company, (i) no Company Software has been delivered, provided, or otherwise made available in source code format under escrow or similar arrangement, or to any escrow agent, and (ii) there are no facts or circumstances that require or would reasonably be expected to require that any material Company Software be released in source code format to any third party under any such escrow arrangement.

3.16 Data Privacy and Technology; Information Security.

(a) Except as has not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, to the Knowledge of the Company, the Company and its Subsidiaries are, and at all times since December 31, 2017 through the date of this Agreement have been, in compliance with all of their applicable contractual obligations and with all applicable Laws, in each case, regarding data privacy or Personal Information, including with respect to the collection, storage, processing, dissemination, combination, transfer (including cross-border transfer), disclosure and use of Personal Information (collectively, “Privacy Obligations”). The Company and its Subsidiaries have used commercially reasonable measures, consistent with accepted industry practices, designed to ensure the confidentiality, privacy and security of customer, employee and other Personal Information. To the Knowledge of the Company, since December 31, 2017, no Person (i) has gained unauthorized access to or misused any Personal Information in a manner that, individually or in the aggregate, has resulted in or would reasonably expected to result in a Material Adverse Effect or an obligation to notify any Governmental Authority; or (ii) alleged in writing that the Company or any of its Subsidiaries have breached any of their respective Privacy Obligations in any material respect.

(b) Except as has not resulted in, and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, since January 1, 2019, the IT Assets used in the business of the Company and its Subsidiaries have operated and performed in all respects as required to permit the Company and its Subsidiaries to conduct the business of the Company and its Subsidiaries. To the Knowledge of the Company, since January 1, 2019, no third party has gained unauthorized access to or misused any IT Assets used in the operation of the businesses of the Company or any of its Subsidiaries, in each case, in a manner that has resulted or is reasonably likely to result in liability, cost or disruption that would be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards, consistent with accepted industry practices, designed to protect their products, services and IT Assets from unauthorized access and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or unauthorized disruption, impairment, disablement, or destruction of, software, data or other materials (“Malicious Code”). To the Knowledge of the Company, the IT Assets used by the Company or any of its Subsidiaries, including the Company Software, (i) are as of the date of this Agreement free from any material Malicious Code, and (ii) except as has not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, have since January 1, 2019 been free from any Malicious Code.

3.17 No Rights Agreement; Anti-Takeover Provisions.

(a) The Company is not party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.

(b) Assuming the accuracy of the representations and warranties set forth in Section 4.14, the Board of Directors of the Company has taken all action necessary to render inapplicable to the Company, Holdings or the Transactions the restrictions of Section 203 of the DGCL and any other “business combination,” “control share acquisition,” “fair price,” “moratorium,” “interested shareholder” or other anti-takeover Laws (each, a “Takeover Law”).

3.18 Property. As of the date of this Agreement, neither the Company nor any of its Subsidiaries owns any real property. Section 3.18 of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true, correct and complete list of Company Leases, and the street addresses identifying the real property leased or sub-leased thereunder. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company or one of its Subsidiaries has a good and valid leasehold interest in each Company Lease, free and clear of all Liens (other than Permitted Encumbrances), and is in possession of the properties purported to be leased or sub-leased thereunder, and each Company Lease is valid and in full force and effect without default thereunder by the lessee or, to the Knowledge of the Company, the lessor. There are no pending or, to the Knowledge of the Company, threatened condemnation proceedings against any of the properties purposed to be leased or sub-leased under the Company Leases.

3.19 Contracts.

(a) Section 3.19(a) of the Company Disclosure Letter sets forth a list of all Material Contracts as of the date of this Agreement. For purposes of this Agreement, “Material Contract” means any Contract (but excluding any Company Plan) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound that:

(i) is filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) is a joint venture, partnership, strategic alliance or other similar arrangement that is material to the business of the Company and its Subsidiaries, taken as a whole;

(iii) provides for Indebtedness for borrowed money of the Company or any of its Subsidiaries having an outstanding or committed amount in excess of $2.5 million, other than indebtedness solely between or among any of the Company and its Subsidiaries;

(iv) relates to the acquisition or disposition of any business, assets, or properties (whether by merger, sale of stock, sale of assets or otherwise) for aggregate consideration under such Contract in excess of $2.5 million (A) that was entered into after January 1, 2019 or (B) pursuant to which any earn-out, indemnification or deferred or contingent payment obligations remain outstanding that would reasonably be expected to involve payments by or to the Company or any of its Subsidiaries of more than $2.5 million after the date hereof (in each case, excluding (x) acquisitions or dispositions of (1) receivables related to, or economic participations in, loans originated by Bank Partners through the Program and (2) recoveries collected in respect of certain charged-off loans originated by Bank Partners through the Program, in each case, in the ordinary course of business consistent with past practice, and (y) repurchases by the Company or Holdings of Company Common Stock or Common Units, respectively);

(v) (A) is a Contract with one of the Company’s 20 largest Merchants (as measured by the aggregate dollar amount of net loan transaction volume funded through the Program for customers’ purchases from such Merchants during the 12 months ended June 30, 2021) governing the Merchant’s participation in the Program, or (B) is a Contract with one of the Company’s five largest sponsors of Merchants (as measured by the aggregate dollar amount of net loan transaction volume funded through the Program for customers’ purchases from Merchants referred by such sponsors during the 12 months ended June 30, 2021) governing the sponsor’s participation in the Program;

(vi) is a loan origination or servicing Contract with a Bank Partner;

(vii) contains any obligation of the Company or any of its Subsidiaries to purchase or repurchase any loans (other than Contracts with current or former Bank Partners related to the origination of, or the purchase or sale of, loans originated through the Program (or rights therein), to the extent that the Company may have rights or obligations to purchase or repurchase such loans (or rights therein) in respect of a breach of a representation, warranty or covenant under such Contracts);

(viii) in respect of interest rate, currency or other swaps, hedges or similar derivative arrangements, other than the Credit Facility or the Warehouse Facility;

(ix) (A) requires the Company or any of its Subsidiaries to make any investment in any Person in excess of $2 million, or (B) evidences a loan (whether secured or unsecured), other than intercompany loans, made by the Company or any of its Subsidiaries to any Person in excess of $2 million;

(x) relates to the settlement (or proposed settlement) of any pending or threatened Action, other than any settlement that provides for the payment of less than $2 million in the aggregate and the performance of obligations that are not material to the Company or its Subsidiaries or the conduct of their respective businesses;

(xi) restricts in a material respect the Company or any of its Subsidiaries from competing in or conducting any line of business or grants a right of exclusivity to any Person that prevents the Company or any of its Subsidiaries from entering any geographic territory;

(xii) contains any material license or material covenant not to assert with respect to any Intellectual Property (including to the extent material to the Program, and including any material rights in Software) granted to or by the Company or any of its Subsidiaries, other than non-exclusive licenses granted (A) to the Company or its Subsidiaries to use (1) Software or application programming interfaces (APIs) on standardized, generally commercially available terms or (2) to use names, trademarks or logos of Bank Partners, Merchants, sponsors of Merchants and other counterparties for the purpose of administering the Program or otherwise on terms that are consistent in all material respects with form agreements made available to Parent and identified on Section 3.19(a)(xii)(A)(2) of the Company Disclosure Letter, or (B) by the Company or any of its Subsidiaries in the ordinary course of business to Bank Partners, Merchants, sponsors of Merchants, other counterparties or service providers for the purpose of the conduct of the Program or otherwise, in each case, under terms that are consistent in all material respects with form agreements made available to Parent and identified on Section 3.19(a)(xii)(B) of the Company Disclosure Letter; or

(xiii) except to the extent such Contract is described in the foregoing clauses (i) through (xii) or is terminable by the Company or any of its Subsidiaries within 90 days, calls for annual aggregate payments by the Company or any of its Subsidiaries of more than $1 million to any vendors or suppliers (excluding lessors and accounting, financial and legal advisors) of the Company or any of its Subsidiaries.

(b) Except with respect to any Contract that has expired in accordance with its terms, been terminated, restated or replaced, (i) each Material Contract is valid and binding on the Company and/or any of its Subsidiaries to the extent such Person is a party thereto, as applicable, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except where the failure to be valid, binding or in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) the Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, have performed all obligations required to be performed by it under each Material Contract, except where such nonperformance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (iii) neither the Company nor any of its Subsidiaries have received written notice of the existence of any breach or default on the part of the Company or any of its Subsidiaries under any Material Contract, except where such breach or default would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (iv) there are no events or conditions which constitute, or, after notice or lapse of time or both, will constitute a default on the part of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any counterparty under such Material Contract, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of each Material Contract.

3.20 Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) the Company and its Subsidiaries own or hold policies of insurance, or are self-insured, in amounts providing reasonably adequate coverage against all risks customarily insured against by companies in similar lines of business as the Company and its Subsidiaries and (b) all such insurance policies are in full force and effect except for any expiration thereof in accordance with the terms thereof, no written notice of cancelation or modification has been received other than in connection with ordinary renewals, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder. From December 31, 2020 through the date of this Agreement, none of the Company or any of its Subsidiaries has received any written communication notifying it of any (i) premature cancelation or invalidation of any insurance policy held by it (except with respect to policies that have been replaced with similar policies), (ii) written refusal of any material coverage or rejection of any material claim under any material insurance policy held by it (other than customary reservation of rights letters) or (iii) material adjustment in the amount of the premiums payable with respect to any material insurance policy held by it. As of the date of this Agreement, there is no pending material claim by the Company or any of its Subsidiaries against any insurance carrier under any insurance policy held by the Company or any of its Subsidiaries as to which the insurers have disputed (in writing) coverage.

3.21 TRA Amendment. The Tax Receivable Agreement has been amended pursuant to Section 7.6(b) thereof in accordance with the terms of the TRA Amendment, which is effective and binding on all parties to the Tax Receivable Agreement. The Company has delivered or made available to Parent a true and complete copy of the TRA Amendment.

3.22 Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of J.P. Morgan Securities LLC, to the effect that, as of the date of such opinion and subject to the limitations, qualifications and assumptions set forth therein, the Exchange Ratio in the Company Merger is fair, from a financial point of view, to the holders of the Company Class A Common Stock. It is agreed and understood that such opinion is for the benefit of the Board of Directors of the Company and may not be relied on by Parent, Parent Bank, Merger Sub 1 or Merger Sub 2.

3.23 Brokers and Other Advisors. Except for J.P. Morgan Securities LLC, Piper Sandler & Co., Financial Technology Partners LP and FTP Securities LLC, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission (excluding transaction bonuses paid to certain Continuing Employees), in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

3.24 Agreements with Regulatory Agencies. Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any Bank Partner as it pertains to its relationship with Company or any of its Subsidiaries, is subject to any material cease-and-desist or other order or enforcement action issued by, or is a party to any written Contract with, or is subject to any order or directive by, or has been ordered to pay any material civil money penalty by, or has been since January 1, 2019, a recipient of any supervisory letter from, any Governmental Authority. Since January 1, 2019, neither the Company nor any of its Subsidiaries has adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority, in each case, that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business other than those of general application to similarly situated companies in the financial services industries in which the Company and its Subsidiaries operate, nor has the Company or any of its Subsidiaries been advised in writing since January 1, 2019 by any Governmental Authority that it is considering issuing, initiating, ordering or requesting any of the foregoing.

3.25 Risk Management Instruments. Except as would not, either individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Governmental Authority and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of the Company or one of its Subsidiaries enforceable in accordance with their terms, and are in full force and effect. The Company and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to the knowledge of the Company, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.26 Related Party Transactions. As of the date of this Agreement, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between the Company or any of its Subsidiaries, on the one hand, and any current director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries or any person who beneficially owns 5% or more of the outstanding Company Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of the Company) on the other hand, of the type required to be reported in any Company SEC Documents pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act, which have not been so reported on a timely basis. There is no outstanding loan, loan agreement, note or borrowing arrangement made by the Company or any of its Subsidiaries to any director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries.

3.27 COVID-19. None of the Company, Holdings or any of their respective Affiliates has extended, deferred or delayed the payment of any Taxes, or has applied for or accepted any benefit from an assistance program related to COVID-19, under the Consolidated Appropriations Act, 2021 or the Coronavirus Aid, Relief, and Economic Security Act of 2021 (the “CARES Act”) or otherwise as a result of the COVID-19 pandemic or any measures enacted by a Governmental Authority in response thereto, including pursuant to IRS Notice 2020-65 and any loans, grants, Tax holidays or other Tax benefit or relief under the U.S. Paycheck Protection Program. None of the Company, Holdings or any of their respective Affiliates has claimed any credits under the Families First Coronavirus Response Act, Pub. L. No. 116-127 (116th Cong.) (Mar. 18, 2020), the CARES Act, or the Consolidated Appropriations Act, 2021, requested any advance payment or refund of Tax credits under the CARES Act, the Consolidated Appropriations Act, 2021 or otherwise, or has outstanding any application for or has ever applied for or received any PPP Loan. Section 3.27 of the Company Disclosure Letter sets forth a true and correct list of any Taxes the Company, Holdings and their respective Affiliates have extended, deferred or delayed and any benefit the Company, Holdings and their respective Affiliates have accepted from an assistance program that is (i) related to COVID-19, under the Consolidated Appropriations Act, 2021 or the CARES Act or otherwise as a result of the COVID-19 pandemic or any measures enacted by a Governmental Authority in response thereto, including pursuant to IRS Notice 2020-65 and any loans, grants, Tax holidays or other Tax benefit or relief under the U.S. Paycheck Protection Program and (ii) required or reasonably expected to be repaid after the Closing Date. The Company, Holdings and their respective Affiliates have complied in all material respects with all requirements of and are not in material default or violation under any applicable provision of the CARES Act, including applicable guidance.

3.28 No Other Representations or Warranties. Except for the representations and warranties made by the Company and Holdings in this Article III, the Parent Entities acknowledge that neither the Company, Holdings nor any other Person makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding the Company and its Subsidiaries, notwithstanding the delivery or disclosure to the Parent Entities or their Representatives of any documentation, forecasts or other information (in any form or through any medium) with respect to any one or more of the foregoing, and Parent, Parent Bank and, upon becoming party to this Agreement, Merger Sub 1 and Merger Sub 2 acknowledge the foregoing. In particular, and without limiting the generality of the foregoing, neither the Company, Holdings nor any other Person makes or has made any express or implied representation or warranty to Parent, Parent Bank, Merger Sub 1, Merger Sub 2 or any of their respective Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses or (b) except for the representations and warranties made by the Company and Holdings in this Article III, any oral, written, video, electronic or other information presented to Parent, Parent Bank, Merger Sub 1, Merger Sub 2 or any of their respective Representatives in the course of their due diligence investigation of the Company or Holdings, the negotiation of this Agreement or the course of the Transactions.

ARTICLE IV

Representations and Warranties of Parent

Parent represents and warrants to the Company and Holdings that, except as disclosed in any report, schedule, form statement or other document filed with, or furnished to, the SEC by Parent and publicly available prior to the execution of this Agreement (the “Parent Filed SEC Documents”), other than any risk factor disclosure (other than any statements of fact or other statements that are not forward-looking and cautionary in nature) in any such Parent Filed SEC Document contained in the “Risk Factors” section thereof or other similarly cautionary, forward-looking or predictive statements in such Parent Filed SEC Documents:

4.1 Organization; Standing. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, Parent Bank is a bank duly organized and validly existing under the laws of the State of New York, Merger Sub 1 will be and, as of Closing, is a limited liability company duly formed, validly existing under the laws of the State of Delaware and in good standing with the Secretary of State of Delaware and Merger Sub 2 will be and, as of Closing, is a limited liability company duly formed and validly existing under the laws of the State of Georgia. Each of the Parent Entities has and each of Merger Sub 1 and Merger Sub 2 will have and, as of Closing, has all requisite power and authority necessary to carry on its business, in the case of each such Parent Entity, as it is now being conducted, and each such Parent Entity is and each of Merger Sub 1 and Merger Sub 2 will be and, as of Closing, is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent has made available to the Company true, correct and complete copies of the certificate of formation, articles of organization, limited liability company agreement, operating agreement or comparable governing documents, as applicable, of each of the Parent Entities, each as amended to the date of this Agreement, and will make available to the Company true, correct and complete copies of such organization documents for Merger Sub 1 and Merger Sub 2 as of the date of their formation.

4.2 Capital Structure of Parent.

(a) The authorized shares of Parent consist of 4,000,000,000 shares of Parent Common Stock, 200,000,000 shares of nonvoting common stock, par value of $0.01 per share (the “Parent Nonvoting Common Stock”) and 150,000,000 shares of preferred stock, par value $0.01 per share (the “Parent Preferred Stock”). At the close of business on the Capitalization Date, (i) 334,795,710 shares of Parent Common Stock were outstanding, (ii) 70,076,686 shares of Parent Common Stock were reserved and available for issuance pursuant to The Goldman Sachs Amended and Restated Stock Incentive Plan (2021) (the “Parent SIP”), (iii) 20,020,268 shares of Parent Common Stock were subject to issuance upon vesting of restricted stock units under the Parent SIP assuming any applicable performance goals are satisfied at the maximum level (the “Parent RSUs” and together with the Parent Restricted Shares, the “Parent Equity Awards”), (iv) no shares of Parent Nonvoting Common Stock were issued or outstanding, and (v) 370,280 shares of Parent Preferred Shares were outstanding (including 29,999 Series A shares, 8,000 Series C shares, 53,999 Series D shares, 7,667 Series E shares, 1,615 Series F shares, 40,000 Series J shares, 28,000 Series K shares, 26,000 Series O shares, 60,000 Series P shares, 20,000 Series Q shares, 24,000 Series R shares, 14,000 Series S shares, 27,000 Series T shares, and 30,000 Series U shares). Since the Capitalization Date through the date hereof, Parent has not issued any Parent Securities or incurred any obligation (other than as contemplated hereunder) to make any payments based on the price or value of any Parent Securities, other than, in each case, (x) the vesting or settlement of Parent Equity Awards in accordance with the terms of such Parent Equity Awards, and (y) the granting of new Parent Equity Awards pursuant to the Parent SIP to employees and new hires in the ordinary course of business. Parent Bank is a wholly owned Subsidiary of Parent.

(b) Except as described in this Section 4.2, as of the Capitalization Date, there are (i) no outstanding shares of capital stock of, or other equity or voting interests in, Parent, (ii) no outstanding securities of Parent convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, Parent, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from Parent, or that obligate Parent to issue, any capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, Parent, (iv) no obligations of Parent to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests in, Parent (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as “Parent Securities”) and (v) no other obligations by Parent or any of its Subsidiaries to make any payments solely based on the price or value of any Parent Securities. Other than the Parent Equity Awards, there are no outstanding agreements of any kind which obligate Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities, or obligate Parent to grant, extend or enter into any such agreements relating to any Parent Securities, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal, options, warrants, conversion rights, stock appreciation rights, redemption rights or similar rights with respect to any Parent Securities. None of Parent or any Subsidiary of Parent is a party to any stockholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Parent Securities or any other agreement relating to the disposition, voting or dividends with respect to any Parent Securities. All outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

4.3 Authority; Noncontravention.

(a) Parent has and each of Merger Sub 1 and Merger Sub 2 will have, as of Closing, all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The Board of Directors of each of Parent and Parent Bank has adopted resolutions approving the execution, delivery and performance by Parent and Parent Bank, respectively, of this Agreement and the consummation of the Transactions (including, in the case of the Board of Directors of Parent, the issuance of shares of Parent Common Stock pursuant to this Agreement), which resolutions have not been subsequently rescinded, modified or withdrawn. The Board of Directors of Parent Bank, on behalf of Parent Bank in its capacity as the sole member of Merger Sub 1, will have and, as of Closing, has adopted resolutions or executed a written consent authorizing and approving the execution, delivery and performance by Merger Sub 1 of this Agreement and the consummation by Merger Sub 1 of the Transactions, which resolutions will not have been subsequently rescinded, modified or withdrawn. The Board of Directors of Parent Bank, on behalf of Parent Bank in its capacity as the sole member of Merger Sub 2, will have and, as of Closing, has adopted resolutions or executed a written consent authorizing and approving the execution, delivery and performance by Merger Sub 2 of this Agreement and the consummation by Merger Sub 2 of the Transactions, which resolutions have not been subsequently rescinded, modified or withdrawn. No vote of holders of capital stock of Parent is necessary to approve this Agreement or the consummation by Parent, Parent Bank, Merger Sub 1 and Merger Sub 2 of the Transactions. Except as expressly set forth in this Section 4.3(a), no other corporate action or limited liability company action (including any stockholder vote or other action) on the part of Parent or Parent Bank is or on the part of Merger Sub 1 or Merger Sub 2 will be and, as of Closing, is necessary to authorize the execution, delivery and performance by Parent, Parent Bank, Merger Sub 1 and Merger Sub 2 of this Agreement and the consummation by Parent, Parent Bank, Merger Sub 1 and Merger Sub 2 of the Transactions. This Agreement has been duly executed and delivered by Parent and Parent Bank and will have been and, as of Closing, has been duly executed and delivered by Merger Sub 1 and Merger Sub 2 and, assuming due authorization, execution and delivery hereof by the Company and Holdings, constitutes (in the case of Parent and Parent Bank and, as of Closing, Merger Sub 1 and Merger Sub 2) or will constitute (in the case of Merger Sub 1 and Merger Sub 2) a legal, valid and binding obligation of each of Parent, Parent Bank, Merger Sub 1 and Merger Sub 2, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception. No Takeover Laws apply or will apply to Parent, Parent Bank, Merger Sub 1 or Merger Sub 2 pursuant to this Agreement or the Transactions.

(b) Neither the execution and delivery of this Agreement by Parent, Parent Bank, Merger Sub 1 and Merger Sub 2, nor the consummation by Parent, Parent Bank, Merger Sub 1 or Merger Sub 2 of the Transactions, nor performance or compliance by Parent, Parent Bank, Merger Sub 1 or Merger Sub 2 with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation, bylaws, certificate of formation, articles of organization, limited liability company agreement, operating agreement or other comparable charter or organizational documents of Parent, Parent Bank, Merger Sub 1 or Merger Sub 2 or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.4 are obtained prior to the Effective Time and the filings referred to in Section 4.4 are made and any waiting periods with respect to such filings have terminated or expired prior to the Effective Time, (x) violate any Law or Judgment applicable to Parent, Parent Bank, Merger Sub 1, Merger Sub 2 or any of their respective Subsidiaries, (y) violate or constitute a default under any of the terms, conditions or provisions of any Contract to which Parent, Parent Bank, Merger Sub 1, Merger Sub 2 or any of their respective Subsidiaries are a party or accelerate Parent’s, Parent Bank’s, Merger Sub 1’s, Merger Sub 2’s or any of their respective Subsidiaries’, if applicable, obligations under any such Contract or (z) result in the creation of any Lien (other than Permitted Liens) on any properties or assets of Parent, Parent Bank, Merger Sub 1, Merger Sub 2 or any of their respective Subsidiaries, except, in the case of clause (ii), as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or prevent or materially delay the consummation by Parent, Parent Bank, Merger Sub 1 or Merger Sub 2 of the Transactions.

4.4 Governmental Approvals. Except for (a) compliance with the applicable requirements of the Exchange Act and the Securities Act, including the filing with the SEC of the Registration Statement and the Proxy Statement, (b) compliance with the rules and regulations of the NYSE and NASDAQ, (c) the filing of the Certificate of Company Merger with the Secretary of State of Delaware pursuant to the DGCL and the Certificate of Holdings Merger with the Secretary of State of Georgia pursuant to the GLLCA and the filing of appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries are qualified to do business, (d) any notice, filing, approval or non-objection of the New York Department of Financial Services, (e) filings required under, and compliance with other applicable requirements of, the HSR Act, (f) the consents, approvals, authorizations, filings, registrations or notifications set forth in Section 3.5 of the Company Disclosure Letter and (g) compliance with any applicable state securities or blue sky laws, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement by Parent and Parent Bank, the performance by Parent, Parent Bank, Merger Sub 1 and Merger Sub 2 of their obligations hereunder and the consummation by Parent, Parent Bank, Merger Sub 1 and Merger Sub 2 of the Transactions, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or prevent or materially delay the consummation by Parent, Parent Bank, Merger Sub 1 or Merger Sub 2 of the Transactions. As of the date of this Agreement, Parent is not aware of any reason why the Required Regulatory Approvals for which it is responsible will not be received to permit consummation of the Transactions on a timely basis.

4.5 Parent SEC Documents.

(a) Parent has filed or furnished, as applicable, on a timely basis, with the SEC all material reports, schedules, forms, statements and other documents required to be filed or furnished by Parent with the SEC pursuant to the Securities Act or the Exchange Act since January 1, 2019 (the reports, schedules, forms, statements and other documents filed or furnished to the SEC since January 1, 2019 and those filed or furnished to the SEC subsequent to the date of this Agreement, including any amendments thereto, collectively, the “Parent SEC Documents”). As of their respective effective dates (in the case of Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the portions that are amended (in the case of all other Parent SEC Documents), the Parent SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Parent SEC Documents, and none of the Parent SEC Documents as of such respective dates (or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements of Parent (including all related notes or schedules) included or incorporated by reference in the Parent SEC Documents, as of their respective dates of filing with the SEC (or, if such Parent SEC Documents were amended prior to the date hereof, the date of the filing of such amendment, with respect to the consolidated financial statements that are amended or restated therein), complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments).

(c) Parent and its Subsidiaries have no liabilities of a type required to be disclosed in the liabilities column of a consolidated balance sheet of Parent prepared in accordance with GAAP, except liabilities (i) reflected or reserved against in the consolidated balance sheet (or the notes thereto) of Parent as the Balance Sheet Date included in the Parent Filed SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice, (iii) as contemplated by this Agreement or otherwise incurred in connection with the Transactions, or (iv) as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

4.6 Ownership and Operations of Merger Sub 1 and Merger Sub 2. Parent Bank will own and, as of Closing, owns beneficially and of record all of the outstanding equity interests of Merger Sub 1 and Merger Sub 2, free and clear of all Liens. Merger Sub 1 and Merger Sub 2 will be formed solely for the purpose of engaging in the Transactions, will have no liabilities or obligations of any nature other than those incident to their formation and pursuant to the Transactions, and prior to the Effective Time, will not have engaged in any other business activities other than those relating to the Transactions.

4.7 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent, Parent Bank, Merger Sub 1, Merger Sub 2, or any of their respective Subsidiaries, except for Persons, if any, whose fees and expenses will be paid by Parent or its Subsidiaries.

4.8 No Other Company Representations or Warranties. The Parent Entities, and, upon becoming a party to this Agreement, Merger Sub 1 and Merger Sub 2, each acknowledge that it and its Representatives have received access to such books and records, facilities, equipment, Contracts and other assets of the Company which it and its Representatives have desired or requested to review, and that it and its Representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company. Except for the representations and warranties expressly set forth in Article III, the Parent Entities, and, upon becoming a party to this Agreement, Merger Sub 1 and Merger Sub 2, hereby acknowledge that neither the Company nor any of its Subsidiaries, nor any other Person, has made or is making, and the Parent Entities, Merger Sub 1 and Merger Sub 2 have not relied on and are not relying on, any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries, their respective businesses, operations or business and strategic plan information, or estimates, projections, forecasts or other forward-looking information in respect thereof, including with respect to any oral, written, video, electronic or other information provided or made available to Parent, Parent Bank, Merger Sub 1 and Merger Sub 2 or any of their respective Representatives or any oral, written, video, electronic or other information developed by Parent or any of its Representatives. Each of the Parent Entities, Merger Sub 1 and Merger Sub 2, hereby acknowledges (for itself and on behalf of its Affiliates and Representatives) that it has conducted, to its satisfaction, its own independent investigation of the business, operations, assets and financial condition of the Company and its Subsidiaries and, in making its determination to proceed with the Transactions, each of the Parent Entities, Merger Sub 1 and Merger Sub 2, and their respective Affiliates and Representatives have relied on the results of their own independent investigation.

4.9 Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by the Parent Entities, the Parent Entities have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business and strategic plan information, regarding the Company and its Subsidiaries and their respective businesses and operations. The Parent Entities, and, upon becoming a party to this Agreement, Merger Sub 1 and Merger Sub 2 hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business and strategic plans, with which the Parent Entities, Merger Sub 1 and Merger Sub 2 are familiar, that the Parent Entities, Merger Sub 1 and Merger Sub 2 are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that Parent Entities have not, and Merger Sub 1 and Merger Sub 2 will not have, relied on such information and will have no claim against the Company or any of its Subsidiaries, or any of their respective Representatives, with respect thereto or, except for the representations and warranties expressly set forth in Article III, any rights hereunder with respect thereto.

4.10 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent, Parent Bank, Merger Sub 1 and Merger Sub 2 for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement will, in the case of the Registration Statement, at the time the Registration Statement is filed with the SEC, at any time the Registration Statement is amended or supplemented or at the time the Registration Statement is declared effective by SEC and, in the case of the Proxy Statement, at the time the Proxy Statement is first sent or given to the stockholders of the Company or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the applicable provisions of the Securities Act. Notwithstanding the foregoing, the Parent Entities make, and Merger Sub 1 and Merger Sub 2 will make, no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company or any Affiliates thereof or any of their Representatives for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement.

4.11 Absence of Changes. Since the Balance Sheet Date, there has not been any Parent Material Adverse Effect or any event, change or occurrence that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

4.12 Legal Proceedings. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, to the Knowledge of Parent, as of the date of this Agreement, there is no (a) pending or threatened Action against Parent or its Affiliates or (b) Judgment imposed upon or affecting Parent or any of its Affiliates, in each case, by or before any Governmental Authority.

4.13 Compliance with Laws. Parent and each of its Subsidiaries are, and have been since January 1, 2019, in compliance with all Laws or Judgments applicable to Parent or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

4.14 Ownership of Equity of Company or Holdings. Neither Parent, Parent Bank, Merger Sub 1, Merger Sub 2 nor any of their respective Affiliates beneficially owns any shares of Company Common Stock or Common Units, excluding any Company Common Stock or Common Units held on behalf of third parties, including in a fiduciary, custodial, nominee or similar capacity, as a result of debts previously contracted, or in connection with any brokerage, investment advisory, financial advisory, principaling, financing, asset management, trading, market making, hedging, arbitrage, investment activity and other similar activities conducted in the ordinary course of the Parent Entities’ or their Affiliates’ businesses; provided that, notwithstanding the foregoing exclusions, neither Parent nor any of its Affiliates is, or has been within three years prior to the date hereof, an “interested stockholder” of the Company as defined in and for purposes of Section 203 of the DGCL.

ARTICLE V

Additional Covenants and Agreements

5.1 Conduct of Business.

(a) Except as required by applicable Law, Judgment or a Governmental Authority (including in response to COVID-19 or any applicable COVID-19 Measures), as required or expressly permitted by this Agreement or as set forth in Section 5.1 of the Company Disclosure Letter, during the period from the date of this Agreement until the Effective Time (or such earlier date on which this Agreement is terminated pursuant to Section 7.1), unless Parent otherwise consents in writing (such consent not to be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause each of its Subsidiaries to, use its and their commercially reasonable efforts to carry on its business in all material respects in the ordinary course of business and to preserve its and each of its Subsidiaries’ current business organizations substantially intact; provided that no action by the Company or any of its Subsidiaries with respect to matters specifically addressed by Section 5.1(b) shall be deemed to be a breach of this Section 5.1(a) unless such action would constitute a breach of Section 5.1(b).

(b) Except as required by applicable Law, Judgment or a Governmental Authority (including in response to any applicable COVID-19 Measures), as required or expressly permitted by this Agreement or as set forth in Section 5.1 of the Company Disclosure Letter, during the period from the date of this Agreement until the Effective Time (or such earlier date on which this Agreement is terminated pursuant to Section 7.1), unless Parent otherwise consents in writing (such consent not to be unreasonably withheld, delayed or conditioned), the Company shall not, and shall not permit any of its Subsidiaries to:

(i) (A) issue, sell, grant, deliver, transfer, encumber or pledge any shares of its capital stock or other equity or voting interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock or other equity or voting interests, or any rights, warrants or options to purchase any shares of its capital stock or other equity or voting interests; provided that (i) the Company may issue, sell or deliver shares of Company Class A Common Stock pursuant to valid exercises of Company Stock Options outstanding on the date of this Agreement or pursuant to the Exchange Documents in effect on the date of this Agreement and (ii) Holdings may issue Common Units to the Company to the extent required pursuant to the Holdings Operating Agreement in effect on the date of this Agreement, (B) other than transactions pursuant to the Exchange Documents in effect on the date of this Agreement, redeem, purchase or otherwise acquire any of its outstanding shares of capital stock or other equity or voting interests, or any rights, warrants or options to acquire any shares of its capital stock or other equity or voting interests (other than pursuant to the exercise of Company Stock Options or the forfeiture of, or withholding of Taxes with respect to, Equity-Based Awards, in each case, outstanding as of the date of this Agreement in accordance with their terms and the Equity Plans as in effect on the date of this Agreement), (C) in the case of each of the Company and Holdings, establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or other equity or voting interests (other than (x) tax distributions to Members pursuant to Section 6.2 of the Holdings Operating Agreement or Section 5.11 and (y) the payment of previously declared distributions to Members that have been held back pending vesting of the relevant Common Units), or (D) split, combine, subdivide or reclassify any shares of its capital stock or other equity or voting interests;

(ii) (A) incur any Indebtedness, except for (1) intercompany Indebtedness among the Company and its Subsidiaries, (2) letters of credit, bank guarantees, security or performance bonds or similar credit support instruments, overdraft facilities or cash management programs, in each case issued, made or entered into in the ordinary course of business consistent with past practice, (3) Indebtedness incurred in connection with the renewal, extension or refinancing of any Indebtedness existing on the date of this Agreement (including the Credit Facility or Warehouse Facility) or permitted to be incurred, assumed or otherwise entered into hereunder, (4) Indebtedness incurred under the Credit Facility, (5) Indebtedness incurred under the Warehouse Facility, (6) Indebtedness incurred under any agreement with payment processors in order to facilitate the delivery of loan proceeds in connection with the administration of the Program in the ordinary course of business consistent with past practice, and (7) other Indebtedness in an aggregate principal amount not to exceed $10 million, (B) enter into any swap or hedging transaction or other derivative agreements, except for (1) any such transaction or agreement related to Indebtedness existing on the date of this Agreement (including the Credit Facility or Warehouse Facility) or permitted to be incurred, assumed or otherwise entered into hereunder and (2) renewals, extensions or refinancings of any swap or hedging transactions or other derivative agreements existing on the date of this Agreement or permitted to be entered into hereunder or (C) make any loans, capital contributions or advances to any Person other than (x) to the Company or any Subsidiary of the Company or (y) pursuant to Section 5.1(b)(v); provided that, with respect to any renewal, extension or refinancing permitted under clauses (A) or (B) of this Section 5.1(b)(ii), (1) the total principal amount outstanding under the applicable existing agreement shall not be increased, (2) the renewal, extension or refinancing must be on customary commercial terms that are no less favorable to the Company and its Subsidiaries, taken as a whole, as compared to the terms of the Indebtedness being renewed, extended or refinanced, (3) documentation related to the renewal, extension or refinancing shall be provided to Parent at least five business days in advance of the intended execution date and the Company shall consider in good faith any reasonable comments of Parent, and (4) any renewal, extension or refinancing with respect to the Credit Facility or the Warehouse Facility shall be subject to the payoff requirements in Section 5.14;

(iii) sell, transfer, mortgage, encumber (other than with Permitted Liens), lease or otherwise dispose of to any Person, in a single transaction or series of related transactions, any of its properties or assets for consideration, individually or in the aggregate, in excess of $1 million, except (A) transfers among the Company and its Subsidiaries, (B) sales of (1) receivables related to, or economic participations in, loans originated by Bank Partners through the Program and (2) recoveries collected in respect of certain charged-off loans originated by Bank Partners through the Program, in each case, in the ordinary course of business consistent with past practice, or (C) encumbrances in connection with the Credit Facility and the Warehouse Facility;

(iv) other than licenses granted in the ordinary course of business consistent with past practice, transfer, sell, lease, license, subject to a Lien (other than Permitted Liens), divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any material Registered Company Intellectual Property;

(v) make any acquisition (including by merger) of the equity interests or, except for the acquisition of inventory in the ordinary course of business consistent with past practice and the acquisition of receivables related to, or economic participations in, loans originated by Bank Partners through the Program in the ordinary course of business consistent with past practice, a material portion of the assets of any other Person, if the aggregate amount of consideration paid or transferred by the Company and its Subsidiaries in connection with all such transactions would exceed $1 million;

(vi) except as required pursuant to the terms of any Company Plan in effect on the date of this Agreement, or as otherwise required by applicable Law, (A) increase in any manner the compensation or consulting fees, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any employee of the Company, except for employees that are not executive officers, increases in annual salary or wage rate in the ordinary course of business consistent with past practice that do not exceed 8% individually or 5% in the aggregate, (B) become a party to, establish, adopt, amend, commence participation in or terminate any Company Plan or any arrangement that would have been a Company Plan had it been entered into prior to this Agreement, (C) grant any new awards, or amend or modify the terms of any outstanding awards, under any Company Plan, (D) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Plan, (E) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Plan that is required by applicable Law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (F) forgive any loans or issue any loans to any employee of the Company (other than the forgiveness of loans outstanding on the date of this Agreement pursuant to the terms thereof as in effect on such date), (G) hire any employee or engage any independent contractor (who is a natural Person) with an annual base salary or wage rate or consulting fees in excess of $250,000 or (H) terminate the employment of any officer or any other individual identified on Section 5.1(b)(vi)(H) of the Company Disclosure Letter other than for cause;

(vii) knowingly waive, release, limit or condition any restrictive covenant obligation of any current or former employee or independent contractor of the Company or any of its Subsidiaries;

(viii) become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

(ix) make or adopt any material changes in financial accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except insofar as may be required (A) by GAAP (or any interpretation thereof), (B) by any applicable Law, including Regulation S-X under the Securities Act, or (C) by any Governmental Authority or the Financial Accounting Standards Board;

(x) amend the Company Charter Documents, the Holdings Operating Agreement or the other comparable organizational documents of any Subsidiary of the Company;

(xi) grant any Lien (other than Permitted Liens) on any of its material assets other than (A) to secure Indebtedness and other obligations permitted under Section 5.1(b)(ii) or (B) to the Company or to a wholly owned Subsidiary of the Company;

(xii) settle any material pending or threatened Action against the Company or any of its Subsidiaries, other than settlements of any pending or threatened Action (A) in which the Company or any of its Subsidiaries is named as a nominal defendant, (B) in the ordinary course of business, (C) reflected or reserved against in the balance sheet (or the notes thereto) of the Company as of the Balance Sheet Date included in the Company SEC Documents for an amount not materially in excess of the amount so reflected or reserved (excluding any amount that may be paid under insurance policies or indemnification agreements); provided that no settlement of any pending or threatened Action may be for an amount in excess of $2 million or involve any injunctive or equitable relief or impose restrictions on the business activities of the Company and its Subsidiaries, taken as a whole; provided further that in no event shall the Company or any of its Subsidiaries settle any stockholder litigation except in accordance with Section 5.8;

(xiii) make, change or revoke any Tax election, adopt or change any Tax accounting method or change any Tax accounting period, file any amended Tax Return, settle or compromise any Tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to any Taxes, or surrender any right to claim a refund of Taxes, in each case, that is material to the Company and its Subsidiaries, taken as a whole;

(xiv) except in (A) the ordinary course of business, (B) as expressly permitted under clause (ii) of this Section 5.1(b), clause (iii) of this Section 5.1(b) (to the extent relating to customary disposition or transfer documentation entered into to effect dispositions or transfers permitted by such clause (iii) of this Section 5.1(b)), clause (v) of this Section 5.1(b) (to the extent relating to customary acquisition documentation entered into to effect acquisitions permitted by such clause (v) of this Section 5.1(b) or clause (vi) of this Section 5.1(b) or (C) the automatic renewal or extension of any Material Contract pursuant to its terms, (1) enter into any Contract that, if entered into prior to the date of this Agreement, would have been a Material Contract under clause (ii), (vi) or (xi) of Section 3.19 or (2) amend, terminate (other than upon any expiration of the term of any Material Contract) or waive compliance with, or material breaches under, the terms of any Material Contract in a manner that is materially adverse to the Company and its Subsidiaries;

(xv) merge or consolidate itself or any of its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;

(xvi) (A) take any action, or fail to take any action, in either case, that would reasonably be expected to result in a material breach of any of the requirements, conditions or obligations of the Company and its Subsidiaries under the CFPB Consent Order or (B) make or agree to make any changes to the CFPB Consent Order; or

(xvii) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

Notwithstanding anything to the contrary set forth in this Section 5.1(b), the Company and its Subsidiaries shall be permitted to take any commercially reasonable action (or, if commercially reasonable, omit to take any action) that would otherwise have been prohibited under Section 5.1(b) in good faith to the extent reasonably necessary in the applicable jurisdiction to comply with any applicable COVID-19 Measures, taking into account (x) the scope and duration of such action or omission in such jurisdiction and (y) the actions being taken by companies that are similarly situated and that operate in similar industries in response to such COVID-19 Measures; provided that, to the extent reasonably practicable, the Company shall consult with Parent prior to taking such action.

(c) Except as expressly contemplated or permitted by this Agreement or as required by applicable Law, Judgment or a Governmental Authority (including any applicable COVID-19 Measures), during the period from the date of this Agreement to the Effective Time (or such earlier date on which this Agreement is terminated pursuant to Section 7.1), each of Parent, Parent Bank, Merger Sub 1 and Merger Sub 2 shall use its commercially reasonable efforts to carry on its business in all material respects in the ordinary course of business, and shall not, without the prior written consent of the Company:

(i) amend any organizational document of Parent, Parent Bank, Merger Sub 1 or Merger Sub 2 in a manner (whether by merger, consolidation or otherwise) that (A) would materially impair the rights of the holders of Company Class A Common Stock and Common Units, as applicable, who have the right to receive Merger Consideration in accordance with the procedures set forth in Article II relative to other holders of the Parent Common Stock or (B) would prevent, materially delay or materially impair the ability of the Parent, Parent Bank, Merger Sub 1 or Merger Sub 2 to perform their obligations under this Agreement or to consummate the transactions contemplated hereby;

(ii) (A) liquidate (completely or partially), wind up, dissolve, enter into administration or receivership, or adopt any plan or resolution, or take any other action providing for any of the foregoing, or (B) take any action to cause the liquidation, winding up or dissolution of Merger Sub 1 or Merger Sub 2; or

(iii) authorize any of, or commit or agree, in writing or otherwise, to take any of the foregoing actions.

(d) Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

5.2 Solicitation; Change in Recommendation.

(a) Except as permitted by this Section 5.2, the Company shall and shall cause each of its Subsidiaries to, and shall instruct and use its commercially reasonable efforts to cause its Representatives retained by it and acting on its behalf to, (i) immediately cease any solicitation, discussions or negotiations with any Persons that may be ongoing with respect to a Takeover Proposal and (ii) until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, not, directly or indirectly, (A) initiate, solicit, or knowingly encourage (including by way of furnishing non-public information) the submission of any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Takeover Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding (except to notify any Person of the provisions of this Section 5.2), or furnish to any other Person any non-public information in connection with, or for the purpose of, encouraging a Takeover Proposal or (C) enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement providing for a Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions applicable to the Company or Holdings by any Representative or Affiliate of the Company or Holdings, to the extent acting on the behalf or at the direction of the Company or Holdings, shall be deemed to be a breach of this Section 5.2(a) by the Company and Holdings. As promptly as practicable following the date hereof (but in any event within two business days of the date hereof), the Company shall: (1) withdraw and terminate access that was granted to any Person (other than Parent and its Affiliates and Representatives) to any “data room” (virtual or physical) that was established in connection with the Transactions and (2) promptly instruct each Person (other than Parent and its Affiliates and Representatives) who received non-public or confidential information of the Company or any Subsidiary of the Company to promptly return to the Company or destroy such information.

(b) Notwithstanding anything contained in Section 5.2(a) or any other provision of this Agreement to the contrary, if at any time on or after the date hereof and prior to obtaining the Company Stockholder Approval, the Company or any of its Representatives receives a Takeover Proposal, which Takeover Proposal did not result from any breach of Section 5.2(a), (i) the Company and its Representatives may contact and engage in discussions with such Person or group of Persons making the Takeover Proposal or its or their Representatives and financing sources to clarify the terms and conditions thereof or to request that any Takeover Proposal made orally be made in writing or to notify such Person or group of Persons or its or their Representatives and financing sources of the provisions of this Section 5.2 and (ii) if the Board of Directors of the Company or any duly authorized committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Takeover Proposal constitutes or could reasonably be expected to result in a Superior Proposal, then the Company and any of its Representatives may (x) enter into an Acceptable Confidentiality Agreement with the Person or group of Persons making the Takeover Proposal and furnish pursuant to an Acceptable Confidentiality Agreement information (including non-public information) with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Takeover Proposal and its or their respective Representatives and financing sources; provided that the Company shall promptly provide to the Parent Entities any material non-public information concerning the Company or any of its Subsidiaries that is provided to any Person given such access which was not previously provided to the Parent Entities or their Representatives and (y) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Takeover Proposal and its or their Representatives and financing sources.

(c) The Company shall promptly (and in no event later than 48 hours after receipt thereof) notify the Parent Entities in the event that the Company or any of its Subsidiaries or its or their Representatives receives a Takeover Proposal and shall disclose to the Parent Entities the material terms and conditions of any such Takeover Proposal and the identity of the Person or group of Persons making such Takeover Proposal and shall include with such notice copies of any written Takeover Proposal, including any proposed transaction agreement, and the Company shall keep the Parent Entities reasonably informed of any material developments with respect to any such Takeover Proposal (including any material changes thereto) and provide the Parent Entities with any written supplements or amendments to any written Takeover Proposal, including any revisions to any proposed transaction agreement. For the avoidance of doubt, all information provided to the Parent Entities pursuant to this Section 5.2(c) will be subject to the terms of the Confidentiality Agreement.

(d) None of the Board of Directors of the Company or any duly authorized committee thereof shall (i) (A) withdraw (or modify in a manner adverse to the Parent Entities), or publicly propose to withdraw (or modify in a manner adverse to the Parent Entities), the Company Board Recommendation or (B) recommend the approval or adoption of, or approve or adopt, or publicly propose to recommend, approve or adopt, any Takeover Proposal (it being understood that the Board of Directors of the Company or any duly authorized committee thereof may, and may cause the Company to, (x) make a customary “stop, look and listen” communication, (y) elect to take no position with respect to a Takeover Proposal until the close of business on the tenth business day after the commencement of such Takeover Proposal pursuant to Rule 14e-2 under the Exchange Act and (z) solely to the extent such determination is made in accordance with this Agreement, disclose that the Board of Directors of the Company or any duly authorized committee thereof has determined that a Takeover Proposal constitutes a Superior Proposal or that the Board of Directors of the Company or any duly authorized committee thereof intends to make an Adverse Recommendation Change and in each case any material facts and circumstances relating thereto) (any action described in this clause (i), other than the actions in the foregoing clauses (x)-(z), being referred to as an “Adverse Recommendation Change”), or (ii) execute or enter into (or cause or permit the Company or any of its Subsidiaries to execute or enter into) any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement providing for a Takeover Proposal, other than any Acceptable Confidentiality Agreement.

(e) Notwithstanding Section 5.2(d) or any other provision of this Agreement to the contrary, prior to obtaining the Company Stockholder Approval, but not after, the Board of Directors of the Company or any duly authorized committee thereof may make an Adverse Recommendation Change if the Board of Directors of the Company or any duly authorized committee thereof has determined in good faith, after consultation with its financial advisors and outside legal counsel, that (i) where the Adverse Recommendation Change is not made in response to a Takeover Proposal, an Intervening Event has occurred and failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law and (ii) where such Adverse Recommendation Change is made in response to a Takeover Proposal, such Takeover Proposal constitutes a Superior Proposal; provided, however, that the Board of Directors of the Company or any duly authorized committee thereof shall not, and shall cause the Company not to, take any action set forth in clause (ii), unless (A) the Company has given the Parent Entities at least four business days’ prior written notice of its intention to take such action (which notice shall specify the identity of the party making such Superior Proposal, the material terms thereof, and a copy of the then-existing draft of the definitive agreement providing for such Superior Proposal and any then-existing drafts of the other relevant transaction agreements), (B) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with the Parent Entities during such notice period, to the extent the Parent Entities wish to negotiate, to enable the Parent Entities to propose in writing revisions to the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal and (C) following the end of such notice period, the Board of Directors of the Company or any duly authorized committee thereof shall have considered in good faith such revisions, and shall have determined that the Superior Proposal would continue to constitute a Superior Proposal if the revisions proposed in such binding offer were to be given effect (it being understood and agreed that any material amendment to the terms of such Takeover Proposal (after having been initially determined by the Board of Directors of the Company or any duly authorized committee thereof to no longer constitute a Superior Proposal) shall require a new notice pursuant to this Section 5.2(e) and a new notice period, except that such new notice period in connection with any such amendment shall be for two business days from the time the Company receives such amendment).

(f) Nothing in this Section 5.2 or elsewhere in this Agreement shall prohibit the Company or the Board of Directors of the Company or any duly authorized committee thereof from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act or (iii) making any disclosure to the stockholders of the Company that is required by applicable securities Laws; provided that this Section 5.2(f) shall not be deemed to permit the Board of Directors of the Company or any duly authorized committee thereof to make an Adverse Recommendation Change except to the extent permitted by and in accordance with Section 5.2.

(g) As used in this Agreement, “Acceptable Confidentiality Agreement” means (x) any confidentiality agreement entered into by the Company from and after the date of this Agreement that contains confidentiality provisions that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, except that such confidentiality agreement need not include explicit or implicit standstill provisions or otherwise restrict the making of or amendment or modification to Takeover Proposals, or (y) any confidentiality agreement entered into prior to the date of this Agreement, it being understood that the Company, in its sole discretion, shall be entitled to waive or release any preexisting explicit or implicit standstill provisions or similar agreements with any Person or group of Persons.

(h) As used in this Agreement, “Takeover Proposal” shall mean any inquiry, proposal or offer from any Person or group (other than Parent and its Subsidiaries) relating to, in a single transaction or series of related transactions, any direct or indirect (i) acquisition of 25% or more of the consolidated assets of the Company and its Subsidiaries (based on the fair market value thereof, as determined in good faith by the Board of Directors of the Company or any duly authorized committee thereof), including through the acquisition of one or more Subsidiaries of the Company owning such assets, (ii) acquisition of securities representing 25% or more of the combined voting power of the Company’s then outstanding securities, (iii) tender offer or exchange offer that if consummated would result in any Person or group beneficially owning securities representing 25% or more of the combined voting power of the Company’s then outstanding securities or (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which such Person or group (or the stockholders of any Person) would acquire, directly or indirectly, 25% or more of the consolidated assets of the Company and its Subsidiaries (based on the fair market value thereof, as determined in good faith by the Board of Directors of the Company or any duly authorized committee thereof) or securities representing 25% or more of the combined voting power of the Company’s then outstanding securities or of the surviving entity in a merger, consolidation, share exchange or other business combination involving the Company or the resulting direct or indirect parent of the Company or such surviving entity; provided, however, that this Agreement and the Transactions shall not be deemed a Takeover Proposal.

(i) As used in this Agreement, “Superior Proposal” shall mean any bona fide written Takeover Proposal that the Board of Directors of the Company or any duly authorized committee thereof has determined in its good faith judgment (i) would be more favorable to the Company’s stockholders than the Transactions and (ii) is reasonably capable of being completed, taking into account all legal, regulatory, financial, financing and other aspects of such proposal and of this Agreement; provided that for purposes of the definition of “Superior Proposal”, the references to “25%” in the definition of Takeover Proposal shall be deemed to be references to “50%”.

(j) As used in this Agreement, “Intervening Event” shall mean any fact, circumstance, change, event, occurrence or effect that is material to the Company and its Subsidiaries, taken as a whole, that occurred or arose after the date hereof and that (a) was not known by, nor reasonably foreseeable to, the Board of Directors of the Company or any duly authorized committee thereof as of or prior to the date of this Agreement or if known (or reasonably foreseeable) as of the date of this Agreement, the consequences of such fact, circumstance, change, event, occurrence or effect were not known to or reasonably foreseeable by the Board of Directors of the Company or any duly authorized committee thereof as of the date of this Agreement and (b) does not involve or relate to a Takeover Proposal; provided that none of the following will constitute, or be considered in determining whether there has been, an Intervening Event: (1) any change, in and of itself, in the market price or trading volume of the Company Common Stock, (2) the fact that, in and of itself, the Company meets or exceeds internal or public projections or forecasts or estimates of revenues, earnings or other financial results for any period, or (3) the timing of any Required Regulatory Approvals; provided, however, the underlying reasons for such changes in the foregoing clauses (1) and (2) may constitute an Intervening Event.

5.3 Efforts. (a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner reasonably practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, licenses, submissions of information, applications and other documents, (ii) obtain all approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions, (iii) execute and deliver any additional instruments necessary to consummate the Transactions and (iv) defend or contest in good faith any Action brought by a third party that could otherwise prevent or impede, interfere with, hinder or delay in any material respect the consummation of the Transactions. Prior to the Closing Date, the Company shall use reasonable best efforts (and the Parent Entities shall use reasonable best efforts to cooperate with the Company, as necessary) to obtain any consents or provide any notices required in connection with the Transactions under the Contracts set forth in Section 5.3(a) of the Company Disclosure Letter and, at the request of Parent, any Contracts identified pursuant to Section 5.8(a); provided that neither the Company nor the Parent Entities shall be obligated to pay any consideration (other than consideration in a de minimis amount) to any third party to whom such consent is requested.

(b) In furtherance and not in limitation of the foregoing, the Company and Parent shall each use its reasonable best efforts to (i) take all action necessary to ensure that no Takeover Law is or becomes applicable to any of the Transactions and refrain from taking any actions that would cause the applicability of such Laws and (ii) if the restrictions of any Takeover Law become applicable to any of the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise lawfully minimize the effect of such Takeover Law on the Transactions.

(c) Without limiting the generality of Section 5.3(a), the parties hereto shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary filings, notices, petitions, statements, registrations, licenses, submissions of information, applications and other documents in respect of the Required Regulatory Approvals, use their reasonable best efforts to make them within 15 business days of the date of this Agreement, and to obtain as promptly as practicable all approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations of Governmental Authorities in respect of the Required Regulatory Approvals. For purposes hereof, “Required Regulatory Approvals” means the regulatory authorizations, consents, orders, non-objections and approvals (and the expiration or termination of all statutory waiting periods in respect thereof) set forth in Section 5.3(c) of the Company Disclosure Letter.

(d) Without limiting the generality of Section 5.3(a), each of the parties hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions (which shall request the early termination of any waiting period applicable to the Transactions under the HSR Act) as promptly as reasonably practicable following the date of this Agreement, and in any event within 10 days following the date hereof, and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to promptly take any and all steps necessary to avoid or eliminate each and every impediment and obtain (i) all consents under any Antitrust Laws that may be required by any foreign or U.S. federal, state or local Governmental Authority, in each case with competent jurisdiction, so as to enable the parties hereto to consummate the Transactions, and (ii) the Required Regulatory Approvals. Without limiting the foregoing, subject to Section 5.3(g), the Parent Entities shall promptly take all actions necessary to secure the expiration or termination of any applicable waiting period under the HSR Act or any other Antitrust Law and resolve any objections asserted with respect to the Transactions under the Federal Trade Commission Act or any other applicable Law raised by any Governmental Authority, in order to prevent the entry of, or to have vacated, lifted, reversed or overturned, any Restraint that would prevent, prohibit, restrict or delay the consummation of the Transactions. For purposes hereof, “Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, all applicable foreign antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(e) The Parent Entities shall respond to and seek to resolve as promptly as reasonably practicable any objections asserted by any Governmental Authority with respect to the Transactions. The Company, Holdings, Parent, Parent Bank, Merger Sub 1 and Merger Sub 2 and any of their respective Affiliates shall not take any action with the intention to, or that would reasonably be expected to, hinder or delay the expiration or termination of any waiting period under the HSR Act or the obtaining of approval of the Federal Trade Commission (“FTC”) or the Department of Justice (“DOJ”), as necessary, or the Required Regulatory Approvals. Nothing in this Agreement shall require any party to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon the Closing. Neither Parent nor the Company shall commit to or agree with any Governmental Authority to stay, toll or extend any applicable waiting period under the HSR Act or any other Antitrust Laws or enter into a timing agreement with any Governmental Authority, without the prior written consent of the other party (such consent not to be unreasonably withheld, delayed or conditioned).

(f) Subject to applicable Laws, each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private person, (ii) keep the other parties hereto informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the FTC, the DOJ or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions, (iii) to the extent reasonably practicable, consult with the other parties hereto with respect to information relating to the other parties hereto and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third Person or any Governmental Authority in connection with the Transactions, other than “4(c) documents” as that term is used in the rules and regulations under the HSR Act, and (iv) to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other Person, give the other parties hereto the opportunity to attend and participate in such meetings and conferences.

(g) Notwithstanding the foregoing or anything to the contrary contained in this Agreement, nothing contained in this Agreement shall be deemed to require the Parent Entities or any of their Affiliates (or permit the Company or any of its Subsidiaries, without Parent’s prior written consent) to take any action, or commit to take any action, or agree to any condition or restriction in connection with the foregoing or with obtaining any permits, consents, clearances, orders, approvals, non-objections or authorizations in connection with the Transactions or otherwise that would reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect or a Parent Material Adverse Effect with respect to Parent Bank, provided that, for this purpose, all references to “Parent” in the definition of Parent Material Adverse Effect shall be deemed to be references to “Parent Bank”; provided, further, that for the purpose of this Section 5.3(g), materiality shall be measured on a scale relative to the Company and its Subsidiaries, taken as a whole (a “Materially Burdensome Regulatory Condition”).

5.4 Public Announcements. Unless and until an Adverse Recommendation Change has occurred, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, Judgment, court process or the rules and regulations of any national securities exchange or national securities quotation system and except for any matters referred to and made in compliance with Section 5.2. The parties hereto agree that the initial press release to be issued with respect to the Transactions following execution of this Agreement shall be in the form heretofore agreed to by the parties hereto (the “Announcement”). Notwithstanding the foregoing, this Section 5.4 shall not apply to any press release or other public statement made by Parent or the Company (a) which is consistent with the Announcement and the terms of this Agreement and does not contain any information relating to the Company that has not been previously announced or made public in accordance with the terms of this Agreement or (b) is made in the ordinary course of business and does not relate specifically to the signing of this Agreement or the Transactions. For clarity, no confidential discussions in connection with routine examinations between Parent and any Governmental Authority with supervisory, examination or other authority or jurisdiction over Parent or its Affiliates shall be deemed to constitute public statements.

5.5 Access to Information; Confidentiality. Subject to applicable Law and any applicable Judgment, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement pursuant to Section 7.1, upon reasonable notice, the Company shall afford to the Parent Entities and their Representatives reasonable access during normal business hours to the Company’s and its Subsidiaries’ officers, employees, agents, properties, books, Contracts and records (other than any of the foregoing that relate to the negotiation and execution of this Agreement, or, except as expressly provided in Section 5.2, to any Takeover Proposal or any other transactions potentially competing with or alternative to the Transactions or proposals from other parties relating to any competing or alternative transactions or relating to any deliberation of the Board of Directors of the Company or any duly authorized committee thereof regarding any Takeover Proposal or Adverse Recommendation Change), including by using commercially reasonable efforts to facilitate any meetings between the Parent Entities or their Representatives, on the one hand, and Merchants or sponsors of Merchants, on the other, that the Parent Entities may reasonably request (which meetings shall be limited to a reasonable number of Merchants or sponsors of Merchants and be conducted in concert with a Representative of the Company in attendance and participating at such meetings), and the Company shall furnish promptly to the Parent Entities and their Representatives such information concerning its and its Subsidiaries’ business, personnel, assets, liabilities and properties as the Parent Entities may reasonably request (other than any information that the Company determines in its reasonable judgment relates to the negotiation and execution of this Agreement, or, except as expressly provided in Section 5.2, to any Takeover Proposal or any other transactions potentially competing with or alternative to the Transactions or proposals from other parties relating to any competing or alternative transactions or relating to any deliberation of the Board of Directors of the Company or any duly authorized committee thereof regarding any Takeover Proposal or Adverse Recommendation Change); provided that Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company; provided further, however, that (a) the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so could (i) violate applicable Law, an applicable Judgment or a Contract or obligation of confidentiality owing to a third party, or (ii) jeopardize the protection of an attorney-client privilege, attorney work product protection or other legal privilege, and (b) any physical access may be limited to the extent the Company determines in good faith that such limitation is necessary in light of COVID-19 or any COVID-19 Measures, including if providing such access would reasonably be expected to jeopardize the health and safety of any employee of the Company or any Subsidiary of the Company. All requests for information made pursuant to this Section 5.5 shall be directed to the executive officer or other Person designated by the Company. Until the Effective Time, all information provided will be subject to the terms of the letter agreement dated as of September 23, 2019 by and among the Company and Parent Bank (the “Confidentiality Agreement”).

5.6 Indemnification and Insurance.

(a) From and after the Effective Time, each of Parent, Parent Bank, Surviving LLC 1 and Surviving LLC 2 shall, and the Parent Entities shall cause Surviving LLC 1 and Surviving LLC 2 to, in each case to the fullest extent permissible by applicable Law, (i) jointly and severally indemnify and hold harmless each current or former member, director, manager or officer of the Company or its Subsidiaries and each other Person who at the Effective Time is, or at any time prior to the Effective Time was, indemnified or entitled to be indemnified by the Company or its Subsidiaries pursuant to the Company Charter Documents and the organizational documents of such Subsidiaries as in effect on the date of this Agreement or in any agreement in existence as of the date of this Agreement providing for indemnification or advancement of expenses between the Company or any of its Subsidiaries and any such Person (each, an “Indemnitee” and, collectively, the “Indemnitees”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including reasonable fees and expenses of legal counsel) in connection with any Action (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (A) the fact that an Indemnitee is or was a member, director, manager, officer, employee or agent of the Company or such Subsidiary or (B) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a member, director, manager, officer, employee or agent of the Company or such Subsidiary or taken at the request of the Company or such Subsidiary (including in connection with serving at the request of the Company or such Subsidiary as a representative of another Person (including any employee benefit plan)), in each case under clause (A) or (B), at, or at any time prior to, the Effective Time (including any Action relating in whole or in part to the Transactions or relating to the enforcement of this provision or any other indemnification or expense advancement right of any Indemnitee) and (ii) assume (in the case of Surviving LLC 1 and Surviving LLC 2, in the Mergers without any further action) all obligations of the Company and such Subsidiaries to the Indemnitees in respect of indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the Company Charter Documents and the organizational documents of such Subsidiaries as in effect on the date of this Agreement or in any agreement in existence as of the date of this Agreement providing for indemnification or advancement of expenses between the Company or any of its Subsidiaries and any Indemnitee. Without limiting the foregoing, the Parent Entities, from and after the Effective Time, shall cause, unless otherwise required by Law, the certificate of formation and the limited liability company agreement of Surviving LLC 1 and the organizational documents of its Subsidiaries to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities, indemnification and exculpation, in each case, of members, managers, directors and officers than are set forth as of the date of this Agreement in the Company Charter Documents and the organizational documents of such Subsidiaries as in effect on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees. In addition, from the Effective Time, the Parent Entities shall, and shall cause Surviving LLC 1 and Surviving LLC 2 to, without requiring a preliminary determination of entitlement to indemnification, advance any expenses (including reasonable fees and expenses of legal counsel) of any Indemnitee under this Section 5.6 (including in connection with enforcing the indemnity and other obligations referred to in this Section 5.6) as incurred to the fullest extent permitted under applicable Law; provided that any Indemnitee to whom expenses are advanced provides an undertaking by or on behalf of such Indemnitee to repay such amount if it shall be ultimately determined that such Indemnitee is not entitled to be indemnified by the Company as authorized by this Section 5.6.

(b) For the six-year period commencing immediately after the Effective Time, Surviving LLC 1 shall maintain in effect the Company’s current directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those individuals who are currently (and any additional individuals who prior to the Effective Time become) covered by the Company’s directors’ and officers’ liability insurance policies on terms and scope with respect to such coverage, and in amount, no less favorable to such individuals than those of such policy in effect on the date of this Agreement (or Parent may substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to matters existing or occurring prior to the Effective Time, including a “tail” policy); provided, however, that prior to the Effective Time, the Company shall use its commercially reasonable efforts to purchase a six-year prepaid “tail policy” on terms and conditions providing at least substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to matters existing or occurring prior to the Effective Time, covering, without limitation, the Transactions; provided, further, that, in any case, the costs of such policy shall not exceed, and in no event shall Surviving LLC 1 be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by the Company for any insurance contemplated by this Section 5.6(b) (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Company or Surviving LLC 1, as applicable, shall purchase, and Surviving LLC 1 shall cause to be maintained, policies of insurance which, in Surviving LLC 1’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. Surviving LLC 1 shall use its reasonable best efforts to cause such policy to be maintained in full force and effect, for its full term, and to honor all of its obligations thereunder.

(c) The provisions of this Section 5.6 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the Company Charter Documents, under the organizational documents of such Subsidiaries as in effect on the date of this Agreement or by contract or otherwise. The obligations of Parent, Parent Bank, Surviving LLC 1 and Surviving LLC 2 under this Section 5.6 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.6 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.6 applies shall be third-party beneficiaries of this Section 5.6).

(d) In the event that (i) Parent, Parent Bank, Surviving LLC 1, Surviving LLC 2 or any of their respective successors or assigns (A) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers or conveys all or substantially all of its properties and assets to any Person, or (ii) Parent, Parent Bank or any of their respective successors or assigns dissolves Surviving LLC 1 or Surviving LLC 2, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent, Parent Bank, Surviving LLC 1 or Surviving LLC 2 shall assume all of the obligations thereof set forth in this Section 5.6.

(e) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.6 is not prior to or in substitution for any such claims under such policies.

(f) Parent’s, Parent Bank’s, Surviving LLC 1’s and Surviving LLC 2’s obligations under this Section 5.6 shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that if any Action relating to any acts or omissions covered under this 5.6 (whether arising before, at or after the Effective Time) is brought against an Indemnitee on or prior to the sixth anniversary of the Effective Time, subject to applicable statutes of limitations, the provisions of this Section 5.6 shall continue in effect until the full and final resolution of such Action.

5.7 Employee Matters.

(a) Other than as set forth in Section 5.7(a) of the Company Disclosure Letter, for a period of not less than one year following the Effective Time, Parent shall, and shall cause Surviving LLC 1, Surviving LLC 2 and their respective Subsidiaries to, provide (i) a base salary or wage rate and bonus and other short-term incentive opportunities to each person who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time (each, a “Continuing Employee”) that are no less favorable, in each case, than those in effect immediately prior to the Effective Time (excluding, for the avoidance of doubt, any special, one-time, retention, change in control or other bonus related to the Transactions), (ii) long-term incentive opportunities that are substantially comparable to those provided to similarly-situated employees of Parent Bank and its Affiliates and (iii) employee benefits (excluding base salary, wage rate and bonus and other short-term incentive opportunities and long-term incentive opportunities, but including severance benefits) to each Continuing Employee that are substantially comparable in the aggregate to those provided to such Continuing Employee immediately prior to the Effective Time; provided that each Continuing Employee shall participate in the applicable Parent severance plan or policy following the Closing on the same terms and conditions as other similarly-situated employees of Parent and its Affiliates; provided further that the Continuing Employees shall receive service credit in accordance with Section 5.7(c) for purposes of determining benefits under such plan or policy.

(b) Without limiting the generality of Section 5.7(a), from and after the Effective Time, Parent shall, or shall cause one of its Affiliates to, honor in accordance with their terms all the Company Plans as in effect at the Effective Time. Parent and the Company hereby acknowledge that the consummation of the Transactions constitutes a “change in control”, “change of control” or other term of similar import for purposes of any Company Plan that contains a definition of “change in control”, “change of control” or other term of similar import, as applicable.

(c) With respect to all employee benefit plans of Parent, Parent Bank, Surviving LLC 1, Surviving LLC 2 and their respective Subsidiaries in which Continuing Employees are eligible to participate from and after the Effective Time, including any “employee benefit plan” (as defined in Section 3(3) of ERISA) (including any vacation, paid time-off and severance plans, but excluding any defined benefit, retiree medical and retiree life insurance plans, and any other grandfathered or frozen plans, programs or benefits), for purposes of determining eligibility to participate, level of benefits, vesting and benefit accruals, each Continuing Employee’s service with the Company or any of its Subsidiaries (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer was recognized by the Company or such Subsidiary) shall be treated as service with Parent, Parent Bank, Surviving LLC 1, Surviving LLC 2 and their respective Subsidiaries or any of their respective Subsidiaries; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service.

(d) Without limiting the generality of Section 5.7(a), the Parent Entities shall, or shall cause Surviving LLC 1, Surviving LLC 2 and their respective Subsidiaries to, waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Parent, Parent Bank, Surviving LLC 1, Surviving LLC 2 or any of their respective Subsidiaries in which Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Plan immediately prior to the Effective Time. The Parent Entities shall, or shall cause Surviving LLC 1, Surviving LLC 2 and their respective Subsidiaries to, recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by each Continuing Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time; provided that such expenses were recognized under the Company Plan in which the applicable Continuing Employee participated immediately prior to the Effective Time.

(e) The Company shall pay the amounts described in Section 5.7(e) of the Company Disclosure Letter.

(f) Prior to the Effective Time, if requested by Parent in writing no later than 20 business days prior to the Effective Time, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, the Company shall cause the GreenSky, LLC 401(k) Plan (the “Company 401(k) Plan”) to be terminated effective immediately prior to the Effective Time. In the event that Parent requests that the Company 401(k) Plan be terminated pursuant to the immediately preceding sentence, the Company shall provide Parent with evidence that the Company 401(k) Plan has been terminated (the form and substance of which shall be subject to review and comment by Parent, which the Company shall consider in good faith) not later than the day immediately preceding the Effective Time. If the Company is directed by Parent to terminate the Company 401(k) Plan pursuant to this Section 5.7(f), Parent shall establish or designate one or more 401(k) Plans (the “Parent 401(k) Plans”) in which the Continuing Employees shall be eligible to participate following the Effective Time and which shall allow each Continuing Employee to make a “direct rollover”, including with respect to notes corresponding to loans, to the Parent 401(k) Plan in which such Continuing Employee participates following the Effective Time of the account balance of such Continuing Employee under the Company 401(k) Plan, if such direct rollover is elected in accordance with applicable Law by such Continuing Employee.

(g) The provisions of this Section 5.7 are solely for the benefit of the parties to this Agreement, and no provision of this Section 5.7 is intended to, or shall, (a) constitute the establishment or adoption of, or an amendment to, any employee benefit plan for purposes of ERISA or otherwise, (b) prevent Parent, Parent Bank, Surviving LLC 1 or any of their respective Affiliates, after the Effective Time, from amending or terminating any of their benefit plans (including the Company Plans) in accordance their terms, (c) prevent Parent, Parent Bank, Surviving LLC 1 or any of their respective Affiliates, after the Effective Time, from terminating the employment of any Continuing Employee, or (d) except as otherwise provided in Section 8.6, create any third-party beneficiary rights in any current or former employee of the Company or its Subsidiaries (including any Continuing Employee) or any beneficiary or dependent thereof or any other individual associated therewith for any purpose under this Agreement, including with respect to enforcing the provisions hereof and the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Parent, Parent Bank or any of their Affiliates or under any benefit plan which Parent, Parent Bank or any of their Affiliates may maintain.

5.8 Notification of Certain Matters; Stockholder Litigation. Prior to the Effective Time, (a) Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of (i) to the extent permitted under applicable Law, any notice or other communication received by such party or its Subsidiaries from any Governmental Authority in connection with this Agreement or the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, Surviving LLC 1 or Parent and (ii) any Actions commenced or, to such party’s Knowledge, threatened against such party which relates to this Agreement or the Transactions and (b) the Company shall provide Parent notice of any determination by any (i) Merchant, sponsor of Merchants or vendor, in each case, that is a party to a Material Contract or (ii) Bank Partner to terminate, cancel, fail to renew or otherwise alter in a manner that is materially adverse to the Company and its Subsidiaries promptly after the Company or any of its Subsidiaries is notified of or otherwise becomes aware of such determination by such Merchant, sponsor of Merchant, vendor or Bank Partner; provided that any failure to give notice in accordance with this Section 5.8(b) shall not in and of itself be deemed to constitute the failure of any such condition to be satisfied. The Company shall give the Parent Entities the opportunity to participate in the defense and settlement of any stockholder litigation against the Company or the Company’s directors relating to this Agreement or the Transactions. The Company shall not settle any stockholder litigation against the Company or the Company’s directors relating to this Agreement or the Transactions where such settlement would impose obligations (monetary or otherwise) on the Company or Surviving LLC 1 without Parent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned); provided that such consent shall not be required for settlements solely for (i) money damages and the payment of attorneys’ fees in an aggregate amount not in excess of the dollar amount of the coverage limits for such settlements under the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries pursuant to which coverage shall be provided for such damages and fees or (ii) providing additional disclosure in the Proxy Statement.

5.9 Stock Exchange Listing and De-listing. Parent shall use its best efforts to cause the shares of Parent Common Stock to be issued in the Mergers to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time. Prior to the Effective Time, the Company shall cooperate with Parent and shall use its reasonable best efforts to cause the shares of Company Class A Common Stock to be de-listed from NASDAQ and de-registered under the Exchange Act as soon as reasonably practicable following the Effective Time.

5.10 Preparation of the Registration Statement and Proxy Statement; Stockholders’ Meeting; Members’ Consents.

(a) As promptly as reasonably practicable after the execution of this Agreement and subject to applicable Law, the Company and Parent shall cooperate in preparing and shall use their respective reasonable best efforts to cause to be promptly filed with the SEC (i) a proxy statement of the Company relating to the matters to be submitted to the Company’s stockholders at the Company Stockholders’ Meeting (as amended or supplemented from time to time, the “Proxy Statement”) and (ii) Parent’s registration statement on Form S-4 pursuant to which shares of Parent Common Stock issuable in connection with the Transactions will be registered with the SEC (as amended or supplemented from time to time, the “Registration Statement”), of which the Proxy Statement will be a part. Subject to Section 5.2, the Board of Directors of the Company shall make the Company Board Recommendation to the Company’s stockholders and shall include such recommendations in the Registration Statement and the Proxy Statement. Parent and the Company shall promptly provide to each other all non-privileged information concerning themselves and their Affiliates as may be reasonably requested by the other in connection with the preparation of the Registration Statement and the Proxy Statement and shall otherwise assist and cooperate with each other in the preparation of the Registration Statement and the Proxy Statement and the resolution of any comments thereto received from the SEC. Each of the Company, Holdings and Parent shall correct any information provided by it for use in the Registration Statement or the Proxy Statement as promptly as reasonably practicable if and to the extent such information is discovered to contain any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of Parent and the Company shall notify the other promptly upon the receipt of any comments (whether written or oral) from the SEC and of any request by the SEC for amendments or supplements to the Registration Statement or the Proxy Statement and shall supply the other with copies of all written correspondence between it or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Registration Statement or the Proxy Statement. Each of Parent and the Company shall use its reasonable best efforts to have the Registration Statement declared effective by the SEC as promptly as reasonably practicable after filing, including by responding as promptly as reasonably practicable to any comments received from the SEC concerning the Registration Statement or the Proxy Statement and resolving such comments with the SEC, and the Company shall use its reasonable best efforts to cause the Proxy Statement to be disseminated to the Company’s stockholders as promptly as reasonably practicable (but in any event no later than five business days thereafter) after the Registration Statement is declared effective by the SEC. Parent shall advise the Company, promptly after the receipt of notice thereof, of the time of effectiveness of the Registration Statement, and the issuance of any stop order relating thereto or the suspension of qualification of the shares of Parent Common Stock for offering or sale in any jurisdiction, and each of the Company and Parent shall use its reasonable best efforts to have any such stop order or supsension lifted, reversed or otherwise terminated. Parent shall use its reasonable best efforts to maintain the effectiveness of the Registration Statement for as long as necessary to consummate the Transactions. Prior to the filing of the Registration Statement and the Proxy Statement (or any draft, amendment or supplement thereto) or any dissemination of the Proxy Statement to the stockholders of the Company, or responding to any comments or requests for additional information from the

SEC with respect to the Regisration Statement or the Proxy Statement, Parent and the Company shall provide the other party and its counsel a reasonable opportunity to review and to propose comments on such document or response (including the proposed final version of such document or response), which the Company or Parent, as applicable, shall consider in good faith, and, except as permitted by Section 5.2 in connection with an Adverse Recommendation Change, the Company shall not make any statement in the Proxy Statement regarding Parent or any of its Affiliates without Parent’s consent (not to be unreasonably conditioned, delayed or withheld), and Parent shall not make any statement in the Registration Statement regarding the Company or any of its Affiliates without the Company’s consent (not to be unreasonably conditioned, delayed or withheld); provided that with respect to documents filed by a party that are incorporated by reference in the Registration Statement or the Proxy Statement, this right of approval shall apply only with respect to the Transactions or information relating to the other party or such other party’s business, financial condition or results of operations, or the combined entity. None of the Company, Parent or their respective Representatives shall agree to participate in any material or substantive meeting or conference (including by telephone) with the SEC, or any member of the staff thereof, in respect of the Proxy Statement or the Registration Statement unless, to the extent reasonably practicable, it consults with the other party in advance and, to the extent permitted by the SEC, allows the other party to participate.

(b) Notwithstanding any Adverse Recommendation Change but subject to Section 5.10(a) and applicable Law and to the extent not prohibited by any Judgment, the Company shall take all necessary actions in accordance with applicable Law, the Company Charter Documents and the rules of NASDAQ to duly call, give notice of, convene and hold a meeting of its stockholders (including any adjournment, recess or postponement thereof, the “Company Stockholders’ Meeting”) for the purpose of obtaining the Company Stockholder Approval, as soon as reasonably practicable after the Registration Statement is declared effective by the SEC. Subject to Section 5.2, the Company shall use its reasonable best efforts to obtain the Company Stockholder Approval. Notwithstanding anything to the contrary contained in this Agreement, the Company (i) shall be required to adjourn, recess, or postpone the Company Stockholders’ Meeting (A) to the extent necessary to ensure that any legally required supplement or amendment to the Proxy Statement is provided to and reviewed by the stockholders of the Company in advance of the Company Stockholders’ Meeting, (B) to the extent required by a court of competent jurisdiction in connection with any proceedings in connection with this Agreement or the Transactions, or (C) if as of the time for which the Company Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting and (ii) may adjourn, recess, or postpone the Company Stockholders’ Meeting if, on such date, the Company has not received proxies representing a sufficient number of shares necessary to obtain the Company Stockholder Approval, and, subject to the terms and conditions of this Agreement, the Company shall continue to use reasonable best efforts to solicit additional proxies for the purpose of obtaining the Company Stockholder Approval; provided, however, that unless otherwise agreed to by the parties or as otherwise required by applicable Law, the Company Stockholders’ Meeting shall not be postponed or adjourned more than ten business days in connection with any one postponement or adjournment or more than an aggregate of 30 business days from the date the Company Stockholders’ Meeting is originally scheduled. Notwithstanding anything to the contrary herein, but subject to the obligation to adjourn or postpone such meeting as set forth in the immediately preceding sentence, unless this Agreement has been terminated in accordance with its terms, the Company Stockholders’ Meeting shall be convened and this Agreement shall be submitted to the stockholders of the Company at the Company Stockholders’ Meeting, and nothing contained herein shall be deemed to relieve the Company of such obligation. Notwithstanding anything to the contrary herein, the Company shall be deemed to have breached its obligations under this Section 5.10 if the Company fails to cause the condition set forth on Section 5.10(b) of the Company Disclosure Letter to be satisfied as of the time of the Company Stockholders’ Meeting.

(c) Nothing in this Section 5.10 shall be deemed to prevent the Company or the Board of Directors of the Company or any duly authorized committee thereof from taking any action they are permitted or required to take under, and in compliance with, Section 5.2 or required to take under applicable Law.

(d) The Company shall (i) obtain and deliver, immediately after the execution and delivery of this Agreement, the Members’ Consent, (ii) promptly following the execution of the Members’ Consent, deliver written notice to those Members not executing the Members’ Consent of the action taken thereby and (iii) use commercially reasonable efforts to obtain the irrevocable written consent of all Members not executing the Members’ Consent to this Agreement and the transactions contemplated hereby. Promptly following receipt of the Members’ Consent and any subsequently obtained written consents, the Company shall deliver a copy of such Members’ Consent or other written consent, as applicable, to Parent.

5.11 Certain Tax Matters.

(a) Immediately prior to the Closing, Holdings shall make a distribution to the Members equal to the sum of (i) the amount of any tax distributions under Section 6.2 of the Holdings Operating Agreement that have accrued for any taxable period ending prior to the Closing Date (a “Closed Period”), but that have not yet been paid as of the Closing Date, and (ii) without duplication of amounts payable under clause (i), a good faith estimate of the amount that would be due under Section 6.2 of the Holdings Operating Agreement to the Members with respect to the taxable period of Holdings (or portion thereof) ending on the Closing Date (the “Stub Period”).

(b) No later than 10 business days after the filing due date (taking into account extensions) for the Holdings IRS Form Schedule K-1 that reflects any Closed Period or the Stub Period, Parent shall pay to the Members an amount equal to the excess of (i) the amount that would be due under Section 6.2 of the Holdings Operating Agreement to the Members with respect to the Closed Period or Stub Period, as applicable (determined consistent with such IRS Form Schedule K-1), over (ii) the amount actually paid to the Members with respect to the Closed Period or Stub Period, as applicable, pursuant to Section 5.11(a).

(c) Any amounts payable under this Section 5.11 to the Members shall be allocated among the Members pro rata in proportion to their respective Company Percentages (as defined in the Holdings Operating Agreement) as of immediately prior to the Closing.

(d) If, as a result of an assignment by Parent pursuant to Section 8.4, Holdings will not terminate as a result of the Closing, Holdings shall make an election to apply the “closing of the books” method under Section 706 of the Code to determine all relevant items attributable to the Stub Period.

(e) None of the Company, Parent, Holdings Merger Sub 1 or Merger Sub 2 shall knowingly take or agree to take any action that would, or fail to take any action the omission of which would, reasonably be expected to prevent or impede the Company Merger from qualifying for the Intended Tax Treatment. Each Party shall cooperate in good faith with reasonable requests made by the other parties to determine the qualification of the Mergers for the Intended Tax Treatment. Such cooperation shall include, if applicable, providing a certificate executed by an officer of the applicable Party with applicable representations and warranties reasonably requested by another Party’s tax advisors in connection with the delivery of an opinion regarding the qualification of the Mergers for the Intended Tax Treatment (but only to the extent the applicable Party believes in good faith such representations and warranties are true and correct). For the avoidance of doubt, each Party acknowledges and agrees that their respective obligations to effect the Mergers are not subject to any condition or contingency with respect to (a) the qualification of the Mergers for the Intended Tax Treatment or (b) the delivery of any certificate or opinion described in this Section 5.11(e).

(f) The Company and Holdings will comply with the obligation set forth on Section 5.11(f) of the Company Disclosure Letter.

5.12 Formation of Merger Sub 1 and Merger Sub 2. Parent shall, and shall cause Parent Bank to, take all actions reasonably necessary to cause the formation of Merger Sub 1 under Delaware law and the formation of Merger Sub 2 under Georgia law, in each case, as soon as reasonably practicable after the date of this

Agreement, subject to the receipt of any Required Regulatory Approvals. Immediately following the formation of Merger Sub 1 and Merger Sub 2, the Board of Directors of Parent Bank shall cause Parent Bank, in its capacity as the sole member of Merger Sub 1 and Merger Sub 2, to execute and deliver to Merger Sub 1 and Merger Sub 2 and the Company a written consent adopting this Agreement in accordance with the DGCL, DLLCA and GLLCA. The exclusive purpose for Merger Sub 1 and Merger Sub 2 shall be to participate in the Transactions. As soon as reasonably practicable after Merger Sub 1 and Merger Sub 2 are formed, Merger Sub 1 and Merger Sub 2 shall each become a party to this Agreement by signing a joinder hereto in form and substance reasonably acceptable to the Company. All of the equity interests of Merger Sub 1 and Merger Sub 2 shall at all times from their formation until the Effective Time be owned by Parent Bank. Neither Merger Sub 1 nor Merger Sub 2 shall have any assets or operations at any time prior to the Effective Time other than in connection with the Transactions.

5.13 Conversion and Onboarding Plan.

(a) As promptly as practicable after the date hereof, the parties shall establish a steering committee for operational management purposes related to the Conversion and Onboarding (the “Steering Committee”) consisting of representatives designated by each of Parent and the Company. For purposes of this Agreement, “Conversion and Onboarding” shall mean converting, moving, storing, archiving, adapting or otherwise transferring or facilitating the transfer of any data, information (including accounting information), securities, records and files of the business of the Company and its Subsidiaries from the systems and facilities of the Company and its Subsidiaries to the systems and facilities of Parent and its Affiliates, including the onboarding of customers, clients, Bank Partners, Merchants, sponsors of Merchants, vendors, suppliers, distributors, partners and employees (and compliance with the policies and procedures of Parent and its Affiliates related thereto). The Steering Committee shall meet regularly at such times as its members shall determine.

(b) Each of Parent and the Company agree to cooperate to use commercially reasonable efforts to execute and complete the Conversion and Onboarding in an orderly and efficient manner at or shortly after the Effective Time. Prior to the Effective Time, subject to Section 5.1(d), the Company shall provide commercially reasonable cooperation (including by providing information and assisting with preparing any required filings or applications, as applicable) to Parent on the matters and in the manner set forth on Section 5.13(b) of the Company Disclosure Letter; provided that any failure by the Company or Holdings to comply with this Section 5.13(b) shall not be taken into account for purposes of determining whether the closing conditions set forth in Section 6.2(b) or Section 6.3(b) have been satisfied.

5.14 Treatment of Credit Facility; Warehouse Facility; Standby Facility Commitment Letter.

(a) If requested by Parent, Holdings shall deliver all notices and take all other actions to facilitate the termination at the Effective Time of all commitments in respect of the Credit Facility, and the repayment in full on the Closing Date of all obligations, and releases of all Liens securing obligations, in respect of the indebtedness thereunder; provided that Parent shall provide any funds required to effect all such repayments at the Closing. In furtherance and not in limitation of the foregoing, if requested by Parent or Parent Bank, Holdings shall deliver to Parent or Parent Bank (i) at least two business days prior to the Closing Date, copies of a payoff letter and release documentation in final draft form with respect to the Credit Facility in form and substance reasonably satisfactory to Parent and customary for transactions of this type, which payoff letter shall, among other things, include the payoff amount and (ii) on the Closing Date, an executed version of such payoff letter together with the final release documentation.

(b) If requested by Parent, the Company and Holdings shall cause Warehouse SPV to deliver all notices and take all other actions to facilitate the termination at the Effective Time of all commitments in respect of the Warehouse Facility, and the repayment in full on the Closing Date of all obligations, and releases of all Liens securing obligations, in respect of the indebtedness thereunder; provided that Parent shall provide any funds required to effect all such repayments at the Closing. In furtherance and not in limitation of the foregoing, if requested by Parent or Parent Bank, the Company and Holdings shall cause to be delivered to Parent or Parent Bank (i) at least two business days prior to the Closing Date, copies of a payoff letter and release documentation in final draft form with respect to the Warehouse Facility in form and substance reasonably satisfactory to Parent and customary for transactions of this type, which payoff letter shall, among other things, include the payoff amount and (ii) on the Closing Date, an executed version of such payoff letter together with the final release documentation.

(c) The parties will, and will cause their applicable Affiliates to, comply with (i) the terms of the Standby Facility Commitment Letter, including their obligation to use commercially reasonable efforts to negotiate in good faith and execute definitive documentation for the transactions contemplated by the Standby Facility Commitment Letter as promptly as practicable after the date of this Agreement and (ii) the terms of any definitive documentation entered into in connection therewith.

ARTICLE VI

Conditions to the Mergers

6.1 Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligations of each party hereto to effect the Mergers shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) No Restraints. No Judgment enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority or any applicable Law (collectively, “Restraints”) shall be in effect enjoining or otherwise prohibiting consummation of the Mergers;

(b) Required Regulatory Approvals; HSR. (i) Each of the Required Regulatory Approvals has been obtained and (ii) the waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or early termination thereof shall have been granted; provided that, in each case, no Materially Burdensome Regulatory Condition shall have been imposed thereon or in connection with any of the foregoing approvals or consents and not withdrawn;

(c) Required Equityholder Approval. Each of the Company Stockholder Approval and the Requisite Member Approval shall have been obtained;

(d) Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall not be the subject of any stop order or pending or threatened in writing proceedings seeking a stop order; and

(e) NYSE Listing. The shares of Parent Common Stock to be issued in the Mergers shall have been authorized for listing on the NYSE, upon official notice of issuance.

6.2 Conditions to the Obligations of Parent, Parent Bank, Merger Sub 1 and Merger Sub 2. The obligations of Parent, Parent Bank, Merger Sub 1 and Merger Sub 2 to effect the Mergers shall be subject to the satisfaction (or written waiver by Parent, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company and Holdings (i) set forth in Section 3.8(b) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (ii) set forth in Section 3.2(a) and Section 3.2(d) shall be true and correct in all respects (other than, in each case, de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (iii) set forth in Section 3.1 (in the case of Section 3.1(b), solely with respect to Holdings), Section 3.2 (other than Section 3.2(a) and Section 3.2(d)), Section 3.3 (in the case of Section 3.3(d) and Section 3.3(h), only clause (i)(A) thereof), Section 3.17 and Section 3.23 (x) to the extent qualified or limited as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein, be true and correct in all respects and (y) otherwise, be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (iv) set forth in this Agreement, other than those Sections specifically identified in clauses (i), (ii) or (iii) of this paragraph, shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (iv), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company and Holdings by an executive officer of the Company to such effect;

(b) Compliance with Covenants. Each of the Company and Holdings shall have complied with or performed in all material respects its obligations required to be complied with or performed by it at or prior to the Effective Time under this Agreement and Parent shall have received a certificate signed on behalf of the Company and Holdings by an executive officer of the Company to such effect; and

(c) TRA Amendment. The Tax Receivable Agreement, as amended by the TRA Amendment, shall not have been further amended or otherwise modified, and shall be in full force and effect and binding on each party thereto as of the Closing.

6.3 Conditions to the Obligations of the Company and Holdings. The obligations of the Company and Holdings to effect the Mergers shall be subject to the satisfaction (or written waiver by the Company, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent (i) set forth in Section 4.11 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (ii) set forth in Section 4.2(a) shall be true and correct in all respects (other than, in each case, de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (iii) set forth in Section 4.1, 4.2(b), 4.3 (in the case of Section 4.3(b), only clause (i) thereof) and 4.7 shall (x) to the extent qualified or limited as to “materiality”, “Parent Material Adverse Effect” and words of similar import set forth therein, be true and correct in all respects and (y) otherwise, be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (iv) set forth in this Agreement, other than those Sections specifically identified in clauses (i), (ii) or (iii) of this paragraph, shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Parent Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (iv), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect; and

(b) Compliance with Covenants. The Parent Entities shall have complied with or performed in all material respects their obligations required to be complied with or performed by them at or prior to the Effective Time under this Agreement and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

ARTICLE VII

Termination

7.1 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time (except as otherwise expressly noted), whether before or after receipt of the Required Equityholder Approvals:

(a) by the mutual written consent of the Company and Parent;

(b) by either of the Company or Parent:

(i) if the Effective Time shall not have occurred on or prior to April 15, 2022 (as such date may be extended pursuant to Section 8.8, the “Outside Date”); provided that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party if the breach by such party of its representations and warranties set forth in this Agreement or the failure of such party to perform any of its obligations under this Agreement has been a principal cause of or resulted in the events specified in this Section 7.1(b)(i) (it being understood that (A) Parent, Parent Bank, Merger Sub 1 and Merger Sub 2 shall be deemed a single party for purposes of the foregoing proviso and (B) the Company and Holdings shall be deemed a single party for purposes of the foregoing proviso);

(ii) if any Restraint having the effect set forth in Section 6.1(a) shall be in effect and shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have used the required efforts to prevent the entry of and to remove such Restraint in accordance with its obligations under this Agreement; or

(iii) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof, in each case, at which a vote on the approval of the Company Stockholder Approval was taken;

(c) by Parent:

(i) if either the Company or Holdings shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (B) is incapable of being cured or, if capable of being cured by the Outside Date, the Company or Holdings, as applicable, shall not have cured such breach or failure to perform within the earlier of (x) the Outside Date and (y) 60 days following receipt by the Company of written notice of such breach or failure to perform from Parent stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(c)(i) and the basis for such termination; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if Parent, Parent Bank, Merger Sub 1 or Merger Sub 2 is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or

(ii) if the Board of Directors of the Company or any duly authorized committee thereof shall have made an Adverse Recommendation Change; or

(d) by the Company, if any of Parent, Parent Bank, Merger Sub 1 or Merger Sub 2 shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (B) is incapable of being cured or, if capable of being cured by the Outside Date, any of Parent, Parent Bank, Merger Sub 1 or Merger Sub 2, as applicable, shall not have cured such breach or failure to perform within the earlier of (x) the Outside Date and (y) 60 days following receipt by Parent of written notice of such breach or failure to perform from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(d) and the basis for such termination; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if the Company or Holdings is then in material breach of any of its representations, warranties, covenants or agreements hereunder.

7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties hereto, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than 7.2 and 7.3, Article VIII and the Confidentiality Agreement, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Parent Bank, Merger Sub 1, Merger Sub 2, the Company or Holdings or their respective directors, managers, officers and Affiliates, other than pursuant to Section 7.3 (including the limitations on liability set forth therein); provided that no such termination shall relieve any party from liability for damages to another party resulting from a knowing and intentional breach of this Agreement or from intentional fraud.

7.3 Termination Fee. (a) In the event that:

(i) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii); provided that (A) at the time of termination none of Parent, Parent Bank, Merger Sub 1 or Merger Sub 2 is then in material breach of its representations, warranties, covenants or agreements under this Agreement such that the closing conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of such date, (B) a bona fide Takeover Proposal shall have been publicly made, proposed or communicated by a third party after the date of this Agreement and not withdrawn prior to the time this Agreement is terminated and (C) within 12 months of the date this Agreement is terminated, the Company enters into a definitive agreement (other than an Acceptable Confidentiality Agreement) in respect of a Takeover Proposal that is subsequently consummated or consummates a Takeover Proposal; provided that, for purposes of clauses (B) and (C) of this Section 7.3(a)(i), the references to “25%” in the definition of Takeover Proposal shall be deemed to be references to “50%”; or

(ii) this Agreement is terminated (A) by Parent pursuant to Section 7.1(c)(ii) or (B) by either the Company or Parent pursuant to Section 7.1(b)(iii) if the Board of Directors of the Company or any duly authorized committee thereof shall have made an Adverse Recommendation Change (in each case so long as Parent, Parent Bank, Merger Sub 1 or Merger Sub 2 was not then in material breach of any of its representations, warranties or covenants in this Agreement);

then, in any such event under clause (i) or (ii) of this Section 7.3(a), the Company shall pay or cause to be paid the Company Termination Fee to Parent or its designee by wire transfer of same-day funds in accordance with the wire instructions designated by Parent for such payment (x) in the case of Section 7.3(a)(ii), within two business days after such termination or (y) in the case of Section 7.3(a)(i), within two business days after the consummation of the Takeover Proposal referred to therein; it being understood that in no event shall the Company be required to pay or cause to be paid the Company Termination Fee on more than one occasion.

As used herein, “Company Termination Fee” shall mean a cash amount equal to $75,000,000.

(b) Subject in all respects to Parent’s injunction, specific performance and equitable relief rights and related rights set forth in Section 8.8 hereof, in the event the Company Termination Fee is paid to Parent in circumstances for which such fee is payable pursuant to Section 7.3(a), payment of the Company Termination Fee shall be the sole and exclusive monetary damages remedy of the Parent, Parent Bank, Merger Sub 1, Merger Sub 2 or any of their respective former, current or future general or limited partners, stockholders, members, financing sources, managers, directors, officers or Affiliates against the Company and its Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates (collectively, “Company Related Parties”) for any loss suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions. While Parent may pursue both a grant of specific performance in accordance with Section 8.8 and the payment of the Company Termination Fee under Section 7.3, under no circumstances shall Parent be permitted or entitled to receive both a grant of specific performance that results in a Closing and any money damages, including all or any portion of the Company Termination Fee, as applicable.

(c) Each party acknowledges that the agreements contained in this Section 7.3 are an integral part of the Transactions, and that, without these agreements, no party would have entered into this Agreement. Accordingly, if the Company fails to pay timely any amount due pursuant to this Section 7.3 and, in order to obtain such payment, Parent commences an Action which results in a judgment against the Company for the amount payable to Parent pursuant to this Section 7.3, the Company shall pay to Parent reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees and expenses) in connection with such Action, together with interest on the amount so payable at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

ARTICLE VIII

Miscellaneous

8.1 No Survival of Representations and Warranties. None of the representations or warranties in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement contained in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement that by its terms applies in whole or in part after the Effective Time.

8.2 Amendment or Supplement. Subject to compliance with applicable Law, at any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects by written agreement of the parties hereto; provided, however, that (i) following receipt of the Company Stockholder Approval, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of the Company and (ii) following receipt of the Requisite Member Approval, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the Members, in each case, without such approval.

8.3 Extension of Time, Waiver, Etc. At any time prior to the Effective Time, Parent and the Company may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other party or (c) waive compliance by the other party with any of the agreements contained herein applicable to such party or, except as otherwise provided herein, waive any of such party’s conditions (it being understood that (i) Parent, Parent Bank, Merger Sub 1 and Merger Sub 2 shall be deemed a single party for purposes of the foregoing proviso and (ii) the Company and Holdings shall be deemed a single party for purposes of the foregoing); provided, however, that (x) following receipt of the Company Stockholder Approval, there shall be no waiver or extension of this Agreement that would require further approval of the stockholders of the Company or (y) following receipt of the Requisite Member Approval, there shall be no waiver or extension of this Agreement that would require further approval of the Members. Notwithstanding the foregoing, no failure or delay by the Company, Holdings, Parent, Parent Bank, Merger Sub 1 or Merger Sub 2 in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

8.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other parties hereto (such consent not to be unreasonably withheld, delayed or conditioned); provided that, subject to Section 5.11(f), the Parent Entities may assign any of their rights, or delegate any of their obligations hereunder to any of their Affiliates. No assignment by any party, including any assignment permitted pursuant to the proviso in the foregoing sentence, shall relieve such party of any of its obligations hereunder. Subject to the immediately preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.4 shall be null and void.

8.5 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

8.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the Company Disclosure Letter, together with the Confidentiality Agreement, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof. This Agreement is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies hereunder, except for (i) if the Effective Time occurs, the right of the Company’s stockholders and Holdings’ Members to receive the Merger Consideration as provided in Section 2.1; (ii) if the Effective Time occurs, the right of the holders of Equity-Based Awards to receive such amounts as provided for in Article II; (iii) if the Effective Time occurs, the rights of the Indemnitees set forth in Section 5.6; and (iv) the rights of the Company Related Parties set forth in Section 7.3(b), which are intended for the benefit of the Persons and shall be enforceable by the Persons referred to in clauses (i) through (iv) above.

8.7 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of Laws principles.

(b) All Actions arising out of or relating to this Agreement or the Transactions shall be heard and determined in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any Action, any state or federal court within the State of Delaware). The parties hereto hereby irrevocably (i) submit to the exclusive jurisdiction and venue of such courts in any such Action, (ii) waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action, (iii) agree to not attempt to deny or defeat such jurisdiction by motion or otherwise request for leave from any such court and (iv) agree to not bring any Action arising out of or relating to this Agreement or the Transactions in any court other than the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any Action, any state or federal court within the State of Delaware), except for Actions brought to enforce the judgment of any such court. The consents to jurisdiction and venue set forth in this Section 8.7(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 8.10 of this Agreement. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

8.8 Specific Enforcement. The parties hereto agree that irreparable damage for which monetary relief (including any fees payable pursuant to Section 7.3), even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate this Agreement and the Transactions. Subject to the following sentence, the parties acknowledge and agree that (a) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 8.7(b) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific enforcement is an integral part of the Transactions and without that right the parties would not have entered into this Agreement. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.8 shall not be required to provide any bond or other security in connection with any such order or injunction. If, prior to the Outside Date, any party hereto brings any action, in each case, in accordance with Section 8.8, to enforce specifically the performance of the terms and provisions hereof by any other party, the Outside Date shall automatically be extended (x) for the period during which such action is pending, plus 20 business days or (y) by such other time period established by the court presiding over such action, as the case may be.

8.9 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.9.

8.10 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, emailed (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent, Parent Bank, Merger Sub 1 or Merger Sub 2, to it at:

200 West Street

New York, NY 10282

Attention:	Tom Riggs
Lisa Coar
Email:	tom.riggs@gs.com
lisa.coar@gs.com

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention:	Brian E. Hamilton
C. Andrew Gerlach
Email:	hamiltonb@sullcrom.com
gerlacha@sullcrom.com

If to the Company or Holdings, to it at:

GreenSky, Inc.

5565 Glenridge Connector, Suite 700

Atlanta, Georgia 30342

Attention:	Steven E. Fox
Email:	steven.fox@greensky.com

with copies (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attention:	Damien R. Zoubek
Robert I. Townsend III
Daniel J. Cerqueira
Email:	dzoubek@cravath.com
rtownsend@cravath.com
dcerqueira@cravath.com

and to:

Troutman Sanders LLP

600 Peachtree Street, Suite 3000

Atlanta, Georgia 30308

Attention:	Brinkley Dickerson
Paul Fancher
Email:	brinkley.dickerson@troutman.com
paul.fancher@troutman.com

or such other address or email address as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

8.11 Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law.

8.12 Definitions. (a) As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Bank Partners” means the financial institutions that participate in the Program in order to originate consumer loans for customers of Merchants.

“business day” means a day except a Saturday, a Sunday or other day on which the SEC, banks in the City of New York, the Secretary of State of Delaware or the Secretary of State of Georgia are authorized or required by Law to be closed.

“CFPB Consent Order” means the Consent Order issued by the Consumer Financial Protection Bureau on July 12, 2021 (File No. 2021-CFPB-0004) with respect to GreenSky, LLC and its subsidiaries, successors and assigns.

“Code” means the Internal Revenue Code of 1986.

“Commonly Controlled Entity” means any person or entity (whether or not incorporated) that, together with the Company or any of its Subsidiaries, is treated as a “single employer” within the meaning of Section 414 of the Code.

“Company Charter Documents” means the Company’s Charter and bylaws, each as amended to the date of this Agreement.

“Company Lease” means any lease, sublease, sub-sublease, license and other agreement under which the Company or any of its Subsidiaries leases, subleases, sub-subleases, licenses, uses or occupies (in each case whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement), or has the right to use or occupy, now or in the future, any real property.

“Company Plan” means each plan, program, policy, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, covering current or former directors, employees or individual consultants of the Company or any of its Subsidiaries, including (i) an employee welfare plan within the meaning of Section 3(1) of ERISA (whether or not subject to ERISA), (ii) an employee pension benefit plan within the meaning of Section 3(2) of ERISA, other than any plan which is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (iii) a stock option, stock purchase or other equity or equity-based agreement, program or plan, (iv) an individual employment, consulting, change-in-control, severance, retention or other similar agreement or (v) a bonus, incentive, deferred compensation, profit-sharing, retirement, post-retirement, vacation, severance or termination pay, benefit or fringe benefit plan, program, policy, agreement or other arrangement, in each case, that is sponsored, maintained or contributed to by the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries is obligated to sponsor, maintain or contribute to, other than any plan, program, policy, agreement or arrangement mandated by applicable Law.

“Company Software” means all Software owned, sold and offered for sale or otherwise distributed or made available by the Company or any of its Subsidiaries.

“Consumer Protection Laws” means, collectively, the Consumer Financial Protection Act of 2010, Public Law 111-203, enacted as Title X of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; the enumerated consumer laws set forth in 12 U.S.C. Section 5481(12) (including, for the avoidance of doubt, the USA PATRIOT Act of 2001 and the Telephone Consumer Protection Act of 1991); the identity theft red flags provisions of the Fair Credit Reporting Act set forth in 15 U.S.C. Section 1681m(e); Section 5 of the Federal Trade Commission Act set forth in 15 U.S.C. Section 45; all state and local consumer protection and unfair or deceptive trade practices Laws, and all other Laws that apply to the Company and its Subsidiaries that have the intent or effect to protect their respective consumer customers against the acts, errors or omissions of Company and its Subsidiaries, and all licensing requirements, regulations, guidelines, policies, and guidance implementing the aforementioned Laws.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof.

“COVID-19 Measures” means any quarantine, ‘shelter in place,’ ‘stay at home,’ workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any Governmental Authority, in each case, in connection with or in response to COVID-19.

“Credit Facility” means, collectively, (i) the term loan and revolving loan facilities under the Credit Agreement, dated as of August 25, 2017, among Holdings, as borrower, the other loan parties party thereto, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent, as amended by Amendment No. 1 thereto, dated as of March 29, 2018, Amendment No. 2 thereto, dated as of June 10, 2020, and as further amended, supplemented or otherwise modified from time to time and (ii) the ISDA 2002 Master Agreement, dated as of July 11, 2019, as amended, supplemented or otherwise modified from time to time, between JPMorgan Chase Bank, National Association and Holdings, related to the loan facilities referred to in clause (i) of this definition.

“Encumbrance” means any mortgage, deed of trust, lease, license, condition, covenant, restriction, hypothecation, option to purchase or lease or otherwise acquire any interest, right of first refusal or offer, conditional sale or other title retention agreement, adverse claim of ownership or use, easement, encroachment, right-of-way or other title defect, third-party right or encumbrance of any kind or nature.

“Equity Plans” means the Company 2018 Omnibus Incentive Compensation Plan and the Holdings Equity Incentive Plan, each as may be amended from time to time.

“Equity-Based Awards” means, collectively, Company Stock Options, Company Restricted Shares and Restricted Units.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Agreement” means that certain Exchange Agreement dated May 23, 2018 by and among Holdings, the Company and the Members from time to time party thereto.

“Exchange Documents” means the Holdings Operating Agreement, the Tax Receivable Agreement and the Exchange Agreement.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” means any government, court, regulatory or administrative agency, commission or authority or other legislative, executive or judicial governmental entity (in each case including any self-regulatory organization), whether federal, state or local, domestic, foreign or multinational.

“Holdings Operating Agreement” means the Second Amended and Restated Operating Agreement of Holdings dated May 23, 2018, as it may be amended or restated from time to time.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Indebtedness” means all (a) indebtedness created, issued or incurred by the Company or any of its Subsidiaries for borrowed money (whether by loan or the issuance and sale of debt securities evidenced by notes, debentures or similar instruments), (b) obligations of the Company or any of its Subsidiaries to pay the deferred purchase or acquisition price for any property of such person, including earn-outs (other than trade payables in the ordinary course of business), (c) obligations of the Company or any of its Subsidiaries in respect of interest rate, currency or other swaps, hedges or similar derivative arrangements, (d) obligations of the Company or any of its Subsidiaries in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of the Company or any of its Subsidiaries, (e) obligations of the Company or any of its Subsidiaries to pay rent or other amounts under leases (or other agreement conveying the right to use) to the extent such obligations are required to be classified and accounted for as capital leases in accordance with GAAP, and (f) indebtedness of others as described in clauses (a) through (e) above in any manner guaranteed by the Company or any of its Subsidiaries.

“Intellectual Property” means all rights in and to any and all intellectual property or proprietary rights in any and all jurisdictions, including (a) any patent (including all reissues, divisions, renewals, revisions, substitutes, re-examinations, provisionals, continuations, continuations-in-part and extensions thereof), patent application or invention; (b) any trademark, servicemark, trade name, trade dress, design, business name, brand name, or other indicia of origin, together with the goodwill associated with any of the foregoing, and any application, registration and renewal thereof; (c) any works of authorship, Software, data, database rights, copyrights, copyright applications and registration thereof; (d) any internet domain name; and (e) any trade secret, confidential know-how, or other confidential and proprietary information.

“Intended Tax Treatment” has the meaning set forth in the Recitals.

“IRS” means the Internal Revenue Service.

“IT Assets” means computer and other information technology systems, including hardware, Software, computer systems, databases and documentation, reference and resource materials relating thereto.

“Knowledge” means (i) with respect to the Company, the actual knowledge of the individuals listed on Section 8.12(a) of the Company Disclosure Letter and (ii) with respect to Parent, the actual knowledge of the individuals listed on Section 8.12(b) of the Company Disclosure Letter.

“Lien” means any pledge, lien, charge, Encumbrance or security interest of any kind or nature.

“Material Adverse Effect” means any effect, change, event, circumstance, condition, development or occurrence that has a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following, and no effect, change, event, circumstance, condition, development or occurrence arising out of, or resulting from, the following, shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred, is continuing or would reasonably be expected to occur: any effect, change, event, circumstance, condition, development or occurrence (A) generally affecting (1) the industry in which the Company and its Subsidiaries operate or (2) the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates, monetary policy or inflation, or (B) to the extent arising out of, resulting from or attributable to (1) changes in Law or in GAAP or in accounting standards, or any changes in the interpretation or enforcement of any of the foregoing, or any changes in general legal, regulatory, political or social conditions, (2) the negotiation, execution, announcement or performance of this Agreement or the consummation of the Transactions (other than for purposes of any representation or warranty contained in Sections 3.3(d), 3.3(h) and 3.5), including the impact thereof on relationships, contractual or otherwise, with Bank Partners, other funding sources or purchasers of receivables related to, or economic participations in, loans originated by Bank Partners through the Program, Merchants, sponsors of Merchants, consumers, suppliers, distributors, partners, employees or regulators, or any litigation arising from allegations of breach of fiduciary duty or violation of Law relating to this Agreement or the Transactions, (3) acts of war (whether or not declared), military activity, sabotage, civil disobedience or terrorism, or any escalation or worsening of any such acts of war

(whether or not declared), military activity, sabotage, civil disobedience or terrorism, (4) earthquakes, fires, floods, hurricanes, tornados or other natural disasters, casualty events, force majeure events or other comparable events, (5) any action taken by the Company or its Subsidiaries that is expressly required by this Agreement or with Parent’s written consent or at Parent’s written request, or the failure to take any action by the Company or its Subsidiaries if that action is prohibited by this Agreement, (6) any change in the Company’s credit ratings, (7) any decline in the market price, or change in trading volume, of the shares of the Company, (8) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (6), (7) and (8) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein (if not otherwise falling within any of the exceptions provided by clause (A) and clauses (B)(1) through (8) hereof) is a Material Adverse Effect), (9) any changes with respect to relationships, contractual or otherwise, with Bank Partners or (10) any epidemic, pandemic or disease outbreak (including COVID-19) or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations thereof by any Governmental Authority following the date of this Agreement; provided further, however, that any effect, change, event or occurrence referred to in clause (A) or clauses (B)(3), (4) or (10) may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect to the extent such effect, change, event or occurrence has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and its Subsidiaries operate (in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect).

“Merchants” mean the manufacturers, dealers, merchants, providers, distributors, retailers, contractors or installers of goods or services that participate in the Program.

“Merger Consideration Value” means the product obtained by multiplying (i) the Exchange Ratio by (ii) the Parent Closing Price.

“Open Source Software” means any computer software program whose source code is published or made available as “open source software,” “free software,” “copyleft,” or any similar licensing or distribution model, including under a license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation).

“Owned Company Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Parent Closing Price” means the closing price on the NYSE, as reported on the consolidated tape at the close of the NYSE regular session of trading, for a share of Parent Common Stock on the last trading day immediately preceding the Closing Date.

“Parent Material Adverse Effect” means any effect, change, event, circumstance, condition, development or occurrence that has a material adverse effect on the business, results of operations or financial condition of Parent and its Subsidiaries taken as a whole; provided, however, that none of the following, and no effect, change, event, circumstance, condition, development or occurrence arising out of, or resulting from, the following, shall constitute or be taken into account in determining whether a Parent Material Adverse Effect has occurred, is continuing or would reasonably be expected to occur: any effect, change, event, circumstance, condition, development or occurrence (A) generally affecting (1) the industries in which Parent and its Subsidiaries operate or (2) the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates, monetary policy or inflation, or (B) to the extent arising out of, resulting from or attributable to (1) changes in Law or in GAAP or in accounting standards, or any changes in the interpretation or enforcement of any of the foregoing, or any changes in general legal, regulatory, political or social conditions, (2) the negotiation, execution, announcement or performance of this Agreement or the consummation of the Transactions (other than for purposes of any representation or warranty contained in Sections 4.3(b) and 4.4), including the impact thereof on relationships, contractual or otherwise, with consumers, suppliers, distributors, partners, employees or regulators, or any litigation arising from allegations of breach of fiduciary duty or violation of Law relating to this Agreement or the Transactions, (3) acts of war (whether or not declared), military activity, sabotage, civil disobedience or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), military activity, sabotage, civil disobedience or terrorism, (4) earthquakes, fires, floods, hurricanes, tornados or other natural disasters, casualty events, force majeure events or other comparable events, (5) any action taken by Parent or its Subsidiaries that is expressly required by this Agreement or with the Company’s written consent or at the Company’s written request, or the failure to take any action by Parent or its Subsidiaries if that action is prohibited by this Agreement, (6) any change in Parent’s credit ratings, (7) any decline in the market price, or change in trading volume, of the shares of Parent, (8) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (6), (7) and (8) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein (if not otherwise falling within any of the exceptions provided by clause (A) and clauses (B)(1) through (8) hereof) is a Parent Material Adverse Effect) or (9) any epidemic, pandemic or disease outbreak (including COVID-19) or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations thereof by any Governmental Authority following the date of this Agreement; provided further, however, that any effect, change, event or occurrence referred to in clause (A) or clauses (B)(3), (4) or (9) may be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect to the extent such effect, change, event or occurrence has a disproportionate adverse effect on Parent and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which Parent and its Subsidiaries operate (in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect).

“Permitted Encumbrances” means (i) easements, rights-of-way, encroachments, restrictions, conditions and other similar Encumbrances incurred or suffered in the ordinary course of business and which, individually or in the aggregate, do not and would not reasonably be expected to materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, (ii) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over such real property and (iii) Permitted Liens.

“Permitted Liens” means (i) statutory Liens for Taxes not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings, (ii) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or which arise in the ordinary course of business, (iii) pledges or deposits under workmen’s compensation Laws, unemployment insurance Laws or similar legislation, or good faith deposits in connection with bids, tenders, Contracts (other than for the payment of Indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business, (iv) licenses granted to third parties in the ordinary course of business, (v) Liens discharged at or prior to the Effective Time, (vi) Liens in favor of Bank Partners to confirm ownership of originated receivables, (vii) Liens in favor of purchasers of loans originated by Bank Partners through the Program, or of receivables related to, or economic participations in, loans originated by Bank Partners through the Program to confirm ownership of such loans, receivables or economic participations and related rights, (viii) Liens arising under the Credit Facility or the Warehouse Facility, and (ix) such other Liens, Encumbrances or imperfections that do not materially detract from the value of or materially impair the existing use of the asset or property affected by such Lien, Encumbrance or imperfection.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority.

“Personal Information” means any data or information in any media that identifies or could reasonably be used to identify a particular individual and any other data or information that constitutes personal data or personal information under any applicable Law, including an individual’s combined first and last name, home address, telephone number, fax number, email address, Social Security number or other Governmental Authority-issued identifier (including state identification number, driver’s license number, or passport number), precise geolocation information of an individual or device, biometric data, medical or health information, and credit card or other financial information (including bank account information).

“PPP Loans” means any loans made to the Company, Holdings or any of their Affiliates under the U.S. Paycheck Protection Program pursuant to the CARES Act, and all references to the PPP Loans shall include all amounts owed to the lender related thereto, including principal, interest, costs, fees and expenses.

“Program” is the consumer lending program administered by the Company and its Subsidiaries, on behalf of and at the direction, and under the control, of Bank Partners, pursuant to which such Bank Partners make consumer loans to customers of Merchants to finance their purchases of goods or services from such Merchants.

“Registered Company Intellectual Property” means all patents, patent applications, registered copyrights, applications to register copyrights, registered marks (including trademarks, service marks, and trade dress, to the extent registered), applications to register marks and material registered domain names that are owned by the Company or any of its Subsidiaries.

“Representatives” means, with respect to any Person, its officers, directors, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, other advisors, Affiliates and other representatives.

“Software” means any computer program, application, middleware, firmware, microcode and other software, including operating systems, software implementations of algorithms, models and methodologies, in each case, whether in source code, object code or other form or format, including libraries, subroutines and other components thereof, and all documentation relating thereto.

“Subsidiary”, when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity (including any predecessor thereof) (i) of which securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person or (ii) of which such Person or one of its Subsidiaries is a general partner or manager.

“Tax Receivable Agreement” means that certain Tax Receivable Agreement dated May 23, 2018 by and among the Company, Holdings, GreenSky, LLC and the beneficiaries party thereto, as may be amended from time to time.

“Tax Returns” mean any reports, returns, information returns, filings, claims for refund or other information filed or required to be filed with a Governmental Authority in connection with Taxes, including any schedules or attachments thereto, and any amendments to any of the foregoing.

“Taxes” means all taxes, imposts, levies or other like assessments or charges, in each case in the nature of a tax, including income, gross receipts, corporation, value-added, net worth, capital gains, documentary, recapture, alternative or add-on minimum, recording exercise, real property, personal property, sales, use, transfer, withholding, social security, business license, payroll, profits, stamp, occupation, customs duties, franchise, and estimated taxes, imposed by a Governmental Authority, together with all interest, penalties and additions imposed with respect to such amounts.

“TRA Amendment” means that certain amendment to the Tax Receivable Agreement that has been delivered to Parent.

“Transactions” means, collectively, the transactions contemplated by this Agreement, including the Mergers.

“Warehouse Facility” means (i) the asset-backed revolving loan facility under the Warehouse Credit Agreement, dated as of May 11, 2020, among Warehouse SPV, as borrower, the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent, as amended by Amendment No. 1 thereto, dated as of July 24, 2020, Amendment No. 2 thereto, dated as of December 1, 2020, Amendment No. 3 thereto, dated as of December 18, 2020, and as further amended, supplemented or otherwise modified from time to time, and (ii) the ISDA Master Agreement, dated as of January 21, 2021, as amended, supplemented or otherwise modified from time to time, between JPMorgan Chase Bank, National Association and Warehouse SPV, related to the loan facility referred to in clause (ii) of this definition.

“Warehouse SPV” means GS Investment I, LLC.

The following terms are defined in the section of this Agreement set forth after such term below:

Terms Not Defined in this Section 8.12	Section

$8.16(a)
Acceptable Confidentiality Agreement	5.2(g)
Action	3.9
Adverse Recommendation Change	5.2(d)
Agreement	Preamble
Announcement	5.4
Anti-Money Laundering Laws	3.10(c)
Antitrust Laws	5.3(d)
Balance Sheet Date	3.6(c)
Bankruptcy and Equity Exception	3.3(a)
Book-Entry Share	2.1(a)(iii)
Capitalization Date	3.2(a)
CARES Act	3.27
Certificate of Company Merger	1.3(a)(i)
Certificate of Holdings Merger	1.3(a)(ii)
Charter	Recitals
Closed Period	5.11(a)
Closing	1.2
Closing Date	1.2
Common Units	Recitals
Company	Preamble
Company Board Recommendation	Recitals
Company Class A Common Stock	Recitals
Company Class B Common Stock	Recitals
Company Common Stock	Recitals
Company Disclosure Letter	Article III
Company Employees	3.13(b)
Company Merger	Recitals
Company Merger Effective Time	1.3(a)(i)
Company Preferred Shares	3.2(a)
Company Related Parties	7.3(b)
Company Restricted Share	2.3(b)
Company SEC Documents	3.6(a)

Terms Not Defined in this Section 8.12	Section
Company Securities	3.2(b)
Company Stock Option	2.3(a)
Company Stockholder Approval	3.3(c)
Company Stockholders’ Meeting	5.10(b)
Company Termination Fee	7.3(a)
Company 401(k) Plan	5.7(f)
Confidentiality Agreement	5.5
Consenting Members	Recitals
Continuing Employee	5.7(a)
Contract	3.3(d)
Conversion and Onboarding	5.13(a)
DGCL	Recitals
DLLCA	Recitals
DOJ	5.3(e)
dollars	8.16(a)
DTC	2.2(b)(iii)
Effective Time	1.3(a)(ii)
Environmental Laws	3.14
Exchange Act	3.5
Exchange Agent	2.2(a)
Exchange Agent Agreement	2.2(a)
Exchange Fund	2.2(a)
Exchange Ratio	2.1(a)(iii)
FCPA	3.10(b)
Filed SEC Documents	Article III
Founder	Recitals
FTC	5.3(e)
GLLCA	Recitals
Holdback Agreement	Recitals
Holdback Shares	2.7
Holdings	Preamble
Holdings Merger	Recitals
Holdings Merger Effective Time	1.3(a)(ii)
Holdings Securities	3.2(e)
Indemnitee	5.6(a)
Indemnitees	5.6(a)
Intervening Event	5.2(j)
Judgment	3.9
Laws	3.10
Malicious Code	3.16(b)
Material Contract	3.19(a)
Materially Burdensome Regulatory Condition	5.3(g)
Member	Recitals
Members’ Consent	Recitals
Merger Consideration	2.1(a)(iii)
Merger Sub 1	Recitals
Merger Sub 2	Recitals
Mergers	Recitals
NASDAQ	3.5
NYSE	3.5
Outside Date	7.1(b)(i)

Terms Not Defined in this Section 8.12	Section
Parent	Preamble
Parent Bank	Preamble
Parent Common Stock	Recitals
Parent Entities	Preamble
Parent Equity Awards	4.2(a)
Parent Filed SEC Documents	Article IV
Parent Nonvoting Common Stock	4.2(a)
Parent Preferred Stock	4.2(a)
Parent Restricted Shares	2.3(c)
Parent RSUs	4.2(a)
Parent SEC Documents	4.5(a)
Parent Securities	4.2(b)
Parent SIP	4.2(a)
Parent 401(k) Plans	5.7(f)
Partnership Subsidiaries	3.11(o)
Permits	3.10(a)
Premium Cap	5.6(b)
Privacy Obligations	3.16(a)
Proxy Statement	5.10(a)
Registration Statement	5.10(a)
Required Equityholder Approvals	3.3(g)
Required Regulatory Approvals	5.3(c)
Requisite Member Approval	3.3(g)
Restraints	6.1(a)
Restricted Unit	2.3(d)
SEC	3.5
Secretary of State of Delaware	1.3(a)(i)
Secretary of State of Georgia	1.3(a)(ii)
Section 409A	2.4
Securities Act	2.3(f)
Share Certificate	2.1(a)(iii)
Standby Facility Commitment Letter	Recitals
Steering Committee	5.13(a)
Stub Period	5.11(a)
Superior Proposal	5.2(i)
Surviving LLC 1	1.1(a)
Surviving LLC 2	1.1(b)
Takeover Law	3.17(b)
Takeover Proposal	5.2(h)
Voting Agreement	Recitals

8.13 Fees and Expenses. Whether or not the Transactions are consummated, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring or required to incur such fees or expenses, except as otherwise expressly set forth in this Agreement.

8.14 Performance Guaranty. Parent Bank hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations, covenants, terms, conditions and undertakings of Merger Sub 1 and Merger Sub 2 under this Agreement in accordance with the terms hereof, including any such obligations, covenants, terms, conditions and undertakings that are required to be performed, discharged or complied with following the Effective Time by Surviving LLC 1 and Surviving LLC 2.

8.15 Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(c)) of a Governmental Authority by any party to this Agreement to the extent prohibited by applicable Law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

8.16 Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “made available to Parent” and words of similar import refer to documents (A) posted to the datasite hosted by Intralinks, Inc. by or on behalf of the Company or (B) delivered in person or electronically to Parent or its respective Representatives. The words “ordinary course of business” or “consistent with past practice”, when used in this Agreement, shall be deemed to include actions taken in good faith by the Company or a Subsidiary of the Company in response to COVID-19 or COVID-19 Measures, taking into account actions taken by other similarly situated companies in response thereto. All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP. The term “beneficial ownership” has the meaning ascribed to such term Rule 13d-3 of the Exchange Act, and the terms “beneficially own”, “beneficially owned” and “beneficial owner” each have a correlative meaning. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The occurrence of any effect, change, event, circumstance, condition, development or occurrence set forth in clause (B)(2) of the definition of Material Adverse Effect shall not be deemed to constitute the operation of the business of the Company and its Subsidiaries outside the ordinary course. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States. References to a Person are also to its permitted assigns and successors.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

THE GOLDMAN SACHS GROUP, INC.,

by
/s/ Russ Hutchinson
	Name:	Russ Hutchinson
	Title:	Chief Strategy Officer

GOLDMAN SACHS BANK USA,

by
/s/ Elizabeth Hammack
	Name:	Elizabeth Hammack
	Title:	Chief Executive Officer

GREENSKY, INC.,

by
/s/ David Zalik
	Name:	David Zalik
	Title:	Chief Executive Officer

GREENSKY HOLDINGS, LLC,

by
/s/ David Zalik
	Name:	David Zalik
	Title:	Chief Executive Officer

Annex B

September 14, 2021

The Board of Directors

GreenSky, Inc.

5565 Glenridge Connector, Suite 700

Atlanta, Georgia 30342

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Class A common stock, par value $0.01 per share (the “Company Class A Common Stock”), of GreenSky, Inc. (the “Company”) of the Exchange Ratio (as defined below) in the proposed merger of the Company with a wholly-owned subsidiary of Acquiror Bank (as defined below). Pursuant to the Agreement and Plan of Merger (the “Agreement”) among the Company, GreenSky Holdings, LLC, a subsidiary of the Company (“Holdings” and, together with the Company, the “Company Parties”), The Goldman Sachs Group, Inc. (the “Acquiror”) and Goldman Sachs Bank USA, a wholly-owned subsidiary of the Acquiror (“Acquiror Bank” and, together with the Acquiror, the “Acquiror Parties”), the Company will merge (the “Company Merger”) with and into a wholly-owned subsidiary of Acquiror Bank (“Merger Sub 1”), with Merger Sub 1 surviving the Company Merger as a wholly-owned subsidiary of Acquiror Bank, and (i) each outstanding share of Company Class A Common Stock (other than shares of Company Class A Common Stock (A) held in treasury or (B) held by Acquiror, Acquiror Bank, Merger Sub 1 or Merger Sub 2 (as defined below), in each case of clause (B), not held on behalf of third parties (including in a fiduciary, custodial, nominee or similar capacity)) will be converted into the right to receive 0.03 shares (the “Exchange Ratio”) of the Acquiror’s common stock, par value $0.01 per share (the “Acquiror Common Stock”), and (ii) each outstanding share of Class B common stock, par value $0.001 per share, of the Company will be automatically deemed transferred to the Company and will be cancelled for no consideration. The Agreement further provides that another wholly-owned subsidiary of Acquiror Bank (“Merger Sub 2”) will merge (the “Holdings Merger”) with and into Holdings, with Holdings surviving as a subsidiary of Acquiror Bank and Merger Sub 1, and each outstanding common unit of Holdings (the “Common Units”) (other than Common Units that are owned by the Company) will be converted into the right to receive a number of shares of the Acquiror Common Stock equal to the Exchange Ratio. The Company Merger and the Holdings Merger, together and not separately, are referred to herein as the “Transaction.” We also understand that, in connection with the Transaction, the Tax Receivable Agreement (as defined in the Agreement) will be amended as set forth in the TRA Amendment (as defined in the Agreement).

In connection with preparing our opinion, we have (i) reviewed a draft dated September 14, 2021 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Class A Common Stock and the Acquiror Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company and the Acquiror Parties with respect to certain aspects of the Transaction, and the past and current business operations of the Company and the Acquiror Parties, the financial condition and future prospects and operations of the Company and the Acquiror Parties, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Acquiror Parties or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or any of the Acquiror Parties under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Company Merger will qualify as a tax-free reorganization for United States federal income tax purposes, and will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company Parties and the Acquiror in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the holders of the Company Class A Common Stock of the Exchange Ratio in the proposed Company Merger and we express no opinion as to the fairness of any consideration to be paid in connection with the Transaction or the other transactions contemplated by the Agreement to the holders of any other class of securities, creditors or other constituencies of the Company or Holdings (including the holders of Common Units), or as to the underlying decision by the Company to engage in the Transaction. We also do not express an opinion as to the allocation of the aggregate consideration among the various classes of shares of capital stock or other equity interests of the Company and Holdings or as to the terms of the TRA Amendment, the Holdback Agreement, the Voting Agreement (each as defined in the Agreement) or any other document or arrangement being entered into in connection with the Transaction and the other transactions contemplated by the Agreement or any governance or other rights contained in any of them (and we have not taken any such terms or rights into account in our analysis), and our opinion does not take into account the individual circumstances of any holders with respect to control, governance or other rights which may distinguish such holders from other holders. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Exchange Ratio applicable to the holders of the Company Class A Common Stock in the Company Merger or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Class A Common Stock or the Acquiror Common Stock will trade at any future time.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company, for which we and such affiliates have received customary compensation, and neither we nor our affiliates have had any material commercial or investment banking relationships with the Acquiror. Such services during such period have included acting as sole lead arranger and sole lead bookrunner for the Company’s revolving credit facility and term loan B closed in August 2017 that was amended and closed in June 2020. In addition, our commercial banking affiliate is an agent

B-2

bank and a lender under outstanding credit facilities of the Company, including acting as (i) sole administrative agent for the Company on an ABS warehouse facility that closed in March 2020 and was amended in December 2020, and (ii) administrative agent for the Company on a revolving credit facility and term loan that closed in August 2017 and was amended and closed in June 2020, for which it receives customary compensation or other financial benefits. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and the Acquiror. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or the Acquiror for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio in the proposed Company Merger is fair, from a financial point of view, to the holders of Company Class A Common Stock.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

/s/ J.P. MORGAN SECURITIES LLC

J.P. MORGAN SECURITIES LLC

B-3

Annex C

September 14, 2021

Special Committee of the Board of Directors

GreenSky, Inc.

5565 Glenridge Connector, Suite 700

Atlanta, GA 30342

Members of the Special Committee:

GreenSky, Inc. (the “Company”), GreenSky Holdings, LLC, a subsidiary of the Company (“Holdings”), The Goldman Sachs Group, Inc. (“Parent”) and Goldman Sachs Bank USA, a wholly-owned subsidiary of Parent (“Parent Bank”), are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which the Company will merge with and into a new, wholly-owned subsidiary of Parent Bank (“Merger Sub”) with Merger Sub surviving as a wholly-owned subsidiary of Parent Bank (the “Merger”). As set forth in the Agreement, at the Company Merger Effective Time, each share of Class A common stock, $0.01 par value per share, of the Company (“Company Class A Common Stock”) issued and outstanding immediately prior to the Company Merger Effective Time, except for certain shares of Company Class A Common Stock as specified in the Agreement, shall be converted into the right to receive 0.03 of a share of Common Stock, $0.01 par value per share, of Parent (“Parent Common Stock” and such consideration, the “Merger Consideration”). Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Company Class A Common Stock.

Piper Sandler & Co. (“Piper Sandler”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions, consumer lending and specialty finance companies and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated September 14, 2021; (ii) certain publicly available financial statements and other historical financial information of the Company that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Parent that we deemed relevant; (iv) certain internal financial projections for the Company for the years ending December 31, 2021 through December 31, 2023, as provided by the senior management of the Company, as well as certain long-term annual growth rates for the Company for the years ending December 31, 2024 and December 31, 2025 based on guidance from senior management of the Company; (v) publicly available mean analyst net income, earnings per share and dividends per share estimates for Parent for the years ending December 31, 2021 through December 31, 2023; (vi) the publicly reported historical price and trading activity for Company Class A Common Stock and Parent Common Stock, including a comparison of certain stock trading information for Company Class A Common Stock and Parent Common Stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded; (vii) a comparison of certain financial and market information for the Company and Parent with similar digital lending companies and financial institutions, respectively, for which information is publicly available; (viii) the financial terms of certain recent business combinations in the digital and consumer lending, mortgage and payments industry (on a nationwide basis), to the extent publicly available; (ix) the current market environment generally and the banking, consumer lending and specialty finance environment in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with the Special Committee of the Board of Directors and certain members of the senior management of the Company and its representatives the business, financial condition, results of operations and prospects of the

Company and participated in similar discussions with certain members of the senior management of Parent and its representatives regarding the business, financial condition, results of operations and prospects of Parent.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to or discussed with us by the Company, Parent or their respective representatives, or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have further relied on the assurances of the senior management of the Company that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any respect material to our analyses. We have not been asked to undertake, and have not undertaken, an independent verification of any such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of the Company or Parent, nor were we furnished with any such evaluations or appraisals. We render no opinion on, or evaluation of, the collectability of any assets or the future performance of any loans of the Company or Parent. We did not make an independent evaluation of the adequacy of the allowance for loan losses of the Company or Parent, or the combined entity after the Merger, and we have not reviewed any individual credit files relating to the Company or Parent. We have assumed, with your consent, that the respective allowances for loan losses for both the Company and Parent are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Piper Sandler used certain internal financial projections for the Company for the years ending December 31, 2021 through December 31, 2023, as provided by the senior management of the Company, as well as certain long-term annual growth rates for the Company for the years ending December 31, 2024 and December 31, 2025 based on guidance from senior management of the Company. In addition, Piper Sandler used publicly available mean analyst net income, earnings per share and dividends per share estimates for Parent for the years ending December 31, 2021 through December 31, 2023. With respect to the foregoing internal financial projections and long-term annual growth rates for the Company, the senior management of the Company confirmed to us that such information reflected the best currently available estimates and judgements of such senior management as to the future financial performance of the Company. With respect to the foregoing publicly available analyst estimates for Parent, Piper Sandler assumed, with your consent, that such analyst estimates were reasonable for purposes of our analyses. We express no opinion as to such information, or the assumptions on which such information is based. We have also assumed that there has been no material change in the Company’s or Parent’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analyses that the Company and Parent will remain as going concerns for all periods relevant to our analyses.

We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements required to effect the Merger, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, Parent, the Merger or any related transactions, and (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. We express no opinion as to any legal, accounting or tax matters relating to the Merger and the other transactions contemplated by the Agreement.

Our opinion is necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could

C-2

materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading value of Company Class A Common Stock or Parent Common Stock at any time or what the value of Parent Common Stock will be once it is actually received by the holders of Company Class A Common Stock.

We have acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with the Merger and will receive an advisory fee for our services, which fee is contingent upon consummation of the Merger. We also received a retainer fee, which retainer fee will be credited in full towards the advisory fee which will become payable to Piper Sandler upon consummation of the Merger. We will also receive a fee for rendering this opinion. The Special Committee of the Board of Directors has also agreed to cause the Company to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. Piper Sandler was not engaged to provide any other investment banking services to the Company in the two years preceding the date hereof, nor did Piper Sandler provide any investment banking services to Parent in the two years preceding the date hereof. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to the Company, Parent and their respective affiliates. We may also actively trade the equity and debt securities of the Company and Parent for our own account and for the accounts of our customers.

Our opinion is directed to the Special Committee of the Board of Directors of the Company in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any stockholder of the Company as to how any such stockholder should vote at any meeting of stockholders called to consider and vote upon the adoption of the Agreement and approval of the Merger. Our opinion is directed only as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Company Class A Common Stock and does not address the underlying business decision of the Company to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any officer, director or employee of the Company, or class of such persons, if any, relative to the amount of compensation to be received by any other stockholder. This opinion has been approved by Piper Sandler’s fairness opinion committee. This opinion may not be reproduced without Piper Sandler’s prior written consent; provided, however, Piper Sandler will provide its consent for the opinion to be included in any regulatory filings, including the Proxy Statement and the Registration Statement on Form S-4, to be filed with the SEC and mailed to stockholders in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of Company Class A Common Stock from a financial point of view.

Very truly yours,

/s/ Piper Sandler & Co.

C-3

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery GREENSKY, INC. of information. Vote by 11:59 p.m., Eastern Time, on December 9, 2021 for 5565 GLENRIDGE CONNECTOR shares held in a Plan. Have your proxy card in hand when you access the web SUITE 700 site and follow the instructions to obtain your records and to create an electronic ATLANTA, GA 30342 voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/GSKY2021SM You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m., Eastern Time, on December 9, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to GreenSky, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D61929-S34156 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY GREENSKY, INC. The Board of Directors recommends you vote FOR each of the following proposals: 1. Adopt the Agreement and Plan of Merger, dated as of September 14, 2021 (as amended or otherwise modified from time to time, the “merger agreement”), by and among The Goldman Sachs Group, Inc., a Delaware corporation (“GS Group”), Goldman Sachs Bank USA, a bank organized For Against Abstain under the laws of the State of New York (“GS Bank”), Glacier Merger Sub 1, LLC, a Delaware limited liability company and wholly owned subsidiary of GS Bank (“Merger Sub 1”), Glacier Merger Sub 2, LLC, a Georgia limited liability company and wholly owned subsidiary of GS Bank (“Merger Sub 2”), GreenSky, Inc., a Delaware corporation (“GreenSky”), and GreenSky Holdings, LLC, a Georgia limited liability company and subsidiary of GreenSky (“GreenSky Holdings”), and thereby approve the merger of (i) GreenSky with and into Merger Sub 1 (the “company merger”), with Merger Sub 1 surviving the company merger as a wholly owned subsidiary of GS Bank, and (ii) Merger Sub 2 with and into GreenSky Holdings (the “Holdings merger” and together with the company merger, the “mergers”), with GreenSky Holdings surviving the Holdings merger as a subsidiary of GS Bank and Merger Sub 1. 2. Approve, by advisory (nonbinding) vote, the compensation that may be paid or become payable to the named executive officers of GreenSky in connection with the consummation of the mergers. 3. Approve the adjournment of the Special Meeting of Stockholders from time to time, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of such adjournment to approve such proposal. If this proxy is properly executed, then the shares will be voted (i) either in the manner you indicated above or, if no direction is indicated, as recommended by the Board of Directors and (ii) in the discretion of the proxy holder on any other business that properly comes before the Special Meeting of Stockholders or any adjournment or postponement thereof. Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders: The proxy materials for GreenSky, Inc.’s Special Meeting of Stockholders are available on the Internet. To view these proxy materials, please visit www.proxyvote.com. D61930-S34156 GreenSky, Inc. SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON DECEMBER 10, 2021 AND AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS The stockholder(s) whose signature(s) appear(s) on the reverse side of this form hereby appoint(s) Gerald Benjamin and Steven Fox, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A Common Stock of GreenSky, Inc. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held virtually at 10:00 a.m., Eastern Time, on December 10, 2021, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted either in the manner you indicated on the reverse side of this form or, if no direction is indicated, as recommended by the Board of Directors. The Board of Directors recommends that GreenSky stockholders vote FOR each of the proposals described herein. If this proxy is properly executed, the proxy holder will be authorized to vote in their discretion on any other matters that may be properly presented for a vote at the Special Meeting of Stockholders or any adjournment or postponement thereof. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. CONTINUED AND TO BE SIGNED ON REVERSE SIDE

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery GREENSKY, INC. of information. Vote by 11:59 p.m., Eastern Time, on December 9, 2021 for 5565 GLENRIDGE CONNECTOR shares held in a Plan. Have your proxy card in hand when you access the web SUITE 700 site and follow the instructions to obtain your records and to create an electronic ATLANTA, GA 30342 voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/GSKY2021SM You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m., Eastern Time, on December 9, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to GreenSky, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D61931-S34156 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY GREENSKY, INC. The Board of Directors recommends you vote FOR each of the following proposals: 1. Adopt the Agreement and Plan of Merger, dated as of September 14, 2021 (as amended or otherwise modified from time to time, the “merger agreement”), by and among The Goldman Sachs Group, Inc., a Delaware corporation (“GS Group”), Goldman Sachs Bank USA, a bank organized For Against Abstain under the laws of the State of New York (“GS Bank”), Glacier Merger Sub 1, LLC, a Delaware limited liability company and wholly owned subsidiary of GS Bank (“Merger Sub 1”), Glacier Merger Sub 2, LLC, a Georgia limited liability company and wholly owned subsidiary of GS Bank (“Merger Sub 2”), GreenSky, Inc., a Delaware corporation (“GreenSky”), and GreenSky Holdings, LLC, a Georgia limited liability company and subsidiary of GreenSky (“GreenSky Holdings”), and thereby approve the merger of (i) GreenSky with and into Merger Sub 1 (the “company merger”), with Merger Sub 1 surviving the company merger as a wholly owned subsidiary of GS Bank, and (ii) Merger Sub 2 with and into GreenSky Holdings (the “Holdings merger” and together with the company merger, the “mergers”), with GreenSky Holdings surviving the Holdings merger as a subsidiary of GS Bank and Merger Sub 1. 2. Approve, by advisory (nonbinding) vote, the compensation that may be paid or become payable to the named executive officers of GreenSky in connection with the consummation of the mergers. 3. Approve the adjournment of the Special Meeting of Stockholders from time to time, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of such adjournment to approve such proposal. If this proxy is properly executed, then the shares will be voted (i) either in the manner you indicated above or, if no direction is indicated, as recommended by the Board of Directors and (ii) in the discretion of the proxy holder on any other business that properly comes before the Special Meeting of Stockholders or any adjournment or postponement thereof. Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders: The proxy materials for GreenSky, Inc.’s Special Meeting of Stockholders are available on the Internet. To view these proxy materials, please visit www.proxyvote.com. D61932-S34156 GreenSky, Inc. SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON DECEMBER 10, 2021 AND AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS The stockholder(s) whose signature(s) appear(s) on the reverse side of this form hereby appoint(s) Gerald Benjamin and Steven Fox, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class B Common Stock of GreenSky, Inc. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held virtually at 10:00 a.m., Eastern Time, on December 10, 2021, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted either in the manner you indicated on the reverse side of this form or, if no direction is indicated, as recommended by the Board of Directors. The Board of Directors recommends that GreenSky stockholders vote FOR each of the proposals described herein. If this proxy is properly executed, the proxy holder will be authorized to vote in their discretion on any other matters that may be properly presented for a vote at the Special Meeting of Stockholders or any adjournment or postponement thereof. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. CONTINUED AND TO BE SIGNED ON REVERSE SIDE